Prospectus	Filed Pursuant to Rule 424(B)(3)
Registration No. 333-152934

Nortek, Inc.

Offer to Exchange

$750,000,000 principal amount of our 10% Senior Secured Notes due 2013, which have been registered under the Securities Act, for any and all of our outstanding 10% Senior Secured Notes due 2013.

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, all of our 10% senior secured notes due 2013, or the “outstanding notes”, for our registered 10% senior secured notes due 2013, or the “exchange notes”. The exchange notes and the outstanding notes are hereinafter referred to collectively as the “notes”. We are also offering the subsidiary guarantees of the exchange notes, which are described in this prospectus. The terms of the exchange notes and the subsidiary guarantees of the exchange notes are identical to the terms of the outstanding notes and their subsidiary guarantees except that the exchange notes have been registered under the Securities Act of 1933, and therefore are freely transferable. The exchange notes will represent the same debt as the outstanding notes and will be issued under the same indenture as governs the outstanding notes. Interest on the notes will be payable on June 1 and December 1 of each year. The notes will mature on December 1, 2013.

The principal features of the exchange offer are as follows:

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on October 22, 2008, unless extended.

•	The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer. We will pay all expenses incurred by us in connection with the exchange offer and the issuance of the exchange notes.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities must deliver a prospectus in any resale of the exchange notes.

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the applicable indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

You should consider carefully the risk factors beginning on page 12 of this prospectus before participating in the exchange offer.

Neither the U.S. Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of these securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 17, 2008.

This prospectus contains summaries of the terms of several material documents. These summaries include the terms that we believe to be material, but we urge you to review these documents in their entirety. We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request of that person, a copy of any and all of this information. Requests for copies should be directed to Todd R. DiNezza, U.S. Bank Corporate Trust Services, One Federal Street, 3rd Floor, Boston, MA 02110. You should request this information at least five business days in advance of the date on which you expect to make your decision with respect to the exchange offer. In any event, you must request this information prior to October 22, 2008, in order to receive the information prior to the expiration of the exchange offer.

SUMMARY

The following summary contains basic information about our company and the exchange offer. It likely does not contain all of the information that is important to you. Before you make an investment decision, you should review this prospectus in its entirety, including the risk factors, our financial statements and the related notes and the pro forma financial data appearing elsewhere in this prospectus.

Except as otherwise required by the context, in prospectus, “our company”, “we”, “us” and “our” refer to Nortek, Inc. and its subsidiaries, the “issuer” or “Nortek” refers to Nortek, Inc., exclusive of its subsidiaries.

The Exchange Offer

On May 20, 2008, we completed a private offering of $750,000,000 aggregate principal amount of 10% senior secured notes due 2013, or the “outstanding notes”. This offering of the outstanding notes closed concurrently with our borrowings under a new senior secured asset-based revolving credit facility, or the “new ABL Facility”, and we used the net proceeds from these transactions to repay all of the outstanding indebtedness under our formerly existing senior secured credit facility. Collectively, we refer to these transactions herein as the “May 2008 Transactions”. Substantially all of our wholly-owned domestic subsidiaries became guarantors of the outstanding notes, or the “guarantors.” In connection with the offering of the outstanding notes, we and the guarantors entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we and the guarantors agreed, among other things, to use our reasonable best efforts to file the registration statement of which this prospectus forms a part within 180 days of the issuance of the outstanding notes. You are entitled to exchange in this exchange offer your outstanding notes for 10% senior secured notes due 2013, or “exchange notes”, which have been registered under the Securities Act and have substantially identical terms as the outstanding notes, except for the elimination of certain transfer restrictions and registration rights, including the payment of additional interest upon our failure to meet certain registration obligations. You should read the discussion under the headings “Summary — The Exchange Notes” and “Description of the Exchange Notes” for further information regarding the exchange notes.

Our Business

We are a leading diversified manufacturer of innovative, branded residential and commercial products, operating within three reporting segments:

•	the Residential Ventilation Products, or RVP, segment,

•	the Home Technology Products, or HTP, segment, and

•	the Air Conditioning and Heating Products, or HVAC, segment.

Through these segments, we manufacture and sell, primarily in the United States, Canada and Europe, a wide variety of products for the professional remodeling and replacement markets, the residential and commercial construction markets, the manufactured housing market and the do-it-yourself (“DIY”) market.

The Residential Ventilation Products segment manufactures and sells room and whole house ventilation products and other products primarily for the professional remodeling and replacement markets, the residential new construction market and the DIY market. The principal products sold by this segment include:

•	kitchen range hoods,

•	exhaust fans (such as bath fans and fan, heater and light combination units), and

•	indoor air quality products.

The Home Technology Products segment manufactures and sells a broad array of products designed to provide convenience and security for residential and certain commercial applications. The principal products sold by this segment include:

•	audio / video distribution and control equipment,

•	speakers and subwoofers,

•	security and access control products,

•	power conditioners and surge protectors,

•	audio / video wall mounts and fixtures,

•	lighting and home automation controls, and

•	structured wiring.

The Air Conditioning and Heating Products segment manufactures and sells heating, ventilating and air conditioning systems for site-built residential and manufactured housing structures, custom-designed commercial applications and standard light commercial products. The principal products sold by this segment include:

•	split system air conditioners and heat pumps,

•	furnaces and related equipment,

•	air handlers, and

•	large custom roof top cooling and heating products.

The Transactions

2003 Recapitalization

On November 20, 2002, Nortek engaged in a reorganization transaction pursuant to which each outstanding share of capital stock of Nortek was converted into an identical share of capital stock of the former Nortek Holdings with Nortek becoming a wholly owned subsidiary of the former Nortek Holdings. On January 9, 2003, the former Nortek Holdings completed a recapitalization transaction, which resulted in the acquisition of the former Nortek Holdings by certain affiliates and designees of Kelso and certain members of Holdings and Nortek management. We refer to these transactions in this prospectus as the “2003 Recapitalization”.

The THL Transaction

On August 27, 2004, the former Nortek Holdings and Nortek completed a series of transactions which resulted in the acquisition of all of the capital stock of the former Nortek Holdings by entities controlled by affiliates of Thomas H. Lee Partners, L.P. and certain members of our management. We refer to these transactions in this prospectus as the “THL Transaction.” As a result of the THL Transaction, all of the capital stock of Nortek is owned by a Delaware corporation named “Nortek Holdings, Inc.” which is a wholly-owned subsidiary of THL-Nortek Investors, LLC.

The Exchange Offer

On May 20, 2008, we completed an offering of $750,000,000 aggregate principal amount of 10% senior secured notes due 2013 in a private offering which was exempt from registration under the Securities Act.

We sold the outstanding notes to Credit Suisse Securities (USA) LLC, Banc of America Securities LLC, Goldman, Sachs & Co. and UBS Securities LLC, which are collectively referred to in this prospectus as the “initial purchasers”. The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

If we and the guarantors are not able to effect the exchange offer contemplated by this prospectus, we and the subsidiary guarantors will use reasonable best efforts to file and cause to become effective a shelf registration statement relating to the resale of the outstanding notes. We may be required to pay additional interest on the notes in certain circumstances.

The following is a brief summary of the terms of the exchange offer. For a more complete description of the exchange offer, see “The Exchange Offer.”

Securities Offered	$750.0 million aggregate principal amount of 10% senior secured notes due 2013, which have been registered under the Securities Act. We are also hereby offering to exchange the guarantees of the outstanding notes for the guarantees of the exchange notes described herein.

Registration Rights Agreement	Under the registration rights agreement, we and the guarantors are obligated to exchange the outstanding notes for registered notes with terms identical in all material respects to the outstanding notes. The exchange offer contemplated by this prospectus is intended to satisfy that obligation. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.

Exchange Offer	The exchange notes are being offered in exchange for a like principal amount of outstanding notes. We will accept any and all outstanding notes validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on October 22, 2008. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

• the exchange notes have been registered under the Securities Act and will not bear any legend restricting their transfer;

• the exchange notes are not entitled to any registration rights which are applicable to the outstanding notes under the registration rights agreements; and

• the exchange notes bear a different CUSIP number than the outstanding notes.

Resale	Based upon interpretations by the Staff of the Securities and Exchange Commission, or the SEC, set forth in no-action letters issued to unrelated third-parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, unless you:

• are an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

• are a broker-dealer who purchased the notes directly from us for resale under Rule 144A, Regulation S or any other available exemption under the Securities Act;

• acquired the exchange notes other than in the ordinary course of your business;

• have an arrangement with any person to engage in the distribution of the exchange notes; or

• are prohibited by law or policy of the SEC from participating in the exchange offer.

However, we have not submitted a no-action letter, and there can be no assurance that the SEC will make a similar determination with respect to the exchange offer. Furthermore, in order to participate in the exchange offer, you must make the representations set forth in the letter of transmittal that we are sending you with this prospectus.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time on October 22, 2008, which we refer to as the expiration date, unless we decide to extend the exchange offer. We do not currently intend to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which may be waived by us. See “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes	If you wish to tender your outstanding notes for exchange pursuant to the exchange offer, you must transmit to U.S. Bank National Association, as exchange agent, on or prior to the expiration date, either:

• a properly completed and duly executed copy of the letter of transmittal accompanying this prospectus, or a facsimile of the letter of transmittal, together with your outstanding notes and any other documentation required by the letter of transmittal, at the address set forth on the cover page of the letter of transmittal; or

• if you are effecting delivery by book-entry transfer, a computer generated message transmitted by means of the Automated Tender Offer Program System of The Depository Trust Company, or DTC, in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer.

In addition, you must deliver to the exchange agent on or prior to the expiration date, if you are effecting delivery by book-entry transfer, a timely confirmation of book-entry transfer of your outstanding notes into the account of the exchange agent at DTC pursuant to the procedures for book-entry transfers described in this prospectus under the heading “The Exchange Offer — Procedures for Tendering Outstanding Notes.”

By executing and delivering the accompanying letter of transmittal or effecting delivery by book-entry transfer, you are representing to us that, among other things:

• neither the holder nor any other person receiving the exchange notes pursuant to the exchange offer is an ”affiliate” of ours within the meaning of Rule 405 under the Securities Act;

• if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such exchange notes;

• the person receiving the exchange notes pursuant to the exchange offer, whether or not this person is the holder, is receiving them in the ordinary course of business; and

• neither the holder nor any other person receiving the exchange notes pursuant to the exchange offer has an arrangement or understanding with any person to participate in the distribution of such exchange notes and that such holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes.

See “The Exchange Offer — Acceptance of Exchange Notes” and “Plan of Distribution.”

Special Procedures for Beneficial Owners	If you are the beneficial owner of outstanding notes and your name does not appear on a security listing of DTC as the holder of those notes or if you are a beneficial owner of notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes in the exchange offer, you should promptly contact the person in whose name your notes are registered and instruct that person to tender on your behalf. If you, as a beneficial holder, wish to tender on your own behalf you must, prior to completing and executing the letter of transmittal and delivering your notes, either make appropriate arrangements to register ownership of the notes in your name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the applicable letter of transmittal or any other documents required by the applicable letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal Rights	The tender of the outstanding notes pursuant to the exchange offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

Acceptance of Outstanding Notes and Delivery of Exchange Notes	Subject to customary conditions, we will accept outstanding notes that are properly tendered in the exchange offer and not withdrawn prior to the expiration date. The exchange notes will be delivered as promptly as practicable following the expiration date.

Effect of Not Tendering in the Exchange Offer	Any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations to register, and we do not currently anticipate that we will register, the outstanding notes under the Securities Act. See “The Exchange Offer — Consequence of Failure to Exchange.”

Interest on the Exchange Notes and the Outstanding Notes	The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the outstanding notes. Holders whose outstanding notes are accepted for exchange will be deemed to have waived the right to receive interest accrued on the outstanding notes.

Broker-Dealers	Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Material United States Federal Income Tax Consequences	The exchange of outstanding notes for exchange notes by tendering holders will not be a taxable exchange for United States federal income tax purposes, and such holders will not recognize any taxable gain or loss or any interest income for United States federal income tax purposes as a result of such exchange. See “Material United States Federal Income Tax Consequences.”

Exchange Agent	U.S. Bank National Association, the trustee under the indenture, is serving as exchange agent in connection with the exchange offer.

Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes in to the exchange offer.

The Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	Nortek, Inc.

Securities Offered	$750,000,000 aggregate principal amount of 10% senior secured notes due 2013, which have been registered under the Securities Act. We are also hereby offering to exchange the guarantees of the outstanding notes for the guarantees of the exchange notes described herein.

Issue Price	$989.57 per $1,000 principal amount.

Maturity Date	December 1, 2013

Interest Payment Dates	The exchange notes bear interest at a rate per annum equal to 10%, payable semi-annually, on June 1 and December 1 of each year, commencing on December 1, 2008. Interest on the exchange notes will accrue from the last date on which interest was paid on the outstanding notes, or if no such interest has been paid, from the date of issuance of the outstanding notes.

Guarantees	The exchange notes will be jointly and severally, irrevocably and unconditionally guaranteed on a senior secured basis, subject to certain limitations described herein, by all of Nortek’s subsidiaries located in the United States (other than a Receivables Subsidiary or any Immaterial Subsidiary), the “guarantors”. Under certain circumstances, guarantors may be released from these guarantees without the consent of the holders of the exchange notes. See “Description of the Exchange Notes — Note Guarantees.”

Collateral	The exchange notes and the exchange guarantees will be secured by a first-priority lien (subject to certain exceptions and permitted liens) on substantially all the tangible and intangible assets of Nortek and the guarantors (other than accounts receivable, inventory, cash and proceeds and products of the foregoing and certain assets related thereto in each case held by us and the guarantors, which will secure the new ABL Facility on a first-priority lien basis and the notes and the guarantees on a second-priority lien basis), including all of the capital stock of any material subsidiary held by Nortek and any subsidiary guarantor (which, in the case of any first-tier foreign subsidiary, will be limited to 100% of the non-voting stock (if any) and 66% of the voting stock of such first-tier foreign subsidiary).

The collateral securing the exchange notes on a first-priority lien basis will not include (i) the collateral securing the new ABL Facility on a first-priority lien basis, (ii) certain excluded assets, (iii) those assets as to which the collateral agent representing the holders of the notes reasonably determines that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby and (iv) the property securing certain capital leases existing on the issue date or incurred thereafter and certain purchase money obligations existing on the issue date or incurred thereafter.

The exchange notes and the exchange guarantees will also be secured by a second-priority lien (subject to certain exceptions and permitted liens) on all accounts receivable, inventory, cash and proceeds and products of the foregoing and certain assets related thereto, in each case held by Nortek and the guarantors.

See “Description of the Exchange Notes — Security for the Notes.”

Ranking	The exchange notes and exchange guarantees will be our senior secured obligations. The indebtedness evidenced by the exchange notes and the exchange guarantees will rank:

• equally with all of Nortek’s and the guarantors’ existing and future senior indebtedness;

• junior in priority as to collateral that secures the new ABL Facility on a first-priority lien basis with respect to our and the guarantors’ obligations under the new ABL Facility, any other debt incurred after the issue date that has a priority security interest relative to the notes in the collateral that secures the new ABL Facility, any hedging obligations related to the foregoing debt and all cash management obligations incurred with any lender under the new ABL Facility;

• equal in priority as to collateral that secures the notes and the guarantees on a first-priority lien basis with respect to Nortek’s and the guarantors’ obligations under any other pari passu lien obligations incurred after the issue date; and

• senior to all of Nortek’s and the guarantors’ existing and future subordinated indebtedness.

The exchange notes will also be effectively junior to the liabilities of the non-guarantor subsidiaries.

As of June 28, 2008:

• we had $125.6 million in aggregate principal amount of senior indebtedness (excluding the notes and the guarantees) outstanding (excluding unused commitments); and

• our non-guarantor subsidiaries had $53.7 million in aggregate principal amount of indebtedness.

See “Description of the Exchange Notes — Ranking.”

Optional Redemption	Prior to June 1, 2011, we may redeem up to 35% of the aggregate principal amount of the exchange notes with the net cash proceeds from certain equity offerings at a redemption price equal to 110% of the aggregate principal amount of the exchange notes, plus accrued and unpaid interest, if any, provided that at least 65% of the original aggregate principal amount of the exchange notes remains outstanding after the redemption.

In addition, not more than once during any twelve-month period we may redeem exchange notes at a redemption price equal to 103% of the aggregate amount of the exchange notes, plus accrued and unpaid interest, if any, provided that the aggregate amount of these redemptions may not exceed $75.0 million.

At any time on or after June 1, 2011, we may redeem the exchange notes, in whole or in part, at the redemption prices listed in “Description of the Exchange Notes — Optional Redemption.”

Change of Control Offer	If we experience a change in control, each holder of the notes will have the right to require us to purchase the notes at a price equal to 101% of the principal amount thereof. In addition, a change of control may constitute an event of default under our new ABL Facility and would also require us to offer to purchase our 8 1/2% senior subordinated notes at 101% of the principal amount thereof, together with accrued and unpaid interest.

Certain Covenants	The indenture governing the exchange notes will contain covenants that will limit our ability and the ability of our subsidiaries to, among other things:

• incur additional indebtedness;

• pay dividends or make other distributions or repurchase or redeem our stock;

• make loans and investments;

• sell assets;

• incur certain liens;

• enter into agreements restricting our subsidiaries’ ability to pay dividends;

• enter into transactions with affiliates; and

• consolidate, merge or sell all or substantially all of our assets.

Absence of a Public Market	The exchange notes will be freely transferable but will be new securities for which there will not initially be a market. Accordingly, we cannot assure you whether a market for the exchange notes will develop or as to the liquidity of any market. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market in the exchange notes. The initial purchasers are not obligated, however, to make a market in the exchange notes, and any such market-making may be discontinued by the initial purchasers in their discretion at any time without notice.

Risk Factors

Participating in the exchange offer, and therefore investing in the exchange notes, involves substantial risk. See the “Risk Factors” section of this prospectus for a description of material risks you should consider before investing in the exchange notes.

Corporate Information

Nortek, Inc. is a corporation organized under the laws of the State of Delaware. Our principal executive offices are located at 50 Kennedy Plaza, Providence, Rhode Island 02903, and our telephone number is (401) 751-1600. Our worldwide web address is www.nortek-inc.com. Information contained on our website is not a part of this prospectus.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth summary historical and unaudited pro forma consolidated financial and other data of our business at the dates and for the periods indicated. The summary historical consolidated financial and other data for, and as of, the years ended December 31, 2007, 2006 and 2005 and the first six months ended June 28, 2008 and June 30, 2007 have been derived from our consolidated financial statements included elsewhere herein. Historical results are not necessarily indicative of the results to be expected for future periods.

The unaudited pro forma condensed consolidated summary of operations data for the year ended December 31, 2007 and the first six months ended June 28, 2008 give effect to the May 2008 Transactions as if they had occurred on January 1, 2007 and have been derived from the “Unaudited Pro Forma Condensed Consolidated Financial Statements” included elsewhere herein. Amounts derived from the unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and do not purport to be indicative of the operating results that would have actually occurred if the above May 2008 Transactions had occurred on the date indicated, nor are they necessarily indicative of our future operating results. The unaudited pro forma balance sheet as of June 28, 2008 is not presented here because the May 2008 Transactions are already reflected in the historical June 28, 2008 consolidated balance sheet.

The summary historical and unaudited pro forma consolidated financial and other data in the following tables should be read in conjunction with “Use of Proceeds,” “Selected Historical Financial and Operating Data,” “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical audited and unaudited interim condensed consolidated financial statements and related notes included elsewhere in this prospectus.

													Pro Forma
											Pro Forma		First Six Months
	For the Year Ended										Year Ended		Ended
	December 31,						First Six Months Ended				December 31,		June 28,
	2007		2006		2005		June 28, 2008		June 30, 2007		2007		2008
							(Unaudited)
	(In millions except ratios)
Consolidated Summary of Operations(1)(2):
Net sales	$2,368.2		$2,218.4		$1,959.2		$1,187.3		$1,196.8		$2,368.2		$1,187.3
Operating earnings	185.5		267.0		237.2		70.3		109.6		185.5		70.3
Net earnings (loss)	32.4		89.7		80.5		(0.4)		27.9		14.3		(4.6)
Financial Position(1)(2):
Unrestricted cash and cash equivalents	$53.4		$57.4		$77.2		$79.1		$75.3
Working capital	207.2		211.1		273.8		273.2		231.2
Total assets	2,706.8		2,627.3		2,416.6		2,810.4		2,754.9
Total debt — Current	96.4		43.3		19.7		84.0		126.3
Long-term	1,349.0		1,362.3		1,354.1		1,418.9		1,349.6
Stockholder’s investment(3)	618.7		563.1		500.3		623.9		596.5
Current ratio	1.4:1		1.4:1		1.7:1		1.5:1		1.4:1
Debt to equity ratio	2.3:1		2.5:1		2.7:1		2.4:1		2.5:1
Depreciation and amortization expense, including non-cash interest	70.7		66.5		51.2		39.3		33.9
Capital expenditures(4)	36.4		42.3		33.7		15.9		14.1
Ratio of earnings to fixed charges	1.5	x	2.2	x	2.2	x	1.0	x	1.7	x	1.2	x	—	(5)

(1)	See Notes 2, 9 and 12 to the notes to the audited consolidated financial statements of Nortek, Inc. and its wholly-owned subsidiaries and Notes C, D and E to the notes to the unaudited interim condensed consolidated financial statements of Nortek, Inc. and its wholly-owned subsidiaries included elsewhere in this prospectus for additional information with respect to business acquisitions and other income and expense items.

(2)	See Note 5 to the notes to the audited consolidated financial statements of Nortek, Inc. and its wholly-owned subsidiaries and Note B to the notes to the unaudited interim condensed consolidated financial statements of Nortek, Inc. and its wholly-owned subsidiaries included elsewhere in this prospectus for additional information related to certain debt offerings and redemptions completed in 2006 and 2007, including outstanding notes and exchange notes described in this prospectus.

(3)	See Note 6 to the notes to the audited consolidated financial statements of Nortek, Inc. and its wholly-owned subsidiaries included elsewhere in this prospectus for a discussion of NTK Holdings, Inc.’s contribution of capital of approximately $25.9 million to Nortek Holdings, Inc., which was used by Nortek Holdings, Inc., together with a dividend of approximately $28.1 million from Nortek to make a distribution of approximately $54.0 million to participants in the 2004 Nortek Holdings, Inc. Deferred Compensation Plan (including certain of our executive officers).

(4)	Includes capital expenditures financed under capital leases of approximately $4.8 million for the year ended December 31, 2005.

(5)	For purposes of calculating this ratio, “earnings” consist of earnings from continuing operations before provision for income taxes and fixed charges. “Fixed Charges” consist of interest expense and the estimated interest portion of rental payments on operating leases. Such earnings were insufficient to cover fixed charges for the pro forma results for the first six months ended June 28, 2008 by approximately $4.5 million.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before deciding to tender your outstanding notes in the exchange offer. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment.

Risks Related to the Exchange Offer

There may be adverse consequences if you do not exchange your outstanding notes.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to restrictions on transfer of your outstanding notes as set forth in the prospectus distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreements, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to “Summary — The Exchange Offer” and “The Exchange Offer” for information about how to tender your outstanding notes.

The tender of outstanding notes under the exchange offer will reduce the outstanding amount of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the outstanding notes due to a reduction in liquidity.

Risks Related to the Exchange Notes and Our Other Indebtedness

Our substantial debt could negatively impact our business, prevent us from fulfilling our outstanding debt obligations and adversely affect our financial condition.

We have a substantial amount of debt. As of June 28, 2008, on an actual basis, we had approximately $1,502.9 million of total debt outstanding and a debt to equity ratio of approximately 2.4 to 1.0. The terms of our outstanding debt, including the notes, our 8 1/2% senior subordinated notes and our new ABL Facility limit, but do not prohibit, us from incurring additional debt. If additional debt is added to current debt levels, the related risks described below could intensify. See also the discussion in “Description of Other Indebtedness” concerning the terms and conditions of our debt covenants.

The substantial amount of our debt could have important consequences, including the following:

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions, refinancing indebtedness, or other purposes could be impaired;

•	a substantial portion of our cash flow from operations will be dedicated to paying principal and interest on our debt, thereby reducing funds available for expansion or other purposes;

•	we may be more leveraged than some of our competitors, which may result in a competitive disadvantage;

•	we may be vulnerable to interest rate increases, as certain of our borrowings, including those under our new ABL Facility, are at variable rates;

•	our failure to comply with the restrictions in our financing agreements would have a material adverse effect on us;

•	our significant amount of debt could make us more vulnerable to changes in general economic conditions;

•	we may be restricted from making strategic acquisitions, investing in new products or capital assets or taking advantage of business opportunities; and

•	we may be limited in our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate.

We believe that we will need to access the capital markets in the future to raise the funds to repay our substantial debts. We have no assurance that we will be able to complete a refinancing or that we will be able to raise any additional financing, particularly in view of our anticipated high levels of debt and the restrictions under our debt agreements. If we are unable to satisfy or refinance our indebtedness as it comes due, we may default on our debt obligations. If we default on our debt obligations and any of our indebtedness is accelerated, such acceleration will have a material adverse effect on our financial condition and cash flows.

The terms of our debt covenants could limit how we conduct our business and our ability to raise additional funds.

The agreements that govern the terms of our debt, including the indenture that governs the notes, the indenture that governs our 8 1/2% senior subordinated notes and the credit agreement that governs our new ABL Facility, contain covenants that restrict our ability and the ability of our subsidiaries to:

•	incur additional indebtedness;

•	pay dividends or make other distributions;

•	make loans or investments;

•	incur certain liens;

•	enter into transactions with affiliates; and

•	consolidate, merge or sell assets.

There are limitations on our ability to incur the full $350.0 million of commitments under the new ABL Facility. Availability is limited to the lesser of the borrowing base and $350.0 million, and the covenants under the 8 1/2% senior subordinated notes do not currently allow us to incur up to the full $350.0 million.

In addition, under the new ABL Facility, if our borrowing availability falls below the greater of (i) $40 million and (ii) 12.5% of the borrowing base, we will be required to satisfy and maintain a fixed charge coverage ratio not less than 1.1 to 1.0. Our ability to meet the required fixed charge coverage ratio can be affected by events beyond our control, and we cannot assure you that we will meet this ratio. A breach of any of these covenants could result in a default under the new ABL Facility.

Moreover, the new ABL Facility provides the lenders considerable discretion to impose reserves or availability blocks, which could materially impair the amount of borrowings that would otherwise be available to us. There can be no assurance that the lenders under the new ABL Facility will not impose such actions during the term of the new ABL Facility and further, were they to do so, the resulting impact of this action could materially and adversely impair our ability to make interest payments on the notes.

A breach of the covenants under the indenture that governs the notes, the indenture that governs our 8 1/2% senior subordinated notes or under the credit agreement that governs our new ABL Facility could result in an event of default under the applicable indebtedness. Such default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under our new ABL Facility would permit the lenders under our new ABL Facility to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay the amounts due and payable under our new ABL Facility, those lenders could proceed against the collateral granted to them to secure that indebtedness. In the event our lenders or noteholders accelerate the repayment of our borrowings, we cannot assure that we and our subsidiaries would have sufficient assets to repay such indebtedness. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our plans.

Under the indenture that governs the notes, we have the capacity to make certain payments, including dividends, of up to approximately $145.9 million as of June 28, 2008.

The indenture that governs the notes limits our ability to make certain payments, including dividends to service parent company debt obligations, loans or investments or the redemption or retirement of any equity interests and indebtedness subordinated to the notes. These limitations are based on a calculation of net income, equity issuances, receipt of capital contributions and return on certain investments since August 27, 2004 (as defined). As of June 28, 2008, we had the capacity to make certain payments, including dividends to service parent company debt obligations, of up to approximately $145.9 million. As of June 28, 2008, our Fixed Charge Coverage Ratio was approximately 1.67:1. If the Fixed Charge Coverage Ratio was at least 2.00:1 as of June 28, 2008, we would have up to approximately $243.5 million available to make certain payments, including dividends to service parent company debt obligations. See “Description of the Exchange Notes — Certain Covenants.”

We may be unable to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under such indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our subsidiaries’ financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to financial, business and other factors beyond our control. We cannot assure you that our subsidiaries will maintain a level of cash flows from operating activities sufficient to permit us to pay or refinance our indebtedness, including the notes, our 8 1/2% senior subordinated notes or our indebtedness under our new ABL Facility. If our subsidiaries’ cash flows and capital resources are insufficient to fund our debt service obligations, we and our subsidiaries could face substantial liquidity problems and may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

We may not be able to satisfy our obligations to holders of the notes upon a change of control.

Upon the occurrence of a “change of control,” as defined in the indenture that governs the notes, each holder of the notes will have the right to require us to purchase the notes at a price equal to 101% of the principal amount thereof. Nortek’s failure to purchase, or give notice of purchase of, the notes would be a default under the indenture. In addition, a change of control may constitute an event of default under our new ABL Facility and would also require us to offer to purchase our 8 1/2% senior subordinated notes at 101% of the principal amount thereof, together with accrued and unpaid interest. A default under our new ABL Facility would result in an event of default under the indenture that governs the notes and under the indenture governing our 8 1/2% senior subordinated notes if the lenders accelerate the debt under our new ABL Facility.

If a change of control occurs, we may not have enough assets to satisfy all obligations under our new ABL Facility, the indenture that governs our 8 1/2% senior subordinated notes and the indenture that governs the notes. Upon the occurrence of a change of control, we could seek to refinance the indebtedness under our new ABL Facility, our 8 1/2% senior subordinated notes and the notes or obtain a waiver from the lenders under our new ABL Facility, the holders of our 8 1/2% senior subordinated notes and you as a holder of the notes. We cannot assure you, however, that we would be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all.

Federal and state statutes allow courts, under specific circumstances, to void the notes, guarantees and security interests and may require holders of the notes to return payments received from us.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the notes could be voided, or claims in respect of the notes could be subordinated to all of our other debt if the issuance of the notes was found to have been made for less than their reasonable equivalent value and we, at the time we incurred the indebtedness evidenced by the notes:

•	were insolvent or rendered insolvent by reason of such indebtedness;

•	were engaged in, or about to engage in, a business or transaction for which our remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they mature.

A court might also void an issuance of notes, a guaranty or grant of security, without regard to the above factors, if the court found that we issued the notes or the guarantors entered into their respective guaranty or security agreements with actual intent to hinder, delay or defraud our or their respective creditors.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or the guarantees and security agreements, respectively, if we or a guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void an issuance of the notes, the guarantees or the related security agreements, you would no longer have a claim against us or the guarantors or, in the case of the security agreements, a claim with respect to the related collateral. Sufficient funds to repay the notes (or the related exchange notes) may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from us or the guarantors or, with respect to the notes, any guarantee or the collateral.

In addition, any payment by us pursuant to the notes made at a time we were found to be insolvent could be voided and required to be returned to us or to a fund for the benefit of our creditors if such payment is made to an insider within a one-year period prior to a bankruptcy filing or within 90 days for any outside party and such payment would give the creditors more than such creditors would have received in a distribution under the bankruptcy code.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent if:

•	the sum of our debts, including contingent liabilities, were greater than the fair saleable value of all our assets;

•	the present fair saleable value of our assets were less than the amount that would be required to pay our probable liability on existing debts, including contingent liabilities, as they become absolute and mature; or

•	we could not pay our debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that, after consummation of the exchange offer, we will not be insolvent, will not have unreasonably small capital for the business in which we are engaged and will not have incurred debts beyond our ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

We are offering the exchange notes to the holders of the outstanding notes. The outstanding notes were offered and sold in May 2008 to institutional investors and are eligible for trading in the PORTAL market.

We do not intend to apply for a listing of the exchange notes on a securities exchange or on any automated dealer quotation system. There is currently no established market for the exchange notes and we cannot assure you as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. If such markets were to exist, the exchange notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates, the market for similar notes, our financial and operating performance and other factors. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market with respect to the exchange notes. However, these initial purchasers are not obligated to do so, and any market making with respect to the exchange notes may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the exchange offers or the effectiveness of a shelf registration statement in lieu thereof. Therefore, we cannot assure you that an active market for the exchange notes will develop or, if developed, that it will continue.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the exchange notes may experience similar disruptions and any such disruptions may adversely affect the prices at which you may sell your notes.

Claims of noteholders will be structurally subordinated to claims of creditors of certain of our subsidiaries that will not guarantee the notes.

The notes will not be guaranteed by certain of our subsidiaries, including all of our significant non-U.S. subsidiaries. Accordingly, claims of holders of the notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes. The indenture governing the notes will permit these subsidiaries to incur certain additional debt and will not limit their ability to incur other liabilities that are not considered indebtedness under the indenture.

Holders of the notes may not be able to fully realize the value of their liens.

The security interest and liens for the benefit of holders of the notes may be released without such holders’ consent. The security documents governing the notes and the new ABL Facility generally provide for an automatic release of all liens on any asset securing the new ABL Facility on a first-priority basis and that is disposed of in compliance with the provisions of our new ABL Facility. As a result, we cannot assure holders of the notes that the notes will continue to be secured by a substantial portion of our assets. In addition, the capital stock of our subsidiaries will be excluded from the collateral to the extent liens thereon would trigger reporting obligations under Rule 3-16 of Regulation S-X, which requires financial statements from any company whose securities are collateral if its book value or market value would exceed 20% of the principal amount of the notes secured thereby. However, the liens on such securities will continue to secure obligations under our new ABL Facility.

The collateral may not be valuable enough to satisfy all the obligations secured by such collateral.

We will secure our obligations under the notes by the pledge of certain of our assets. This pledge is also for the benefit of the lenders under our new ABL Facility.

The notes will be secured on a first-priority lien basis (subject to certain exceptions) by substantially all of our and the guarantors’ assets (other than accounts receivable, inventory and cash and proceeds and products of the foregoing and certain assets related thereto), or the Notes Collateral, and such collateral may be shared with our future creditors. The actual value of the Notes Collateral at any time will depend upon market and other economic conditions.

The notes will also be secured on a second-priority lien basis (subject to certain exceptions) by our and each guarantor’s accounts receivable, inventory and cash (other than certain cash proceeds of the Notes Collateral) and proceeds and products of the foregoing and certain assets related thereto, or the ABL Collateral. The ABL Collateral will be subject to a first-priority security interest for the benefit of the lenders under the new ABL Facility, and may be shared with our future creditors. Although the holders of obligations secured by first-priority liens on the ABL Collateral and the holders of obligations secured by second-priority liens on the ABL Collateral, including the notes, will share in the proceeds of the ABL Collateral, the holders of obligations secured by first-priority liens in the ABL Collateral will be entitled to receive proceeds from any realization of the ABL Collateral to repay the obligations held by them in full before the holders of the notes and the holders of other obligations secured by second-priority liens in the ABL Collateral receive any such proceeds.

In addition, the asset sale covenant and the definition of asset sale, each in the indenture governing the notes, have a number of significant exceptions pursuant to which we will be able to sell Notes Collateral without being required to reinvest the proceeds of such sale into assets that will comprise Notes Collateral or to make an offer to the holders of the notes to repurchase the notes.

Immediately after the completion of the May 2008 Transactions, we had $50.0 million of indebtedness outstanding under the new ABL Facility, with approximately $92.0 million of additional availability under the new ABL Facility (subject to a borrowing base and after giving effect to the issuance of $33.0 million of letters of credit). At June 28, 2008, approximately $35.0 million remained outstanding under the new ABL Facility. All indebtedness under the new ABL Facility is secured by first-priority liens on the ABL Collateral (subject to certain exceptions). In addition, under the terms of the indenture governing the notes, we may grant an additional lien on any property or asset that constitutes ABL Collateral in order to secure any obligation permitted to be incurred pursuant to the indenture. Any such additional lien may be a lien that is senior to the lien securing the notes or may be a second-priority lien that ranks pari passu with the lien securing the notes. In either case, any grant of additional liens on the ABL Collateral would further dilute the value of the second-priority lien on the ABL Collateral securing the notes. Further, as discussed above, we are permitted under the terms of the indenture governing the notes to sell all assets that constitute ABL Collateral and not apply the proceeds to invest in additional assets that will secure the notes or repay outstanding indebtedness.

The value of the pledged assets in the event of a liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. No independent appraisals of any of the pledged property have been prepared by or on behalf of us in connection with this offering of the notes. Accordingly, we cannot assure holders of the notes that the proceeds of any sale of the pledged assets following an acceleration to maturity with respect to the notes would be sufficient to satisfy, or would not be substantially less than, amounts due on the notes and the other debt secured thereby.

If the proceeds of any sale of the pledged assets were not sufficient to repay all amounts due on the notes, the holder of the notes (to the extent their notes were not repaid from the proceeds of the sale of the pledged assets) would have only an unsecured claim against our remaining assets. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. Likewise, we cannot assure holders of the notes that the pledged assets will be saleable or, if saleable, that there will not be substantial delays in their liquidation. To the extent that liens, rights and easements granted to third parties encumber assets located on property owned by us or constitute subordinate liens on the pledged assets, those third parties may have or may exercise rights and remedies with respect to the property subject to such encumbrances (including rights to require marshalling of assets) that could adversely affect the value of the pledged assets located at that site and the ability of the collateral agent to realize or foreclose on the pledged assets at that site.

In addition, the indenture governing the notes permits us, subject to compliance with certain financial tests, to issue additional secured debt, including debt secured equally and ratably by the same assets pledged for the benefit of the holders of the notes. This would reduce amounts payable to holders of the notes from the proceeds of any sale of the collateral.

The rights of holders of the notes with respect to the ABL Collateral will be substantially limited by the terms of the intercreditor agreement.

Under the terms of the intercreditor agreement which was entered into in connection with the new ABL Facility, at any time that obligations that have the benefit of the first-priority liens on the ABL Collateral are outstanding, any actions that may be taken in respect of the ABL Collateral, including the ability to cause the commencement of enforcement proceedings against the ABL Collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of ABL Collateral from the lien of, and waivers of past defaults under, the security documents, will be at the direction of the holders of the obligations secured by the first-priority liens and neither the trustee nor the collateral agent, on behalf of the holders of the notes, will have the ability to control or direct such actions, even if the rights of the holders of the notes are adversely affected, subject to certain exceptions. See “Description of the Exchange Notes — Security for the Notes” and “Description of the Exchange Notes — Amendment, Supplement and Waiver.” Under the terms of the intercreditor agreement, at any time that obligations that have the benefit of the first-priority liens on the ABL Collateral are outstanding, if the holders of such indebtedness release the ABL Collateral for any reason whatsoever, including, without limitation, in connection with any sale of assets, the second-priority security interest in such ABL Collateral securing the notes will be automatically and simultaneously released without any consent or action by the holders of the notes, subject to certain exceptions. The ABL Collateral so released will no longer secure our and the guarantors’ obligations under the notes. In addition, because the holders of the indebtedness secured by first-priority liens in the ABL Collateral control the disposition of the ABL Collateral, such holders could decide not to proceed against the ABL Collateral, regardless of whether there is a default under the documents governing such indebtedness or under the indenture governing the notes. In such event, the only remedy available to the holders of the notes would be to sue for payment on the notes and the related guarantees. In addition, the intercreditor agreement will give the holders of first-priority liens on the ABL Collateral the right to access and use the collateral that secures the notes to allow those holders to protect the ABL Collateral and to process, store and dispose of the ABL Collateral.

The value of the collateral securing the notes may not be sufficient to secure post-petition interest.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of the notes will only be entitled to post-petition interest under the bankruptcy code to the extent that the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Holders of the notes that have a security interest in collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the bankruptcy code. No appraisal of the fair market value of the collateral has been prepared in connection with this offering and we therefore cannot assure you that the value of the noteholders’ interest in the collateral equals or exceeds the principal amount of the notes. See “— The collateral may not be valuable enough to satisfy all obligations secured by the collateral.”

The waiver in the intercreditor agreement of rights of marshaling may adversely affect the recovery rates of holders of the notes in a bankruptcy or foreclosure scenario.

The notes and the guarantees are secured on a second-priority lien basis by the ABL Collateral. The intercreditor agreement provides that, at any time that obligations that have the benefit of the first-priority liens on the ABL Collateral are outstanding, the holders of the notes, the trustee under the indenture governing the notes and the collateral agent may not assert or enforce any right of marshaling accorded to a junior lienholder, as against the holders of such indebtedness secured by first-priority liens in the ABL Collateral. Without this waiver of the right of marshaling, holders of such indebtedness secured by first-priority liens in the ABL Collateral would likely be required to liquidate collateral on which the notes did not have a lien, if any, prior to liquidating the ABL Collateral, thereby maximizing the proceeds of the ABL Collateral that would be available to repay our obligations under the notes. As a result of this waiver, the proceeds of sales of the ABL Collateral could be applied to repay any indebtedness secured by first-priority liens in the ABL Collateral before applying proceeds of other collateral securing indebtedness, and the holders of notes may recover less than they would have if such proceeds were applied in the order most favorable to the holders of the notes.

In the event of a bankruptcy of us or any of the guarantors, holders of the notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the notes exceed the fair market value of the collateral securing the notes.

In any bankruptcy proceeding with respect to us or any of the guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the collateral with respect to the notes on the date of the bankruptcy filing was less than the then-current principal amount of the notes. Upon a finding by the bankruptcy court that the notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the notes to receive other “adequate protection” under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the notes.

Because each guarantor’s liability under its guarantees may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.

You have the benefit of the guarantees of the guarantors. However, the guarantees by the guarantors are limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. As a result, a guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of such guarantor. Further, under the circumstances discussed more fully above, a court under federal and state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. See “— Federal and state statutes allow courts, under specific circumstances, to void notes, guarantees and security interests and may require holders of the notes to return payments received from us.” In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under “Description of the Exchange Notes — Note Guarantees.”

Bankruptcy laws may limit the ability of holders of the notes to realize value from the collateral.

The right of the collateral agent to repossess and dispose of the pledged assets upon the occurrence of an event of default under the indenture governing the notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the collateral agent repossessed and disposed of the pledged assets. For example, under Title 11 of the United States Code (the “United States Bankruptcy Code”), pursuant to the automatic stay imposed upon the bankruptcy filing, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, or taking other actions to levy against a debtor, without bankruptcy court approval. Moreover, the United States Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances (and is within the discretion of the bankruptcy court), but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the automatic stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. Generally, adequate protection payments, in the form of interest or otherwise, are not required to be paid by a debtor to a secured creditor unless the bankruptcy court determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. Due to the imposition of the automatic stay, the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict (1) how long payments under the notes could be delayed following commencement of a bankruptcy case, (2) whether or when the collateral agent could repossess or dispose of the pledged assets or (3) whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the pledged assets through the requirement of “adequate protection.”

The collateral is subject to casualty risks.

We are obligated under our new ABL Facility to at all times cause all the pledged assets to be properly insured and kept insured against loss or damage by fire or other hazards to the extent that such properties are usually insured by corporations operating properties of a similar nature in the same or similar localities. There are, however, some losses, including losses resulting from terrorist acts, that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure holders of notes that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the pledged assets, we cannot assure holders of the notes that the proceeds received by us in respect thereof will be sufficient to satisfy all the secured obligations, including the notes.

In the event of a total or partial loss to any of the mortgaged facilities, certain items of equipment and inventory may not be easily replaced. Accordingly, even though there may be insurance coverage, the extended period needed to manufacture replacement units or inventory could cause significant delays.

Rights of holders of the notes in the collateral may be adversely affected by the failure to perfect security interests in collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the notes may not be perfected with respect to the claims of the notes if the collateral agent is not able to take the actions necessary to perfect any of these liens on or prior to the date of the indenture governing the notes. There can be no assurance that the lenders under our new ABL Facility will have taken all actions necessary to create properly perfected security interests, which may result in the loss of the priority of the security interest in favor of the holders of the notes to which they would otherwise have been entitled. Specifically, we do not expect the collateral agent or the lenders under our new ABL Facility to have completed all the actions necessary to perfect the liens in any real property by the time of completion of this offering. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate of title and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. We and the guarantors have limited obligations to perfect the security interest of the holders of the notes in specified collateral. There can be no assurance that the trustee or the collateral agent for the notes will monitor, or that we will inform such trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. Neither the trustee nor the collateral agent for the notes has an obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the notes against third parties.

Any future pledge of collateral in favor of the holders of the notes might be voidable in bankruptcy.

Any future pledge of collateral in favor of the holders of the notes, including pursuant to security documents delivered after the date of the indenture governing the notes, might be voidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, under the United States Bankruptcy Code, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced with 90 days following the pledge, or, in certain circumstances, a longer period.

The collateral securing the exchange notes will be substantially different from the collateral securing the new ABL Facility.

The collateral securing the notes will be substantially different from the collateral securing the new ABL Facility. The collateral securing the notes will not include: (i) real property located in Canada and (ii) the capital stock of our subsidiaries if the book value (or market value, if greater) of such subsidiary’s capital stock exceeds 20% of the principal amount of the notes, all of which will continue to secure the new ABL Facility on a first-priority basis. See “— Holders of the notes may not be able to fully realize the value of their liens”, “Description of the Exchange Notes — Security for the Notes”, and “Description of Other Indebtedness.”

Risks Related to Our Business

Our business is dependent upon the levels of remodeling and replacement activity and new construction activity which have been negatively impacted by the economic downturn and the instability of the credit markets.

Critical factors in the level of our sales, profitability and cash flows are the levels of residential remodeling and replacement activity and new residential and non-residential construction activity. The level of new residential and non-residential construction activity and, to a lesser extent, the level of residential remodeling and replacement activity are affected by seasonality and cyclical factors such as interest rates, inflation, consumer spending habits, employment levels and other macroeconomic factors, over which we have no control. Any decline in economic activity as a result of these or other factors typically results in a decline in new construction and, to a lesser extent, residential remodeling and replacement purchases, which would result in a decrease in our sales, profitability and cash flows. For example, reduced levels of home sales and housing starts and other softening in the housing markets in 2007 negatively affected our results of operations in 2007 and the first six months of 2008 and these factors are expected to continue to negatively affect our results of operations and our cash flow.

In addition, uncertainties due to the significant instability in the mortgage markets and the resultant impact on the overall credit market could continue to adversely impact our business. The tightening of credit standards is expected to result in a decline in consumer spending for home remodeling and replacement projects which could adversely impact our operating results. Additionally, increases in the cost of home mortgages and the difficulty in obtaining financing for new homes could continue to materially impact the sales of our products in the residential construction market.

Fluctuations in the cost or availability of raw materials and components and increases in freight and other costs could have an adverse effect on our business.

We are dependent upon raw materials and purchased components, including, among others, steel, motors, compressors, copper, packaging material, aluminum, plastics, glass and various chemicals and paints that we purchase from third parties. As a result, our results of operations, cash flows and financial condition may be adversely affected by increases in costs of raw materials or components, or in limited availability of raw materials or components. We do not typically enter into long-term supply contracts for raw materials and components. In addition, we generally do not hedge against our supply requirements. Accordingly, we may not be able to obtain raw materials and components from our current or alternative suppliers at reasonable prices in the future, or may not be able to obtain raw materials and components on the scale and within the time frames we require. Further, if our suppliers are unable to meet our supply requirements, we could experience supply interruptions and/or cost increases which (to the extent we were unable to find alternate suppliers or pass along these additional costs to our customers) could adversely affect our results of operations, cash flows and financial condition.

For example, during 2005 through the first six months of 2008, we experienced significant increases in the prices we paid for steel, copper, aluminum and steel fabricated parts. In addition, we have experienced and may continue to experience an increase in freight and other costs due to rising oil and other energy prices. While we were able to offset a portion of these cost increases in these periods by raising prices to our customers for some products, as well as through strategic sourcing initiatives and improvements in manufacturing efficiency, there can be no assurance that we will be able to offset all material cost increases in 2008 or in any future periods.

The availability of certain raw materials and component parts from sole or limited sources of supply may have an adverse effect on our business.

Sources of raw materials or component parts for certain of our operations may be dependent upon limited or sole sources of supply which may impact our ability to manufacture finished product. While we continually review alternative sources of supply, there can be no assurance that we will not face disruptions in sources of supply which could adversely affect our results of operations, cash flows and financial position.

Weather fluctuations may negatively impact our business.

Weather fluctuations may adversely affect our operating results and our ability to maintain sales volume. In our HVAC segment, operations may be adversely affected by unseasonably warm weather in the months of November to February and unseasonably cool weather in the months of May to August, which has the effect of diminishing customer demand for heating and air conditioning products. In all of our segments, adverse weather conditions at any time of the year may negatively affect overall levels of new construction and remodeling and replacement activity, which in turn may lead to a decrease in sales. Many of our operating expenses are fixed and cannot be reduced during periods of decreased demand for our products. Accordingly, our results of operations and cash flows will be negatively impacted in quarters with lower sales due to weather fluctuations.

If we fail to identify suitable acquisition candidates, or to integrate the businesses we have acquired or will acquire in the future, it could negatively impact our business.

Historically, we have engaged in a significant number of acquisitions, and those acquisitions have contributed significantly to our growth in sales and profitability, particularly in the HTP segment. We believe that acquisitions will continue to be a key component of our growth strategy. However, we cannot assure that we will continue to locate and secure acquisition candidates on terms and conditions that are acceptable to us. If we are unable to identify attractive acquisition candidates, our growth, particularly in the HTP segment, could be impaired.

There are several risks in acquisitions, including:

•	the difficulty and expense that we incur in connection with the acquisition;

•	the difficulty and expense that we incur in the subsequent assimilation of the operations of the acquired company into our operations;

•	adverse accounting consequences of conforming the acquired company’s accounting policies to ours;

•	the difficulties and expense of developing, implementing and monitoring systems of internal controls at acquired companies, including disclosure controls and procedures and internal controls over financial reporting;

•	the difficulty in operating acquired businesses;

•	the diversion of management’s attention from our other business concerns;

•	the potential loss of customers or key employees of acquired companies;

•	the impact on our financial condition due to the timing of the acquisition or the failure to meet operating expectations for the acquired business; and

•	the assumption of unknown liabilities of the acquired company.

We cannot assure that any acquisition we have made or may make will be successfully integrated into our on-going operations or that we will achieve any expected cost savings from any acquisition. If the operations of an acquired business do not meet expectations, our profitability and cash flows may be impaired and we may be required to restructure the acquired business or write-off the value of some or all of the assets of the acquired business.

Because we compete against competitors with substantially greater resources, we face external competitive risks that may negatively impact our business.

Our RVP and HTP segments compete with many domestic and international suppliers in various markets. We compete with suppliers of competitive products primarily on the basis of quality, distribution, delivery and price. Some of our competitors in these markets have greater financial and marketing resources than we do.

In our HVAC segment, our residential HVAC products compete in both the site-built and manufactured housing markets on the basis of breadth and quality of product line, distribution, product availability and price. Most of our residential HVAC competitors have greater financial and marketing resources than we do and the products of certain of our competitors may enjoy greater brand awareness than our residential HVAC products. Our commercial HVAC products compete primarily on the basis of engineering support, quality, design and construction flexibility and total installed system cost. Most of our competitors in the commercial HVAC market have greater financial and marketing resources and enjoy greater brand awareness than we do.

Competitive factors could require us to reduce prices or increase spending on product development, marketing and sales, either of which could adversely affect our operating results.

Fluctuations in currency exchange rates could adversely affect our revenues, profitability and cash flows.

Our foreign operations expose us to fluctuations in currency exchange rates and currency devaluations. We report our financial results in U.S. dollars, but a portion of our sales and expenses are denominated in Euros, Canadian Dollars and other currencies. As a result, changes in the relative values of U.S. dollars, Euros, Canadian Dollars and other currencies will affect our levels of revenues and profitability. If the value of the U.S. dollar increases relative to the value of the Euro, Canadian Dollars and other currencies, our levels of revenue and profitability will decline since the translation of a certain number of Euros or units of such other currencies into U.S. dollars for financial reporting purposes will represent fewer U.S. dollars. Conversely, if the value of the U.S. dollar decreases relative to the value of the Euro, Canadian Dollars and other currencies, our levels of revenue and profitability will increase since the translation of a certain number of Euros or units of such other currencies into U.S. dollars for financial reporting purposes will represent additional U.S. dollars. In addition, in the case of sales to customers in certain locations, our sales are denominated in U.S. dollars, Euros or Canadian Dollars but all or a substantial portion of our associated costs are denominated in a different currency. As a result, changes in the relative values of U.S. dollars, Euros and Canadian Dollars and any such different currency will affect our profitability and cash flows.

Because we have substantial operations outside the United States, we are subject to the economic and political conditions of foreign nations.

We have manufacturing facilities in several countries outside of the United States. In 2007, we sold products in approximately 100 countries other than the United States. Foreign net sales, which are attributed based upon the location of our subsidiary responsible for the sale, were approximately 19.5% and 21.5% of consolidated net sales for the years ended December 31, 2006 and 2007, respectively and were approximately 20.9% of consolidated net sales for each of the first six months ended June 28, 2008 and June 30, 2007, respectively. Our foreign operations are subject to a number of risks and uncertainties, including risks that:

•	foreign governments may impose limitations on our ability to repatriate funds;

•	foreign governments may impose withholding or other taxes on remittances and other payments to us, or the amount of any such taxes may increase;

•	an outbreak or escalation of any insurrection, armed conflict or act of terrorism, or another form of political instability, may occur;

•	natural disasters may occur, and local governments may have difficulties in responding to these events;

•	foreign governments may nationalize foreign assets or engage in other forms of government protectionism;

•	foreign governments may impose or increase investment barriers, customs or tariffs or other restrictions affecting our business; and

•	development, implementation and monitoring of systems of internal controls of our international operations, including disclosure controls and procedures and internal controls over financial reporting, may be difficult and expensive.

The occurrence of any of these conditions could disrupt our business in particular countries or regions of the world, or prevent us from conducting business in particular countries or regions, which could reduce sales and adversely affect profitability. In addition, we rely on dividends and other payments or distributions from our subsidiaries to meet our debt obligations. If foreign governments impose limitations on our ability to repatriate funds or impose or increase taxes on remittances or other payments to us, the amount of dividends and other distributions we receive from our subsidiaries could be reduced, which could reduce the amount of cash available to us to meet our debt obligations.

Varying international business practices.

We currently purchase raw materials, components and finished products from various foreign suppliers. To the extent that any such foreign supplier utilizes labor or other practices that vary from those commonly accepted in the United States, our business and reputation could be adversely affected by any resulting litigation, negative publicity, political pressure or otherwise.

A decline in our relations with our key distributors and dealers or loss of major customers may negatively impact our business.

Our operations depend upon our ability to maintain relations with our independent distributors and dealers and we do not typically enter into long-term contracts with them. If our key distributors or dealers are unwilling to continue to sell our products or if any of them merge with or are purchased by a competitor, we could experience a decline in sales. If we are unable to replace such distributors or dealers or otherwise replace the resulting loss of sales, our business, results of operations and cash flows could be adversely affected. For the year ended December 31, 2007, approximately 54% of our consolidated net sales were made through our independent distributors and dealers, and our largest distributor or dealer accounted for approximately 4.9% of consolidated net sales for the year ended December 31, 2007.

In addition, the loss of one or more of our other major customers, or a substantial decrease in such customers’ purchases from us, could have a material adverse effect on results of operations and cash flows. Because we do not generally have binding long-term purchasing agreements with our customers, there can be no assurance that our existing customers will continue to purchase products from us. Our largest customer (other than a distributor or dealer) accounted for approximately 4.9% of consolidated net sales for the year ended December 31, 2007.

Labor disruptions or cost increases could adversely affect our business.

A work stoppage at one of our facilities that lasts for a significant period of time could cause us to lose sales, incur increased costs and adversely affect our ability to meet our customers’ needs. A plant shutdown or a substantial modification to employment terms (including the collective bargaining agreements affecting our unionized employees) could result in material gains or losses or the recognition of an asset impairment. As collective bargaining agreements expire and until negotiations are completed, it is not known whether we will be able to negotiate collective bargaining agreements on the same or more favorable terms as the current agreements or at all without production interruptions, including labor stoppages. At June 28, 2008, approximately 6.9% of our employees are unionized, and from time to time we experience union organizing efforts directed at our non-union employees. We may also experience labor cost increases or disruptions in our non-

union facilities in circumstances where we must compete for employees with necessary skills and experience or in tight labor markets.

We must continue to innovate and improve our products to maintain our competitive advantage.

Our ability to maintain and grow our market shares depends on the ability to continue to develop high quality, innovative products. An important part of our competitive strategy includes leveraging our distributor and dealer relationships and our existing brands to introduce new products. In addition, some of our HVAC products are subject to federal minimum efficiency standards and/or protocols concerning the use of ozone-depleting substances that have and are expected to continue to become more stringent over time. We cannot assure that our investments in product innovation and technological development will be sufficient or that we will be able to create and market new products to enable us to successfully compete with new products or technologies developed by our competitors or meet heightened regulatory requirements in the future.

We could incur substantial costs, including cleanup costs, fines and civil or criminal sanctions, as a result of violations of or liabilities under environmental laws.

Our operations are subject to numerous federal, state, local and foreign laws and regulations relating to protection of the environment, including those that impose limitations on the discharge of pollutants into the air and water, establish standards for the use, treatment, storage and disposal of solid and hazardous materials and wastes and govern the cleanup of contaminated sites. We have used and continue to use various substances in our products and manufacturing operations, and have generated and continue to generate wastes, which have been or may be deemed to be hazardous or dangerous. As such, our business is subject to and may be materially and adversely affected by compliance obligations and other liabilities under environmental, health and safety laws and regulations. These laws and regulations affect ongoing operations and require capital costs and operating expenditures in order to achieve and maintain compliance. For example, the United States and other countries have established programs for limiting the production, importation and use of certain ozone depleting chemicals, including hydrochlorofluorocarbons, or HCFCs, a refrigerant used in our conditioning and heat pump products. Some of these chemicals have been banned completely, and others are currently scheduled to be phased out in the United States by the year 2010. Modifications to the design of our products may be necessary in order to utilize alternative refrigerants.

In addition, we could incur substantial costs, including cleanup costs, fines and civil or criminal sanctions, and third party property damage or personal injury claims, as a result of violations of or liabilities under environmental laws or non-compliance with environmental permits required at our facilities. Certain environmental laws and regulations also impose liability, without regard to knowledge or fault, relating to the existence of contamination at or associated with properties used in our current and former operations or those of our predecessors, or at locations to which current or former operations or those of our predecessors have shipped waste for disposal. Contaminants have been detected at certain of our former sites, and we have been named as a potentially responsible party at several third-party waste disposal sites. While we are not currently aware of any such sites as to which material outstanding claims or obligations exist, the discovery of additional contaminants or the imposition of additional cleanup obligations at these or other sites could result in significant liability. In addition, we cannot be certain that identification of presently unidentified environmental conditions, more vigorous enforcement by regulatory agencies, enactment of more stringent laws and regulations, or other unanticipated events will not arise in the future and give rise to material environmental liabilities, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We face risks of litigation and liability claims on product liability, workers’ compensation and other matters, the extent of which exposure can be difficult or impossible to estimate and which can negatively impact our business, financial condition, results of operations and cash flows.

We are subject to legal proceedings and claims arising out of our businesses that cover a wide range of matters, including contract and employment claims, product liability claims, warranty claims and claims for modification, adjustment or replacement of component parts of units sold. Product liability and other legal proceedings include those related to businesses we have acquired or properties we have previously owned or operated.

The development, manufacture, sale and use of our products involve risks of product liability and warranty claims, including personal injury and property damage arising from fire, soot, mold and carbon monoxide. We currently carry insurance and maintain reserves for potential product liability claims. However, our insurance coverage may be inadequate if such claims do arise and any liability not covered by insurance could have a material adverse effect on our business. The accounting for self-insured plans requires that significant judgments and estimates be made both with respect to the future liabilities to be paid for known claims and incurred but not reported claims as of the reporting date. To date, we have been able to obtain insurance in amounts we believe to be appropriate to cover such liability. However, our insurance premiums may increase in the future as a consequence of conditions in the insurance business generally or our situation in particular. Any such increase could result in lower profits or cause the need to reduce our insurance coverage. In addition, a future claim may be brought against us which would have a material adverse effect on us. Any product liability claim may also include the imposition of punitive damages, the award of which, pursuant to certain state laws, may not be covered by insurance. Our product liability insurance policies have limits that if exceeded, may result in material costs that would have an adverse effect on future profitability. In addition, warranty claims are generally not covered by our product liability insurance. Further, any product liability or warranty issues may adversely affect our reputation as a manufacturer of high-quality, safe products and could have a material adverse effect on our business.

Product recalls or reworks may adversely affect our business.

In the event we produce a product that is alleged to contain a design or manufacturing defect, we could be required to incur costs involved to recall or rework that product. While we have undertaken several voluntary product recalls and reworks over the past several years, additional product recalls and reworks could result in material costs. Many of our products, especially certain models of bath fans, range hoods and residential furnaces and air conditioners, have a large installed base, and any recalls and reworks related to products with a large installed base could be particularly costly. The costs of product recalls and reworks are not generally covered by insurance. In addition, our reputation for safety and quality is essential to maintaining our market share and protecting our brands. Any recalls or reworks may adversely affect our reputation as a manufacturer of high-quality, safe products and could have a material adverse effect on our financial condition, results of operations and cash flows.

Our business operations could be significantly disrupted if we lost members of our management team.

Our success depends to a significant degree upon the continued contributions of our executive officers and key employees and consultants, both individually and as a group. Our future performance will be substantially dependent on our ability to retain and motivate them. The loss of the services of any of these executive officers or key employees and consultants, particularly our chairman and chief executive officer, Richard L. Bready, and our other executive officers, could prevent us from executing our business strategy.

Our business operations could be negatively impacted if we fail to adequately protect our intellectual property rights, if we fail to comply with the terms of our licenses or if third parties claim that we are in violation of their intellectual property rights.

We are highly dependent on certain of the brand names under which we sell our products, including Broan® and NuTone®. Failure to protect these brand names and other intellectual property rights or to prevent their unauthorized use by third parties could adversely affect our business. We seek to protect our intellectual property rights through a combination of trademark, copyright, patent and trade secret laws, as well as confidentiality agreements. These protections may not be adequate to prevent competitors from using our brand names and trademarks without authorization or from copying our products or developing products equivalent to or superior to ours. We license several brand names from third parties. In the event we fail to comply with the terms of these licenses, we could lose the right to use these brand names. In addition, we face the risk of claims that we are infringing third parties’ intellectual property rights. Any such claim, even if it is without merit, could be expensive and time-consuming; could cause us to cease making, using or selling certain products that incorporate the disputed intellectual property; could require us to redesign our products, if feasible; could divert management time and attention; and could require us to enter into costly royalty or licensing arrangements.

If we are unable to access funds generated by our subsidiaries we may not be able to meet our financial obligations.

Because we conduct our operations through our subsidiaries, we depend on those entities for dividends, distributions and other payments to generate the funds necessary to meet our financial obligations. Legal restrictions in the United States and foreign jurisdictions applicable to our subsidiaries and contractual restrictions in certain agreements governing current and future indebtedness of our subsidiaries, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. All of our subsidiaries are separate and independent legal entities and have no obligation whatsoever to pay any dividends, distributions or other payments to us.

MARKET AND INDUSTRY DATA

Market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data are also based on good faith estimates by our management, which are derived from their review of internal surveys, as well as the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this prospectus, words such as “intends,” “plans,” “estimates,” “believes,” “anticipates” and “expects” or similar expressions are intended to identify forward-looking statements. These statements are based on our plans and expectations as of the date of this prospectus and involve risks and uncertainties, over which we have no control, that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and operating results to differ include the availability and cost of certain raw materials (including, among others, steel, copper, packaging materials, plastics and aluminum) and purchased components, the level of domestic and foreign construction and remodeling activity affecting residential and commercial markets, interest rates, employment, inflation, foreign currency fluctuations, consumer spending levels, exposure to foreign economies, the rate of sales growth, price, and product and warranty liability claims.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent written and oral forward looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Readers are also urged to carefully review and consider the various disclosures in the periodic reports filed with the SEC by Nortek, Inc. See “Where You Can Find More Information.”

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

Concurrently with the consummation of the May 2008 Transactions, we entered into a registration rights agreement with the initial purchasers of the outstanding notes, which requires us to file a registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of the registration statement, offer to the holders of the outstanding notes the opportunity to exchange their outstanding notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act.

Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the outstanding notes and the exchange notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and this summary of the material provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the complete registration rights agreement. Under the registration rights agreement, we are obligated to use our reasonable best efforts to cause the exchange offer to be completed within 280 days after the issue date of the notes or, if required, to have one or more shelf registration statements declared effective on the time frames specified in the registration rights agreement. If we fail to meet this target, which we refer to as a registration default, the annual interest rate on the notes will increase by 0.25%. The annual interest rate on the notes will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.00% per year over the interest rate shown on the cover of this offering memorandum. If the registration default is corrected, the interest rate on such notes will revert to the original level. If we must pay additional interest, we will pay it to holders of the outstanding notes in cash on the same dates that we make other interest payments on the outstanding notes, until the registration default is corrected.

Following the completion of the exchange offer, holders of outstanding notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and the outstanding notes will continue to be subject to certain restrictions on transfer. Additionally, the liquidity of the market for the outstanding notes could be adversely affected upon consummation of the exchange offer.

In order to participate in the exchange offer, a holder must represent to us, among other things, that:

•	the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business;

•	the holder does not have an arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	the holder is not an “affiliate,” as defined under Rule 405 under the Securities Act, of us or any subsidiary guarantor; and

•	if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired a result of market-making or other trading activities, then the holder will deliver a prospectus in connection with any resale of such exchange notes.

Under certain circumstances specified in the registration rights agreement, we may be required to file a “shelf” registration statement for a continuous offer in connection with the outstanding notes pursuant to Rule 415 under the Securities Act.

Based on an interpretation by the Staff of the SEC set forth in no-action letters issued to third-parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

•	is an “affiliate,” within the meaning of Rule 405 under the Securities Act, of us or any subsidiary guarantor;

•	is a broker-dealer who purchased outstanding notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

•	acquired the exchange notes other than in the ordinary course of the holder’s business;

•	has an arrangement with any person to engage in the distribution of the exchange notes; or

•	is prohibited by any law or policy of the SEC from participating in the exchange offer.

Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the Staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange note. See “Plan of Distribution.” Broker-dealers who acquired outstanding notes directly from us and not as a result of market making activities or other trading activities may not rely on the Staff’s interpretations discussed above or participate in the exchange offer, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the outstanding notes.

Terms of the Exchange Offer

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letters of transmittal, we will accept for exchange in the exchange offer any outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in multiples of $1,000. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered in the exchange offer.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to complete the exchange offer, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding notes. For a description of the indenture, see “Description of the Exchange Notes.”

As of the date of this prospectus, $750 million aggregate principal amount of the 10% senior secured notes due 2013 are outstanding. This prospectus and the letters of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture and the registration rights agreement except we will not have any further obligation to you to provide for the registration of the outstanding notes under the registration rights agreement.

We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer and to refuse to accept the occurrence of any of the conditions specified below under “— Conditions to the Exchange Offer.”

If you tender your outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer. It is important that you read “— Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions, Amendments

As used in this prospectus, the term “expiration date” means 5 p.m., New York City time, on October 22, 2008. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which the exchange offer is extended.

To extend the period of time during which the exchange offer is open, we will notify the exchange agent of any extension by oral or written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding notes (if we amend or extend the exchange offer);

•	to extend or terminate the exchange offer if any of the conditions set forth below under “— Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the outstanding notes of that amendment.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and we may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in our reasonable judgment:

•	the exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “— Purpose and Effect of the Exchange Offer,” “— Procedures for Tendering Outstanding Notes” and “Plan of Distribution;” or

•	any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of such extension to the holders of outstanding notes. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that it may assert at any time or at various times prior to the expiration date.

In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indentures under the Trust Indenture Act of 1939 (the “TIA”).

Procedures for Tendering Outstanding Notes

To tender your outstanding notes in the exchange offer, you must comply with either of the following:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “— Exchange Agent” prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive certificates for outstanding notes along with the letter of transmittal prior to the expiration date;

•	the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of outstanding notes, letters of transmittal, and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your outstanding notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Signatures on the applicable letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any certificates representing outstanding notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the applicable letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

DTC is referred to herein as a “book-entry transfer facility.”

Acceptance of Exchange Notes

In all cases, we will promptly issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering outstanding notes pursuant to the exchange offer, you will represent to us that, among other things:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

We will interpret the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of us or them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC and, as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the applicable letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the applicable letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the applicable letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the applicable letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC’s Automatic Tender Offer Program in the case of outstanding notes, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent’s account at DTC all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your outstanding notes according to the guaranteed delivery procedures.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 12:00 a.m. midnight, New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “— Exchange Agent”; or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

•	Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless your are an eligible guarantor institution.

If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under “— Procedures for Tendering Outstanding Notes” above at any time on or prior to the expiration date.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. U.S. Bank National Association also acts as trustee under the indenture governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered & Certified Mail:	By Regular Mail or Overnight Courier:	In Person by Hand Only:	By Facsimile (for Eligible Institutions only):
U.S. BANK NATIONAL ASSOCIATION	U.S. BANK NATIONAL ASSOCIATION	U.S. BANK NATIONAL ASSOCIATION	N/A
Corporate Trust Services P.O. Box 64452 St. Paul, MN 55164-0111	Corporate Trust Services P.O. Box 64452 St. Paul, MN 55164-0111	Corporate Trust Services 60 Livingston Avenue 1st Floor — Bond Drop Window St. Paul, MN 55107	For Confirmation by Telephone: (800) 934-6802

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding notes pursuant to the exchange offer.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We have accrued for estimated exchange offer costs as part of deferred financing costs at the closing of the original 10% senior secured notes.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes under the exchange offer, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

•	as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

USE OF PROCEEDS

The outstanding notes were issued and sold on May 20, 2008. The proceeds from the offering of the outstanding notes and borrowings under our new ABL Facility were used to repay all of the outstanding indebtedness under our formerly existing senior secured credit facility and related fees and expenses.

The exchange offer is intended to satisfy our obligations under the registration rights agreement, dated May 20, 2008, by and among Nortek, Inc., the subsidiary guarantors party thereto and the initial purchasers of the outstanding notes. We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes, except as otherwise noted in this prospectus. We will retire or cancel all of the outstanding notes tendered in the exchange offer. Accordingly, issuing the exchange notes will not result in any change in our capitalization.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On May 20, 2008, we completed an offering of $750.0 million aggregate principal amount of 10% senior secured notes due 2013 in a private offering which was exempt from registration under the Securities Act. The outstanding notes were issued and sold on May 20, 2008. The proceeds from this offering of the outstanding notes and borrowings under our new ABL Facility were used to repay all of the outstanding indebtedness under our formerly existing senior secured credit facility and related fees and expenses and will be used in the future for general corporate purposes. As previously stated in this prospectus, these transactions combined represent the “May 2008 Transactions”.

The following unaudited pro forma condensed consolidated financial statements include the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2007 and the first six months ended June 28, 2008. The unaudited pro forma condensed consolidated financial statements give pro forma effect, where applicable, to the May 2008 Transactions. A pro forma balance sheet as of June 28, 2008 is not presented because the May 2008 Transactions are already reflected in the historical June 28, 2008 consolidated balance sheet.

The pro forma condensed consolidated statements of operations for the year ended December 31, 2007 and the first six months ended June 28, 2008 have been prepared by adjusting the actual results for the year ended December 31, 2007 and first six months ended June 28, 2008 to give effect to the May 2008 Transactions as if those transactions had occurred as of January 1, 2007. The pro forma condensed consolidated statements of operations for the year ended December 31, 2007 and the first six months ended June 28, 2008 exclude non-recurring items directly attributable to the May 2008 Transactions, including the pre-tax losses from debt retirement of approximately $9.9 million incurred in connection with the May 2008 Transactions.

The unaudited pro forma condensed consolidated financial statements are presented for informational purposes only and are not necessarily indicative of the results of operations that would have occurred had the transactions described above taken place on the dates indicated above, nor are they necessarily indicative of Nortek’s future results of operations.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the audited and unaudited consolidated financial statements and the notes thereto included in the registration statement of which this prospectus forms a part.

NORTEK INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2007

	Nortek
	Historical
	for the	May 2008
	Year Ended	Transactions		Nortek
	December 31, 2007	Adjustments		Pro Forma
	(In millions, except ratios)
	(Unaudited)

Net Sales	$2,368.2	$—		$2,368.2
Cost and Expenses:
Cost of products sold	1,679.9	—		1,679.9
Selling, general and administrative expense, net	475.3	—		475.3
Amortization of intangible assets	27.5	—		27.5

	2,182.7	—		2,182.7

Operating earnings	185.5	—		185.5
Interest expense	(122.0)	(28.4	)(a)	(150.4)
Investment income	2.0	—		2.0

Earnings from continuing operations before provision for income taxes	65.5	(28.4)		37.1
Provision for income taxes	33.1	(10.3	)(b)	22.8

Earnings from continuing operations	$32.4	$(18.1)		$14.3

Ratio of Earnings to Fixed Charges(c)	1.5x			1.2x

See Notes to the Unaudited Pro Forma Condensed Consolidated Statement of Operations

NORTEK INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Six Months Ended June 28, 2008

	Nortek
	Historical
	for the
	Six Months		May 2008
	Ended		Transactions		Nortek
	June 28, 2008		Adjustments		Pro Forma
	(In millions, except ratios)
	(Unaudited)

Net Sales	$1,187.3		$—		$1,187.3
Cost and Expenses:
Cost of products sold	864.9		—		864.9
Selling, general and administrative expense	237.0		—		237.0
Amortization of intangible assets	15.1		—		15.1

	1,117.0		—		1,117.0

Operating earnings	70.3		—		70.3
Interest expense	(58.7)		(16.5	)(a)	(75.2)
Loss from debt retirement	(9.9)		9.9	(b)	—
Investment income	0.4		—		0.4

Earnings (loss) before provision (benefit) for income taxes	2.1		(6.6)		(4.5)
Provision (benefit) for income taxes	2.5		(2.4	)(c)	0.1

Earnings (loss) from continuing operations	$(0.4)		$(4.2)		$(4.6)

Ratio of Earnings to Fixed Charges	1.0	x			— (d)

See Notes to the Unaudited Pro Forma Condensed Consolidated Statement of Operations

NORTEK INC.

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

		First Six Months
	Year Ended	Ended
	December 31, 2007	June 28, 2008
	Pro Forma	Pro Forma
	Adjustments	Adjustments
	(In millions)
ADJUSTMENTS RELATED TO THE MAY 2008 TRANSACTIONS
(a) Interest Expense
Cash interest expense for 10% senior secured notes	$75.2	$29.5
Amortization of deferred financing costs on 10% senior secured notes	3.6	1.4
Amortization of debt discount on 10% senior secured notes	1.2	0.5
Cash interest expense for Nortek’s ABL Facility	2.5	1.0
Amortization of deferred financing costs on Nortek’s ABL Facility	2.3	0.9
Letters of credit fees under Nortek’s ABL Facility	1.7	0.6
Unused revolver commitment fees	1.7	0.6
Reduction in cash interest expense for the senior secured loan facility notes redemption	(56.6)	(16.8)
Elimination of amortization of deferred financing costs, net for the senior secured loan facility notes redemption	(3.2)	(1.2)

	$28.4	$16.5

(b) Loss from Debt Retirement
Elimination of loss from debt retirement that was directly attributable to the May 2008 Transactions	$—	$9.9

(c) Provision (Benefit) for Income Taxes
Tax impact of above pro forma adjustments at the statutory rate	$(10.3)	$(2.4)

RATIO OF EARNINGS TO FIXED CHARGES:
(d) Ratio of Earnings to Fixed Charges
For purposes of calculating this ratio, “earnings” consist of earnings from continuing operations before provision for income taxes and fixed charges. “Fixed charges” consist of interest expense and the estimated interest portion of rental payments on operating leases. Earnings were insufficient to cover fixed charges by approximately $4.5 million for the pro forma results for the first six months ended June 28, 2008, respectively.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table presents the selected historical consolidated financial data of our business at the dates and for the periods indicated. The selected historical consolidated financial data for fiscal years 2007, 2006 and 2005 and for the first six months ended June 28, 2008 and June 30, 2007 presented in this table, have been derived from the consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial data for the periods August 28, 2004 to December 31, 2004, January 1, 2004 to August 27, 2004, January 10, 2003 to December 31, 2003 and January 1, 2003 to January 9, 2003 have been derived from our company’s audited consolidated financial statements not included in this prospectus. Historical results are not necessrily indicative of the results to be expected for future periods. The selected historical consolidated financial data set forth below should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus.

												Pre-2003
	Post-THL Transaction								Post-2003 Recapitalization			Recapitalization
							For the periods from						Post-THL Transaction
	For the Year Ended December 31,						Aug. 28, 2004-		Jan. 1, 2004-	Jan. 10, 2003-		Jan. 1, 2003-	For the First Six Months Ended
	2007		2006		2005		Dec. 31, 2004		Aug. 27, 2004	Dec. 31, 2003		Jan. 9, 2003	June 28, 2008		June 30, 2007
													(Unaudited)
	(In millions except ratios)

Consolidated Summary of Operations(1)(2):
Net sales	$2,368.2		$2,218.4		$1,959.2		$561.0		$1,117.9	$1,480.6		$24.8	$1,187.3		$1,196.8
Operating earnings (loss)	185.5		267.0		237.2		42.1		32.6	159.4		(81.8)	70.3		109.6
(Loss) earnings from continuing operations	32.4		89.7		80.5		(2.2)		(111.3)	62.1		(60.9)	(0.4)		27.9
(Loss) earnings from discontinued operations	—		—		—		(0.5)		67.4	12.1		(1.0)	—		—
Net (loss) earnings	32.4		89.7		80.5		(2.7)		(43.9)	74.2		(61.9)	(0.4)		27.9
Financial Position(1)(2):
Unrestricted cash and cash equivalents	$53.4		$57.4		$77.2		$95.0		$202.0	$194.1		$283.6	$79.1		$75.3
Working capital	207.2		211.1		273.8		284.1		(645.2)	689.8		830.0	273.2		231.2
Total assets	2,706.8		2,627.3		2,416.6		2,297.4		1,730.3	2,100.0		1,781.2	2,810.4		2,754.9
Total debt — Current	96.4		43.3		19.7		19.8		13.4	15.3		4.4	84.0		126.3
Long-term	1,349.0		1,362.3		1,354.1		1,350.2		30.4	1,324.6		953.7	1,418.9		1,349.6
Stockholder’s investment(3)	618.7		563.1		500.3		417.0		114.6	200.1		272.1	623.9		596.5
Current ratio	1.4:1		1.4:1		1.7:1		1.9:1		0.5:1	2.7:1		2.9:1	1.5:1		1.4:1
Debt to equity ratio	2.3:1		2.5:1		2.7:1		3.3:1		0.4:1	6.7:1		3.5:1	2.4:1		2.5:1
Depreciation and amortization expense including non-cash interest	70.7		66.5		51.2		24.4		50.5	38.2		0.7	39.3		33.9
Capital expenditures(4)	36.4		42.3		33.7		15.1		12.7	24.7		0.2	15.9		14.1
Ratio of earnings to fixed charges	1.5	x	2.2	x	2.2	x	1.0	x	— (5)	2.6	x	— (5)	1.0	x	1.7	x

(1)	See Notes 2, 9 and 12 to the notes to the audited consolidated financial statements of Nortek, Inc. and its wholly-owned subsidiaries and Notes C, D and E to the notes to the unaudited interim condensed consolidated financial statements of Nortek, Inc. and its wholly-owned subsidiaries included elsewhere in this prospectus for additional information with respect to business acquisitions and other income and expense items.

(2)	See Note 5 to the notes to the audited consolidated financial statements of Nortek, Inc. and its wholly-owned subsidiaries and Note B to the notes to the unaudited interim condensed consolidated financial statements of Nortek, Inc. and its wholly-owned subsidiaries included elsewhere in this prospectus for additional information related to certain debt offerings and redemptions completed in 2006 and 2007, including outstanding notes and exchange notes described in this prospectus.

(3)	See Note 6 to the notes to the audited consolidated financial statements of Nortek, Inc. and its wholly-owned Subsidiaries included elsewhere in this prospectus for a discussion of NTK Holdings, Inc.’s contribution of capital of approximately $25.9 million to Nortek Holdings, Inc., which was used by Nortek Holdings, Inc., together with a dividend of approximately $28.1 million from Nortek to make a distribution of approximately $54.0 million to participants in the 2004 Nortek Holdings, Inc. Deferred Compensation Plan (including certain of our executive officers).

(4)	Includes capital expenditures financed under capital leases of approximately $4.8 million, $1.6 million, $0.9 million and $7.6 million for the year ended December 31, 2005 and the periods from August 28, 2004 to December 31, 2004, from January 1, 2004 to August 27, 2004 and from January 10, 2003 to December 31, 2003, respectively.

(5)	For purposes of calculating this ratio, “earnings” consist of earnings from continuing operations before provision for income taxes and fixed charges. “Fixed Charges” consist of interest expense and the estimated interest portion of rental payments on operating leases. Such earnings were insufficient to cover fixed charges for the historical results for the periods from January 1, 2004 to August 27, 2004 and from January 1, 2003 to January 9, 2003 by approximately $152.7 million and $82.7 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our audited consolidated financial statements and the related notes as of December 31, 2007 and 2006 and for each of the three years ended December 31, 2007, 2006, and 2005 and our unaudited interim condensed consolidated financial statements as of June 28, 2008 and for the second quarter and first six months ended June 28, 2008 and June 30, 2007, included elsewhere in this prospectus. The operating results for prior years and interim periods are not necessarily indicative of results for any future annual or interim period. The following discussion, as well as other portions of this prospectus, contains forward looking statements that reflect our plans, estimates and beliefs. We based these statements on assumptions that we consider reasonable. Actual results may differ materially from those suggested by our forward-looking statements for various reasons including those discussed in the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections of this prospectus. Those sections expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf. We do not have any intention or obligation to update forward-looking statements included in this prospectus.

In this section, references to“our company” and “we” are used for convenience only and are not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

Introduction

We are leading diversified global manufacturers of innovative, branded residential and commercial products, operating within three reporting segments:

•	the Residential Ventilation Products, or RVP, segment,

•	the Home Technology Products, or HTP, segment, and

•	the Air Conditioning and Heating Products, or HVAC, segment.

Through these segments, our company manufactures and sells, primarily in the United States, Canada and Europe, a wide variety of products for the professional remodeling and replacement markets, the residential and commercial construction markets, the manufactured housing market and the do-it-yourself (“DIY”) market.

The Residential Ventilation Products segment manufactures and sells room and whole house ventilation products and other products primarily for the professional remodeling and replacement markets, the residential new construction market and the DIY market. The principal products sold by this segment include:

•	kitchen range hoods,

•	exhaust fans (such as bath fans and fan, heater and light combination units), and

•	indoor air quality products.

The Home Technology Products segment manufactures and sells a broad array of products designed to provide convenience and security for residential and certain commercial applications. The principal products sold by this segment include:

•	audio/video distribution and control equipment,

•	speakers and subwoofers,

•	security and access control products,

•	power conditioners and surge protectors,

•	audio/video wall mounts and fixtures,

•	lighting and home automation controls, and

•	structured wiring.

The Air Conditioning and Heating Products segment manufactures and sells heating, ventilating and air conditioning systems for site-built residential and manufactured housing structures, custom-designed commercial applications and standard light commercial products. The principal products sold by this segment include:

•	split system air conditioners and heat pumps,

•	furnaces and related equipment,

•	air handlers, and

•	large custom roof top cooling and heating products.

In the results of operations presented below, Unallocated includes corporate related items, intersegment eliminations and certain income and expense not allocated to its segments.

Changes in Structure and Ownership

Over the past several years, our company has undergone changes in its structure and ownership that are useful to an understanding of our company’s financial results over this time period.

•	Nortek had been a public company for over thirty-five years until November 2002 when the former Nortek Holdings was formed to become its holding company and successor public company.

•	The former Nortek Holdings was then taken private in an acquisition by affiliates and designees of Kelso & Company L.P., together with members of our company’s management, in January 2003.

•	Affiliates of Thomas H. Lee Partners L.P., or THL, together with members of our company’s management, purchased the former Nortek Holdings from affiliates and designees of Kelso & Company L.P. in August 2004. The former Nortek Holdings was merged out of existence and a newly formed acquisition subsidiary became the parent company of Nortek and was renamed Nortek Holdings. These transactions are collectively referred to herein as the “THL Transaction”.

•	NTK Holdings, then a newly formed company, became the parent company of Nortek Holdings in February 2005 in order to facilitate a financing and related dividend.

In connection with these transactions and others, our company has incurred a significant amount of indebtedness. For further discussion, see “Liquidity and Capital Resources”.

Financial Statement Presentation

The audited consolidated financial statements and unaudited interim condensed consolidated financial statements presented herein reflect the financial position, results of operations and cash flows of Nortek, Inc. and all of its wholly-owned subsidiaries.

Acquisitions

Our company accounts for acquisitions under the purchase method of accounting and accordingly, the results of these acquisitions are included in our company’s consolidated results since the date of their acquisition. Our company has made the following acquisitions since January 1, 2005:

		Primary Business of	Reporting
Acquired Company	Date of Acquisition	Acquired Company	Segment

Stilpol SP. Zo.O.	September 18, 2007	Supply various fabricated material components and sub-assemblies used by our company’s Best subsidiaries in the manufacture of kitchen range hoods.	RVP

		Primary Business of	Reporting
Acquired Company	Date of Acquisition	Acquired Company	Segment

Metaltecnica S.r.l.	September 18, 2007	Supply various fabricated material components and sub-assemblies used by our company’s Best subsidiaries in the manufacture of kitchen range hoods.	RVP
Triangle	August 1, 2007	Manufacture, marketing and distribution of bath cabinets and related products.	RVP
HomeLogic, LLC	July 27, 2007	Design and sale of software and hardware that facilitates the control of third party residential subsystems such as home theatre, whole-house audio, climate control, lighting, security and irrigation.	HTP
Aigis Mechtronics, Inc.	July 23, 2007	Manufacture and sale of equipment, such as camera housings, into the close-circuit television portion of the global security market.	HTP
International Electronics, Inc.	June 25, 2007	Design and sale of security and access control components and systems for use in residential and light commercial applications.	HTP
c.p. All Star Corporation	April 10, 2007	Manufacture and distribution of residential, commercial and industrial gate operators, garage door openers, radio controls and accessory products for the garage door and fence industry.	HTP
Par Safe / Litewatch	March 26, 2007	Design and sale of home safes and solar LED security lawn signs	HTP
LiteTouch, Inc.	March 2, 2007	Design, manufacture and sale of automated lighting control for a variety of applications including residential, commercial, new construction and retro-fit.	HTP
Gefen, Inc.	December 12, 2006	Design and sale of audio and video products which extend, switch, distribute and convert signals in a variety of formats, including high definition, for both the residential and commercial markets.	HTP
Zephyr Corporation	November 17, 2006	Design and sale of upscale range hoods.	RVP
Pacific Zephyr Range Hood, Inc.	November 17, 2006	Design, sale and installation of range hoods and other kitchen products for Asian cooking markets in the United States.	RVP
Magenta Research Ltd.	July 18, 2006	Design and sale of products that distribute audio and video signals over Category 5 and fiber optic cable to multiple display screens.	HTP
Secure Wireless, Inc.	June 26, 2006	Design and sale of wireless security products for the residential and commercial markets.	HTP
Advanced Bridging Technologies, Inc.	June 26, 2006	Design and sale of innovative radio frequency control products and accessories.	HTP
Huntair, Inc.	April 14, 2006	Design, manufacture and sale of custom air handlers and related products for commercial and clean room applications.	HVAC
Cleanpak International, LLC	April 14, 2006	Design, manufacture and sale of custom air handlers and related products for commercial and clean room applications.	HVAC

		Primary Business of	Reporting
Acquired Company	Date of Acquisition	Acquired Company	Segment

Furman Sound, Inc.	February 22, 2006	Design and sale of audio and video signal processors and innovative power conditioning and surge protection products.	HTP
Mammoth (Zhejiang) EG Air Conditioning Ltd.(1)	January 25, 2006	Design, manufacture and sale of commercial HVAC products, including water source heat pumps.	HVAC
Shanghai Mammoth Air Conditioning Co., Ltd.(1)	January 25, 2006	Design, manufacture and sale of commercial HVAC products, including water source heat pumps.	HVAC
GTO, Inc.	December 9, 2005	Design, manufacture and sale of automatic electric gate openers and access control devices to enhance the security and convenience of both residential and commercial property fences.	HTP
Sunfire Corporation	August 26, 2005	Design, manufacture and sale of home audio and home cinema amplifiers, receivers and subwoofers.	HTP
Imerge Limited	August 8, 2005	Design and sale of hard disk media players and multi-room audio servers.	HTP
Niles Audio Corporation	July 15, 2005	Design, manufacture and sale of whole-house audio/video distribution equipment, including speakers, receivers, amplifiers, automation devices, controls and accessories.	HTP
International Marketing Supply, Inc.	June 13, 2005	Sale of heating, ventilation and air conditioning equipment to customers in Latin America and the Caribbean.	HVAC
Panamax	April 26, 2005	Design and sale of innovative power conditioning and surge protection products that prevent loss or damage of home and small business equipment due to power disturbances.	HTP

(1)	On January 25, 2006, our company increased its ownership to 60%. On June 15, 2007, our company increased this ownership from 60% to 75%. Prior to January 25, 2006, our company did not have a controlling interest and accounted for these investments under the equity method of accounting.

Critical Accounting Policies

Our company’s discussion and analysis of its financial condition and results of operations are based upon our company’s consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles (see the notes to the audited consolidated financial statements and the unaudited interim condensed consolidated financial statements included elsewhere herein). Certain of our company’s accounting policies require the application of judgment in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. Our company periodically evaluates the judgments and estimates used for its critical accounting policies to ensure that such judgments and estimates are reasonable for its interim and year-end reporting requirements. These judgments and estimates are based on our company’s historical experience, current trends and other information available, as appropriate. If different conditions result from those assumptions used in our company’s judgments, the results could be materially different from our company’s estimates. Our company’s critical accounting policies include:

Revenue Recognition, Accounts Receivable and Related Expenses

Our company recognizes sales based upon shipment of products to its customers and has procedures in place at each of its subsidiaries to ensure that an accurate cut-off is obtained for each reporting period.

Allowances for cash discounts, volume rebates, and other customer incentive programs, as well as gross customer returns, among others, are recorded as a reduction of sales at the time of sale based upon the estimated future outcome. Cash discounts, volume rebates and other customer incentive programs are based upon certain percentages agreed to with our company’s various customers, which are typically earned by the customer over an annual period. Our company records periodic estimates for these amounts based upon the historical results to date, estimated future results through the end of the contract period and the contractual provisions of the customer agreements. For calendar year customer agreements, our company is able to adjust its periodic estimates to actual amounts as of December 31 each year based upon the contractual provisions of the customer agreements. For those customers who have agreements that are not on a calendar year cycle, our company records estimates at December 31 consistent with the above described methodology. As a result, at the end of any given reporting period, the amounts recorded for these allowances are based upon estimates of the likely outcome of future sales with the applicable customers and may require adjustment in the future if the actual outcome differs. Our company believes that its procedures for estimating such amounts are reasonable.

Customer returns are recorded on an actual basis throughout the year and also include an estimate at the end of each reporting period for future customer returns related to sales recorded prior to the end of the period. Our company generally estimates customer returns based upon the time lag that historically occurs between the date of the sale and the date of the return while also factoring in any new business conditions that might impact the historical analysis such as new product introduction. Our company believes that its procedures for estimating such amounts are reasonable.

Provisions for the estimated costs for future product warranty claims are recorded in cost of sales at the time a sale is recorded. The amounts recorded are generally based upon historically derived percentages while also factoring in any new business conditions that might impact the historical analysis such as new product introduction. Our company also periodically evaluates the adequacy of its reserves for warranty recorded in its consolidated balance sheet as a further test to ensure the adequacy of the recorded provisions. Warranty claims can extend far into the future. As a result, significant judgment is required by our company in determining the appropriate amounts to record and such judgments may prove to be incorrect in the future. Our company believes that its procedures for estimating such amounts are reasonable.

Provisions for the estimated allowance for doubtful accounts are recorded in selling, general and administrative expense, net at the time a sale is recorded. The amounts recorded are generally based upon historically derived percentages while also factoring in any new business conditions that might impact the historical analysis such as changes in economic conditions, past due and nonperforming accounts, bankruptcies or other events affecting particular customers. Our company also periodically evaluates the adequacy of its allowance for doubtful accounts recorded in its consolidated balance sheet as a further test to ensure the adequacy of the recorded provisions. The analysis for allowance for doubtful accounts often involves subjective analysis of a particular customer’s ability to pay. As a result, significant judgment is required by our company in determining the appropriate amounts to record and such judgments may prove to be incorrect in the future. Our company believes that its procedures for estimating such amounts are reasonable.

Inventory Valuation

Our company values inventories at the lower of the cost or market with approximately 35.5% of our company’s inventory as of December 31, 2007 valued using the last-in, first-out (“LIFO”) method and the remainder valued using the first-in, first-out (“FIFO”) method. In connection with both LIFO and FIFO inventories, our company will record provisions, as appropriate, to write-down obsolete and excess inventory to estimated net realizable value. The process for evaluating obsolete and excess inventory often requires our company to make subjective judgments and estimates concerning future sales levels, quantities and prices at which such inventory will be able to be sold in the normal course of business. Accelerating the disposal process or incorrect estimates of future sales potential may cause the actual results to differ from the estimates at the time such inventory is disposed or sold. Our company believes that its procedures for estimating such amounts are reasonable.

Income Taxes

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes (an interpretation of FASB Statement No. 109)”, (“FIN 48”). FIN 48 clarifies the criteria that an individual tax position must satisfy for some or all of the benefits of that position to be recognized in a company’s financial statements. FIN 48 prescribes a recognition threshold of “more-likely-than-not” and a measurement attribute for all tax positions taken or expected to be taken on a tax return in order for those tax positions to be recognized in the financial statements. Our company adopted the provisions of FIN 48 effective January 1, 2007. As a result of the adoption of this standard, our company recorded a charge to retained earnings of approximately $3.2 million and also increased goodwill related to pre-acquisition tax uncertainties by approximately $3.8 million.

As of January 1, 2007, after the adoption of FIN 48, our company has provided a liability of approximately $36.7 million for unrecognized tax benefits related to various federal, foreign and state tax income tax matters. The amount of unrecognized tax benefits at December 31, 2007 was approximately $34.2 million, of which approximately $9.1 million would impact the effective tax rate. The difference between the total amount of unrecognized tax benefits and the amount that would impact the effective rate consists of items that would adjust deferred tax assets and liabilities of approximately $5.2 million, items that, if recognized prior to January 1, 2009, would result in adjustments to goodwill of approximately $13.2 million and the federal benefit of state tax items of approximately $6.4 million.

Our company accounts for income taxes using the liability method in accordance with SFAS No. 109 “Accounting for Income Taxes” (“SFAS No. 109”), which requires that the deferred tax consequences of temporary differences between the amounts recorded in our company’s Consolidated Financial Statements and the amounts included in our company’s federal, state and foreign income tax returns to be recognized in the balance sheet. As our company generally does not file their income tax returns until well after the closing process for the December 31 financial statements is complete, the amounts recorded at December 31 reflect estimates of what the final amounts will be when the actual tax returns are filed for that fiscal year. In addition, estimates are often required with respect to, among other things, the appropriate state income tax rates to use in the various states that our company and its subsidiaries are required to file, the potential utilization of operating and capital loss carry-forwards and valuation allowances required, if any, for tax assets that may not be realizable in the future. Our company requires each of its subsidiaries to submit year-end tax information packages as part of the year-end financial statement closing process so that the information used to estimate the deferred tax accounts at December 31 is reasonably consistent with the amounts expected to be included in the filed tax returns. SFAS No. 109 requires balance sheet classification of current and long-term deferred income tax assets and liabilities based upon the classification of the underlying asset or liability that gives rise to a temporary difference. As such, our company has historically had prepaid income tax assets due principally to the unfavorable tax consequences of recording expenses for required book reserves for such things as, among others, bad debts, inventory valuation, insurance, product liability and warranty that cannot be deducted for income tax purposes until such expenses are actually paid. Our company believes that the amounts recorded as prepaid income tax assets will be recoverable through future taxable income generated by our company, although there can be no assurance that all recognized prepaid income tax assets will be fully recovered. Our company believes the procedures and estimates used in its accounting for income taxes are reasonable and in accordance with established tax law. The income tax estimates used have historically not resulted in material adjustments to income tax expense in subsequent periods when the estimates are adjusted to the actual filed tax return amounts, although there may be reclassifications between the current and long-term portion of the deferred tax accounts.

During the second quarter ended June 28, 2008, our company evaluated the realizability of its domestic deferred tax assets as a result of recent economic conditions, our company’s recent operating results and our company’s revised forecast, including the increase in future interest expense as a result of the May 2008 Transactions. As a result of this analysis, our company determined that its domestic deferred tax assets are realizable and no valuation allowance is required at June 28, 2008. In assessing the need for a valuation allowance, our company has assessed the available means of recovering its deferred tax assets, including the ability to carry back net operating losses, available deferred tax liabilities, tax planning strategies and projections of future taxable income. Our company has concluded that that based upon all available evidence, it is more likely than not, that its domestic deferred tax assets are realizable.

Goodwill and Other Long-Lived Assets

Our company accounts for acquired goodwill and intangible assets in accordance with SFAS No. 141, “Business Combinations” (“SFAS No. 141”) which involves judgment with respect to the determination of the purchase price and the valuation of the acquired assets and liabilities in order to determine the final amount of goodwill. Our company believes that the estimates that it has used to record its acquisitions are reasonable and in accordance with SFAS No. 141.

Our company accounts for acquired goodwill and goodwill impairment in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) (see Note 1 of the notes to the audited consolidated financial statements and Note A of the notes to the unaudited interim condensed consolidated financial statements included elsewhere herein) which requires considerable judgment in the valuation of acquired goodwill and the ongoing evaluation of goodwill impairment. Our company primarily utilizes a discounted cash flow approach in order to value our company’s reporting units required to be tested for impairment by SFAS No. 142, which requires that our company forecast future cash flows of the reporting units and discount the cash flow stream based upon a weighted average cost of capital that is derived from comparable companies within similar industries. The discounted cash flow calculations also include a terminal value calculation that is based upon an expected long-term growth rate for the applicable reporting unit. Our company believes that its procedures for applying the discounted cash flow methodology, including the estimates of future cash flows, the weighted average cost of capital and the long-term growth rate, are reasonable and consistent with market conditions at the time of the valuation. Our company has evaluated the carrying value of reporting unit goodwill and determined that no impairment existed at the date of its annual evaluation date of October 1, 2007, December 31, 2007 or June 28, 2008 in accordance with SFAS No. 142. Accordingly, no adjustments were required to be recorded in our company’s audited consolidated financial statements or its unaudited interim condensed consolidated financial statements.

Goodwill is considered to be potentially impaired when the net book value of a reporting unit exceeds its estimated fair value as determined in accordance with our company’s valuation procedures. Our company believes that its assumptions used to determine the fair value for the respective reporting units are reasonable. If different assumptions were to be used, particularly with respect to estimating future cash flows, there could be the potential that an impairment charge could result. Actual operating results and the related cash flows of the reporting units could differ from the estimated operating results and related cash flows.

Our company performs an annual evaluation, and more frequently if impairment indicators are identified, for the impairment of long-lived assets, other than goodwill, based on expectations of non-discounted future cash flows compared to the carrying value of the subsidiary in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”). Our company’s cash flow estimates are based upon historical cash flows, as well as future projected cash flows received from subsidiary management in connection with the annual Company wide planning process, and include a terminal valuation for the applicable subsidiary based upon a multiple of earnings before interest expense, net, depreciation and amortization expense and income taxes (“EBITDA”). Our company estimates the EBITDA multiple by reviewing comparable company information and other industry data. Our company believes that its procedures for estimating gross futures cash flows, including the terminal valuation, are reasonable and consistent with current market conditions. Our company historically has not had any material impairment adjustments.

Pensions and Post Retirement Health Benefits

Our company’s accounting for pensions, including supplemental executive retirement plans, and post retirement health benefit liabilities requires the estimating of such items as the long-term average return on plan assets, the discount rate, the rate of compensation increase and the assumed medical cost inflation rate. Our company utilizes long-term investment-grade bond yields as the basis for selecting a discount rate by which plan obligations are measured. An analysis of projected cash flows for each plan is performed in order to determine plan-specific duration. Discount rates are selected based on high quality corporate bond yields of similar durations. These estimates require a significant amount of judgment as items such as stock market fluctuations, changes in interest rates, plan amendments and curtailments can have a significant impact on the assumptions used and therefore on the ultimate final actuarial determinations for a particular year. Our company believes the procedures and estimates used in its accounting for pensions and post retirement health benefits are reasonable and consistent with acceptable actuarial practices in accordance with U.S. generally accepted accounting principles.

On December 31, 2006, our company adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS No. 158”). SFAS No. 158 requires our company to: (a) recognize the over-funded or under-funded status of its defined benefit post-retirement plans as an asset or liability in its statement of financial position; (b) recognize changes in the funded status in the year in which the changes occur through comprehensive income and (c) measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end. Our company was required to initially recognize the funded status of its defined benefit plans and to provide the required disclosures for the fiscal year ended December 31, 2006. The requirement to measure benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for our company for the fiscal year ended December 31, 2008. See Notes 1 and 7 of the notes to the audited consolidated financial statements included elsewhere herein.

Warranty, Product Recalls and Safety Upgrades

Our company sells a number of products and offers a number of warranties including in some instances, extended warranties for which our company receives proceeds. The specific terms and conditions of these warranties vary depending on the product sold and the country in which the product is sold. Our company estimates the costs that may be incurred under its warranties, with the exception of extended warranties, and records a liability for such costs at the time of sale. Deferred revenue from extended warranties is recorded at the estimated fair value and is amortized over the life of the warranty and reviewed to ensure that the amount recorded is equal to or greater than estimated future costs. Factors that affect our company’s warranty liability include the number of units sold, historical and anticipated rates of warranty claims, cost per claim and new product introduction. Our company periodically assesses the adequacy of its recorded warranty claims and adjusts the amounts as necessary.

Insurance Liabilities, including Product Liability

Our company records insurance liabilities and related expenses for health, workers compensation, product and general liability losses and other insurance reserves and expenses in accordance with either the contractual terms of its policies or, if self-insured, the total liabilities that are estimable and probable as of the reporting date. Insurance liabilities are recorded as current liabilities to the extent payments are expected to be made in the succeeding year by our company with the remaining requirements classified as long-term liabilities. The accounting for self-insured plans requires that significant judgments and estimates be made both with respect to the future liabilities to be paid for known claims and incurred but not reported claims as of the reporting date. Our company considers historical trends when determining the appropriate insurance reserves to record in the consolidated balance sheet. In certain cases where partial insurance coverage exists, our company must estimate the portion of the liability that will be covered by existing insurance policies to arrive at the net expected liability to our company. Our company believes that its procedures for estimating such amounts are reasonable.

Contingencies

Our company is subject to contingencies, including legal proceedings and claims arising out of its business that cover a wide range of matters, including, among others, environmental matters, contract and employment claims, worker compensations claims, product liability, warranty and modification, adjustment or replacement of component parts of units sold, which may include product recalls. Product liability, environmental and other legal proceedings also include matters with respect to businesses previously owned.

Our company provides accruals for direct costs associated with the estimated resolution of contingencies at the earliest date at which it is deemed probable that a liability has been incurred and the amount of such liability can be reasonably estimated. Costs accrued have been estimated based upon an analysis of potential results, assuming a combination of litigation and settlement strategies and outcomes.

While it is impossible to ascertain the ultimate legal and financial liability with respect to contingent liabilities, including lawsuits, our company believes that the aggregate amount of such liabilities, if any, in excess of amounts provided or covered by insurance, will not have a material adverse effect on the consolidated financial position or results of operations of our company. It is possible, however, that future results of operations for any particular future period could be materially affected by changes in our assumptions or strategies related to these contingencies or changes out of our company’s control.

Overview

Our principal sources of liquidity are our cash flow from subsidiaries, our ability to borrow under the terms of our credit facility and our unrestricted cash and cash equivalents.

Our ability to pay interest on or to refinance indebtedness depends on our future performance, working capital levels and capital structure, which are subject to general economic, financial, competitive, legislative, regulatory and other factors which may be beyond our control. Critical factors in the level of our sales, profitability and cash flows are the levels of residential remodeling and replacement activity and new residential and non-residential construction activity. The level of new residential and non-residential construction activity and, to a lesser extent, the level of residential remodeling and replacement activity are affected by seasonality and cyclical factors such as interest rates, inflation, energy costs, consumer spending habits, employment levels and other macroeconomic factors, over which we have no control. Any decline in economic activity as a result of these or other factors typically results in a decline in new construction and, to a lesser extent, residential remodeling and replacement purchases, which would result in a decrease in our sales, profitability and cash flows. Reduced levels of home sales and housing starts and other softening in the housing markets negatively affected our company’s results of operations and cash flow in 2007 and the first six months of 2008 and these factors are expected to continue to negatively affect our company’s results of operations and cash flow.

In addition, uncertainties due to the significant instability in the mortgage markets and the resultant impact on the overall credit market could continue to adversely impact our business. The tightening of credit standards is expected to result in a decline in consumer spending for home remodeling and replacement projects which will have an adverse effect on our operating results and the cash flow from our subsidiaries. Additionally, increases in the cost of home mortgages and the difficulty in obtaining financing for new homes could continue to materially impact the sales of our products in the residential construction market.

There can be no assurance that we will generate sufficient cash flow from the operation of our subsidiaries or that future financings will be available on acceptable terms or in amounts sufficient to enable us to service or refinance indebtedness, or to make necessary capital expenditures. See “Liquidity and Capital Resources” included elsewhere herein.

We are a leading diversified manufacturer of innovative, branded residential and commercial products, operating within three reporting segments: the Residential Ventilation Products, or RVP, segment, the Home Technology Products, or HTP, segment, and the Air Conditioning and Heating Products, or HVAC, segment. Through these segments, we manufacture and sell, primarily in the United States, Canada and Europe, a wide variety of products for the professional remodeling and replacement markets, the residential and commercial construction markets, the manufactured housing market and the do-it-yourself, or DIY, market. We manufacture a broad array of residential and commercial products for a wide range of end markets and many of our products have leading market positions. We are one of the world’s largest suppliers of residential range hoods and exhaust fans, and are the largest supplier of these products in North America. We are also one of the leading suppliers in Europe of luxury “Eurostyle” range hoods and one of the largest suppliers in North America of residential indoor air quality products. Within the residential market, we are one of the largest suppliers of HVAC products for manufactured homes in the United States and Canada and are among the largest suppliers of custom designed commercial HVAC products in the United States.

In 2007, approximately 54% of consolidated net sales were made through distributors, wholesalers and similar channels, approximately 18% were to commercial HVAC markets, approximately 14% were through retail distributors (of which 9% of consolidated net sales were sold through the four largest home center retailers), approximately 9% were private label sales and approximately 5% were to manufactured housing original equipment manufacturers and aftermarket dealers.

Principal RVP products include kitchen range hoods, exhaust fans (such as bath fans and fan, heater and light combination units) and indoor air quality products where we have large market shares in North America. Principal HTP products include audio/video distribution and control equipment, speakers and subwoofers and security and access control products. The markets for HTP products are highly fragmented and, in part as a result of such fragmentation, we do not have a large share of these markets. Principal HVAC products include split system air conditioners and heat pumps, furnaces, air handlers and large custom roof top cooling and heating products.

For the year ended December 31, 2007 and the first six months ended June 28, 2008, the RVP segment accounted for approximately 35.0% and 31.6%, respectively, of consolidated net sales and 48.9% and 37.7%, respectively, of operating earnings before unallocated expense, the HTP segment accounted for approximately 24.1% and 21.5%, respectively, of consolidated net sales and 36.3% and 21.4%, respectively, of operating earnings before unallocated expense and the HVAC segment accounted for approximately 40.9% and 46.9%, respectively, of consolidated net sales and 14.8% and 40.9%, respectively, of operating earnings before unallocated expense.

From 2003 through 2007, our net sales grew at a Compound Annual Growth Rate (“CAGR”) of approximately 12.0%, and our operating earnings grew at a CAGR of approximately 24.3%. Our net sales increased by approximately 6.8% and our operating earnings decreased by approximately 30.5% for 2007 as compared to 2006. For 2007, operating earnings include a gain of approximately $6.7 million related to our company’s revised estimate of reserves provided in 2006 for certain suppliers in Italy and Poland, offset by approximately $18.2 million of net other expense items included in cost of products sold and selling, general and administrative expense, net (see Note 12 of the notes to the audited consolidated financial statements included elsewhere herein). For 2006, operating earnings include an approximate $35.9 million gain from curtailment of post-retirement medical and life insurance benefits, partially offset by approximately $17.7 million of net other expense items included in cost of products sold and selling, general and administrative expense, net (see Note 12 of the notes to the audited consolidated financial statements included elsewhere herein). For the first six months ended June 28, 2008, our net sales and operating earnings decreased by approximately 0.8% and 35.9%, respectively, as compared to the same period of 2007.

Our EBITDA margins were approximately 10.6%, 14.8%, 14.4%, 8.1% and 11.8% for the years ended December 31, 2007, 2006 and 2005, and the first six months ended June 28, 2008 and June 30, 2007, respectively, while capital expenditures have averaged between 1% and 2% of net sales during each of these periods. The resulting net cash flow has given us the ability to reinvest in our business, through both acquisitions and new product development.

We achieved sales growth in the past several years through a focus on our operating strategy and through acquisitions. Our operations are managed by an experienced management team at both the corporate and divisional levels. Our management team has grown our business organically, while reducing overhead, rationalizing costs and integrating acquisitions through market cycles and under a highly leveraged capital structure. Also, we have identified, acquired and integrated 25 companies since December 31, 2004, across all of our business segments. In addition to integrating these acquisitions, we have reduced certain costs, in many cases by relocating production or sourcing of materials and component parts to manufacturing operations in lower cost countries including China and Poland.

In particular, we have created a Home Technology Products segment which has generated net sales and operating earnings CAGR’s of approximately 40.1% and 28.7%, respectively, from 2004 through 2007. Growth in this segment has been driven by both organic growth and acquisitions of companies with similar or complementary products and distribution channels which allows us to leverage our dealer and distributor relationships to generate additional organic growth. We continually evaluate a wide variety of acquisition opportunities, which can provide scale, enhance product offerings, expand our geographic presence, obtain cost savings and generate other synergies.

We have a history of developing and branding new products and marketing them to customers. Across our segments we have employed a strategy of using well-recognized brand names (most of which are owned, such as Broan® and NuTone®, and several of which are licensed, such as Frigidaire®, Westinghouse® and Maytag®) and have introduced new products and made selected acquisitions to improve growth and profitability. Approximately 26% of net sales in 2007 for the RVP segment were derived from products that were introduced or enhanced in the last three years. We have been able to recognize market needs and create products that address these opportunities.

Our products are marketed through our portfolio of brand names that facilitate the introduction of new products and extend existing product lines. Additionally, we continue to capitalize on our dealers’ and distributors’ desire to carry many of our leading branded products, and are able to drive additional product lines through our distribution channels and sell a wider portfolio of products to our customers.

Our manufacturing strategy focuses on providing quality products at low costs. We source an increasing amount of our raw materials and components from lower cost regions. Our company is in the process of moving production of certain of its product lines from its facilities in the U.S., Canada and Italy to facilities in regions with lower labor costs. Our company has moved and is continuing to move the production of certain bath fan and other products to its facility in China, which it acquired in late 2005. In 2007, our company moved certain range hood and motor production from its facilities in Italy to its facilities in Poland. Additionally, in 2007 our company built a new facility for the production of range hoods in Mexico, which commenced operations in the first quarter of 2008. In 2008, our company consolidated its production of medicine cabinets from its facilities in Los Angeles, California and Union, Illinois to its facility in Cleburne, Texas (previously used to manufacture range hoods). As a result of these production moves, our company has closed its operations in Los Angeles, CA and Cincinnati, Ohio, as well as certain operations in Italy. In order to reduce overhead and labor costs in the commercial portion of the HVAC segment, our company ceased manufacturing operations at its 200,000 sq. foot facility in Chaska, MN in 2007 and absorbed the production into other existing facilities, primarily its Springfield, MO facility, which it moved into in 2006.

Additionally, we continue to implement Demand Flow Technology practices at a number of our manufacturing facilities. This program allows us to manufacture products according to actual demand, rather than manufacturing to forecast, providing us with improved product quality, increased manufacturing efficiency and flexibility, improved response time to our customers and lower working capital needs.

Sales of our products are affected by the level of residential improvement and repair activity, the level of new residential construction and to a lesser extent the level of private non-residential construction spending and manufactured housing shipments. A little more than half of the products we sell are believed to be used in the remodeling and replacement markets and the balance serves the new construction market. The operating results of our company were impacted in 2007 by a decline in sales volume in residential ventilation and residential air conditioning products and in the first six months of 2008 by a decline in sales volume in residential ventilation and home technology products as the housing market continued to weaken. Higher material costs, which were partially offset by continued strategic sourcing initiatives as well as sales price increases, also adversely impacted results for the year ended December 31, 2007 and the first six months ended June 28, 2008. Our company expects these trends to continue through 2009. Additionally, we believe that declines in existing home sales will have a negative impact on remodeling spending through 2009, which will have an adverse effect on our company’s operating results and cash flows. The level of business activity in the manufactured housing industry has been weak in recent years and in 2007 became weaker and is expected to continue through 2009. Although the level of business activity in the private non-residential construction industry has improved over the past several years, our HVAC business has grown mostly through acquisitions. Despite the current volatile operating environment, our company has certain new business prospects for the balance of 2008 and expects such prospects will contribute positively to earnings. Backlog for commercial HVAC products was approximately $169.5 million at June 30, 2007, approximately $172.7 million at December 31, 2007 and approximately $237.5 million at June 28, 2008. This increase in backlog serving commercial HVAC customers at June 28, 2008 reflects a new order received in the first quarter of 2008 for approximately $74.8 million, of which $44.0 million was shipped during the first six months of 2008. Our company expects the remaining approximate $30.8 million will be shipped over the remainder of 2008.

Key industry activity affecting our businesses in the United States for the past three years was as follows:

	% Increase (Decrease)
	Source
	of Data	2007	2006	2005

Private residential construction spending	1	(18)%	—%	14%
Total housing starts	1	(25)%	(13)%	6%
New home sales	1	(26)%	(18)%	7%
Existing home sales	3	(13)%	(8)%	4%
Residential improvement spending	1	—%	7%	9%
Central air conditioning and heat pump shipments	2	(9)%	(18)%	16%
Private non-residential construction spending	1	18%	15%	8%
Manufactured housing shipments	1	(18)%	(20)%	12%

Source of data:

(1)	U.S. Census Bureau

(2)	Air Conditioning and Refrigeration Institute

(3)	National Association of Realtors

Our manufactured housing business for the first six months ended June 28, 2008 and the year ended December 31, 2007 was approximately 4.8% and 4.7%, respectively, of consolidated net sales versus approximately 13% in the year 2000. Our HVAC business serving the commercial construction market was approximately 22%, 19% and 18% of consolidated net sales for the first six months ended June 28, 2008 and the years ended December 31, 2007 and 2006, respectively, versus approximately 14% of consolidated net sales in 2005. The increase in the commercial HVAC business in the first six months of 2008 is primarily the result of a sizeable new job, of which approximately $44.0 million was shipped during the first six months of 2008. The increase in the commercial HVAC business in 2007 as compared to 2006 is primarily as a result of acquisitions in 2006.

Although a significant majority of our manufacturing activity and customers are located in the United States, we do have manufacturing activity and sell products to customers in Canada, Latin America, Europe and China. Our foreign net sales, which are attributed based on the location of our company’s subsidiary responsible for the sale, were approximately 21.5%, 19.5% and 18.5% of consolidated net sales for the years ended December 31, 2007, 2006 and 2005, respectively, and were approximately 20.9% of consolidated net sales for each of the first six months ended June 28, 2008 and June 30, 2007, respectively, and principally relate to our Canadian and European operations. Our Chinese operations primarily manufacture products for sale by our other subsidiaries. Our Canadian operations include RVP and HVAC facilities and our European operations include RVP facilities in Italy and Poland and HVAC and HTP facilities in the United Kingdom. A significant majority of our current Chinese operations relate to our HTP segment although we also have both RVP and HVAC facilities in China and, as discussed below, we are continuing to make additional investments to expand these operations. Both our foreign operations and our U.S. operations sell to customers located in all parts of the world, particularly Canada, Europe and the Far East. Foreign operations generate proportionately lower operating earnings from their sales volume due primarily to the mix of products sold by the foreign operations and, in part, the impact of foreign currency exchange. We expect the overall percentage of our net sales and operating earnings from foreign operations to remain relatively consistent for the foreseeable future, although our foreign operations are subject to the risks of currency fluctuations, which could negatively impact such net sales and operating earnings.

In 2008, we expect to continue our brand strategy for residential site-built HVAC products with a view to gaining market share. In HTP in 2008, we will continue the integration of our recent acquisitions in this segment, which we expect will contribute to the profitability of this segment. In 2008 we plan to achieve further cost reductions in raw material and purchased components in all our businesses through our strategic sourcing initiatives and engineering cost reductions. During 2005 and through the first six months of 2008, we experienced significant increases in the prices we pay for steel, copper, aluminum and fabricated parts. We also buy some component parts from suppliers that use steel, copper and aluminum in their manufacturing process. Our operating margins continue to be challenged by higher commodity costs which have only been partially offset by our strategic cost reduction initiatives. While we have had some success in raising prices to our customers for some products as a result of higher material costs, there is no assurance that we will be able to offset all material cost increases in 2008. We also rely on our strategic sourcing initiatives to mitigate the effect of higher material costs. Material cost as a percentage of net sales has been fairly stable reflecting higher material costs, partially offset by sales price increases and benefits realized from our strategic sourcing initiatives, and were approximately 45% in 2005 and 2006, 47% in 2007, 48% for the first six months of 2008 and 46% for the first six months of 2007.

During the past three years, the following have been our major purchases (on a consolidated basis), expressed as a percentage of consolidated net sales, of raw materials and purchased components:

	For the Year Ended December 31,
	2007	2006	2005

Steel	6%	6%	6%
Motors	5%	5%	6%
Compressors	3%	3%	3%
Copper	2%	2%	2%
Electrical	2%	2%	2%
Plastics	1%	1%	2%
Aluminum	1%	1%	1%
Packaging	1%	1%	1%
Fans & Blowers	1%	1%	1%

The results of operations for the first six months ended June 28, 2008 as compared to the first six months ended June 30, 2007, the year 2007 as compared to the year 2006 and the year 2006 as compared to the year 2005 include a significant number of factors that affected our operations including, among others, the following:

•	the effect of a troubled housing market together with a difficult mortgage industry that resulted in the significant industry wide decline in new housing activity and consumer spending on home remodeling and repair,

•	the effect of acquisitions in all three reporting segments,

•	the effect of higher material costs

•	the effect of the closures of certain facilities in the RVP and HVAC segments,

•	the effect of product safety upgrades in the RVP and HTP segments,

•	the effect of changes in foreign currency exchange rates,

•	the effect of the curtailment gain related to the NuTone, Inc. post-retirement medical and life insurance benefits in 2006, and

•	gains and losses as a result that certain suppliers to our kitchen range hood subsidiaries based in Italy and Poland were unable to repay advances and amounts due under other arrangements,

In 2007, we spent approximately $36.4 million on capital expenditures. In 2008, we expect to spend between approximately $30 million and $35 million on capital expenditures, of which approximately $15.9 million was spent during the first six months of 2008. A portion of these capital expenditures together with cash investments in foreign subsidiaries in 2007 and 2008 will allow our businesses to expand their manufacturing capacity, manufacture products at lower costs and broaden our markets served. In 2008, our company signed an agreement with a Mexican entity located in Tecate, Mexico, establishing manufacturing services to certain of our company’s subsidiaries in the RVP segment. This agreement adds an additional approximate 204,000 square feet of manufacturing capabilities to our company’s RVP segment. Among other expenditures, our RVP Segment acquired an approximate 198,000 square foot manufacturing facility in Chenjian, Huizhou, The Peoples Republic of China (“PRC”) in late 2005 and began the construction of a 150,000 square foot manufacturing facility in Gliwice, Poland which was completed in mid 2006. In 2007, our company acquired an additional 12,000 square foot manufacturing facility, adjacent to its Polish plant, in connection with the acquisition of Stilpol. Our company also expanded manufacturing capability in Italy in 2007 with its acquisition of Metaltecnica. From 2005 to 2007, our company’s HTP Segment expanded its Shenzhen PRC manufacturing facilities from 72,000 square feet to 251,000 square feet of leased space to support future growth. In 2007 and 2006, our company’s HVAC business (for commercial products) made further investments in its Anji, PRC operations and relocated its operations into a 202,000 square foot manufacturing facility in 2006.

Our outlook for the remainder of 2008 is for the challenging market conditions to continue. Additionally, the instability in the mortgage market is expected to impact consumer confidence and their spending on home remodeling and repair expenditures. We are looking at our business with the long-term view and a continued focus on our low-cost country sourcing strategy and cost reduction initiatives. Balance sheet management is an extremely important priority for all our businesses so we can maximize our cash flow from operating activities. During this challenging environment, we will only fund necessary capital investments that will improve our business operations.

Results of Operations

The following table presents the financial information for our company’s reporting segments for the second quarter and first six months ended June 28, 2008 and June 30, 2007:

					Net Change
					Second Quarter		First Six Months
					Ended June 28,		Ended June 28,
	For the Second		For the First		2008 to Second		2008 to First Six
	Quarter Ended		Six Months Ended		Quarter Ended		Months Ended
	June 28,	June 30,	June 28,	June 30,	June 30, 2007		June 30, 2007
	2008	2007	2008	2007	$	%	$	%
	(unaudited)
	(Dollar amounts in millions)

Net sales:
Residential ventilation products	$187.0	$206.1	$375.2	$414.8	$(19.1)	(9.3)%	$(39.6)	(9.5)%
Home technology products	131.2	143.9	255.3	267.1	(12.7)	(8.8)	(11.8)	(4.4)
Air conditioning and heating products	328.9	294.3	556.8	514.9	34.6	11.8	41.9	8.1

Consolidated net sales	$647.1	$644.3	$1,187.3	$1,196.8	$2.8	0.4%	$(9.5)	(0.8)%

Operating earnings (loss):
Residential ventilation products(1)	$16.0	$26.0	$31.9	$51.2	$(10.0)	(38.5)%	$(19.3)	(37.7)%
Home technology products(2)	7.8	23.3	18.1	39.8	(15.5)	(66.5)	(21.7)	(54.5)
Air conditioning and heating products(3)	29.9	22.7	34.6	32.5	7.2	31.7	2.1	6.5

Subtotal	53.7	72.0	84.6	123.5	(18.3)	(25.4)	(38.9)	(31.5)
Unallocated:
Stock-based compensation charges	(0.1)	(0.1)	(0.1)	(0.2)	—	—	0.1	50.0
Foreign exchange gains (losses) on transactions, including intercompany debt	—	0.1	0.1	0.2	(0.1)	(100.0)	(0.1)	(50.0)
Unallocated, net	(6.7)	(7.3)	(14.3)	(13.9)	0.6	8.2	(0.4)	(2.9)

Consolidated operating earnings	$46.9	$64.7	$70.3	$109.6	$(17.8)	(27.5)%	$(39.3)	(35.9)%

Depreciation and amortization expense:
Residential ventilation products	$7.5	$5.4	$13.6	$9.7	$2.1	38.9%	$3.9	40.2%
Home technology products	4.9	4.6	9.8	8.6	0.3	6.5	1.2	14.0
Air conditioning and heating products	5.9	6.3	12.0	12.3	(0.4)	(6.3)	(0.3)	(2.4)
Unallocated	0.3	0.2	0.6	0.5	0.1	50.0	0.1	20.0

	$18.6	$16.5	$36.0	$31.1	$2.1	12.7%	$4.9	15.8%

Operating earnings margin:
Residential ventilation products(1)	8.6%	12.6%	8.5%	12.3%
Home technology products(2)	5.9	16.2	7.1	14.9
Air conditioning and heating products(3)	9.1	7.7	6.2	6.3
Consolidated	7.2	10.0	5.9	9.2
Depreciation and amortization expense as a % of net sales:
Residential ventilation products	4.0%	2.6%	3.6%	2.3%
Home technology products	3.7	3.2	3.8	3.2
Air conditioning and heating products	1.8	2.1	2.2	2.4
Consolidated	2.9	2.6	3.0	2.6

*	not meaningful

(1)	The operating results of the RVP segment for the second quarter ended June 28, 2008 include costs and expenses incurred in connection with the start up of a range hood facility in Mexico of approximately

$1.4 million, a gain of approximately $2.5 million from the sale of a manufacturing facility, net foreign exchange gains of approximately $1.4 million related to transactions, including intercompany debt not indefinitely invested in our company’s subsidiaries and approximately $0.2 million in net charges related to the closure of certain RVP segment facilities.

The operating results of the RVP segment for the second quarter ended June 30, 2007 include an approximate $0.8 million charge related to the closure of our company’s NuTone, Inc. Cincinnati, Ohio facility, legal and other professional fees and expenses incurred in connection with matters related to certain subsidiaries based in Italy and Poland of approximately $0.3 million and net foreign exchange losses of approximately $0.7 million related to transactions, including intercompany debt not indefinitely invested in our company’s subsidiaries.

The operating results of the RVP segment for the first six months ended June 28, 2008 include costs and expenses incurred in connection with the start up of a range hood facility in Mexico of approximately $1.4 million, a gain of approximately $2.5 million from the sale of a manufacturing facility, net foreign exchange gains of approximately $0.9 million related to transactions, including intercompany debt not indefinitely invested in our company’s subsidiaries and approximately $0.2 million in net charges related to the closure of certain RVP segment facilities.

The operating results of the RVP segment for the first six months ended June 30, 2007 include an approximate $1.4 million charge related to the closure of our company’s NuTone, Inc. Cincinnati, Ohio facility, legal and other professional fees and expenses incurred in connection with matters related to certain subsidiaries based in Italy and Poland of approximately $1.3 million and net foreign exchange losses of approximately $0.9 million related to transactions, including intercompany debt not indefinitely invested in our company’s subsidiaries.

(2)	The operating results of the HTP segment for the second quarter ended June 28, 2008 include approximately $4.5 million of fees, expenses and a reserve recorded in connection with a contemplated settlement of a dispute with one of its former suppliers and net foreign exchange gains of approximately $0.2 million related to transactions.

The operating results of the HTP segment for the second quarter ended June 30, 2007 include a charge approximately $0.5 million related to a reserve for amounts due from customers, a decrease in warranty expense of approximately $0.2 million related to a product safety upgrade and net foreign exchange gains of approximately $0.1 million related to transactions.

The operating results of the HTP segment for the first six months ended June 28, 2008 include approximately $4.7 million of fees, expenses and a reserve recorded in connection with a contemplated settlement of a dispute with one of its former suppliers and net foreign exchange gains of approximately $0.2 million related to transactions.

The operating results of the HTP segment for the first six months ended June 30, 2007 include a charge approximately $0.5 million related to a reserve for amounts due from customers, a decrease in warranty expense of approximately $0.2 million related to a product safety upgrade and net foreign exchange gains of approximately $0.1 million related to transactions.

(3)	The operating results of the HVAC segment for the second quarter ended June 28, 2008 include net foreign exchange losses of approximately $0.1 million related to transactions, including intercompany debt not indefinitely invested in our company’s subsidiaries.

The operating results of the HVAC segment for the second quarter ended June 30, 2007 include a charge of approximately $0.3 million related to the planned closure of our company’s Mammoth, Inc. Chaska, Minnesota manufacturing facility and net foreign exchange losses of approximately $1.2 million related to transactions, including intercompany debt not indefinitely invested in our company’s subsidiaries.

The operating results of the HVAC segment for the first six months ended June 28, 2008 include net foreign exchange gains of approximately $0.2 million related to transactions, including intercompany debt not indefinitely invested in our company’s subsidiaries.

The operating results of the HVAC segment for the first six months ended June 30, 2007 include a charge of approximately $0.3 million related to the planned closure of our company’s Mammoth, Inc. Chaska,

Minnesota manufacturing facility, a charge of approximately $1.8 million related to a reserve for amounts due from customers and net foreign exchange losses of approximately $1.4 million related to transactions, including intercompany debt not indefinitely invested in our company’s subsidiaries.

The following table presents the financial information for the second quarter ended June 28, 2008 and June 30, 2007. The results of operations for the second quarter ended June 28, 2008 are not necessarily indicative of the results of operations to be expected for any other interim period or the full year.

			Change
			in Earnings in
			the Second
			Quarter of 2008
	For the Second		as Compared to
	Quarter Ended		the Second
	June 28,	June 30,	Quarter of 2007
	2008	2007	$	%
	(Unaudited)
	(Dollar amounts in millions)

Net sales	$647.1	$644.3	$2.8	0.4%
Cost of products sold(1)	473.3	452.1	(21.2)	(4.7)
Selling, general and administrative expense, net(1)	118.5	121.1	2.6	2.1
Amortization of intangible assets	8.4	6.4	(2.0)	(31.3)

Operating earnings	46.9	64.7	(17.8)	(27.5)
Interest expense	(31.3)	(30.8)	(0.5)	(1.6)
Loss from debt retirement	(9.9)	—	(9.9)	*
Investment income	0.2	0.5	(0.3)	(60.0)

Earnings before provision for income taxes	5.9	34.4	(28.5)	(82.8)
Provision for income taxes	2.2	15.7	13.5	86.0

Net earnings	$3.7	$18.7	$(15.0)	(80.2)%

	Percentage of Net
	Sales for the Second		Change in Percentage for
	Quarter Ended		the Second Quarter of 2008
	June 28,	June 30,	as Compared to the
	2008	2007	Second Quarter of 2007

Net sales	100.0%	100.0%	—%
Cost of products sold(1)	73.2	70.2	(3.0)
Selling, general and administrative expense, net(1)	18.3	18.8	0.5
Amortization of intangible assets	1.3	1.0	(0.3)

Operating earnings	7.2	10.0	(2.8)
Interest expense	(4.8)	(4.8)	—
Loss from debt retirement	(1.5)	—	(1.5)
Investment income	—	0.1	(0.1)

Earnings before provision for income taxes	0.9	5.3	(4.4)
Provision for income taxes	0.3	2.4	2.1

Net earnings	0.6%	2.9%	(2.3)%

(1)	See Note D of the notes to the unaudited interim condensed consolidated financial statements included elsewhere herein.

*	not meaningful

The following table presents the financial information for the first six months ended June 28, 2008 and June 30, 2007. The results of operations for the first six months ended June 28, 2008 are not necessarily indicative of the results of operations to be expected for any other interim period or the full year.

			Change in
			Earnings in
			the First Six
			Months of 2008 as
	For the First Six Months		Compared to the
	Ended		First Six Months
	June 28,	June 30,	of 2007
	2008	2007	$	%
	(Unaudited)
	(Dollar amounts in millions)

Net sales	$1,187.3	$1,196.8	$(9.5)	(0.8)%
Cost of products sold(1)	864.9	836.7	(28.2)	(3.4)
Selling, general and administrative expense, net(1)	237.0	238.1	1.1	0.5
Amortization of intangible assets	15.1	12.4	(2.7)	(21.8)

Operating earnings	70.3	109.6	(39.3)	(35.9)
Interest expense	(58.7)	(60.0)	1.3	2.2
Loss from debt retirement	(9.9)	—	(9.9)	*
Investment income	0.4	0.9	(0.5)	(55.6)

Earnings before provision for income taxes	2.1	50.5	(48.4)	(95.8)
Provision for income taxes	2.5	22.6	20.1	88.9

Net (loss) earnings	$(0.4)	$27.9	$(28.3)	* %

			Change in
			Percentage for
	Percentage of Net		the First Six
	Sales for the First Six		Months of 2008 as
	Months Ended		Compared to the
	June 28,	June 30,	First Six Months
	2008	2007	of 2007

Net sales	100.0%	100.0%	—%
Cost of products sold(1)	72.8	69.9	(2.9)
Selling, general and administrative expense, net(1)	20.0	19.9	(0.1)
Amortization of intangible assets	1.3	1.0	(0.3)

Operating earnings	5.9	9.2	(3.3)
Interest expense	(4.9)	(5.1)	0.2
Loss from debt retirement	(0.8)	—	(0.8)
Investment income	—	0.1	(0.1)

Earnings before provision for income taxes	0.2	4.2	(4.0)
Provision for income taxes	0.2	1.9	1.7

Net (loss) earnings	—%	2.3%	(2.3)%

(1)	See Note D of the notes to the unaudited interim condensed consolidated financial statements included elsewhere herein.

*	not meaningful

Our company’s reporting segments have a significant number of different products across a wide range of price points and numerous distribution channels that do not always allow meaningful quantitative analysis to be performed with respect to the effect on net sales of changes in units sold or the price per unit sold. However, whenever the underlying causes of material increases or decreases in consolidated net sales can be adequately analyzed and quantified, our company attempts to make appropriate disclosure of such reasons, including changes in price, volume and the mix of products sold.

Second quarter and first six months ended June 28, 2008 as compared to the second quarter and first six months ended June 30, 2007

Excluding the effect of acquisitions and changes in foreign currency exchange rates, the operating results of our company were adversely impacted in the second quarter and first six months of 2008 by a decline in sales volume in residential ventilation and home technology products as the housing market continued to weaken. The results of operations for the second quarter and first six months ended June 28, 2008 are not necessarily indicative of the results of operations to be expected for any other interim period or the full year. The demand for certain of our company’s products is seasonal, particularly in the Northeast and Midwest regions of the United States where inclement weather during winter months usually reduces the level of building and remodeling activity in both home improvement and new construction markets, thereby reducing our company’s sales levels during the first and fourth quarters. Despite the current volatile operating environment, our company has certain new business prospects for 2008 and expects such prospects will contribute positively to earnings, as discussed further below. An overall decline in sales volume and higher material and transportation costs (which were partially offset by continued strategic sourcing initiatives as well as sales price increases) also adversely impacted the second quarter and first six months ended June 28, 2008. Our company believes that declines in existing home sales, the instability in the troubled mortgage market and rising energy prices will have a negative impact on consumer disposable income and spending on home remodeling and repair expenditures through 2009, which will have an adverse effect on our company’s operating results.

Net Sales.  Consolidated net sales increased approximately $2.8 million or 0.4% for the second quarter ended June 28, 2008 as compared to the second quarter ended June 30, 2007 and decreased approximately $9.5 million or 0.8% for the first six months ended June 28, 2008 as compared to the first six months ended June 30, 2007 as discussed further in the following paragraphs. The effect of changes in foreign currency exchange rates and acquisitions contributed approximately $10.3 million and $8.4 million, respectively, to net sales for the second quarter ended June 28, 2008 and contributed approximately $22.3 million and $19.6 million, respectively, to net sales for the first six months ended June 28, 2008. Excluding the effect of changes in foreign currency exchange rates and acquisitions, consolidated net sales decreased approximately $15.9 million and $51.4 million in the second quarter and first six months ended June 28, 2008, respectively.

In the RVP segment, net sales decreased approximately $19.1 million or 9.3% for the second quarter ended June 28, 2008 as compared to the second quarter ended June 30, 2007 and decreased approximately $39.6 million or 9.5% for the first six months ended June 28, 2008 as compared to the first six months ended June 30, 2007. Net sales in the RVP segment for the second quarter and first six months ended June 28, 2008 reflects an increase of approximately $8.0 million and $16.8 million, respectively, attributable to the effect of changes in foreign currency exchange rates and an increase of approximately $0.9 million and $1.9 million, respectively, attributable to acquisitions.

Excluding the effect of changes in foreign currency exchange rates and acquisitions, net sales in the RVP segment decreased approximately $28.0 million for the second quarter ended June 28, 2008 as compared to the second quarter ended June 30, 2007 and decreased approximately $58.3 million for the first six months ended June 28, 2008 as compared to the first six months ended June 30, 2007. The decrease in net sales in the RVP segment for the second quarter and first six months ended June 28, 2008 as compared to the same periods of 2007 reflects lower sales volume of bathroom exhaust fans and kitchen range hoods, partially offset by higher average unit sales price of bathroom exhaust fans. The average unit sales price of kitchen range hoods for the second quarter and first six months of 2008 was down slightly as compared to the same periods of 2007. Higher average unit sales price of bathroom exhaust fans reflect, in part, the impact of the sale of new products with higher price points and an increase in the relative percentage of products sold with higher sales price points as compared to 2007. Kitchen range hoods and bathroom exhaust fans are the largest product category sold in the RVP segment, accounting for approximately 79.8% and 80.1% of the total RVP segment’s gross sales for the second quarter and first six months ended June 28, 2008, respectively. Sales of range hoods and bathroom exhaust fans decreased approximately 15.0% and 16.1% in the second quarter and first six months ended June 28, 2008, respectively, for the RVP segment’s domestic subsidiaries and excluding the effect of changes in foreign currency exchange rates, sales of range hoods and bathroom exhaust fans decreased approximately 10.0% and 10.5% in the second quarter and first six months ended June 28, 2008, respectively, for the RVP segment’s foreign subsidiaries.

In the HTP segment, net sales decreased approximately $12.7 million or 8.8% for the second quarter ended June 28, 2008 as compared to the second quarter ended June 30, 2007 and decreased approximately $11.8 million or 4.4% for the first six months ended June 28, 2008 as compared to the first six months ended June 30, 2007. Net sales in the HTP segment for the second quarter and first six months ended June 28, 2008 includes an increase of approximately $7.5 million and $17.7 million, respectively, attributable to acquisitions. Excluding the effect of acquisitions, net sales in the HTP segment decreased approximately $20.2 million and $29.5 million for the second quarter and first six months ended June 28, 2008, respectively. This decrease is due to decreased sales of audio and video distribution equipment and speakers, partially offset by an increase in sales of certain security and access control products.

In the HVAC segment, net sales increased approximately $34.6 million or 11.8% for the second quarter ended June 28, 2008 as compared to the second quarter ended June 30, 2007 and increased approximately $41.9 million or 8.1% for the first six months ended June 28, 2008 as compared to the first six months ended June 30, 2007. Net sales in the HVAC segment for the second quarter and first six months ended June 28, 2008 reflects an increase of approximately $2.3 million and $5.5 million, respectively, attributable to the effect of changes in foreign currency exchange rates. The remaining increase in net sales in the HVAC segment for the second quarter and first six months ended June 28, 2008 as compared to the same periods of 2007 includes higher sales volume of HVAC products sold to residential site-built and manufactured housing customers, in part, as a result of a sizeable new customer and increased sales volume of HVAC products sold to commercial air conditioning customers, in part, as a result of a sizeable job, of which approximately $40.2 million and $44.0 million was shipped during the second quarter and first six months of 2008, respectively. Backlog for commercial HVAC products was approximately $169.5 million at June 30, 2007, approximately $172.7 million at December 31, 2007 and approximately $237.5 million at June 28, 2008. This increase in backlog serving commercial HVAC customers at June 28, 2008 and December 31, 2007 reflects a new order received in the first quarter of 2008 for approximately $74.8 million, of which our company expects the remaining approximate $30.8 million will be shipped over the remainder of 2008. Price increases implemented in the second quarter and first six months of 2008 related to products sold to residential site-built and manufactured housing customers also contributed to the increase in net sales over the same periods of 2007. Our company’s net sales to customers serving the manufactured housing markets, principally consisting of air conditioners and furnaces, constituted approximately 5.1% and 5.0% of our company’s consolidated net sales for the second quarter ended June 28, 2008 and June 30, 2007, respectively and constituted approximately 4.8% and 4.6% of our company’s consolidated net sales for the first six months ended June 28, 2008 and June 30, 2007, respectively.

Foreign net sales, which are attributed based on the location of our company’s subsidiary responsible for the sale, were approximately 19.7% and 19.9% of consolidated net sales for the second quarter ended June 28, 2008 and June 30, 2007, respectively, and were approximately 20.9% of consolidated net sales for each of the first six months ended June 28, 2008 and June 30, 2007. Net sales from our company’s Canadian subsidiaries were approximately 8.9% and 7.9% of consolidated net sales for the second quarter ended June 28, 2008 and June 30, 2007, respectively, and were approximately 9.0% and 8.2% of consolidated net sales for the first six months ended June 28, 2008 and June 30, 2007, respectively. Net sales from our company’s Canadian subsidiaries include net sales from our company’s RVP and HVAC segments. Net sales from our company’s European subsidiaries were approximately 8.5% and 9.1% of consolidated net sales for the second quarter ended June 28, 2008 and June 30, 2007, respectively, and were approximately 9.5% and 10.2% of consolidated net sales for the first six months ended June 28, 2008 and June 30, 2007, respectively. Net sales from our company’s European subsidiaries include net sales primarily from our company’s RVP and HVAC segments and to a lesser extent our company’s HTP segment.

Cost of Products Sold.  Consolidated cost of products sold was approximately $473.3 million for the second quarter ended June 28, 2008 as compared to approximately $452.1 million for the second quarter ended June 30, 2007 and was approximately $864.9 million for the first six months ended June 28, 2008 as compared to approximately $836.7 million for the first six months ended June 30, 2007. Cost of products sold, as a percentage of net sales, increased from approximately 70.2% for the second quarter ended June 30, 2007 to approximately 73.2% for the second quarter ended June 28, 2008 and increased from approximately 69.9% for the first six months ended June 30, 2007 to approximately 72.8% for the first six months ended June 28, 2008 primarily as a result of the factors described below.

Our company consistently reviews the costs of its product lines and seeks opportunities to increase prices to help offset the rising costs of raw materials and transportation. During the second quarter and first six months of 2008, our company implemented certain price increases, including certain price increases effective beginning in the third quarter of 2008, in each of its three segments to help offset higher costs. In addition, our company has several increases planned across all three of its segments for the remainder of the year should its costs for raw material and transportation continue to rise. These price increases may not be totally realized and may not totally offset the impact of higher costs.

Overall, consolidated material costs were approximately 48.8% and 47.5% of net sales for the second quarter ended June 28, 2008 and June 30, 2007, respectively, and were approximately 47.9% and 46.4% of net sales for the first six months ended June 28, 2008 and June 30, 2007, respectively. As compared to the second quarter and first six months ended June 30, 2007, our company experienced higher material costs related primarily to purchases of steel, copper and aluminum and related purchased components, such as compressors and motors. Cost increases during the second quarter and first six months ended June 28, 2008 as compared to the same periods of 2007 were partially offset by continued strategic sourcing initiatives and improvements in manufacturing efficiency.

During the second quarter and first six months ended June 28, 2008 our company experienced increased freight costs primarily due to increased fuel surcharges as compared to the same periods of 2007. These increases were partially offset by our company’s strategic sourcing initiatives and through other cost reduction measures. These cost reduction measures reduce the overall effect of freight costs on cost of goods sold as a percentage of net sales.

Overall, changes in the cost of products sold as a percentage of net sales for one period as compared to another period may reflect a number of factors including changes in the relative mix of products sold, the effect of changes in sales prices, material costs and changes in productivity levels.

In the RVP segment, cost of products sold for the second quarter ended June 28, 2008 was approximately $141.0 million, or 75.4% as a percentage of the RVP segment’s net sales, as compared to approximately $143.4 million, or 69.6% as a percentage of the RVP segment’s net sales for the second quarter ended June 30, 2007. In the RVP segment, cost of products sold for the first six months ended June 28, 2008 was approximately $280.5 million, or 74.8% as a percentage of the RVP segment’s net sales, as compared to approximately $288.9 million, or 69.6% as a percentage of the RVP segment’s net sales for the first six months ended June 30, 2007. Cost of products sold in the RVP segment for the second quarter and first six months ended June 28, 2008 includes (1) an increase of approximately $6.2 million and $13.3 million, respectively, related to the effect of changes in foreign currency exchange rates, (2) an increase of approximately $0.9 million and $1.6 million, respectively, contributed by acquisitions, (3) costs and expenses incurred in connection with the start up of a range hood facility in Mexico of approximately $1.4 million and (4) approximately $0.3 million of severance charges related to the closure of our company’s Aubrey Manufacturing, Inc. Union, IL facility. The increase in the percentage of cost of products sold to net sales for the second quarter and first six months ended June 28, 2008 over the same periods of 2007 in the RVP segment reflects the impact of the above items, a decline in sales volume of kitchen range hoods and bathroom exhaust fans without a proportionate decrease in overhead costs, as well as an increase in material costs as a percentage of net sales related to purchases of steel and related purchased components, such as motors.

In the HTP segment, cost of products sold for the second quarter ended June 28, 2008 was approximately $72.7 million, or 55.4% as a percentage of the HTP segment’s net sales, as compared to approximately $76.0 million, or 52.8% as a percentage of the HTP segment’s net sales for the second quarter ended June 30, 2007. In the HTP segment, cost of products sold for the first six months ended June 28, 2008 was approximately $140.4 million, or 55.0% as a percentage of the HTP segment’s net sales, as compared to approximately $141.8 million, or 53.1% as a percentage of the HTP segment’s net sales for the first six months ended June 30, 2007. Cost of products sold in the HTP segment for the second quarter and first six months ended June 28, 2008 reflects an increase of approximately $4.9 million and $11.3 million, respectively, contributed by acquisitions. Cost of products sold in the HTP segment for the second quarter and first six months ended June 30, 2007 reflects a decrease of approximately $0.2 million in warranty expense related to a product safety upgrade. The increase in the percentage of cost of products sold to net sales for the second quarter and first six months ended June 28, 2008 as compared to the same periods of 2007 is primarily as a result of lower sales without a proportionate decrease in overhead costs and increased transportation costs.

In the HVAC segment, cost of products sold for the second quarter ended June 28, 2008 was approximately $259.6 million, or 78.9% as a percentage of the HVAC segment’s net sales, as compared to approximately $232.7 million, or 79.1% as a percentage of the HVAC segment’s net sales, for the second quarter ended June 30, 2007. In the HVAC segment, cost of products sold for the first six months ended June 28, 2008 was approximately $444.0 million, or 79.7% as a percentage of the HVAC segment’s net sales, as compared to approximately $406.0 million, or 78.9% as a percentage of the HVAC segment’s net sales, for the first six months ended June 30, 2007. Cost of products sold in the HVAC segment for the second quarter and first six months ended June 28, 2008 includes an increase of approximately $1.7 million and $4.2 million, respectively, related to the effect of changes in foreign currency exchange rates. The decrease in cost of products sold as a percentage of net sales for the second quarter ended June 28, 2008 as compared to the same period of 2007 reflects increased sales volume of product sold to both residential and commercial customers without a proportionate increase in costs and expenses, partially offset by higher material costs. The increase in cost of products sold as a percentage of net sales for the first six months ended June 28, 2008 as compared to the same period of 2007 reflects an increase in material costs as a percentage of net sales for products sold to both residential and commercial customers, partially offset by increased sales volume of product sold to both residential and commercial customers without a proportionate increase in costs and expenses.

Selling, General and Administrative Expense, Net.  Consolidated selling, general and administrative expense, net (“SG&A”) was approximately $118.5 million for the second quarter ended June 28, 2008 as compared to approximately $121.1 million for the second quarter ended June 30, 2007 and was approximately $237.0 million for the first six months ended June 28, 2008 as compared to approximately $238.1 million for the first six months ended June 30, 2007. SG&A as a percentage of net sales decreased from approximately 18.8% for the second quarter ended June 30, 2007 to approximately 18.3% for the second quarter ended June 28, 2008 and increased slightly from approximately 19.9% for the first six months ended June 30, 2007 to approximately 20.0% for the first six months ended June 28, 2008. SG&A decreased for the second quarter of 2008 as compared to the same period of 2007, in part, due to cost reduction measures initiated in the first and second quarter of 2008.

SG&A for the second quarter ended June 28, 2008 and June 30, 2007 includes, among others, the following items of increase (decrease) in expense (see Note D of the Notes to the Consolidated Financial Statements included elsewhere herein):

		For the Second Quarter Ended
		June 28, 2008	June 30, 2007
		(Amounts in millions)

(1)	Fees, expenses and a reserve recorded within the HTP segment in connection with a contemplated settlement of a dispute with one of its former suppliers	$4.5	$—
(2)	SG&A related to acquisitions	3.0	—
(3)	Effect of changes in foreign currency exchange rates	2.0	—
(4)	Gain from the sale of a manufacturing facility within the RVP segment	(2.5)	—
(5)	Decrease in display expense in the RVP segment	(1.9)	—
(6)	Net foreign exchange (gains) losses related to transactions, including intercompany debt not indefinitely invested in our company’s subsidiaries	(1.5)	1.7
(7)	Charges related to the closure of our company’s NuTone, Inc. Cincinnati, OH facility in the RVP segment	—	0.8

		For the Second Quarter Ended
		June 28, 2008	June 30, 2007
		(Amounts in millions)

(8)	Charges related to reserves for amounts due from customers in the HTP and HVAC segments	—	0.5
(9)	Charges related to the closure of our company’s Mammoth, Inc. Chaska, MN facility in the HVAC segment	—	0.3
(10)	Legal and other professional fees and expenses incurred in connection with matters related to certain subsidiaries based in Italy and Poland in the RVP segment	—	0.3
(11)	Reduction in reserves related to the closure of our company’s Jensen Industries, Inc. Vernon, CA facility within the RVP segment	(0.1)	—

SG&A for the first six months ended June 28, 2008 and June 30, 2007 includes, among others, the following items of increase (decrease) in expense (see Note D of the Notes to the Consolidated Financial Statements included elsewhere herein):

		For the First Six Months Ended
		June 28, 2008	June 30, 2007
		(Amounts in millions)

(1)	SG&A related to acquisitions	$7.9	$—
(2)	Decrease in display expense within the RVP segment	(5.1)	—
(3)	Fees, expenses and a reserve recorded within the HTP segment in connection with a contemplated settlement of a dispute with one of its former suppliers	4.7	—
(4)	Effect of changes in foreign currency exchange rates	3.8	—
(5)	Gain from the sale of a manufacturing facility within the RVP segment	(2.5)	—
(6)	Charges related to reserves for amounts due from customers within the HTP and HVAC segments	—	2.3
(7)	Net foreign exchange (gains) losses related to transactions, including intercompany debt not indefinitely invested in our company’s subsidiaries	(1.4)	2.0
(8)	Charges related to the closure of our company’s NuTone, Inc. Cincinnati, OH facility within the RVP segment	—	1.4
(9)	Legal and other professional fees and expenses incurred in connection with matters related to certain subsidiaries based in Italy and Poland within the RVP segment	—	1.3
(10)	Charges related to the closure of our company’s Mammoth, Inc. Chaska, MN facility within the HVAC segment	—	0.3
(11)	Reduction in reserves related to the closure of our company’s Jensen Industries, Inc. Vernon, CA facility within the RVP segment	(0.1)	—

Amortization of Intangible Assets.  Amortization of intangible assets increased approximately $2.0 million from approximately $6.4 million for the second quarter ended June 30, 2007 to approximately $8.4 million for the second quarter ended June 28, 2008 and increased approximately $2.7 million from approximately $12.4 million for the first six months ended June 30, 2007 to approximately $15.1 million for the first six months ended June 28, 2008. The impact of acquisitions contributed approximately $0.9 million and $1.4 million to the increase in amortization of intangible assets for the second quarter and first six months ended June 28, 2008, respectively. The remaining increase is primarily the result of finalizing the fair value adjustments to intangible assets relating to acquisitions in the RVP and HTP segments.

Depreciation Expense.  Depreciation expense increased approximately $0.1 million from approximately $10.1 million for the second quarter ended June 30, 2007 to approximately $10.2 million for the second quarter ended June 28, 2008 and increased approximately $2.2 million from approximately $18.7 million for the first six months ended June 30, 2007 to approximately $20.9 million for the first six months ended June 28,

2008. This increase is primarily attributable to capital expenditures, and to a lesser extent the impact of acquisitions, which represented approximately $0.1 million and $0.3 million of the increase in the second quarter and first six months ended June 28, 2008, respectively.

Operating Earnings.  Consolidated operating earnings decreased by approximately $17.8 million from approximately $64.7 million for the second quarter ended June 30, 2007 to approximately $46.9 million for the second quarter ended June 28, 2008 and decreased by approximately $39.3 million from approximately $109.6 million for the first six months ended June 30, 2007 to approximately $70.3 million for the first six months ended June 28, 2008. The effect of changes in foreign currency exchange rates contributed approximately $0.1 million and $0.7 million to operating earnings for the second quarter and first six months ended June 28, 2008, respectively, while the impact of acquisitions decreased operating earnings by approximately $1.3 million and $2.6 million for the second quarter and first six month ended June 28, 2008, respectively. The decrease in consolidated operating earnings is primarily due to the factors discussed above and that follow. Operating earnings, as a percentage of net sales, decreased from approximately 10.0% for the second quarter ended June 30, 2007 to approximately 7.2% for the second quarter ended June 28, 2008 and decreased from approximately 9.2% for the first six months ended June 30, 2007 to approximately 5.9% for the first six months ended June 28, 2008.

Operating earnings of the RVP segment for the second quarter ended June 28, 2008 were approximately $16.0 million as compared to approximately $26.0 million for the second quarter ended June 30, 2007. Operating earnings of the RVP segment for the first six months ended June 28, 2008 were approximately $31.9 million as compared to approximately $51.2 million for the first six months ended June 30, 2007. The decrease in operating earnings in the RVP segment for the second quarter and first six months ended June 28, 2008 as compared to the same periods in 2007 is primarily as a result of lower sales volume of kitchen range hoods and bathroom exhaust fans without a proportionate decline in overhead costs and an increase in material costs related to purchases of steel and related purchased components, such as motors, as well as increased freight costs due to increased fuel surcharges.

Operating earnings in the RVP segment for the second quarter ended June 28, 2008 and June 30, 2007 includes the following increases (decreases) in operating earnings:

		For the Second Quarter Ended
		June 28, 2008	June 30, 2007
		(Amounts in millions)

(1)	Gain from the sale of a manufacturing facility	$2.5	$—
(2)	Increased amortization of intangible assets	(2.1)	—
(3)	Decrease in displays expense in the RVP segment	1.9	—
(4)	Net foreign exchange gains (losses) related to transactions, including intercompany debt not indefinitely invested in our company’s subsidiaries	1.4	(0.7)
(5)	Costs and expenses incurred in connection with the start up of a range hood facility in Mexico	(1.4)	—
(6)	Decrease in operating earnings related to acquisitions	(0.9)	—
(7)	Charges related to the closure of our company’s NuTone, Inc. Cincinnati, OH facility	—	(0.8)
(8)	Charges related to the closure of our company’s Aubrey Manufacturing, Inc. Union, IL facility	(0.3)	—
(9)	Legal and other professional fees and expenses incurred in connection with matters related to certain subsidiaries based in Italy and Poland	—	(0.3)
(10)	Reduction in reserves related to the closure of our company’s Jensen Industries, Inc. Vernon, CA facility	0.1	—

Operating earnings in the RVP segment for the first six months ended June 28, 2008 and June 30, 2007 includes the following increases (decreases) in operating earnings:

		For the First Six Months Ended
		June 28, 2008	June 30, 2007
		(Amounts in millions)

(1)	Decrease in displays expense in the RVP segment	$5.1	$—
(2)	Increased depreciation expense of property and equipment	(1.2)	—
(3)	Gain from the sale of a manufacturing facility	2.5	—
(4)	Increased amortization of intangible assets	(2.7)	—
(5)	Costs and expenses incurred in connection with the start up of a range hood facility in Mexico	(1.4)	—
(6)	Charges related to the closure of our company’s NuTone, Inc. Cincinnati, OH facility	—	(1.4)
(7)	Legal and other professional fees and expenses incurred in connection with matters related to certain subsidiaries based in Italy and Poland	—	(1.3)
(8)	Decrease in operating earnings related to acquisitions	(1.2)	—
(9)	Net foreign exchange gains (losses) related to transactions, including intercompany debt not indefinitely invested in our company’s subsidiaries	0.9	(0.9)
(10)	Increase in operating earnings related to effect of changes in foreign currency exchange rates	0.5	—
(11)	Charges related to the closure of our company’s Aubrey Manufacturing, Inc. Union, IL facility	(0.3)	—
(12)	Reduction in reserves related to the closure of our company’s Jensen Industries, Inc. Vernon, CA facility	0.1	—

Operating earnings of the HTP segment for the second quarter ended June 28, 2008 were approximately $7.8 million as compared to approximately $23.3 million for the second quarter ended June 30, 2007 and were approximately $18.1 million for the first six months ended June 28, 2008 as compared to approximately $39.8 million for the first six months ended June 30, 2007. The decrease in operating earnings in the HTP segment for the second quarter and first six months ended June 28, 2008 over the same periods in 2007 is primarily a result of decreased sales volume of audio and video distribution equipment and speakers without a proportionate decrease in overhead costs and increased transportation costs, partially offset by higher sales volume of certain security and access control devices.

Operating earnings of the HTP segment for the second quarter and first six months ended June 28, 2008 reflects (1) approximately $4.5 million and $4.7 million, respectively, of fees, expenses and a reserve recorded in connection with a contemplated settlement of a dispute with one of its former suppliers, (2) a decrease of approximately $0.4 million and $1.4 million, respectively, contributed by acquisitions, (3) approximately $0.2 million and $0.5 million, respectively, of increased depreciation expense of property and equipment and approximately $0.1 million and $0.7 million, respectively, of increased amortization of intangible assets and (4) net foreign exchange gains of approximately $0.2 million related to transactions.

Operating earnings of the HTP segment for the second quarter and first six months ended June 30, 2007 reflects (1) a charge of approximately $0.5 million related to a reserve for amounts due from customers recorded in the second quarter of 2007, (2) a decrease in warranty expense of approximately $0.2 million related to a product safety upgrade and (3) net foreign exchange gains of approximately $0.1 million related to transactions.

Operating earnings of the HVAC segment were approximately $29.9 million for the second quarter ended June 28, 2008 as compared to approximately $22.7 million for the second quarter ended June 30, 2007 and were approximately $34.6 million for the first six months ended June 28, 2008 as compared to approximately $32.5 million for the first six months ended June 30, 2007. The increase in operating earnings in the HVAC segment for the second quarter and first six months ended June 28, 2008 as compared to the same periods in 2007 is primarily the result of increased sales volume of products sold to both residential and commercial customers without a proportionate increase in costs and expenses, partially offset by an increase in material and transportation costs for products sold to both residential and commercial customers.

Operating earnings of the HVAC segment for the second quarter and first six months ended June 28, 2008 reflect (1) approximately $0.1 million of decreased depreciation expense and $0.5 million of increased depreciation expense, respectively, of property and equipment and approximately $0.3 million and $0.8 million, respectively, of decreased amortization of intangible assets, (2) an increase in earnings of approximately $0.1 million and $0.2 million, respectively, from the effect of changes in foreign currency exchange rates and (3) net foreign exchange losses of approximately $0.1 million for the second quarter of 2008 and net foreign exchange gains of approximately $0.2 million for the first six months of 2008 related to transactions, including intercompany debt not indefinitely invested in our company’s subsidiaries.

Operating earnings of the HVAC segment for the second quarter and first six months ended June 30, 2007 reflects (1) a charge of approximately $1.8 million related to reserves for amounts due from customers recorded in the first six months of 2007, (2) a charge of approximately $0.3 million related to the planned closure of our company’s Mammoth, Inc. Chaska, Minnesota manufacturing facility recorded in the second quarter of 2007 and (3) net foreign exchange losses of approximately $1.2 million and $1.4 million, respectively, related to transactions, including intercompany debt not indefinitely invested in our company’s subsidiaries.

Operating earnings of foreign operations, consisting primarily of the results of operations of our company’s Canadian subsidiaries, were approximately 6.1% and 11.2% of operating earnings (before unallocated and corporate expenses) for the second quarter ended June 28, 2008 and June 30, 2007, respectively, and were approximately 6.1% and 13.9% of operating earnings (before unallocated and corporate expenses) for the first six months ended June 28, 2008 and June 30, 2007, respectively. Net sales and earnings derived from international markets are subject to, among others, the risks of currency fluctuations.

Interest Expense.  Interest expense increased approximately $0.5 million or approximately 1.6% during the second quarter ended June 28, 2008 as compared to the second quarter ended June 30, 2007 and decreased approximately $1.3 million or approximately 2.2% during the first six months ended June 28, 2008 as compared to the first six months ended June 30, 2007. This decrease in the first six months ended June 28, 2008 as compared to the same period of 2007 was primarily the result of a decrease of approximately $1.8 million related to decreased interest rates.

Loss from Debt Retirement.  On May 20, 2008, Nortek sold $750.0 million of its 10% Senior Secured Notes due December 1, 2013 (the “outstanding notes”) and also entered into a new five year $350.0 million senior secured asset-based revolving credit facility (the “new ABL Facility”). The net proceeds from the outstanding notes and the new ABL Facility were used to repay all of the outstanding indebtedness under Nortek’s existing senior secured credit facility, which included approximately $675.5 million outstanding under Nortek’s senior secured term loan and approximately $80.0 million outstanding under the revolving portion of the senior secured credit facility. The redemption of Nortek’s senior secured term loan resulted in a pre-tax loss of approximately $9.9 million in the second quarter ended June 28, 2008, primarily as a result of writing off unamortized deferred debt expense.

Investment Income.  Investment income was approximately $0.2 million and $0.5 million for the second quarter ended June 28, 2008 and June 30, 2007, respectively, and was approximately $0.4 million and $0.9 million for the first six months ended June 28, 2008 and June 30, 2007, respectively.

Provision for Income Taxes.  The provision for income taxes was approximately $2.2 million for the second quarter ended June 28, 2008 as compared to approximately $15.7 million for the second quarter ended June 30, 2007 and was approximately $2.5 million for the first six months ended June 28, 2008 as compared to approximately $22.6 million for the first six months ended June 30, 2007. The effective income tax rates of approximately 119.0% and 44.8% for the first six months ended June 28, 2008 and June 30, 2007, respectively, differ from the expected United States federal statutory rate of 35% principally as a result of state income tax provisions, non-deductible expenses, the effect of foreign operations and interest on uncertain tax positions.

The change in the effective income tax rates between 2008 and 2007 is principally due to interest on uncertain tax positions (see Note F of the Notes to the Unaudited Financial Statements included elsewhere herein).

During the second quarter ended June 28, 2008, our company evaluated the realizability of its domestic deferred tax assets as a result of recent economic conditions, our company’s recent operating results and our company’s revised forecast, including the increase in future interest expense as a result of the May 2008 Transactions. As a result of this analysis, our company determined that its domestic deferred tax assets are realizable and no valuation allowance is required at June 28, 2008. In assessing the need for a valuation allowance, our company has assessed the available means of recovering its deferred tax assets, including the ability to carry back net operating losses, available deferred tax liabilities, tax planning strategies and projections of future taxable income. Our company has concluded that based upon all available evidence, it is more likely than not, that its domestic deferred tax assets are realizable.

Net (Loss) Earnings.  Consolidated net earnings decreased by approximately $15.0 million from approximately $18.7 million, or 2.9% as a percentage of net sales, for the second quarter ended June 30, 2007 to approximately $3.7 million, or 0.6% as a percentage of net sales, for the second quarter ended June 28, 2008. Consolidated net (loss) earnings decreased by approximately $28.3 million from net earnings of approximately $27.9 million, or 2.3% as a percentage of net sales, for the first six months ended June 30, 2007 to a net loss of approximately $0.4 million for the first six months ended June 28, 2008. The decrease in the second quarter and first six months ended June 28, 2008 was primarily due to the factors discussed above, which included a decrease of approximately $17.8 million and $39.3 million, respectively, in consolidated operating earnings, an increase in interest expense of approximately $0.5 million for the second quarter of 2008, a loss from debt retirement of approximately $9.9 million recorded in the second quarter of 2008 and a decrease in investment income of approximately $0.3 million and $0.5 million, respectively, partially offset by a decrease of approximately $1.3 million in interest expense for the first six months of 2008 and a decrease of approximately $13.5 million and $20.1 million, respectively, in the provision for income taxes.

EBITDA.  Our company uses EBITDA as both an operating performance and liquidity measure. Operating performance measure disclosures with respect to EBITDA are provided below. Refer to the Liquidity and Capital Resources section for liquidity measure disclosures with respect to EBITDA and a reconciliation from net cash flows from operating activities to EBITDA.

EBITDA is defined as net earnings (loss) before interest, taxes, depreciation and amortization expense. EBITDA is not a measure of operating performance under U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative or substitute for GAAP profitability measures such as operating earnings (loss) from continuing operations, discontinued operations, extraordinary items and net earnings (loss). EBITDA as an operating performance measure has material limitations since it excludes, among other things, the statement of operations impact of depreciation and amortization expense, interest expense and the provision (benefit) for income taxes and therefore does not necessarily represent an accurate measure of profitability, particularly in situations where a company is highly leveraged or has a disadvantageous tax structure. Our company uses a significant amount of capital assets and therefore, depreciation and amortization expense is a necessary element of our company’s costs and ability to generate revenue and therefore its exclusion from EBITDA is a material limitation. Our company has a significant amount of debt and therefore, interest expense is a necessary element of our company’s costs and ability to generate revenue and therefore its exclusion from EBITDA is a material limitation. Our company generally incurs significant U.S. federal, state and foreign income taxes each year and the provision (benefit) for income taxes is a necessary element of our company’s costs and therefore its exclusion from EBITDA is a material limitation. As a result, EBITDA should be evaluated in conjunction with net earnings (loss) for a more complete analysis of our company’s profitability, as net earnings (loss) includes the financial statement impact of these items and is the most directly comparable GAAP operating performance measure to EBITDA. As EBITDA is not defined by GAAP, our company’s definition of EBITDA may differ from and therefore may not be comparable to similarly titled measures used by other companies, thereby limiting its usefulness as a comparative measure. Because of the limitations that EBITDA has as an analytical tool, investors should not consider it in isolation, or as a substitute for analysis of our company’s operating results as reported under GAAP.

Company management uses EBITDA as a supplementary non-GAAP operating performance measure to assist with its overall evaluation of Company and subsidiary operating performance (including the performance of subsidiary management) relative to outside peer group companies. In addition, our company uses EBITDA as an operating performance measure in financial presentations to our company’s Board of Directors, shareholders, various banks participating in the new ABL Facility, note holders and Bond Rating agencies, among others, as a supplemental non-GAAP operating measure to assist them in their evaluation of our company’s performance. Our company is also active in mergers, acquisitions and divestitures and uses EBITDA as an additional operating performance measure to assess our company, subsidiary and potential acquisition target enterprise value and to assist in the overall evaluation of our company, subsidiary and potential acquisition target performance on an internal basis and relative to peer group companies. Our company uses EBITDA in conjunction with traditional GAAP operating performance measures as part of its overall assessment of potential valuation and relative performance and therefore does not place undue reliance on EBITDA as its only measure of operating performance.

Our company believes EBITDA is useful for both our company and investors as it is a commonly used analytical measurement for comparing company profitability, which eliminates the effects of financing, differing valuations of fixed and intangible assets and tax structure decisions. Our company believes that EBITDA is specifically relevant to our company, due to the different degrees of leverage among its competitors, the impact of purchase accounting associated with acquisitions, which impacts comparability with its competitors who may or may not have recently revalued their fixed and intangible assets, and the differing tax structures and tax jurisdictions of certain of our company’s competitors. Our company has included EBITDA as a supplemental operating performance measure, which should be evaluated by investors in conjunction with the traditional GAAP performance measures discussed earlier in this Results of Operations section for a complete evaluation of our company’s operating performance.

The following table presents a reconciliation from net earnings, which is the most directly comparable GAAP operating performance measure, to EBITDA for the second quarter ended June 28, 2008 and June 30, 2007:

	For the Second Quarter Ended
	June 28,	June 30,
	2008	2007
	(Amounts in millions)

Net earnings(1),(2)	$3.7	$18.7
Provision for income taxes	2.2	15.7
Interest expense(3)	31.3	30.8
Investment income	(0.2)	(0.5)
Depreciation expense	10.2	10.1
Amortization expense	8.4	6.4

EBITDA(1),(2)	$55.6	$81.2

(1)	Net earnings and EBITDA for the second quarter ended June 28, 2008 includes the following other income and expense items:

•	a pre-tax loss from debt retirement of approximately $9.9 million, primarily as a result of writing off unamortized deferred debt expense related to our company’s senior secured credit facility,

•	approximately $4.5 million of fees, expenses and a reserve recorded in connection with a contemplated settlement of a dispute with one of its former suppliers within the HTP segment,

•	costs and expenses incurred in connection with the start up of a range hood facility in Mexico of approximately $1.4 million within the RVP segment,

•	a gain of approximately $2.5 million from the sale of a manufacturing facility within the RVP segment,

•	net foreign exchange gains of approximately $1.5 million related to transactions, including intercompany debt not indefinitely invested in our company’s subsidiaries, and

•	approximately $0.2 million in net charges related to the closure of certain RVP segment facilities.

(2)	Net earnings and EBITDA for the second quarter ended June 30, 2007 includes the following other income and expense items:

•	net foreign exchange losses of approximately $1.7 million related to transactions, including intercompany debt not indefinitely invested in our company’s subsidiaries,

•	a charge of approximately $0.8 million related to the closure of our company’s NuTone, Inc. Cincinnati, Ohio facility within the RVP segment,

•	a charge of approximately $0.5 million related to a reserve for amounts due from customers within the HTP segment,

•	legal and other professional fees and expenses incurred in connection with matters related to certain subsidiaries based in Italy and Poland within the RVP segment of approximately $0.3 million,

•	a charge of approximately $0.3 million related to the planned closure of our company’s Mammoth, Inc. Chaska, Minnesota manufacturing facility within the HVAC segment, and

•	a decrease in warranty expense of approximately $0.2 million related to a product safety upgrade within the HTP segment.

(3)	Interest expense for the second quarter ended June 28, 2008 includes cash interest of approximately $29.4 million and non-cash interest of approximately $1.9 million. Interest expense for the second quarter ended June 30, 2007 includes cash interest of approximately $29.4 million and non-cash interest of approximately $1.4 million.

The following table presents a reconciliation from net (loss) earnings, which is the most directly comparable GAAP operating performance measure, to EBITDA for the first six months ended June 28, 2008 and June 30, 2007:

	For the First Six Months Ended
	June 28, 2008	June 30, 2007
	(Amounts in millions)

Net (loss) earnings(1),(2)	$(0.4)	$27.9
Provision for income taxes	2.5	22.6
Interest expense(3)	58.7	60.0
Investment income	(0.4)	(0.9)
Depreciation expense	20.9	18.7
Amortization expense	15.1	12.4

EBITDA(1),(2)	$96.4	$140.7

(1)	Net loss and EBITDA for the first six months ended June 28, 2008 includes the following other income and expense items:

•	a pre-tax loss from debt retirement of approximately $9.9 million, primarily as a result of writing off unamortized deferred debt expense related to our company’s senior secured credit facility,

•	approximately $4.7 million of fees, expenses and a reserve recorded in connection with a contemplated settlement of a dispute with one of its former suppliers within the HTP segment,

•	costs and expenses incurred in connection with the start up of a range hood facility in Mexico of approximately $1.4 million within the RVP segment,

•	a gain of approximately $2.5 million from the sale of a manufacturing facility within the RVP segment,

•	net foreign exchange gains of approximately $1.4 million related to transactions, including intercompany debt not indefinitely invested in our company’s subsidiaries, and

•	approximately $0.2 million in net charges related to the closure of certain RVP segment facilities.

(2)	Net earnings and EBITDA for the first six months ended June 30, 2007 includes the following other income and expense items:

•	charges of approximately $2.3 million related to reserves for amounts due from customers within the HTP and HVAC segments,

•	net foreign exchange losses of approximately $2.0 million related to transactions, including intercompany debt not indefinitely invested in our company’s subsidiaries,

•	a charge of approximately $1.4 million related to the closure of our company’s NuTone, Inc. Cincinnati, Ohio facility within the RVP segment,

•	legal and other professional fees and expenses incurred in connection with matters related to certain subsidiaries based in Italy and Poland within the RVP segment of approximately $1.3 million,

•	a charge of approximately $0.3 million related to the planned closure of our company’s Mammoth, Inc. Chaska, Minnesota manufacturing facility within the HVAC segment, and

•	a decrease in warranty expense of approximately $0.2 million related to a product safety upgrade within the HTP segment.

(3)	Interest expense for the first six months ended June 28, 2008 includes cash interest of approximately $55.4 million and non-cash interest of approximately $3.3 million. Interest expense for the first six months ended June 30, 2007 includes cash interest of approximately $57.2 million and non-cash interest of approximately $2.8 million.

The following table presents the financial information for our Company’s reporting segments for the three years ended December 31, 2007, 2006 and 2005:

				Net Change
	For the Years Ended December 31,			2007 to 2006		2006 to 2005
	2007	2006	2005	$	%	$	%
	(Audited)
	(Dollar amounts in millions)

Net sales:
Residential ventilation products	$828.8	$821.0	$794.7	$7.8	1.0%	$26.3	3.3%
Home technology products	570.2	484.5	354.8	85.7	17.7	129.7	36.6
Air conditioning and heating products	969.2	912.9	809.7	56.3	6.2	103.2	12.7

Consolidated net sales	$2,368.2	$2,218.4	$1,959.2	$149.8	6.8%	$259.2	13.2%

Operating earnings (loss):
Residential ventilation products(1)	$102.9	$139.5	$123.9	$(36.6)	(26.2)%	$15.6	12.6%
Home technology products(2)	76.3	83.9	71.0	(7.6)	(9.1)	12.9	18.2
Air conditioning and heating products(3)	31.1	64.9	66.3	(33.8)	(52.1)	(1.4)	(2.1)

Subtotal	210.3	288.3	261.2	(78.0)	(27.1)	27.1	10.4
Unallocated:
Stock-based compensation charges	(0.3)	(0.3)	(0.3)	—	—	—	—
Foreign exchange gains (losses) on transactions, including intercompany debt	0.4	1.2	(0.9)	(0.8)	(66.7)	2.1	*
Compensation reserve adjustment	—	3.5	—	(3.5)	(100.0)	3.5	*
Gain on legal settlement	—	—	1.4	—	—	(1.4)	(100.0)
Unallocated, net	(24.9)	(25.7)	(24.2)	0.8	3.1	(1.5)	(6.2)

Consolidated operating earnings	$185.5	$267.0	$237.2	$(81.5)	(30.5)%	$29.8	12.6%

Depreciation and amortization expense:
Residential ventilation products(4)	$20.6	$19.3	$19.5	$1.3	6.7%	$(0.2)	(1.0)%
Home technology products(5)	19.1	15.8	9.9	3.3	20.9	5.9	59.6
Air conditioning and heating products(6)	24.2	24.9	15.3	(0.7)	(2.8)	9.6	62.7
Unallocated	1.2	1.2	1.2	—	—	—	—

	$65.1	$61.2	$45.9	$3.9	6.4%	$15.3	33.3%

Operating earnings margin:
Residential ventilation products(1)	12.4%	17.0%	15.6%
Home technology products(2)	13.4	17.3	20.0
Air conditioning and heating products(3)	3.2	7.1	8.2
Consolidated	7.8%	12.0%	12.1%
Depreciation and amortization expense as a % of net sales:
Residential ventilation products(4)	2.5%	2.4%	2.5%
Home technology products(5)	3.3	3.3	2.8
Air conditioning and heating products(6)	2.5	2.7	1.9
Consolidated	2.7%	2.8%	2.3%

*	not meaningful

(1)	The operating results of the RVP segment for the year ended December 31, 2007 include a favorable adjustment to selling, general and administrative expense, net based upon our company’s revised estimate of reserves provided in 2006 for certain suppliers in Italy and Poland of approximately $6.7 million, a decrease in product liability expense of approximately $1.8 million as compared to the year ended December 31, 2006, a charge to warranty expense of approximately $0.5 million related to a product safety upgrade, an approximate $1.8 million charge related to the closure of our company’s NuTone, Inc. Cincinnati, Ohio facility, an approximate $1.1 million charge related to the closure of our company’s Jensen Industries, Inc. Vernon, California facility, legal and other professional fees and expenses incurred in connection with matters related to certain subsidiaries based in Italy and Poland of approximately $2.1 million, an approximate $1.9 million loss related to the settlement of litigation, a charge of approximately $0.4 million related to a reserve for amounts due from a customer and net foreign exchange losses of approximately $1.0 million related to transactions, including intercompany debt not indefinitely invested in our company’s subsidiaries.

The operating results of the RVP segment for the year ended December 31, 2006 include an approximate $35.9 million curtailment gain related to post-retirement medical and life insurance benefits, reserves of approximately $16.0 million related to estimated losses as a result of the unlikelihood that certain suppliers to our kitchen range hood subsidiaries based in Italy and Poland will be able to repay advances and amounts due under other arrangements, an approximate $3.5 million charge related to the closure of our company’s NuTone, Inc. Cincinnati, Ohio facility and an increase in warranty expense in the first quarter of 2006 of approximately $1.5 million related to a product safety upgrade.

The operating results of the RVP segment for the year ended December 31, 2005 include a non-cash foreign exchange loss of approximately $1.2 million related to intercompany debt not indefinitely invested in our company’s subsidiaries.

(2)	The operating results of the HTP segment for the year ended December 31, 2007 include a charge of approximately $0.5 million related to a reserve for amounts due from a customer, a reduction in warranty expense of approximately $0.7 million related to a product safety upgrade and approximately $2.0 million of fees and expenses incurred in connection with a dispute with a supplier.

The operating results of the HTP segment for the year ended December 31, 2006 include an increase in warranty expense of approximately $2.3 million related to a product safety upgrade.

The operating results of the HTP segment for the year ended December 31, 2005 include a gain of approximately $1.6 million related to the sale of a corporate office building of one of our company’s subsidiaries.

(3)	The operating results of the HVAC segment for the year ended December 31, 2007 include a charge of approximately $3.7 million related to the planned closure of our company’s Mammoth, Inc. Chaska, Minnesota manufacturing facility, a charge of approximately $1.8 million related to reserves for amounts due from customers and net foreign exchange losses of approximately $2.5 million related to transactions, including intercompany debt not indefinitely invested in our company’s subsidiaries.

The operating results of the HVAC segment for the year ended December 31, 2006 include an approximate $1.6 million gain related to the favorable settlement of litigation, a charge of approximately $1.2 million, net of minority interest of approximately $0.8 million, related to a reserve for amounts due from a customer in China related to a Chinese construction project and net foreign exchange gains of approximately $0.4 million related to transactions, including intercompany debt not indefinitely invested in our company’s subsidiaries.

(4)	Includes amortization of approximately $0.3 million and $0.4 million for the years ended December 31, 2006 and 2005, respectively, of excess purchase price allocated to inventory recorded as a non-cash charge to cost of products sold.

(5)	Includes amortization of approximately $0.2 million and $0.5 million for the years ended December 31, 2006 and 2005, respectively, of excess purchase price allocated to inventory recorded as a non-cash charge to cost of products sold.

(6)	Includes amortization of approximately $2.8 million for the year ended December 31, 2006 of excess purchase price allocated to inventory recorded as a non-cash charge to cost of products sold.

The following table presents the financial information for the years ended December 31, 2007, 2006 and 2005.

				Percentage
				Change
	For the Years Ended December 31,			2007 to	2006 to
	2007	2006	2005	2006	2005
	(Dollar amounts in millions)

Net Sales	$2,368.2	$2,218.4	$1,959.2	6.8%	13.2%
Cost of products sold(1)	1,679.9	1,547.3	1,361.4	(8.6)	(13.7)
Selling, general and administrative expense, net(1)	475.3	379.2	342.3	(25.3)	(10.8)
Amortization of intangible assets	27.5	24.9	18.3	(10.4)	(36.1)

Operating earnings	185.5	267.0	237.2	(30.5)	12.6
Interest expense	(122.0)	(115.6)	(102.4)	(5.5)	(12.9)
Investment income	2.0	2.2	1.8	(9.1)	22.2

Earnings before provision for income taxes	65.5	153.6	136.6	(57.4)	12.4
Provision for income taxes	33.1	63.9	56.1	48.2	(13.9)

Net earnings	$32.4	$89.7	$80.5	(63.9)%	11.4%

				Change in
	Percentage of Net Sales			Percentage
	For the Years Ended December 31,			2007 to	2006 to
	2007	2006	2005	2006	2005

Net Sales	100.0%	100.0%	100.0%	—%	—%
Cost of products sold(1)	70.9	69.8	69.5	(1.1)	(0.3)
Selling, general and administrative expense, net(1)	20.1	17.1	17.5	(3.0)	0.4
Amortization of intangible assets	1.2	1.1	0.9	(0.1)	(0.2)

Operating earnings	7.8	12.0	12.1	(4.2)	(0.1)
Interest expense	(5.1)	(5.2)	(5.2)	0.1	—
Investment income	0.1	0.1	0.1	—	—

Earnings before provision for income taxes	2.8	6.9	7.0	(4.1)	(0.1)
Provision for income taxes	1.4	2.9	2.9	1.5	—

Net earnings	1.4%	4.0%	4.1%	(2.6)%	(0.1)%

(1)	See Note 12 of the notes to the audited consolidated financial statements included elsewhere herein.

Year ended December 31, 2007 as compared to the year ended December 31, 2006

Excluding the effect of acquisitions and foreign exchange, the operating results of our company were adversely impacted in 2007 by a decline in sales volume in residential ventilation and residential air conditioning products as the housing market continues to weaken. Higher material costs, which were partially offset by continued strategic sourcing initiatives as well as sales price increases, also adversely impacted the year ended December 31, 2007. Our company expects these trends to continue in 2008. Additionally, our company believes that declines in existing home sales and the instability in the mortgage market will have a negative impact on consumer confidence and spending on home remodeling and repair expenditures in 2008, which will have an adverse effect on our company’s operating results.

Net Sales.  Consolidated net sales increased approximately $149.8 million or 6.8% for the year ended December 31, 2007 as compared to the year ended December 31, 2006 as discussed further in the following paragraphs. Acquisitions and the effect of changes in foreign currency exchange rates contributed approximately $145.4 million and $32.2 million, respectively, to net sales for the year ended December 31, 2007.

In the RVP segment, net sales increased approximately $7.8 million or 1.0% for the year ended December 31, 2007 as compared to the year ended December 31, 2006. Net sales in the RVP segment for the year ended December 31, 2007 reflects an increase of approximately $20.2 million attributable to the effect of changes in foreign currency exchange rates and includes approximately $26.6 million attributable to acquisitions.

Excluding the effect of acquisitions and foreign exchange, net sales in the RVP segment decreased approximately $39.0 million for the year ended December 31, 2007 as compared to the year ended December 31, 2006. The decrease in net sales in the RVP segment for the year ended December 31, 2007 as compared to 2006 reflects lower sales volume of bathroom exhaust fans and kitchen range hoods, primarily in the RVP segment’s domestic subsidiaries, partially offset by higher average unit sales prices of kitchen range hoods and bathroom exhaust fans. Higher average unit sales prices of kitchen range hoods and bathroom exhaust fans reflect, in part, the impact of the sale of new products with higher price points and an increase in the relative percentage of products sold with higher sales price points as compared to 2006. Kitchen range hoods and bathroom exhaust fans are the largest product category sold in the RVP segment, accounting for approximately 80.4% of the total RVP segment’s gross sales for the year ended December 31, 2007. Excluding the effect of acquisitions and foreign currency exchange rates, sales of range hoods and bathroom exhaust fans decreased approximately 4.8% in the year ended December 31, 2007 for the RVP segment’s domestic subsidiaries and increased approximately 0.1% in the year ended December 31, 2007 for the RVP segment’s foreign subsidiaries.

In the HTP segment, net sales increased approximately $85.7 million or 17.7% for the year ended December 31, 2007 as compared to the year ended December 31, 2006. Net sales in the HTP segment for the year ended December 31, 2007 includes approximately $84.7 million attributable to acquisitions and reflects an increase of approximately $0.4 million attributable to the effect of changes in foreign currency exchange rates. The remaining increase in net sales for the year ended December 31, 2007 in the HTP segment is due to increased sales of audio and video distribution equipment and speakers, partially offset by a decline in sales of certain security and access control products.

In the HVAC segment, net sales increased approximately $56.3 million or 6.2% for the year ended December 31, 2007 as compared to the year ended December 31, 2006. Net sales in the HVAC segment for the year ended December 31, 2007 includes approximately $34.1 million attributable to acquisitions and reflects an increase of approximately $11.6 million attributable to the effect of changes in foreign currency exchange rates. The remaining increase in net sales in the HVAC segment for the year ended December 31, 2007 as compared to the same period of 2006 includes higher sales volume of HVAC products sold to commercial customers of approximately 3.5%, partially offset by lower sales volume for products sold to both residential site-built and manufactured housing customers of approximately 0.6%. Overall, sales of products sold to residential site-built and manufactured housing customers decreased in the first quarter of 2007 by approximately 33% and increased in the subsequent three quarters as compared to the same periods of 2006 primarily as a result of higher average unit sales prices. Our company’s net sales to customers serving the manufactured housing markets, principally consisting of air conditioners and furnaces, constituted approximately 4.5% and 5.1% of our company’s consolidated net sales for the year ended December 31, 2007 and 2006, respectively.

Foreign net sales, which are attributed based on the location of our company’s subsidiary responsible for the sale, were approximately 21.5% and 19.5% of consolidated net sales for the year ended December 31, 2007 and 2006, respectively. Net sales from our company’s Canadian subsidiaries were approximately 8.7% and 8.2% of consolidated net sales for the year ended December 31, 2007 and 2006, respectively. Net sales from our company’s Canadian subsidiaries include net sales from our company’s RVP and HVAC segments. Net sales from our company’s European subsidiaries were approximately 10.2% and 9.7% of consolidated net sales for the year ended December 31, 2007 and 2006, respectively. Net sales from our company’s European subsidiaries include net sales primarily from our company’s RVP and HVAC segments and to a lesser extent our company’s HTP segment.

Cost of Products Sold.  Consolidated cost of products sold was approximately $1,679.9 million for the year ended December 31, 2007 as compared to approximately $1,547.3 million for the year ended

December 31, 2006. Cost of products sold, as a percentage of net sales, increased from approximately 69.8% for the year ended December 31, 2006 to approximately 70.9% for the year ended December 31, 2007 primarily as a result of the factors described below.

Overall, consolidated material costs were approximately 46.7% and 44.8% of net sales for the year ended December 31, 2007 and 2006, respectively. As compared to the year ended December 31, 2006, our company experienced higher material costs related to purchases of steel, copper, aluminum and related purchased components, such as motors. Cost increases during the year ended December 31, 2007 as compared to the same period of 2006 were partially offset by continued strategic sourcing initiatives and improvements in manufacturing efficiency.

During the year ended December 31, 2007 our company experienced increased freight costs primarily due to higher sales relating to acquisitions and increased energy costs in the fourth quarter. These increases were partially offset by our company’s strategic sourcing initiatives including obtaining favorable shipping rates for lower cost “full truckload” shipments, as well as through other cost reduction measures. These cost reduction measures reduce the overall effect of freight costs on cost of goods sold as a percentage of net sales.

Overall, changes in the cost of products sold as a percentage of net sales for one period as compared to another period may reflect a number of factors including changes in the relative mix of products sold, the effect of changes in sales prices, material costs and changes in productivity levels.

In the RVP segment, cost of products sold for the year ended December 31, 2007 was approximately $588.2 million, or 71.0% as a percentage of the RVP segment’s net sales, as compared to approximately $573.8 million, or 69.9% as a percentage of the RVP segment’s net sales for the year ended December 31, 2006. Cost of products sold in the RVP segment for the fourth quarter and year ended December 31, 2007 includes the following:

		December 31, 2007
		Fourth Quarter	Year
		Ended	Ended
		(Amounts in millions)

(1)	Decrease in product liability expense as compared to the same period of 2006	$(9.1)	$(1.8)
(2)	Charge to warranty expense related to a product safety upgrade	—	0.5
(3)	Increase related to the effect of changes in foreign currency exchange rates	6.8	16.0
(4)	Cost of products sold contributed by acquisitions	3.2	16.3
(5)	Severance charges related to the closure of our company’s Jensen Industries, Inc. Vernon, CA facility	0.2	0.3

Cost of products sold in the RVP segment for the fourth quarter and year ended December 31, 2006 includes the following:

		December 31, 2006
		Fourth Quarter	Year
		Ended	Ended
		(Amounts in millions)

(1)	Severance charges related to the closure of our company’s NuTone facility	$0.1	$1.8
(2)	Charge to warranty expense related to a product safety upgrade	—	1.5
(3)	Non-cash charge recorded related to the amortization of purchase price allocated to inventory	—	0.3

The increase in the percentage of cost of products sold to net sales for the year ended December 31, 2007 over the same period of 2006 in the RVP segment reflects the impact of the above items, increased material costs and a decline in sales volume of kitchen range hoods and bathroom exhaust fans without a proportionate decrease in costs.

In the HTP segment, cost of products sold for the year ended December 31, 2007 was approximately $306.6 million, or 53.8% as a percentage of the HTP segment’s net sales, as compared to approximately $254.5 million, or 52.5% as a percentage of the HTP segment’s net sales for the year ended December 31, 2006. Cost of products sold in the HTP segment for the year ended December 31, 2007 reflects (1) approximately $48.7 million of cost of products sold contributed by acquisitions and (2) a reduction in warranty expense of approximately $0.7 million related to a product safety upgrade. Cost of products sold in the HTP segment for the year ended December 31, 2006 includes (1) a charge to warranty costs of approximately $2.3 million related to a product safety upgrade and (2) a non-cash charge of approximately $0.2 million related to the amortization of purchase price allocated to inventory. The increase in the percentage of cost of products sold to net sales for the year ended December 31, 2007 as compared to the same period of 2006 is primarily as a result of acquisitions which have a higher cost of products sold as a percentage of net sales as compared to the segment’s operations prior to the acquisitions.

In the HVAC segment, cost of products sold for the year ended December 31, 2007 was approximately $785.1 million, or 81.0% as a percentage of the HVAC segment’s net sales, as compared to approximately $719.0 million, or 78.8% as a percentage of the HVAC segment’s net sales for the year ended December 31, 2006. Cost of products sold in the HVAC segment for the year ended December 31, 2007 includes (1) approximately $21.0 million of cost of products sold contributed by acquisitions and (2) an increase of approximately $9.2 million related to the effect of changes in foreign currency exchange rates. Cost of products sold in the HVAC segment for the year ended December 31, 2006 includes a non-cash charge of approximately $2.8 million related to the amortization of purchase price allocated to inventory. The increase in cost of products sold as a percentage of net sales for the year ended December 31, 2007 as compared to the same period of 2006 reflects the effect of higher material costs related primarily to purchases of copper, steel, aluminum and purchased components such as motors.

Selling, General and Administrative Expense, Net.  SG&A was approximately $475.3 million for the year ended December 31, 2007 as compared to approximately $379.2 million for the year ended December 31, 2006. SG&A as a percentage of net sales increased from approximately 17.1% for the year ended December 31, 2006 to approximately 20.1% for the year ended December 31, 2007. This increase in SG&A as a percentage of net sales is principally due to the effect of a curtailment gain, related to post-retirement medical and life insurance benefits recorded in the second quarter of 2006 of approximately $35.9 million in the RVP segment.

SG&A for the fourth quarter and year ended December 31, 2007 includes the following (income) and expense items (see Note 12 of the notes to the audited consolidated financial statements included elsewhere herein):

		December 31, 2007
		Fourth Quarter	Year
		Ended	Ended
		(Amounts in millions)

(1)	SG&A related to acquisitions	$8.2	$36.3
(2)	Effect of changes in foreign currency exchange rates	3.2	6.6
(3)	Charges related to the closure of our company’s NuTone, Inc. Cincinnati, OH facility	—	1.8
(4)	Charges related to the closure of our company’s Mammoth, Inc. Chaska, MN facility	1.1	3.7
(5)	Charges related to the closure of our company’s Jensen Industries, Inc. Vernon, CA facility	0.7	0.8
(6)	Legal and other professional fees and expenses incurred in connection with matters related to certain subsidiaries based in Italy and Poland	(0.1)	2.1
(7)	Charges related to reserves for amounts due from customers in the RVP, HTP and HVAC segments	—	2.7
(8)	Loss on settlement of litigation in the RVP segment	—	1.9
(9)	(Decrease) increase in displays expense in the RVP segment	(2.3)	2.2
(10)	Net foreign exchange (gains) losses related to transactions, including intercompany debt not indefinitely invested in our company’s subsidiaries	(0.3)	3.1
(11)	Stock-based compensation expense	—	0.3
(12)	Favorable adjustment based upon our company’s revised estimate of reserves provided in 2006 related to certain suppliers in Italy and Poland	(6.7)	(6.7)
(13)	Legal fees and expenses incurred in the HTP segment in connection with a dispute with a supplier	1.2	2.0

SG&A for the fourth quarter and year ended December 31, 2006 includes the following (income) and expense items (see Note 12 of the notes to the audited consolidated financial statements included elsewhere herein):

		December 31, 2006
		Fourth Quarter	Year
		Ended	Ended
		(Amounts in millions)

(1)	Gain from curtailment of post-retirement medical and life insurance benefits	$—	$(35.9)
(2)	Losses related to certain suppliers in Italy and Poland	16.0	16.0
(3)	Compensation reserve adjustment	(3.5)	(3.5)
(4)	Charges related to the closure of our company’s NuTone, Inc. Cincinnati, OH facility	(0.7)	1.7
(5)	Gain on settlement of litigation in the HVAC segment	—	(1.6)
(6)	Reserve for amounts due from a customer in China related to a Chinese construction project, net of minority interest of $0.8 million	1.2	1.2
(7)	Net foreign exchange losses related to transactions, including intercompany debt not indefinitely invested in our company’s subsidiaries	(1.7)	(1.7)
(8)	Stock-based compensation expense	—	0.3

Amortization of Intangible Assets.  Amortization of intangible assets increased approximately $2.6 million from approximately $24.9 million for the year ended December 31, 2006 to approximately $27.5 million for the year ended December 31, 2007. The increase in amortization of intangible assets is principally due to the impact of acquisitions, which contributed approximately $6.4 million to the increase for the year ended

December 31, 2007, partially offset by higher amortization expense in the prior periods as a result of accelerated amortization methods.

Depreciation Expense.  Depreciation expense increased approximately $4.6 million from approximately $33.0 million for the year ended December 31, 2006 to approximately $37.6 million for the year ended December 31, 2007. This increase is primarily attributable to capital expenditures, and to a lesser extent the impact of acquisitions, which represented approximately $1.3 million of the increase.

Operating Earnings.  Consolidated operating earnings decreased by approximately $81.5 million from approximately $267.0 million for the year ended December 31, 2006 to approximately $185.5 million for the year ended December 31, 2007. Acquisitions contributed approximately $16.7 million to operating earnings for the year ended December 31, 2007. The decrease in consolidated operating earnings is primarily due to the factors discussed above and that follow. Operating earnings, as a percentage of net sales, decreased from approximately 12.0% for the year ended December 31, 2006 to approximately 7.8% for the year ended December 31, 2007.

Operating earnings of the RVP segment for the year ended December 31, 2007 were approximately $102.9 million as compared to approximately $139.5 million for the year ended December 31, 2006. Operating earnings in the RVP segment for the fourth quarter and year ended December 31, 2007 include the following increases (decreases) in operating earnings:

		December 31, 2007
		Fourth Quarter	Year
		Ended	Ended
		(Amounts in millions)

(1)	Favorable adjustment based upon our company’s revised estimate of reserves provided in 2006 related to certain suppliers in Italy and Poland	$6.7	$6.7
(2)	Decrease in product liability expense as compared to the same period of 2006	9.1	1.8
(3)	Decrease (increase) in displays expense in the RVP segment	2.3	(2.2)
(4)	Legal and other professional fees and expenses incurred in connection with matters related to certain subsidiaries based in Italy and Poland	0.1	(2.1)
(5)	Loss on settlement of litigation in the RVP segment	—	(1.9)
(6)	Charges related to the closure of our company’s NuTone, Inc. Cincinnati, OH facility	—	(1.8)
(7)	Increased depreciation expense of property and equipment	(0.5)	(1.4)
(8)	Charges related to the closure of our company’s Jensen Industries, Inc. Vernon, CA facility	(0.9)	(1.1)
(9)	Net foreign exchange gains (losses) related to transactions, including intercompany debt not indefinitely invested in our company’s subsidiaries	0.5	(1.0)
(10)	Increase in operating earnings related to effect of changes in foreign currency exchange rates	0.1	0.6
(11)	Charge to warranty expense related to a product safety upgrade	—	(0.5)
(12)	Charges related to reserves for amounts due from customers	—	(0.4)
(13)	Increase in operating earnings related to acquisitions	—	0.3
(14)	(Increased) decreased amortization of intangible assets	(0.3)	0.1

Operating earnings in the RVP segment for the fourth quarter and year ended December 31, 2006 include the following increases (decreases) in operating earnings:

		December 31, 2006
		Fourth Quarter	Year
		Ended	Ended
		(Amounts in millions)

(1)	Gain from curtailment of post-retirement medical and life insurance benefits	$—	$35.9
(2)	Reserves related to estimated losses as a result of the unlikelihood that certain suppliers to our company’s kitchen range hood subsidiaries based in Italy and Poland will be able to repay advances and amounts due under other arrangements	(16.0)	(16.0)
(3)	Charges related to the closure of our company’s NuTone, Inc. Cincinnati, OH facility	0.6	(3.5)
(4)	Charge to warranty expense related to a product safety upgrade	—	(1.5)
(5)	Net foreign exchange gains related to transactions, including intercompany debt not indefinitely invested in our company’s subsidiaries	0.2	—
(6)	Non-cash charge related to the amortization of purchase price allocated to inventory	—	(0.3)

The remaining decrease in operating earnings in the RVP segment for the year ended December 31, 2007 as compared to the same period in 2006 is a result of lower sales volume of kitchen range hoods and bathroom exhaust fans primarily in the United States market, partially offset by price increases in 2007.

Operating earnings of the HTP segment for the year ended December 31, 2007 were approximately $76.3 million as compared to approximately $83.9 million for the year ended December 31, 2006. Operating earnings of the HTP segment for the year ended December 31, 2007 reflects (1) approximately $8.7 million of operating earnings contributed by acquisitions, (2) approximately $1.4 million of increased depreciation expense of property and equipment and approximately $1.9 million of increased amortization of intangible assets, primarily attributable to acquisitions, both of which are included in the impact of acquisitions noted above, (3) a charge of approximately $0.5 million related to a reserve for amounts due from a customer, (4) a reduction in warranty expense of approximately $0.7 million related to a product safety upgrade, (5) approximately $2.0 million of fees and expenses incurred in connection with a dispute with a supplier and (6) a decrease in earnings of approximately $0.3 million from the effect of foreign currency exchange rates.

Operating earnings of the HTP segment for the year ended December 31, 2006 reflects (1) a charge to warranty costs of approximately $2.3 million related to a product safety upgrade and (2) a non-cash charge of approximately $0.2 million related to the amortization of purchase price allocated to inventory.

The remaining decrease in operating earnings in the HTP segment for the year ended December 31, 2007 over the same period in 2006 is primarily a result of lower sales volume of certain security and access control devices and increased material costs in cost of products sold, partially offset by increased sales volume of audio and video distribution equipment and speakers.

Operating earnings of the HVAC segment were approximately $31.1 million for the year ended December 31, 2007 as compared to approximately $64.9 million for the year ended December 31, 2006. Operating earnings of the HVAC segment for the year ended December 31, 2007 reflect (1) approximately $7.7 million of operating earnings contributed by acquisitions, (2) a charge of approximately $1.8 million related to reserves for amounts due from customers, (3) approximately $3.7 million of expense related to the closure of our company’s Mammoth facility (see Note 11 of the notes to the audited consolidated financial statements included elsewhere herein), (4) approximately $1.8 million of increased depreciation expense of property and equipment and approximately $2.5 million of decreased amortization of intangible assets primarily attributable to acquisitions, both of which are included in the impact of acquisitions noted above, (5) an increase in earnings of approximately $0.1 million from the effect of foreign currency exchange rates and (6) net foreign exchange losses of approximately $2.5 million related to transactions, including intercompany debt not indefinitely invested in our company’s subsidiaries.

Operating earnings of the HVAC segment for the year ended December 31, 2006 reflects (1) a non-cash charge of approximately $2.8 million related to the amortization of purchase price allocated to inventory, (2) an approximate $1.6 million gain related to the settlement of litigation, (3) a charge of approximately $1.2 million, net of minority interest of approximately $0.8 million, related to a reserve for amounts due from a customer in China related to a Chinese construction project and (4) net foreign exchange gains of approximately $0.4 million related to transactions, including intercompany debt not indefinitely invested in our company’s subsidiaries.

The remaining decrease in operating earnings in the HVAC segment for the year ended December 31, 2007 as compared to the same period in 2006 is primarily the result of decreased sales volume for products sold to both residential site-built and manufactured housing customers and increased material costs related to purchases of copper, steel and purchased components such as motors, offset by higher sales levels of HVAC products sold to commercial customers.

Operating earnings of foreign operations, consisting primarily of the results of operations of our company’s Canadian and European subsidiaries, were approximately 14.1% and 7.0% of operating earnings (before unallocated and corporate expenses) for the years ended December 31, 2007 and 2006, respectively. Sales and earnings derived from international markets are subject to, among others, the risks of currency fluctuations.

Interest Expense.  Interest expense increased approximately $6.4 million or approximately 5.5% during the year ended December 31, 2007 as compared to the year ended December 31, 2006. During the year ended December 31, 2007, our company experienced increases in interest expense primarily as a result of approximately $4.9 million from increased borrowings and higher interest rates related to our company’s senior secured credit facility and an increase of approximately $1.5 million related to increased borrowings at our company’s subsidiaries, primarily as a result of acquisitions and the effect of changes in foreign currency exchange rates.

Investment Income.  Investment income was approximately $2.0 million and $2.2 million for the years ended December 31, 2007 and 2006, respectively.

Provision for Income Taxes.  The provision for income taxes was approximately $33.1 million for the year ended December 31, 2007 as compared to approximately $63.9 million for the year ended December 31, 2006. The effective income tax rates of 50.5% and 41.6% for the years ended December 31, 2007 and 2006, respectively, differ from the expected United States federal statutory rate of 35% principally as a result of state income tax provisions, non-deductible expenses, the effect of foreign operations and interest on uncertain tax positions. The increase in the effective income tax rates between 2007 and 2006 is principally due to the provision of foreign withholding taxes related to dividends paid from our company’s foreign subsidiaries and the provision of U.S. tax on certain unremitted earnings of foreign subsidiaries (see Note 4 of the notes to the audited consolidated financial statements included elsewhere herein).

Net Earnings.  Consolidated net earnings decreased by approximately $57.3 million from approximately $89.7 million, or 4.0% as a percentage of net sales, for the year ended December 31, 2006 to approximately $32.4 million, or 1.4% as a percentage of net sales, for the year ended December 31, 2007. This decrease was primarily due to the factors discussed above, which included a decrease of approximately $81.5 million in consolidated operating earnings, an increase of approximately $6.4 million in interest expense and a decrease in investment income of approximately $0.2 million, offset by a decrease of approximately $30.8 million in the provision for income taxes.

EBITDA.  Our company uses EBITDA as both an operating performance and liquidity measure. Operating performance measure disclosures with respect to EBITDA are provided below. Refer to the Liquidity and Capital Resources section for liquidity measure disclosures with respect to EBITDA and a reconciliation from net cash flows from operating activities to EBITDA.

EBITDA is defined as net earnings (loss) before interest, taxes, depreciation and amortization expense. EBITDA is not a measure of operating performance under U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative or substitute for GAAP profitability measures such as operating earnings (loss) from continuing operations, discontinued operations, extraordinary items and net earnings (loss). EBITDA as an operating performance measure has material limitations since it excludes, among other things, the statement of operations impact of depreciation and amortization expense, interest expense and the provision (benefit) for income taxes and therefore does not necessarily represent an accurate measure of profitability, particularly in situations where a company is highly leveraged or has a disadvantageous tax structure. Our company uses a significant amount of capital assets and therefore, depreciation and amortization expense is a necessary element of our company’s costs and ability to generate revenue and therefore its exclusion from EBITDA is a material limitation. Our company has a significant amount of debt and therefore, interest expense is a necessary element of our company’s costs and ability to generate revenue and therefore its exclusion from EBITDA is a material limitation. Our company generally incurs significant U.S. federal, state and foreign income taxes each year and the provision (benefit) for income taxes is a necessary element of our company’s costs and therefore its exclusion from EBITDA is a material limitation. As a result, EBITDA should be evaluated in conjunction with net earnings (loss) for a more complete analysis of our company’s profitability, as net earnings (loss) includes the financial statement impact of these items and is the most directly comparable GAAP operating performance measure to EBITDA. As EBITDA is not defined by GAAP, our company’s definition of EBITDA may differ from and therefore may not be comparable to similarly titled measures used by other companies, thereby limiting its usefulness as a comparative measure. Because of the limitations that EBITDA has as an analytical tool, investors should not consider it in isolation, or as a substitute for analysis of our company’s operating results as reported under GAAP.

Company management uses EBITDA as a supplementary non-GAAP operating performance measure to assist with its overall evaluation of Company and subsidiary operating performance (including the performance of subsidiary management) relative to outside peer group companies. In addition, our company uses EBITDA as an operating performance measure in financial presentations to our company’s Board of Directors, shareholders, various banks participating in Nortek’s Credit Facility, note holders and Bond Rating agencies, among others, as a supplemental non-GAAP operating measure to assist them in their evaluation of our company’s performance. Our company is also active in mergers, acquisitions and divestitures and uses EBITDA as an additional operating performance measure to assess Company, subsidiary and potential acquisition target enterprise value and to assist in the overall evaluation of Company, subsidiary and potential acquisition target performance on an internal basis and relative to peer group companies. Our company uses EBITDA in conjunction with traditional GAAP operating performance measures as part of its overall assessment of potential valuation and relative performance and therefore does not place undue reliance on EBITDA as its only measure of operating performance.

Our company believes EBITDA is useful for both our company and investors as it is a commonly used analytical measurement for comparing company profitability, which eliminates the effects of financing, differing valuations of fixed and intangible assets and tax structure decisions. Our company believes that EBITDA is specifically relevant to our company, due to the different degrees of leverage among its competitors, the impact of purchase accounting associated with acquisitions, which impacts comparability with its competitors who may or may not have recently revalued their fixed and intangible assets, and the differing tax structures and tax jurisdictions of certain of our company’s competitors. Our company has included EBITDA as a supplemental operating performance measure, which should be evaluated by investors in conjunction with the traditional GAAP performance measures discussed earlier in this Results of Operations section for a complete evaluation of our company’s operating performance.

The following table presents a reconciliation from net earnings, which is the most directly comparable GAAP operating performance measure, to EBITDA for the years ended December 31, 2007 and 2006:

	For the Years Ended
	December 31,
	2007	2006

Net earnings(1), (2)	$32.4	$89.7
Provision for income taxes	33.1	63.9
Interest expense(3)	122.0	115.6
Investment income	(2.0)	(2.2)
Depreciation expense	37.6	33.0
Amortization expense	27.5	28.2

EBITDA	$250.6	$328.2

(1)	In the RVP segment, the net loss for the year ended December 31, 2007 includes a favorable adjustment to selling, general and administrative expense, net based upon our company’s revised estimate of reserves provided in 2006 for certain suppliers in Italy and Poland of approximately $6.7 million, a decrease in product liability expense of approximately $1.8 million as compared to the year ended December 31, 2006, a charge to warranty expense of approximately $0.5 million related to a product safety upgrade, an approximate $1.8 million charge related to the closure of our company’s NuTone, Inc. Cincinnati, Ohio facility, an approximate $1.1 million charge related to the closure of our company’s Jensen Industries, Inc. Vernon, California facility, legal and other professional fees and expenses incurred in connection with matters related to certain subsidiaries based in Italy and Poland of approximately $2.1 million, an approximate $1.9 million loss related to the settlement of litigation, a charge of approximately $0.4 million related to a reserve for amounts due from a customer and net foreign exchange losses of approximately $1.0 million related to transactions, including intercompany debt not indefinitely invested in our company’s subsidiaries.

In the HTP segment, the net loss for the year ended December 31, 2007 includes a charge of approximately $0.5 million related to a reserve for amounts due from a customer, a reduction in warranty expense of approximately $0.7 million related to a product safety upgrade and approximately $2.0 million of fees and expenses incurred in connection with a dispute with a supplier.

In the HVAC segment, the net loss for the year ended December 31, 2007 includes a charge of approximately $3.7 million related to the planned closure of our company’s Mammoth, Inc. Chaska, Minnesota manufacturing facility, a charge of approximately $1.8 million related to reserves for amounts due from customers and net foreign exchange losses of approximately $2.5 million related to transactions, including intercompany debt not indefinitely invested in our company’s subsidiaries.

(2)	In the RVP segment, net earnings for the year ended December 31, 2006 include an approximate $35.9 million curtailment gain related to post-retirement medical and life insurance benefits, reserves of approximately $16.0 million related to estimated losses as a result of the unlikelihood that certain suppliers to our kitchen range hood subsidiaries based in Italy and Poland will be able to repay advances and amounts due under other arrangements, an approximate $3.5 million charge related to the closure of our company’s NuTone, Inc. Cincinnati, Ohio facility and an increase in warranty expense in the first quarter of 2006 of approximately $1.5 million related to a product safety upgrade.

In the HTP segment, net earnings for the year ended December 31, 2006 include an increase in warranty expense of approximately $2.3 million related to a product safety upgrade.

In the HVAC segment, net earnings for the year ended December 31, 2006 include an approximate $1.6 million gain related to the favorable settlement of litigation, a charge of approximately $1.2 million, net of minority interest of approximately $0.8 million, related to a reserve for amounts due from a customer in China related to a Chinese construction project and net foreign exchange gains of approximately $0.4 million related to transactions, including intercompany debt not indefinitely invested in our company’s subsidiaries.

(3)	Interest expense for the year ended December 31, 2007 includes cash interest of approximately $116.4 million and non-cash interest of approximately $5.6 million. Interest expense for the year ended December 31, 2006 includes cash interest of approximately $110.3 million and non-cash interest of approximately $5.3 million.

Year ended December 31, 2006 as compared to the year ended December 31, 2005

Net Sales.  Consolidated net sales increased approximately $259.2 million or 13.2% for the year ended December 31, 2006 as compared to the year ended December 31, 2005 as discussed further in the following paragraphs.

In the RVP segment, net sales increased approximately $26.3 million or 3.3% for the year ended December 31, 2006 as compared to the year ended December 31, 2005. Net sales in the RVP segment for the year ended December 31, 2006 reflects an increase of approximately $8.8 million attributable to the effect of changes in foreign currency exchange rates and includes approximately $4.2 million attributable to acquisitions.

The change in net sales in the RVP segment for the year ended December 31, 2006 as compared to the year ended December 31, 2005 reflects higher average unit sales prices of kitchen range hoods and bath fans, partially offset by lower sales volume of bath fans, which principally occurred in the second half of 2006. Higher average unit sales prices of kitchen range hoods and bath fans reflect, in part, the impact of the sale of new products with higher price points. Range hoods and bathroom exhaust fans are the largest product category sold in the RVP segment, accounting for approximately 84.8% of the total RVP segment’s net sales for the year ended December 31, 2006. Overall, sales of range hoods and bathroom exhaust fans increased approximately 4.0% in the year ended December 31, 2006 over the year ended December 31, 2005.

In the HTP segment, net sales increased approximately $129.7 million or 36.6% for the year ended December 31, 2006 as compared to the year ended December 31, 2005. The increase in net sales in the HTP segment for the year ended December 31, 2006 includes approximately $93.5 million attributable to acquisitions and the balance of the increase is predominately due to increased sales volume of audio and video distribution equipment, speakers and access control devices, partially offset by the decline in sales of certain security and garage door operators.

In the HVAC segment, net sales increased approximately $103.2 million or 12.7% for the year ended December 31, 2006 as compared to the year ended December 31, 2005. Net sales in the HVAC segment for the year ended December 31, 2006 include an increase of approximately $114.8 million attributable to acquisitions and an increase of approximately $4.4 million attributable to the effect of changes in foreign currency exchange rates. The change in net sales in the HVAC segment for the year ended December 31, 2006 as compared to the year ended December 31, 2005 includes lower sales volume, partially offset by the effect of higher average sales prices of products with a rating of 13 SEER or higher sold to residential site-built and manufactured housing customers. Sales of our company’s commercial HVAC products, excluding the effect of foreign exchange and acquisitions, increased slightly in 2006 as compared to 2005. Net sales in the HVAC segment for HVAC products sold to residential site-built customers constituted the largest category of product sold to a particular group of customers within the HVAC segment. Sales of products to residential site-built customers increased approximately 1.3% over the year ended December 31, 2005. Our company’s net sales to customers serving the manufactured housing markets, principally consisting of air conditioners and furnaces, constituted approximately 5.3% and 6.9% of our company’s consolidated net sales for the years ended December 31, 2006 and 2005, respectively. The decrease in net sales to customers serving the manufactured housing markets is due, in part, to the effect of higher 2005 sales for FEMA related business caused by Hurricane Katrina.

Foreign net sales, which are attributed based on the location of our company’s subsidiary responsible for the sale, were approximately 19.5% and 18.5% of consolidated net sales for the years ended December 31, 2006 and 2005, respectively. Net sales from our company’s Canadian subsidiaries were approximately 8.2% and 8.1% of consolidated net sales for the years ended December 31, 2006 and 2005, respectively. Net sales from our company’s Canadian subsidiaries include net sales from our company’s RVP and HVAC segments. Net sales from our company’s European subsidiaries were approximately 9.7% and 9.9% of consolidated net sales for the years ended December 31, 2006 and 2005, respectively. Net sales from our company’s European subsidiaries include net sales primarily from our company’s RVP and HVAC segments and to a lesser extent our company’s HTP segment.

Cost of Products Sold.  Consolidated cost of products sold was approximately $1,547.3 million for the year ended December 31, 2006 as compared to approximately $1,361.4 million for the year ended December 31, 2005. Cost of products sold, as a percentage of net sales, increased from approximately 69.5% for the year ended December 31, 2005 to approximately 69.8% for the year ended December 31, 2006, primarily as a result of the factors that follow.

Overall, consolidated material costs were approximately 44.8% and 44.5% of net sales for the years ended December 31, 2006 and 2005, respectively. Although our company continued to experience higher material costs related primarily to purchases of copper, aluminum and related purchased components, as well as increased transportation and energy costs, these cost increases were partially offset by continued strategic sourcing initiatives and improvements in manufacturing efficiency, as well as sales price increases.

As noted in the previous paragraph, during the year ended December 31, 2006, our company experienced an increase in freight costs due primarily to increased sales volume and rising energy prices. This increase was partially offset by favorable shipping rates for lower cost “full truckload” shipments and higher dollars per shipment based on the increased volumes, as well as cost reduction measures, thereby reducing the overall effect of increased freight costs on cost of goods sold as a percentage of net sales.

Overall, changes in the cost of products sold as a percentage of net sales for one period as compared to another period may reflect a number of factors including changes in the relative mix of products sold, the effect of changes in sales prices, material costs and changes in productivity levels.

In the RVP segment, cost of products sold for the year ended December 31, 2006 was approximately $573.8 million, or 69.9% as a percentage of the RVP segment’s net sales, as compared to approximately $544.9 million, or 68.6% as a percentage of the RVP segment’s net sales, for the year ended December 31, 2005. Cost of products sold in the RVP segment for the year ended December 31, 2006 includes (1) an increase of approximately $5.9 million related to the effect of changes in foreign currency exchange rates, (2) approximately $2.7 million of cost of products sold from acquisitions, (3) approximately $1.8 million of severance charges related to the closure of our company’s NuTone facility, (4) increased warranty expense in the first quarter of 2006 of approximately $1.5 million related to a product safety upgrade and (5) a non-cash charge of approximately $0.3 million related to the amortization of purchase price allocated to inventory. Cost of products sold in the RVP segment for the year ended December 31, 2005 includes a non-cash charge of approximately $0.4 million related to the amortization of purchase price allocated to inventory. The increase in the percentage of cost of products sold to net sales for the year ended December 31, 2006 over the same period of 2005 reflects increased material costs and a slight decline in sales volume of kitchen range hoods and bath fans without a proportionate decrease in costs, partially offset by higher average unit sales prices of kitchen range hoods and bath fans.

In the HTP segment, cost of products sold for the year ended December 31, 2006 was approximately $254.5 million, or 52.5% as a percentage of the HTP segment’s net sales, as compared to approximately $184.2 million, or 51.9% as a percentage of the HTP segment’s net sales, for the year ended December 31, 2005. Cost of products sold in the HTP segment for the year ended December 31, 2006 reflects (1) approximately $46.3 million of cost of products sold contributed from acquisitions, including a non-cash charge of approximately $0.2 million related to the amortization of purchase price allocated to inventory and (2) increased warranty expense of approximately $2.3 million related to a product safety upgrade. Cost of products sold in the HTP segment for the year ended December 31, 2005 includes a non-cash charge of approximately $0.5 million related to the amortization of purchase price allocated to inventory. The increase in the percentage of cost of products sold to net sales for the year ended December 31, 2006 over the same period of 2005 also reflects increased material costs, including purchased components and sourced products.

In the HVAC segment, cost of products sold for the year ended December 31, 2006 was approximately $719.0 million, or 78.8% as a percentage of the HVAC segment’s net sales, as compared to approximately $632.3 million, or 78.1% as a percentage of the HVAC segment’s net sales, for the year ended December 31, 2005. Cost of products sold in the HVAC segment for the year ended December 31, 2006 includes (1) an increase of approximately $82.5 million attributable to acquisitions, including non-cash charges of approximately $2.8 million related to the amortization of purchase price allocated to inventory and (2) an increase of approximately $3.5 million related to the effect of changes in foreign currency exchange rates. The change in cost of products sold as a percentage of net sales for the year ended December 31, 2006 over the same period of 2005 reflects the effect of lower sales volume, in part due to 2005 sales for FEMA related business caused by Hurricane Katrina, and higher material costs related primarily to purchases of copper and aluminum, which experienced cost increases during 2006, partially offset by continued strategic sourcing initiatives, improvements in manufacturing efficiency and the effect of acquisitions, which had a lower level of material costs as compared to the businesses in the HVAC segment prior to the acquisitions. Increased average unit sales prices of products sold to residential site-built customers as noted above was also a factor.

Selling, General and Administrative Expense.  Consolidated SG&A was approximately $379.2 million for the year ended December 31, 2006 as compared to approximately $342.3 million for the year ended December 31, 2005. SG&A as a percentage of net sales decreased from approximately 17.5% for the year ended December 31, 2005 to approximately 17.1% for the year ended December 31, 2006. This decrease in SG&A as a percentage of net sales is principally due to a curtailment gain of approximately $35.9 million recorded in the RVP segment related to post-retirement medical and life insurance benefits from the final implementation of a union contract that no longer provides such benefits, a decrease of approximately $3.5 million related to the reduction of a compensation accrual originally provided in 2004 that was determined to be no longer required, the impact of acquisitions in the HVAC segment which have a lower percentage of SG&A to net sales and sales growth. This decrease in SG&A as a percentage of sales was offset by reserves of approximately $16.0 million related to estimated losses as a result of the unlikelihood that certain suppliers to our kitchen range hood subsidiaries based in Italy and Poland will be able to repay advances and amounts due under other arrangements, as well as, acquisitions and increased SG&A of existing businesses in the HTP segment which have a higher percentage of SG&A to net sales than our company’s other segments.

SG&A for the year ended December 31, 2006 also includes (1) approximately $50.2 million from acquisitions in the all three of our company’s segments, (2) a decrease of approximately $1.7 million of displays expense in the RVP segment, (3) an increase of approximately $2.2 million (of which approximately $1.5 million is included in the RVP segment and approximately $0.7 million is included in the HVAC segment) related to the effect of changes in foreign currency exchange rates, (4) approximately $1.7 million of severance, equipment write-offs and other charges recorded in the second quarter of 2006 related to the closure of our company’s NuTone facility within the RVP segment, (5) an approximate $1.6 million gain related to the favorable settlement of litigation within the HVAC segment, (6) a non-cash foreign exchange gain of approximately $1.3 million, of which approximately $0.1 million is included in the HVAC segment, related to intercompany debt not indefinitely invested in our company’s subsidiaries, (7) a charge of approximately $1.2 million, net of minority interest of approximately $0.8 million, related to a reserve for amounts due from a customer in China related to a Chinese construction project within the HVAC segment and (8) approximately $0.3 million of stock-based compensation expense, which is recorded in Unallocated.

SG&A for the year ended December 31, 2005 includes (1) approximately $0.3 million of stock-based compensation expense, which is recorded in Unallocated, (2) a non-cash foreign exchange loss of approximately $2.1 million (of which approximately $1.2 million is included in the RVP segment) related to intercompany debt not indefinitely invested in our company’s subsidiaries, (3) a gain of approximately $1.6 million related to the sale of a corporate office building of one of our company’s subsidiaries in the HTP segment and (4) a gain of approximately $1.4 million, which is recorded in Unallocated, from the settlement of certain obligations of former subsidiaries.

Amortization of Intangible Assets.  Amortization of intangible assets, as a percentage of net sales, increased from approximately 0.9% for the year ended December 31, 2005 to approximately 1.1% for the year ended December 31, 2006. The increase is principally due to the impact of acquisitions, which contributed approximately $8.1 million to the increase, partially offset by higher amortization expense in prior years as a result of accelerated amortization methods.

Depreciation Expense.  Depreciation expense increased approximately $6.3 million from approximately $26.7 million for the year ended December 31, 2005 to approximately $33.0 million for the year ended December 31, 2006. This increase is primarily attributable to the impact of capital expenditures, as well as acquisitions (which represented approximately $2.6 million of the increase).

Operating Earnings.  Consolidated operating earnings increased by approximately $29.8 million from approximately $237.2 million for the year ended December 31, 2005 to approximately $267.0 million for the year ended December 31, 2006. The increase in consolidated operating earnings is primarily due to the factors discussed above and that follow. Operating earnings, as a percentage of net sales, decreased from approximately 12.1% for the year ended December 31, 2005 to approximately 12.0% for the year ended December 31, 2006.

Operating earnings of the RVP segment for the year ended December 31, 2006 were approximately $139.5 million as compared to approximately $123.9 million for the year ended December 31, 2005. Operating earnings of the RVP segment for the year ended December 31, 2006 as compared to the same period of 2005 reflects (1) a curtailment gain of post-retirement medical and life insurance benefits of approximately $35.9 million recorded in the second quarter of 2006, (2) reserves of approximately $16.0 million related to estimated losses as a result of the unlikelihood that certain suppliers to our kitchen range hood subsidiaries based in Italy and Poland will be able to repay advances and amounts due under other arrangements, (3) approximately $3.5 million of severance, equipment write-offs and other charges related to the closure of our company’s NuTone facility, (4) a decrease of approximately $1.7 million of displays expense, (5) an increase in earnings of approximately $1.4 million from the effect of foreign currency exchange rates, (6) approximately $1.6 million of increased depreciation expense of property and equipment and approximately $1.7 million of decreased amortization of intangible assets, (7) increased warranty expense in the first quarter of 2006 of approximately $1.5 million related to a product safety upgrade, (8) an increase of approximately $0.2 million attributable to acquisitions and (9) a non-cash charge of approximately $0.3 million related to the amortization of purchase price allocated to inventory. Operating earnings of the RVP segment for the year ended December 31, 2005 reflects (1) a non-cash foreign exchange loss of approximately $1.2 million related to intercompany debt not indefinitely invested in our company’s subsidiaries and (2) a non-cash charge of approximately $0.4 million related to the amortization of purchase price allocated to inventory. Operating earnings in the RVP segment for the year ended December 31, 2006 also improved over the same period in 2005 as a result of the factors noted previously including higher average unit sales prices, partially offset by lower sales volume of kitchen range hoods and bath fans.

Operating earnings of the HTP segment for the year ended December 31, 2006 were approximately $83.9 million as compared to approximately $71.0 million for the year ended December 31, 2005. Operating earnings of the HTP segment for the year ended December 31, 2006 reflects (1) approximately $10.6 million of operating earnings contributed by acquisitions, (2) approximately $2.0 million of increased depreciation expense of property and equipment and approximately $4.2 million of increased amortization of intangible assets, primarily attributable to acquisitions, which is included in the impact of acquisitions noted above, (3) an increase in warranty expense of approximately $2.3 million related to a product safety upgrade and (4) a non-cash charge of approximately $0.2 million, all of which is included in the impact of acquisitions noted above, related to the amortization of purchase price allocated to inventory. Operating earnings of the HTP segment for the year ended December 31, 2005 reflects (1) a non-cash charge of approximately $0.5 million related to the amortization of purchase price allocated to inventory and (2) a gain of approximately $1.6 million related to the sale of a corporate office building of one of our company’s subsidiaries. The increase in operating earnings in the HTP segment for the year ended December 31, 2006 over the same period in 2005 is primarily a result of acquisitions, increased net sales volume of audio and video distribution equipment, speakers and access control devices, partially offset by higher cost of products sold as noted previously and, in part, to increased warranty expense as noted above.

Operating earnings of the HVAC segment were approximately $64.9 million for the year ended December 31, 2006 as compared to approximately $66.3 million for the year ended December 31, 2005. Operating earnings of the HVAC segment for the year ended December 31, 2006 reflect (1) approximately $11.9 million of operating earnings contributed by acquisitions, (2) a non-cash charge of approximately $2.8 million, all of which is included in the impact of acquisitions noted above, related to the amortization of purchase price allocated to inventory, (3) an approximate $1.6 million gain related to the favorable settlement of litigation, (4) a charge of approximately $1.2 million, net of minority interest of approximately $0.8 million, related to a reserve for amounts due from a customer in China related to a Chinese construction project, (5) approximately $2.9 million of increased depreciation expense of property and equipment attributable primarily to capital expenditures and approximately $3.9 million of increased amortization of intangible assets primarily related to acquisitions, (6) a non-cash foreign exchange gain of approximately $0.1 million related to intercompany debt not indefinitely invested in our company’s subsidiaries and (7) an increase of approximately $0.2 million from the effect of foreign currency exchange rates. Operating earnings in the HVAC segment for the year ended December 31, 2006 decreased over the year ended December 31, 2005 as a result of decreased sales volume, offset by acquisitions and higher average sales prices of products with a rating of 13 SEER or higher sold to residential site-built and manufactured housing customers. The effect on earnings of continued strategic sourcing initiatives and improvements in manufacturing efficiencies and increased average sales prices, which were partially driven by the change in the minimum SEER rating to 13 SEER on January 23, 2006, was partially offset by higher material costs within the entire HVAC segment.

The operating expense in Unallocated was approximately $21.3 million for the year ended December 31, 2006 as compared to approximately $24.0 million for the year ended December 31, 2005. The change in operating expense for the year ended December 31, 2006 as compared to the same period of 2005 in Unallocated is primarily due to the items noted below. Operating expense in Unallocated for the year ended December 31, 2006 reflects (1) a non-cash foreign exchange gain of approximately $1.2 million related to intercompany debt not indefinitely invested in our company’s subsidiaries, (2) an approximate $3.5 million reduction of a compensation accrual originally provided in 2004 that was determined to be no longer required related to a compensation reserve adjustment, (3) approximately $0.3 million of stock-based compensation charges and (4) approximately $0.2 million of decreased depreciation expense of property and equipment, as well as $0.2 million of increased amortization of intangible assets. Operating expense in Unallocated for the year ended December 31, 2005 reflects (1) approximately $0.3 million of stock-based compensation charges, (2) a non-cash foreign exchange loss of approximately $0.9 million related to intercompany debt not indefinitely invested in our company’s subsidiaries and (3) a gain of approximately $1.4 million from the settlement of certain obligations.

Operating earnings of foreign operations, consisting primarily of the results of operations of our company’s Canadian and European subsidiaries, were approximately 6.9% and 10.2% of operating earnings (before unallocated and corporate expenses) for the years ended December 31, 2006 and 2005, respectively. Sales and earnings derived from international markets are subject to, among others, the risks of currency fluctuations.

Interest Expense.  Interest expense increased approximately $13.2 million or approximately 12.9% during the year ended December 31, 2006 as compared to the year ended December 31, 2005. During the year ended December 31, 2006, our company experienced increases in interest expense primarily as a result of (1) approximately $10.6 million from increased interest rates related primarily to Nortek’s senior secured credit facility and (2) approximately $2.6 million from increased borrowings.

Investment Income.  Investment income was approximately $2.2 million and $1.8 million for the years ended December 31, 2006 and 2005, respectively.

Provision for Income Taxes.  The provision for income taxes was approximately $63.9 million for the year ended December 31, 2006 as compared to approximately $56.1 million for the year ended December 31, 2005. The effective income tax rates of 41.6% and 41.1% for the years ended December 31, 2006 and 2005, respectively, differed from the United States federal statutory rate of 35% principally as a result of the effect of non-deductible expenses, the impact of foreign tax rates on foreign earnings and state income tax provisions.

Net Earnings.  Consolidated net earnings improved by approximately $9.2 million from approximately $80.5 million for the year ended December 31, 2005 to approximately $89.7 million for the year ended December 31, 2006. This increase was primarily due to the factors discussed above which included an increase of approximately $29.8 million in consolidated operating earnings and an increase of approximately $0.4 million in investment income, which was offset by an increase of approximately $7.8 million in the provision for income taxes and an increase of approximately $13.2 million in interest expense.

EBITDA.  Our company uses EBITDA as both an operating performance and liquidity measure. Operating performance measure disclosures with respect to EBITDA are provided below. Refer to the Liquidity and Capital Resources section for liquidity measure disclosures with respect to EBITDA and a reconciliation from net cash flows from operating activities to EBITDA.

EBITDA is defined as net earnings (loss) before interest, taxes, depreciation and amortization expense. EBITDA is not a measure of operating performance under U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative or substitute for GAAP profitability measures such as operating earnings (loss) from continuing operations, discontinued operations, extraordinary items and net earnings (loss). EBITDA as an operating performance measure has material limitations since it excludes, among other things, the statement of operations impact of depreciation and amortization expense, interest expense and the provision (benefit) for income taxes and therefore does not necessarily represent an accurate measure of profitability, particularly in situations where a company is highly leveraged or has a disadvantageous tax structure. Our company uses a significant amount of capital assets and depreciation and amortization expense is a necessary element of our company’s costs and ability to generate revenue and therefore its exclusion from EBITDA is a material limitation. Our company has a significant amount of debt and interest expense is a necessary element of our company’s costs and ability to generate revenue and therefore its exclusion from EBITDA is a material limitation. Our company generally incurs significant U.S. federal, state and foreign income taxes each year and the provision (benefit) for income taxes is a necessary element of our company’s costs and therefore its exclusion from EBITDA is a material limitation. As a result, EBITDA should be evaluated in conjunction with net earnings (loss) for a more complete analysis of our company’s profitability, as net earnings (loss) includes the financial statement impact of these items and is the most directly comparable GAAP operating performance measure to EBITDA. As EBITDA is not defined by GAAP, our company’s definition of EBITDA may differ from and therefore may not be comparable to similarly titled measures used by other companies, thereby limiting its usefulness as a comparative measure. Because of the limitations that EBITDA has as an analytical tool, investors should not consider it in isolation, or as a substitute for analysis of our company’s operating results as reported under GAAP.

Company management uses EBITDA as a supplementary non-GAAP operating performance measure to assist with its overall evaluation of Company and subsidiary operating performance (including the performance of subsidiary management) relative to outside peer group companies. In addition, our company uses EBITDA as an operating performance measure in financial presentations to our company’s Board of Directors, shareholders, various banks participating in Nortek’s Credit Facility, note holders and Bond Rating agencies, among others, as a supplemental non-GAAP operating measure to assist them in their evaluation of our company’s performance. Our company is also active in mergers, acquisitions and divestitures and uses EBITDA as an additional operating performance measure to assess Company, subsidiary and potential acquisition target enterprise value and to assist in the overall evaluation of Company, subsidiary and potential acquisition target performance on an internal basis and relative to peer group companies. Our company uses EBITDA in conjunction with traditional GAAP operating performance measures as part of its overall assessment of potential valuation and relative performance and therefore does not place undue reliance on EBITDA as its only measure of operating performance.

Our company believes EBITDA is useful for both our company and investors as it is a commonly used analytical measurement for comparing company profitability, which eliminates the effects of financing, differing valuations of fixed and intangible assets and tax structure decisions. Our company believes that EBITDA is specifically relevant to our company, due to the different degrees of leverage among its competitors, the impact of purchase accounting associated with acquisitions, which impacts comparability with its competitors who may or may not have recently revalued their fixed and intangible assets, and the differing tax structures and tax jurisdictions of certain of our company’s competitors. Our company has included EBITDA as a supplemental operating performance measure, which should be evaluated by investors in conjunction with the traditional GAAP performance measures discussed earlier in this Results of Operations section for a complete evaluation of our company’s operating performance.

The following table presents a reconciliation from net earnings, which is the most directly comparable GAAP operating performance measure, to EBITDA for the years ended December 31, 2006 and 2005:

	For the Years Ended
	December 31,
	2006	2005
	(Amounts in millions)

Net earnings(1), (2)	$89.7	$80.5
Provision for income taxes	63.9	56.1
Interest expense(3)	115.6	102.4
Investment income	(2.2)	(1.8)
Depreciation expense	33.0	26.7
Amortization expense	28.2	19.2

EBITDA	$328.2	$283.1

(1)	Net earnings include an approximate $35.9 million curtailment gain related to post-retirement medical and life insurance benefits, reserves of approximately $16.0 million related to estimated losses as a result of the unlikelihood that certain suppliers to our kitchen range hood subsidiaries based in Italy and Poland will be able to repay advances and amounts due under other arrangements, an approximate $3.5 million charge related to the closure of our company’s NuTone, Inc. Cincinnati, Ohio facility and an increase in warranty expense in the first quarter of 2006 of approximately $1.5 million related to a product safety upgrade in the RVP segment for the year ended December 31, 2006. Net earnings include an increase in warranty expense of approximately $2.3 million related to a product safety upgrade in the HTP segment for the year ended December 31, 2006. Net earnings include an approximate $1.6 million gain related to the favorable settlement of litigation and a charge of approximately $1.2 million, net of minority interest of approximately $0.8 million, related to a reserve for amounts due from a customer in China related to a Chinese construction project in the HVAC segment for the year ended December 31, 2006. Net earnings include an approximate $3.5 million reduction of a compensation accrual originally provided in 2004 that was determined to be no longer required, a charge of approximately $2.5 million related to expenses incurred related to our company’s initial public offering not yet completed, a non-cash foreign exchange gain of approximately $1.2 million related to intercompany debt not indefinitely invested in our company’s subsidiaries and approximately $0.3 million of stock-based compensation charges, which is included in Unallocated, for the year ended December 31, 2006.

(2)	Net earnings include a non-cash foreign exchange loss of approximately $1.2 million related to intercompany debt not indefinitely invested in our company’s subsidiaries in the RVP segment for the year ended December 31, 2005. Net earnings include a gain of approximately $1.6 million related to the sale of a corporate office building of one of our company’s subsidiaries in the HTP segment for the year ended December 31, 2005. Net earnings include approximately $0.3 million of stock-based compensation charges, which is included in Unallocated, for the year ended December 31, 2005.

(3)	Interest expense for the year ended December 31, 2006 includes cash interest of approximately $110.3 million and non-cash interest of approximately $5.3 million. Interest expense for the year ended December 31, 2005 includes cash interest of approximately $97.1 million and non-cash interest of approximately $5.3 million.

Liquidity and Capital Resources

Our principal sources of liquidity are our cash flow from our subsidiaries, our ability to borrow under the terms of our new ABL Facility and our unrestricted cash and cash equivalents.

Our ability to pay interest on or to refinance our indebtedness depends on our future performance, working capital levels and capital structure, which are subject to general economic, financial, competitive, legislative, regulatory and other factors which may be beyond our control. Critical factors in the level of our sales, profitability and cash flows are the levels of residential remodeling and replacement activity and new residential and non-residential construction activity. The level of new residential and non-residential construction activity and, to a lesser extent, the level of residential remodeling and replacement activity are affected by seasonality and cyclical factors such as interest rates, inflation, energy costs, consumer spending habits, employment levels and other macroeconomic factors, over which we have no control. Any decline in economic activity as a result of these or other factors typically results in a decline in new construction and, to a lesser extent, residential remodeling and replacement purchases, which would result in a decrease in our sales, profitability and cash flows. Reduced levels of home sales and housing starts and other softening in the housing markets negatively affected our results of operations and our cash flow in the first six months of 2008 and these factors are expected to continue to negatively affect our results of operations and our cash flow through 2009.

In addition, uncertainties due to the significant instability in the mortgage markets and the resultant impact on the overall credit market could continue to adversely impact our business. The tightening of credit standards is expected to result in a decline in consumer spending for home remodeling and replacement projects which could adversely impact our operating results and the cash flow from our subsidiaries. Additionally, increases in the cost of home mortgages and the difficulty in obtaining financing for new homes could continue to materially impact the sales of our products in the residential construction market.

There can be no assurance that we will generate sufficient cash flow from the operation of our subsidiaries or that future financings will be available on acceptable terms or in amounts sufficient to enable our company to service or refinance its indebtedness, or to make necessary capital expenditures.

On May 20, 2008, our company sold $750.0 million of its 10% Senior Secured Notes due December 1, 2013 (the “outstanding notes”) at a discount of approximately $7.8 million, which is being amortized over the life of the issue. Net proceeds from the sale of the outstanding notes, after deducting underwriting commissions and expenses, amounted to approximately $721.7 million. The outstanding notes, which are guaranteed on a senior secured basis by substantially all of our subsidiaries located in the United States, were issued and sold in a private Rule 144A offering to institutional investors. On August 11, 2008, we filed a registration statement with the SEC to exchange the outstanding notes for registered notes.

Interest on the outstanding notes accrues at the rate of 10% per annum and is payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 2008, until maturity. Interest on the outstanding notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Prior to June 1, 2011, we may redeem up to 35% of the aggregate principal amount of the outstanding notes with the net cash proceeds from certain equity offerings at a redemption price of 110.0% plus accrued and unpaid interest, provided that at least 65% of the original aggregate principal amount of the outstanding notes remains outstanding after the redemption. After June 1, 2011 the outstanding notes are redeemable at our option in whole or in part, at any time and from time to time, on or after June 1, 2011 at 105.0%, declining to 102.5% on June 1, 2012 and further declining to 100.0% on June 1, 2013. In addition, the outstanding notes contain a call provision whereby not more than once during any twelve-month period we may redeem the outstanding notes at a redemption price equal to 103.0% plus accrued and unpaid interest, provided that the aggregate amount of these redemptions does not exceed $75.0 million.

The outstanding notes are secured by a first-priority lien on substantially all of our and our domestic subsidiaries’ tangible and intangible assets, except those assets securing our new ABL Facility on a first-priority basis. The outstanding notes have a second-priority lien on the new ABL Facility’s first-priority collateral and rank equally with all of our existing and future senior secured indebtedness. If we experience a change in control, each holder of the notes will have the right to require us to purchase the notes at a price equal to 101% of the principal amount thereof. In addition, a change of control may constitute an event of default under our new ABL Facility and would also require us to offer to purchase our 8 1/2% senior subordinated notes at 101% of the principal amount thereof, together with accrued and unpaid interest.

The indenture governing the outstanding notes contains certain restrictive financial and operating covenants including covenants that restrict, among other things, the payment of cash dividends, the incurrence of additional indebtedness, the making of certain investments, mergers, consolidations and sale of assets (all as defined in the indenture and other agreements).

In connection with the offering of the outstanding notes, we also entered into the new ABL Facility, of which $50.0 million was drawn at closing and approximately $35.0 million remains outstanding at June 28, 2008. Subsequent to June 28, 2008, an additional $25.0 million was repaid on our new ABL Facility. We incurred fees and expenses of approximately $11.2 million, which are being recognized as non-cash interest expense over the term of the new ABL Facility. The new ABL Facility replaced our existing $200.0 million revolving credit facility that was to mature on August 27, 2010 and consists of a $330.0 million U.S. Facility (with a $60.0 million sublimit for the issuance of U.S. standby letters of credit and a $20.0 million sublimit for U.S. swingline loans) and a $20.0 million Canadian Facility.

There are limitations on our ability to incur the full $350.0 million of commitments under the new ABL Facility. Availability is limited to the lesser of the borrowing base and $350.0 million, and the covenants under the 8 1/2% senior subordinated notes do not currently allow us to incur up to the full $350.0 million. The borrowing base at any time will equal the sum (subject to certain reserves and other adjustments) of:

•	85% of the net amount of eligible accounts receivable;

•	85% of the net orderly liquidation value of eligible inventory; and

•	available cash subject to certain limitations as specified in the new ABL Facility.

The interest rates applicable to loans under our new ABL Facility are, at our option, equal to either an adjusted LIBOR rate for a one, two, three or six month interest period (or a nine or twelve month period, if available) or an alternate base rate chosen by us, plus an applicable margin percentage. The alternate base rate will be the greater of (1) the prime rate or (2) the Federal Funds rate plus 0.50% plus the applicable margin, which is determined based upon the average excess borrowing availability for the previous fiscal quarter. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

If at any time the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under our new ABL Facility exceeds the lesser of (i) the commitment amount and (ii) the borrowing base, we will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. If the amount available under our new ABL Facility is less than 15% of the lesser of the commitment amount or the borrowing base or an event of default has occurred, we will be required to deposit cash from its material deposit accounts (including all concentration accounts) daily in a collection account maintained with the administrative agent under our new ABL Facility, which will be used to repay outstanding loans and cash collateralize letters of credit. Additionally, our new ABL Facility requires that if excess availability (as defined) is less than the greater of $40.0 million and 12.5% of the borrowing base, we will comply with a minimum fixed charge ratio test.

The net proceeds from the outstanding notes and the new ABL Facility were used to repay all of the outstanding indebtedness on May 20, 2008 under our existing senior secured credit facility, which included approximately $675.5 million outstanding under our senior secured term loan and approximately $80.0 million outstanding under the revolving portion of the senior secured credit facility (collectively, the “May 2008 Transactions”) plus accrued interest and related fees and expenses. The redemption of our senior secured term loan resulted in a pre- tax loss of approximately $9.9 million in the second quarter ended June 28, 2008, primarily as a result of writing off unamortized deferred debt expense.

In March 2008, Moody’s downgraded the debt ratings for our parent company, NTK Holdings, and us, from “B2” to “B3” and issued a negative outlook. Moody’s rating downgrade reflected our high leverage, reduced financial flexibility and the anticipated pressure of the difficult new home construction market and home values on our 2008 financial performance. The negative ratings outlook reflected Moody’s concern that the market for our products will remain under significant pressure so long as new housing starts do not rebound and that the repair and remodeling market could contract meaningfully in 2008 and possibly in 2009. Additionally, Moody’s was concerned whether our cost cutting initiatives would be successful enough to offset pressure on our sales. In May 2008, Moody’s affirmed its rating of B3 for NTK Holdings and us. The rating agency also assigned a B1 rating to our outstanding notes.

In April 2008, Standard & Poor’s lowered its ratings for our parent company, NTK Holdings, and us, from “B” to “B−” and issued a negative outlook. Standard & Poor’s rating downgrade reflected our weaker overall financial profile resulting from the challenging operating conditions in our new residential construction and remodeling markets. The negative outlook reflected Standard & Poor’s concerns about the US economy, difficult credit markets and cost inflation, and the anticipation that our credit metrics will remain challenged for at least the next several quarters. In May 2008, Standard & Poor’s affirmed its corporate credit rating of B− for NTK Holdings and us, however, it removed the ratings from negative watch. Standard & Poor’s also assigned a B rating to our outstanding notes.

At December 31, 2007, our Best subsidiary was not in compliance with a maintenance covenant with respect to two loan agreements with two banks with aggregate borrowings outstanding of approximately $9.4 million. Our Best subsidiary obtained waivers from the two banks, which indicated that our Best subsidiary was not required to comply with the maintenance covenant as of December 31, 2007. The next measurement date for the maintenance covenant is for the year ended December 31, 2008 and we believe that it is probable that our Best subsidiary will be in compliance with the maintenance covenant when their assessment of the required calculation is completed in the first quarter of 2009. As a result, we have classified the outstanding borrowings under such agreements as a long-term liability in our consolidated balance sheet at June 28, 2008 and December 31, 2007, respectively.

We had consolidated debt at June 28, 2008 of approximately $1,502.9 million consisting of the following:

(Amounts in millions)

10% Senior Secured Notes due 2013, net of unamortized discount of approximately $7.7 million	$742.3
8 1/2% Senior Subordinated Notes due 2014 (“8 1/2% Notes”)	625.0
Long-term notes, mortgage notes and other indebtedness	41.6
9 7/8% Senior Subordinated Notes due 2011, including unamortized premium	10.0

Subtotal	1,418.9
Short-term borrowings and current maturities of long-term debt (including borrowings of approximately $35.0 million under our new ABL Facility)	84.0

$1,502.9

During the first six months ended June 28, 2008, we had a net increase in its consolidated debt of approximately $57.5 million resulting from:

(Amounts in millions)

Net increases in debt related to May 2008 Transactions(1)	$36.7
Other debt activity(2)	20.7
Non-cash interest activity(3)	0.1

$57.5

(1)	Debt activity related to May 2008 Transactions is comprised of the following:

(Amounts in millions)

Issuance of 10% Senior Secured Notes, net of original debt discount of approximately $7.8 million	$742.2
Borrowings under our new ABL Facility	50.0
Repayment of outstanding borrowings under our senior secured credit facility	(755.5)

$36.7

(2)	Other debt activity is comprised of the following:

(Amounts in millions)

Net borrowings under the revolving portion of our senior secured credit facility prior to the May 2008 Transactions	$45.0
Additional borrowings related primarily to our foreign subsidiaries	8.0
Payments made related to our new ABL Facility	(15.0)
Other principal payments	(21.7)
Changes in foreign currency exchange rates and other	4.4

$20.7

(3)	Debt activity related to non-cash interest activity is comprised of the following:

(Amounts in millions)

Debt discount, net relating to the 10% Senior Secured Notes	$0.1

Our debt to equity ratio was approximately 2.4:1 at June 28, 2008 as compared to approximately 2.3:1 at December 31, 2007. The increase in the ratio was a result of an increase in indebtedness as noted above, partially offset by an increase in stockholder’s investment, primarily due to a capital contribution from parent of approximately $4.2 million during the second quarter of 2008.

The agreements that govern the terms of our debt, including the indentures that govern our 10% Senior Secured Notes and our 8 1/2% senior subordinated notes and the credit agreement that governs our new ABL Facility, contain covenants that restrict our ability and the ability of our subsidiaries to incur additional indebtedness, pay dividends or make other distributions, make loans or investments, incur certain liens, enter into transactions with affiliates and consolidate, merge or sell assets.

The indentures that govern our outstanding notes and its 8 1/2% Senior Subordinated Notes limit our ability to make certain payments, including dividends to service NTK Holdings’ debt obligations, loans or investments or the redemption or retirement of any equity interests and indebtedness subordinated to the notes. These limitations are based on a calculation of net income, equity issuances, receipt of capital contributions and return on certain investments since August 27, 2004 (as defined). As of June 28, 2008, we had the capacity to make certain payments, including dividends to service NTK Holdings’ debt obligations, of up to approximately $145.9 million. As of June 28, 2008, our Fixed Charge Coverage Ratio was approximately 1.67:1. If our Fixed Charge Coverage Ratio was at least 2.00:1 as of June 28, 2008, we would have up to approximately $243.5 million available to make certain payments, including dividends to service NTK Holding’s debt obligations.

We and our subsidiaries, affiliates or significant shareholders may from time to time, in our sole discretion, purchase, repay, refinance, redeem or retire any of our outstanding debt (including publicly issued debt), in privately negotiated or open market transactions, by tender offer or otherwise, which may be subject to restricted payment limitations.

We have evaluated and expect to continue to evaluate possible acquisition transactions and possible dispositions of certain of our businesses on an ongoing basis and at any given time may be engaged in discussions or negotiations with respect to possible acquisitions or dispositions. Contingent consideration of approximately $32.7 million related to the acquisitions of Par Safe, ABT and Magenta Research, Ltd., which was accrued for December 31, 2007, was paid during the second quarter of 2008. The remaining estimated total maximum potential amount of contingent consideration that may be paid in the future for all completed acquisitions is approximately $54.0 million.

We expect to meet our cash flow requirements for fiscal 2008, including debt repayments and acquisitions, from cash from operations, existing cash and cash equivalents and the use of our new ABL Facility.

As noted above, during the second quarter of 2008, we issued $750.0 million of outstanding notes, entered into a new five year $350.0 million senior secured asset-based revolving credit facility and repaid all outstanding borrowings under its senior secured credit facility. As a result of these transactions, the following is a summary of our estimated future cash obligations under long-term debt obligations and interest payments as of June 28, 2008:

	Payments Due by Period
	Less Than	Between	Between	5 Years
	1 Year	1 & 2 Years	3 & 4 Years	or Greater	Total
		(Amounts in millions)

Notes, mortgage notes and obligations payable(1),(2)	$13.3	$15.9	$17.1	$1,377.0	$1,423.3
Interest payments(3),(4),(5)	142.4	279.8	276.3	141.4	839.9
Capital lease obligations	2.3	4.6	4.1	7.9	18.9

Total	$158.0	$300.3	$297.5	$1,526.3	$2,282.1

(1)	Excludes notes payable and other short-term obligations of approximately $68.4 million, including outstanding borrowings under the new ABL Facility of approximately $35.0 million.

(2)	Excludes unamortized debt discount of approximately $7.7 million related to our outstanding notes.

(3)	Based upon interest rates in effect at June 28, 2008.

(4)	Subsidiary debt used for working capital purposes such as lines of credit are estimated to continue through December 31, 2017 in the above table.

(5)	Includes interest payments on our new ABL Facility which are estimated to continue through May 20, 2013 in the above table.

Although we and our subsidiaries have entered into a number of operating lease obligations, purchase obligations and have guaranteed certain obligations of various third parties, the above table does not reflect these obligations as there have been no significant changes in these obligations since December 31, 2007.

Our combined short-term and long-term product liability accruals increased from approximately $35.0 million at December 31, 2007 to approximately $37.9 million at June 28, 2008. Product liability expense increased from approximately $2.3 million for the second quarter ended June 30, 2007 to approximately $3.3 million for the second quarter ended June 28, 2008 and increased from approximately $5.6 million for the first six months ended June 30, 2007 to approximately $6.2 million for the first six months ended June 28, 2008. The increase in product liability expense for the second quarter and first six months ended June 28, 2008 as compared to the same periods of 2007 is primarily the result of an increase in product liability accruals of approximately $0.6 million recorded in the RVP segment during the first six months of 2008. We record insurance liabilities and related expenses for product and general liability losses in accordance with either the contractual terms of our policies or, if self-insured, the total liabilities that are estimable and probable as of the reporting date (see Note G of the Notes to the Unaudited Financial Statements included elsewhere herein).

Our combined short-term and long-term warranty accruals increased from approximately $47.3 million at December 31, 2007 to approximately $50.6 million at June 28, 2008. Warranty expense increased from approximately $7.8 million for the second quarter ended June 30, 2007 to approximately $8.7 million for the second quarter ended June 28, 2008 and increased from approximately $13.3 million for the first six months ended June 30, 2007 to approximately $16.0 million for the first six months ended June 28, 2008. The increase in warranty expense for the second quarter and first six months ended June 28, 2008 as compared to the same periods of 2007 is primarily as a result of increased expense levels for residential HVAC products due to higher sales volume in the second quarter and first six months of 2008 as compared to the same periods of 2007. We provide for estimated warranty liabilities at the time of sale and periodically assess the adequacy of our recorded warranty liabilities and adjust the amounts as necessary (see Note G of the Notes to the Unaudited Financial Statements included elsewhere herein).

Unrestricted cash and cash equivalents increased from approximately $53.4 million at December 31, 2007 to approximately $79.1 million at June 28, 2008. We have classified as restricted, in the accompanying consolidated balance sheet, certain cash and cash equivalents that are not fully available for use in its operations. At June 28, 2008, approximately $3.3 million (of which approximately $2.3 million is included in long-term assets) of cash and cash equivalents are held primarily as collateral to fund certain benefit obligations relating to supplemental executive retirement plans.

Capital expenditures were approximately $8.6 million for the second quarter ended June 28, 2008 as compared to approximately $7.3 million for the second quarter ended June 30, 2007 and were approximately $15.9 million for the first six months ended June 28, 2008 as compared to approximately $14.1 million for the first six months ended June 30, 2007. Capital expenditures were approximately $36.4 million for the year ended December 31, 2007 and are expected to be between approximately $30.0 million and $35.0 million in 2008.

Our working capital and current ratio increased from approximately $207.2 million and 1.4:1, respectively, at December 31, 2007 to approximately $273.2 million and 1.5:1, respectively, at June 28, 2008. This increase in working capital for the first six months ended June 28, 2008 was primarily a result of increases in inventories and accounts receivable and decreases in current maturities of long-term debt and accrued expenses and taxes, net, partially offset by increases in accounts payable, as described further below and previously. The increase in cash from December 31, 2007 to June 28, 2008 was also a contributing factor to the increase in working capital.

Accounts receivable increased approximately $48.2 million, or approximately 15.1%, between December 31, 2007 and June 28, 2008, while net sales increased approximately $77.9 million, or approximately 13.7%, in the second quarter of 2008 as compared to the fourth quarter of 2007. This increase in accounts receivable is primarily as a result of increased sales volume in our residential HVAC products. The effect of changes in foreign currency exchange rates contributed approximately $3.3 million to the increase in accounts receivable at June 28, 2008. The rate of change in accounts receivable in certain periods may be different than the rate of change in sales in such periods principally due to the timing of net sales. Increases or decreases in net sales near the end of any period generally result in significant changes in the amount of accounts receivable on the date of the balance sheet at the end of such period, as was the situation on June 28, 2008 as compared to December 31, 2007. Accounts receivable from customers related to foreign operations decreased approximately $0.2 million, or approximately 0.2%, between December 31, 2007 and June 28, 2008. We did not experience any significant overall changes in credit terms, collection efforts, credit utilization or delinquency in accounts receivable in the first six months of 2008.

Inventories increased approximately $21.8 million, or approximately 7.1%, between December 31, 2007 and June 28, 2008 as a result of increased purchases in the HVAC segment to support future sales levels. The effect of changes in foreign currency exchange rates contributed approximately $1.4 million to the increase in inventories at June 28, 2008.

Accounts payable increased approximately $57.3 million, or 29.7%, between December 31, 2007 and June 28, 2008 due primarily to increased inventory levels in the HVAC segment and the timing of payments. The effect of changes in foreign currency exchange rates contributed approximately $3.4 million to the increase in accounts payable at June 28, 2008.

Accrued expenses and taxes, net decreased approximately $11.6 million, or approximately 4.7%, between December 31, 2007 and June 28, 2008 primarily as a result of contingent consideration payments of approximately $32.7 million which were accrued at December 31, 2007 and were paid in the second quarter of 2008, partially offset by approximately $9.8 million of increased accrued interest on our outstanding notes, approximately $4.7 million related to a reserve recorded within the HTP segment in connection with a contemplated settlement of a dispute with one of its former suppliers and approximately $2.9 million of increased insurance reserves primarily consisting of product liability accruals in the RVP segment as noted previously.

Changes in certain working capital accounts, as noted above, between December 31, 2007 and June 28, 2008, differ from the changes reflected in our unaudited condensed consolidated statement of cash flows for such period as a result of the specific items mentioned in the four preceding paragraphs and from other non-cash items, including among others, the effect of changes in foreign currency exchange rates.

Net cash flows provided by operating activities decreased by approximately $1.5 million from approximately $46.1 million for the first six months ended June 30, 2007 to approximately $44.6 million for the first six months quarter ended June 28, 2008. This decrease is primarily due to a decrease in net (loss) earnings of approximately $28.3 million, partially offset by a decrease in working capital needs of approximately $23.1 million. Net cash flows used in investing activities decreased by approximately $49.9 million from approximately $94.2 million for the first six months ended June 30, 2007 to approximately $44.3 million for the first six months ended June 28, 2008. This decrease was primarily due to a decrease in payments for acquisitions of approximately $43.6 million and an increase of approximately $6.1 million in proceeds from the sale of property and equipment, partially offset by an increase in the level of capital expenditures of approximately $1.8 million. Net cash flows provided by financing activities decreased by approximately $40.6 million from approximately $66.0 million for the first six months ended June 30, 2007 to approximately $25.4 million for the first six months ended June 28, 2008. This decrease was primarily due to fees paid in connection with the May 2008 Transactions of approximately $31.7 million and a decline in net borrowings of approximately $13.0 million, partially offset by an equity investment by THL-Nortek Investors, LLC of approximately $4.2 million during the second quarter of 2008. As discussed earlier, we generally use cash flows from operations, and where necessary borrowings, to finance our capital expenditures and strategic acquisitions, to meet the service requirements of our existing indebtedness and for working capital and other general corporate purposes.

Net cash flows provided by operating activities for the year ended December 31, 2007 decreased by approximately $41.0 million to approximately $107.0 million of net cash provided by operating activities from approximately $148.0 million for the year ended December 31, 2006, primarily due to a decrease in net earnings, as well as, a reduction in the level of cash used for working capital needs. Net cash flows used in investing activities for the year ended December 31, 2007 decreased by approximately $11.2 million to net cash used in investing activities of approximately $135.1 million from approximately $146.3 million for the year ended December 31, 2006, primarily due to a decrease of approximately $12.7 million in payments for acquisitions and a decrease in the level of capital expenditures of approximately $5.9 million, partially offset by a decrease in the proceeds from the sale of property and equipment of approximately $4.6 million and the $4.5 million payment made in 2007 in connection with NTK Holdings’ senior unsecured loan facility rollover. Net cash flows provided by financing activities for the year ended December 31, 2007 increased by approximately $45.6 million to net cash provided by financing activities of approximately $24.1 million from net cash used in financing activities of approximately $21.5 million for the year ended December 31, 2006 resulting from an increase in net borrowing of approximately $15.9 million and a reduction in dividends paid in 2006 of approximately $28.1 million. As discussed earlier, we generally use cash flows from operations, and where necessary borrowings, to finance our capital expenditures and strategic acquisitions, to meet the service requirements of our existing indebtedness and for working capital and other general corporate purposes.

Unrestricted cash and cash equivalents increased approximately $25.7 million and $17.9 million from December 31, 2007 to June 28, 2008 and from December 31, 2006 to June 30, 2007, respectively, and decreased approximately $4.0 million, $19.8 million and $17.8 million for the three years ended December 31, 2007, respectively, principally as a result of the following:

	Condensed Consolidated Cash Flows(1)
			For the Years Ended
	For the First Six Months Ended		December 31,
	June 28, 2008	June 30, 2007	2007	2006	2005
	(Unaudited)		(Audited)
	(Amount in millions)

Operating Activities:
Cash flows from operations, net	$41.7	$66.3	$99.8	$145.8	139.9
Change in accounts receivable, net	(44.8)	(47.2)	23.7	(19.6)	(37.3)
Change in inventories	(20.4)	(33.7)	(16.6)	(14.0)	(24.3)
Change in prepaids and other current assets	(4.0)	2.3	(2.0)	11.1	(5.2)
Change in accounts payable	53.9	49.5	(8.4)	(0.7)	20.7
Change in accrued expenses and taxes	12.3	9.7	6.5	35.2	19.9
Change in taxes receivable from Nortek Holdings, Inc.	—	—	—	—	20.2
Investing Activities:
Capital expenditures	(15.9)	(14.1)	(36.4)	(42.3)	(28.9)
Net cash paid for businesses acquired	(32.7)	(76.3)	(93.5)	(106.2)	(117.2)
Proceeds from the sale of property and equipment	6.2	0.1	0.5	5.1	10.8
Payment in connection with NTK Holdings’ senior unsecured loan facility rollover	—	(4.5)	(4.5)	—	—
Change in restricted cash and cash equivalents	—	1.2	1.2	0.4	(0.2)
Financing Activities:
Change in borrowings, net	66.3	66.0	24.1	8.2	(8.3)
Net proceeds from sale of the outstanding notes due 2013	742.2	—	—	—	—
Redemption of our company’s senior secured credit facility	(755.5)	—	—	—	—
Fees paid in connection with new debt facilities	(31.7)	—	—	—	—
Equity investment by THL-Nortek Investors, LLC	4.2	—	—	—	—
Dividends	—	—	—	(28.1)	—
Other, net	3.9	(1.4)	1.6	(14.7)	(7.9)

	$25.7	$17.9	$(4.0)	$(19.8)	$(17.8)

(1)	Summarized from our unaudited interim condensed consolidated statement of cash flows for the first six months ended June 28, 2008 and June 30, 2007 (see the unaudited interim condensed consolidated financial statements included elsewhere herein) and our consolidated statement of cash flows for the years ended December 31, 2007, 2006 and 2005 (see the audited consolidated financial statements included elsewhere herein). Additionally, see Note F of the notes to the unaudited interim condensed consolidated financial statements and Notes 3 and 4 of the notes to the audited consolidated financial statements included elsewhere herein.

The impact of changes in foreign currency exchange rates on cash was not material and has been included in Other, net.

At December 31, 2007, we had approximately $45.0 million of foreign net operating loss carry-forwards that if utilized would offset future foreign tax payments. In addition, we had a federal net operating loss carryforward of approximately $4.0 million, and had an alternative minimum tax credit carryforward of approximately $2.3 million at December 31, 2007.

We use EBITDA as both a liquidity and an operating performance measure. Liquidity measure disclosures with respect to EBITDA are provided below. Refer to the Results of Operations section for operating performance measure disclosures with respect to EBITDA and a reconciliation from net earnings (loss) to EBITDA.

EBITDA is defined as net earnings (loss) before interest, taxes, depreciation and amortization expense. EBITDA is not a measure of cash flow under U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative or substitute for GAAP cash flow measures such as cash flows from operating, investing and financing activities. EBITDA does not necessarily represent an accurate measure of cash flow performance because it excludes, among other things, capital expenditures, working capital requirements, significant debt service for principal and interest payments, income tax payments and other contractual obligations, which may have a significant adverse impact on a company’s cash flow performance thereby limiting its usefulness when evaluating our company’s cash flow performance. We use a significant amount of capital assets and capital expenditures are a significant component of our annual cash expenditures and therefore their exclusion from EBITDA is a material limitation. We have significant working capital requirements during the year due to the seasonality of its business, which require significant cash expenditures and therefore its exclusion from EBITDA is a material limitation. We have a significant amount of debt and our company has significant cash expenditures during the year related to principal and interest payments and therefore their exclusion from EBITDA is a material limitation. We generally pay significant U.S. federal, state and foreign income taxes each year and therefore its exclusion from EBITDA is a material limitation. As a result, EBITDA should be evaluated in conjunction with net cash from operating, investing and financing activities for a more complete analysis of our cash flow performance, as they include the financial statement impact of these items. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA does not reflect any cash requirements for replacements. As EBITDA is not defined by GAAP, our definition of EBITDA may differ from and therefore may not be comparable to similarly titled measures used by other companies thereby limiting its usefulness as a comparative measure. Because of the limitations that EBITDA has as an analytical tool, investors should not consider it in isolation, or as a substitute for analysis of our cash flows as reported under GAAP.

Our management uses EBITDA as a supplementary non-GAAP liquidity measure to allow us to evaluate its operating units’ cash-generating ability to fund income tax payments, corporate overhead, debt service, capital expenditures and increases in working capital. EBITDA is also used by management to allocate resources for growth among its businesses, to identify possible impairment charges, to evaluate our ability to service its debt and to raise capital for growth opportunities, including acquisitions. In addition, we use EBITDA as a liquidity measure in financial presentations to our Board of Directors, shareholders, various banks participating in our new ABL Facility, note holders and Bond Rating agencies, among others, as a supplemental non-GAAP liquidity measure to assist them in their evaluation of our cash flow performance. We use EBITDA in conjunction with traditional GAAP liquidity measures as part of its overall assessment of cash flow ability and therefore does not place undue reliance on EBITDA as its only measure of cash flow performance.

We believe EBITDA is useful for both our investors and ourselves as it is a commonly used analytical measurement for assessing a company’s cash flow ability to service and/or incur additional indebtedness, which eliminates the impact of certain non-cash items such as depreciation and amortization. We believe that EBITDA is specifically relevant to us due to our leveraged position as well as the common use of EBITDA as a liquidity measure within our industries by lenders, investors, others in the financial community and peer group companies. We have included EBITDA as a supplemental liquidity measure, which should be evaluated by investors in conjunction with the traditional GAAP liquidity measures discussed earlier in this Liquidity and Capital Resources section for a complete evaluation of our cash flow performance.

The following table presents a reconciliation from net cash provided by (used in) operating activities, which is the most directly comparable GAAP liquidity measure, to EBITDA for the first six months ended June 28, 2008 and June 30, 2007 and for the three years ended December 31, 2007.

			For the Years Ended
	For the First Six Months Ended		December 31,
	June 28, 2008	June 30, 2007	2007	2006	2005
	(Dollar amounts in millions)
	(Unaudited)

Net cash provided by operating activities	$44.6	$46.1	$107.0	$148.0	$128.5
Cash used by working capital and other long-term asset and liability changes	(2.9)	20.2	(7.2)	(2.2)	11.4
Loss from debt retirement	(9.9)	—	—	—	—
Non-cash interest expense, net	(3.3)	(2.8)	(5.6)	(5.3)	(5.3)
Non-cash stock-based compensation expense	(0.1)	(0.2)	(0.3)	(0.3)	(0.3)
Gain from curtailment of post-retirement medical benefits	—	—	—	35.9	—
Compensation reserve adjustment	—	—	—	3.5	—
Gain (loss) on sale of property and equipment	2.5	(0.2)	(2.4)	(1.3)	1.6
Deferred federal income tax benefit (provision)	4.7	(4.1)	6.0	(27.4)	(9.5)
Provision for income taxes	2.5	22.6	33.1	63.9	56.1
Interest expense(1)	58.7	60.0	122.0	115.6	102.4
Investment income	(0.4)	(0.9)	(2.0)	(2.2)	(1.8)

EBITDA(2), (3), (4), (5), (6)	$96.4	$140.7	$250.6	$328.2	$283.1

(1)	Interest expense for the first six months ended June 28, 2008 includes cash interest of approximately $55.4 million and non-cash interest of approximately $3.3 million.

Interest expense for the first six months ended June 30, 2007 includes cash interest of approximately $57.2 million and non-cash interest of approximately $2.8 million.

Interest expense for the year ended December 31, 2007 includes cash interest of approximately $116.4 million and non-cash interest of approximately $5.6 million.

Interest expense for the year ended December 31, 2006 includes cash interest of approximately $110.3 million and non-cash interest of approximately $5.3 million.

Interest expense for the year ended December 31, 2005 includes cash interest of approximately $97.1 million and non-cash interest of approximately $5.3 million.

(2)	EBITDA for the first six months ended June 28, 2008 includes the following other income and expense items:

• a pre-tax loss from debt retirement of approximately $9.9 million, primarily as a result of writing off unamortized deferred debt expense related to our company’s senior secured credit facility,

• approximately $4.7 million of fees, expenses and a reserve recorded in connection with a contemplated settlement of a dispute with one of its former suppliers within the HTP segment,

• costs and expenses incurred in connection with the start up of a range hood facility in Mexico of approximately $1.4 million within the RVP segment,

• a gain of approximately $2.5 million from the sale of a manufacturing facility within the RVP segment,

• net foreign exchange gains of approximately $1.4 million related to transactions, including intercompany debt not indefinitely invested in our subsidiaries, and

• approximately $0.2 million in net charges related to the closure of certain RVP segment facilities.

(3)	EBITDA for the first six months ended June 30, 2007 includes the following other income and expense items:

• charges of approximately $2.3 million related to reserves for amounts due from customers within the HTP and HVAC segments,

• net foreign exchange losses of approximately $2.0 million related to transactions, including intercompany debt not indefinitely invested in our subsidiaries,

• a charge of approximately $1.4 million related to the closure of our NuTone, Inc. Cincinnati, Ohio facility within the RVP segment,

• legal and other professional fees and expenses incurred in connection with matters related to certain subsidiaries based in Italy and Poland within the RVP segment of approximately $1.3 million,

• a charge of approximately $0.3 million related to the planned closure of our Mammoth, Inc. Chaska, Minnesota manufacturing facility within the HVAC segment, and

• a decrease in warranty expense of approximately $0.2 million related to a product safety upgrade within the HTP segment.

(4)	In the RVP segment, EBITDA for the year ended December 31, 2007 includes a favorable adjustment to selling, general and administrative expense, net based upon our company’s revised estimate of reserves provided in 2006 for certain suppliers in Italy and Poland of approximately $6.7 million, a decrease in product liability expense of approximately $1.8 million as compared to the year ended December 31, 2006, a charge to warranty expense of approximately $0.5 million related to a product safety upgrade, an approximate $1.8 million charge related to the closure of our NuTone, Inc. Cincinnati, Ohio facility, an approximate $1.1 million charge related to the closure of our Jensen Industries, Inc. Vernon, California facility, legal and other professional fees and expenses incurred in connection with matters related to certain subsidiaries based in Italy and Poland of approximately $2.1 million, an approximate $1.9 million loss related to the settlement of litigation, a charge of approximately $0.4 million related to a reserve for amounts due from a customer and net foreign exchange losses of approximately $1.0 million related to transactions, including intercompany debt not indefinitely invested in our subsidiaries.

In the HTP segment, EBITDA for the year ended December 31, 2007 includes a charge of approximately $0.5 million related to a reserve for amounts due from a customer, a reduction in warranty expense of approximately $0.7 million related to a product safety upgrade and approximately $2.0 million of fees and expenses incurred in connection with a dispute with a supplier.

In the HVAC segment, EBITDA for the year ended December 31, 2007 includes a charge of approximately $3.7 million related to the planned closure of our Mammoth, Inc. Chaska, Minnesota manufacturing facility, a charge of approximately $1.8 million related to reserves for amounts due from customers and net foreign exchange losses of approximately $2.5 million related to transactions, including intercompany debt not indefinitely invested in our subsidiaries.

(5)	In the RVP segment, EBITDA for the year ended December 31, 2006 includes an approximate $35.9 million curtailment gain related to post-retirement medical and life insurance benefits, reserves of approximately $16.0 million related to estimated losses as a result of the unlikelihood that certain suppliers to our kitchen range hood subsidiaries based in Italy and Poland will be able to repay advances and amounts due under other arrangements, an approximate $3.5 million charge related to the closure of our

NuTone, Inc. Cincinnati, Ohio facility and an increase in warranty expense in the first quarter of 2006 of approximately $1.5 million related to a product safety upgrade.

In the HTP segment, EBITDA for the year ended December 31, 2006 includes an increase in warranty expense of approximately $2.3 million related to a product safety upgrade.

In the HVAC segment, EBITDA for the year ended December 31, 2006 includes an approximate $1.6 million gain related to the favorable settlement of litigation, a charge of approximately $1.2 million, net of minority interest of approximately $0.8 million, related to a reserve for amounts due from a customer in China related to a Chinese construction project and net foreign exchange gains of approximately $0.4 million related to transactions, including intercompany debt not indefinitely invested in our subsidiaries.

(6)	In the RVP segment, EBITDA for the year ended December 31, 2005 includes a non-cash foreign exchange loss of approximately $1.2 million related to intercompany debt not indefinitely invested in our subsidiaries.

In the HTP segment, EBITDA for the year ended December 31, 2005 includes a gain of approximately $1.6 million related to the sale of a corporate office building of one of our subsidiaries.

In Unallocated, EBITDA for the year ended December 31, 2005 includes an approximate $1.4 million gain related to the favorable settlement of litigation.

Inflation, Trends and General Considerations

We have evaluated and expects to continue to evaluate possible acquisition transactions and the possible dispositions of certain of its businesses on an ongoing basis and at any given time may be engaged in discussions or negotiations with respect to possible acquisitions or dispositions.

Our performance is dependent to a significant extent upon the levels of new residential construction, residential replacement and remodeling and non-residential construction, all of which are affected by such factors as interest rates, credit availability, inflation, energy costs, consumer confidence and unemployment, among others. Our performance in the second quarter and first six months of 2008 was adversely impacted as a result of the troubled housing market together with a difficult mortgage industry that resulted in the significant industry wide decline in new housing activity, as well as a negative impact on consumer spending on home remodeling and repair. In the second quarter and first six months of 2008 our earnings continued to be challenged by higher commodity costs which have only been partially offset by our strategic cost reduction initiatives. We expect these industry and market trends to continue through 2009.

We have recently experienced an increase in the level of product liability expense in 2008 and 2007, particularly in the RVP segment. We are unable to ascertain at this time whether this level of expense will continue at this level, increase or decrease.

The demand for our products is seasonal, particularly in the Northeast and Midwest regions of the United States where inclement weather during the winter months usually reduces the level of building and remodeling activity in both the home improvement and new construction markets. Our lower sales levels usually occur during the first and fourth quarters. Since a high percentage of our manufacturing overhead and operating expenses are relatively fixed throughout the year, operating income and net earnings tend to be lower in quarters with lower sales levels. In addition, the demand for cash to fund the working capital of our subsidiaries is greater from late in the first quarter until early in the fourth quarter.

We are subject to the effects of changing prices and for the past several years, the impact of inflation has had a significant adverse effect on its results of operations for the periods presented. In some circumstances, market conditions or customer expectations may prevent us from increasing the prices of its products to offset the inflationary pressures that may increase costs in the future. We continued to experience higher material costs primarily related to purchases of steel, copper and aluminum in the second quarter of 2008. Additionally, during the second quarter of 2008, we experienced increased freight costs primarily due to increased fuel surcharges as compared to the second quarter of 2007. These cost increases were partially offset by continued strategic sourcing initiatives and improvements in manufacturing efficiency, as well as sales price increases.

As of June 28, 2008, approximately 6.9% of our workforce was subject to various collective bargaining agreements.

A work stoppage at one of our facilities that lasts for a significant period of time could cause us to lose sales, incur increased costs and adversely affect its ability to meet our customers’ needs. A plant shutdown or a substantial modification to a collective bargaining agreement could result in material gains or losses or the recognition of an asset impairment. As agreements expire and until negotiations are completed, we do not know whether it will be able to negotiate collective bargaining agreements on the same or more favorable terms as the current agreements or at all and without production interruptions, including labor stoppages. See Note H of the Notes to the Unaudited Financial Statements for further information surrounding work stoppages at our facilities.

Market Risk

As discussed more specifically below, our company is exposed to market risks related to changes in interest rates, foreign currencies and commodity pricing. Our company does not use derivative financial instruments, except, on a limited basis to periodically mitigate certain economic exposures. Our company does not enter into derivative financial instruments or other financial instruments for trading purposes.

Interest Rate Risk

Our company is exposed to market risk from changes in interest rates primarily through its investing and borrowing activities. In addition, our company’s ability to finance future acquisition transactions may be impacted if our company is unable to obtain appropriate financing at acceptable interest rates.

Our company’s investing strategy, to manage interest rate exposure, is to invest in short-term, highly liquid investments and marketable securities. Short-term investments primarily consist of federal agency discount notes, treasury bills and bank issued money market instruments with original maturities of 90 days or less. At June 28, 2008, the fair value of our company’s unrestricted and restricted investments and marketable securities was not materially different from their cost basis.

Our company manages its borrowing exposure to changes in interest rates by optimizing the use of fixed rate debt with extended maturities. At June 28, 2008, approximately 96.1% of the carrying value of our company’s long-term debt was at fixed interest rates. The remaining portion of our company’s long-term debt is at variable interest rates. Based upon interest rates in effect at June 28, 2008, an overall unfavorable change in interest rates of 100 basis points would result in an additional charge to interest expense for the remaining six months of 2008 of approximately $0.2 million.

Foreign Currency Risk

Our company’s results of operations are affected by fluctuations in the value of the U.S. dollar as compared to the value of currencies in foreign markets primarily related to changes in the Euro, the Canadian Dollar and the British Pound. In the second quarter and first six months of 2008, the net impact of changes in foreign currency exchange rates was not material to our company’s financial condition or results of operations. The impact of changes in foreign currency exchange rates related to translation resulted in an increase in stockholder’s investment of approximately $0.9 million and $1.3 million for the second quarter and first six months ended June 28, 2008, respectively. Additionally, the impact of changes in foreign currency exchange rates related to transactions resulted in an increase in foreign exchange gains recorded in selling, general and administrative expense, net of approximately $3.2 million and $3.4 million for the second quarter and first six months ended June 28, 2008, respectively, as compared to the same periods of 2007. Our company manages its exposure to foreign currency exchange risk principally by trying to minimize our company’s net investment in foreign assets, including, the use of strategic short and long-term borrowings at the foreign subsidiary level. Consistent with this strategy, notes payable and other short- term obligations at June 28, 2008 consist primarily of short-term borrowings by certain of our company’s foreign subsidiaries. Our company generally does not enter into derivative financial instruments to manage foreign currency exposure. At June 28, 2008, our company did not have any significant outstanding foreign currency hedging contracts.

Commodity Pricing Risk

Our company is subject to significant market risk with respect to the pricing of its principal raw materials, which include, among others, steel, copper, packaging material, plastics, glass and aluminum. If prices of these raw materials were to increase dramatically, our company may not be able to pass such increases on to its customers and, as a result, gross margins could decline significantly. Our company manages its exposure to commodity pricing risk by continuing to diversify its product mix, strategic buying programs and vendor partnering.

Our company generally does not enter into derivative financial instruments to manage commodity-pricing exposure. At June 28, 2008, our company did not have any material outstanding commodity forward contracts.

BUSINESS

General

We are a leading diversified manufacturer of innovative, branded residential and commercial products, operating within three reporting segments:

•	the Residential Ventilation Products, or RVP, segment,

•	the Home Technology Products, or HTP, segment, and

•	the Air Conditioning and Heating Products, or HVAC, segment.

Through these segments, our company manufactures and sells, primarily in the United States, Canada and Europe, a wide variety of products for the professional remodeling and replacement markets, the residential and commercial construction markets, the manufactured housing market and the do-it-yourself, or DIY, market.

The levels of residential replacement and remodeling, new residential construction and non-residential construction significantly impact our company’s performance. Interest rates, seasonality, inflation, consumer spending habits and unemployment are factors that affect these levels.

Our Business Segments

Residential Ventilation Products Segment

Our Residential Ventilation Products segment primarily manufactures and distributes room and whole house ventilation products and other products primarily for the professional remodeling and replacement markets, residential new construction market and DIY market. The principal products of the segment, which are sold under the Broan®, NuTone®, Venmar®, Best® and Zephyr® brand names, among others, are:

•	kitchen range hoods,

•	exhaust fans (such as bath fans and fan, heater and light combination units), and

•	indoor air quality products.

We are one of the world’s largest suppliers of residential range hoods and exhaust fans, and we are the largest supplier of these products in North America. We are also one of the leading suppliers in Europe of luxury “Eurostyle” range hoods. Our company’s kitchen range hoods expel grease, smoke, moisture and odors from the cooking area and are offered under an array of price points and styles from economy to upscale models. The exhaust fans our company offers are primarily used in bathrooms to remove odors and humidity and include combination units, which may have lights, heaters or both. Our company’s range hood and exhaust fan products are differentiated on the basis of air movement as measured in cubic feet per minute and sound output as measured in sones. The Home Ventilating Institute in the United States certifies our company’s range hood and exhaust fan products, as well as its indoor air quality products.

Our company’s sales of kitchen range hoods and exhaust fans accounted for approximately 15.6% and 10.1%, respectively, of our companys consolidated net sales for the second quarter ended June 28, 2008, approximately 17.2% and 11.1%, respectively, of our company’s consolidated net sales for the first six months ended June 28, 2008, approximately 18.3% and 12.9%, respectively, of our company’s consolidated net sales in 2007, approximately 17.9% and 14.6%, respectively, of our company’s consolidated net sales in 2006 and approximately 18.3% and 15.8%, respectively, of our company’s consolidated net sales in 2005.

We are one of the largest suppliers in North America of indoor air quality products, which include air exchangers, as well as heat or energy recovery ventilators (HRVs or ERVs, respectively) that provide whole house ventilation. These systems bring in fresh air from the outdoors while exhausting stale air from the home. Both HRVs and ERVs moderate the temperature of the fresh air by transferring heat from one air stream to the other. In addition, ERVs also modify the humidity content of the fresh air. We also sell powered attic ventilators, which alleviate heat built up in attic areas and reduce deterioration of roof structures.

Since the late 1970s, homes have been built more airtight and insulated in order to increase energy efficiency. According to published studies, this trend correlates with an increased incidence of respiratory problems such as asthma and allergies in individuals. In addition, excess moisture, which may be trapped in a home, has the potential to cause significant deterioration to the structure and interiors of the home. Proper intermittent ventilation in high concentration areas such as kitchens and baths as well as whole house ventilation will mitigate these problems.

We sell other products in this segment, including among others, door chimes, medicine cabinets, trash compactors, ceiling fans and central vacuum systems, by leveraging our strong brand names and distribution network.

We sell the products in our RVP segment to distributors and dealers of electrical and lighting products, kitchen and bath dealers, retail home centers and original equipment manufacturers under the Broan®, NuTone®, Venmar®, Best® and Zephyr® brand names, among others. Private label customers accounted for approximately 24.5% of the net sales of this segment in 2007.

A key component of our company’s operating strategy for this segment is the introduction of new products and innovations, which capitalize on the strong brand names and the extensive distribution system of the segment’s businesses. These include the new QT series of ultra-quiet exhaust fans with new grille styles, decorative and recessed fan/light combination units, as well as high performance range hoods used in today’s “gourmet” kitchen environments. Our company believes that its variety of product offerings and new product introductions help it to maintain and improve its market position for its principal products. At the same time, our company believes that its status as a low-cost producer provides the segment with a competitive advantage.

Our primary residential ventilation products compete with many domestic and international suppliers in various markets. We compete with suppliers of competitive products primarily on the basis of quality, distribution, delivery and price. Although our company believes it competes favorably with other suppliers of residential ventilation products, some of our company’s competitors have greater financial and marketing resources than this segment of our company’s business.

Product manufacturing in the RVP segment generally consists of fabrication from coil and sheet steel and formed metal utilizing stamping, pressing and welding methods, assembly with components and subassemblies purchased from outside sources (principally motors, fan blades, heating elements, wiring harnesses, controlling devices, glass, mirrors, lighting fixtures and polyethylene components and electronic components) and painting, finishing and packaging.

We are in the process of moving production of certain of our product lines from our facilities in the U.S., Canada and Italy to facilities in regions with lower labor costs. Our company has moved and is continuing to move the production of certain bath fan and other products to its facility in China, which it acquired in late 2005. In addition, our company is in the process of moving certain range hood and motor production from its facilities in Italy to its facilities in Poland, and in 2007 built a new facility for the production of range hoods in Mexico, which commenced operations in the first quarter of 2008. In 2008, we consolidated our production of medicine cabinets from our facilities in Los Angeles, California and Union, Illinois to our facility in Cleburne, Texas (previously used to manufacture range hoods). As a result of these production moves, our company has closed its operations in Los Angeles, CA and Cincinnati, Ohio, as well as certain operations in Italy.

Our company’s RVP segment had 15 manufacturing plants and employed approximately 3,000 full-time people as of December 31, 2007, of which approximately 363 are covered by collective bargaining agreements which expired in 2007 and approximately 12 are covered by collective bargaining agreements which expire in 2008. See “Employees” for more information regarding our company’s collective bargaining agreements which expired in 2007.

Home Technology Products Segment

Our company’s Home Technology Products segment manufactures and distributes a broad array of products designed to provide convenience and security for residential and certain commercial applications. The principal products our company sells in this segment are:

•	audio/video distribution and control equipment,
•	speakers and subwoofers,
•	security and access control products,
•	power conditioners and surge protectors,
•	audio/video wall mounts and fixtures,
•	lighting and home automation controls, and
•	structured wiring.

The segment’s audio/video distribution and control equipment products include multi-room/multi-source amplifiers, home theatre receivers, intercom systems, hard disk media servers and control devices such as keypads, remote controls and volume controls. The segment’s speakers are primarily built-in (in-wall or in-ceiling) and are primarily used in multi-room or home theatre applications. These products are sold under the Niles®, IntelliControl® ICS, Elan®, Via®, HomeLogic®, ATONtm, SpeakerCraft®, JobSite®, Proficient Audio Systems®, Sunfire®, Imerge®, Xantech®, M&S Systems® and Channel Plus® brand names.

Through its 2007 acquisition of Home Logic, LLC, the segment has expanded its offering of control equipment to include software and hardware that facilitates the control of third party residential subsystems such as home theatre, whole-house audio, climate control, lighting, security and irrigation. These products are being sold under the Home Logic® brand name and are now being offered in conjunction with Elan’s product offerings.

The segment’s security and access control products include residential and certain commercial intrusion protection systems, components for closed circuit television systems (cameras and housings), garage and gate operators and devices to gain entry to buildings and gated properties such as radio transmitters and contacts, keypads and telephone entry systems. These products are sold under the Linear®, GTO/PRO®, Mighty Mule®, OSCO®, Aigis®, AllStar®, IEI® and other private label brand names, as well as Westinghouse®, which is licensed.

Other products in this segment include power conditioners and surge protectors sold under the Panamax® and Furman® brand names, audio/video wall mounts and fixtures sold under the OmniMount® brand name, structured wiring products sold under the OpenHouse® and Channel Plus® brand names, audio/video products distributing, extending and converting signals to multiple display screens under the Magentatm and Gefen® brand names, radio frequency control products and accessories sold under the iJet® brand name for use with Apple’s iPod® brand products and lighting control products sold under the Litetouch® brand name.

We sell the products in our HTP segment to distributors, professional installers, electronics retailers and original equipment manufacturers. Our company believes approximately 40% of the products sold by this segment are sold to customers in the new construction market. The remaining sales of this segment are driven by replacement applications, new installations in existing properties and the purchases of high-priced audio/video equipment such as flat panel televisions and displays. In addition, a portion of the sales of this segment is sold to customers in the non-residential market. The penetration of audio/video distribution and control systems in the United States housing stock is relatively low and is believed to be growing in the long-term. In addition, the demand for security and access control products in the United States is also believed to be growing due to homeowners’ security concerns.

A key component to our company’s growth of this segment has been strategic acquisitions of companies with similar or complementary products and distribution channel strengths. There have been 18 acquisitions within the segment since December 31, 2003. Post-acquisition savings and synergies have been realized in the areas of manufacturing, sourcing and distribution as well as in the administrative, engineering and sales and marketing areas.

The segment offers a broad array of products under widely-recognized brand names with various features and price points, which our company believes allows it to expand its distribution in the professional installation and retail markets. Another key component of our company’s operating strategy is the introduction of new products and innovations, which capitalize on our company’s well-known brand names and strong customer relationships.

The segment’s primary products compete with many domestic and international suppliers in various markets. In the access control market, the segment’s primary competitor is Chamberlain Corporation (a subsidiary of Duchossois Industries, Inc.). The segment competes with suppliers of competitive products primarily on the basis of quality, distribution, delivery and price. Although our company believes it competes favorably with other suppliers of home technology products, some of our company’s competitors have greater financial and marketing resources than this segment of our company’s business.

We have several administrative and distribution facilities in the United States in this segment and a significant amount of its products are manufactured in our facility located in China. In addition, certain products are sourced from low cost Asian suppliers based on our specifications. We believe that our Asian operations provide our company with a competitive cost advantage.

Our HTP segment had 9 manufacturing plants and employed approximately 2,600 full-time people as of December 31, 2007. We believe that our relationships with our employees in this segment are satisfactory.

Air Conditioning and Heating Products Segment

Our Air Conditioning and Heating Products segment manufactures and sells heating, ventilating and air conditioning, or HVAC, systems and products for site-built residential and manufactured housing structures, custom-designed commercial applications and standard light commercial applications.

Residential HVAC Products

The segment principally manufactures and sells split-system air conditioners, heat pumps, air handlers, furnaces and related equipment, accessories and parts for the residential and certain commercial markets. For site-built homes and certain commercial structures, the segment markets its products under the licensed brand names Frigidaire®, Tappan®, Philco®, Kelvinator®, Gibson®, Westinghouse® and Maytag®. The segment also supplies products to certain of its customers under the Broan®, NuTone®, Mammoth® and several private label brand names. Within the residential market, our company is one of the largest suppliers of HVAC products for manufactured homes in the United States and Canada. In the manufactured housing market, the segment markets its products under the Intertherm® and Miller® brand names.

Demand for replacing and modernizing existing equipment, the level of housing starts and manufactured housing shipments are the principal factors that affect the market for the segment’s residential HVAC products. We anticipate that the demand by the replacement market will continue to exceed the demand for products by the new installation market as a large number of previously installed heating and cooling products become outdated or reach the end of their useful lives. The market for residential cooling products, including those the segment sells into, which excludes window air conditioners, is affected by spring and summer temperatures. The window air conditioner market is highly seasonal and significantly impacted by spring and summer temperatures. We believe that our ability to offer both heating and cooling products helps offset the effects of seasonality on this segment’s sales.

The segment sells its manufactured housing products to builders of manufactured housing and, through distributors, to manufactured housing retailers and owners. The majority of sales to builders of manufactured housing consist of furnaces designed and engineered to meet or exceed certain standards mandated by the U.S. Department of Housing and Urban Development, or HUD, and other federal agencies. These standards differ in several important respects from the standards for furnaces used in site-built residential homes. The aftermarket channel of distribution includes sales of both new and replacement air conditioning units and heat pumps and replacement furnaces. We believe that we have one major competitor in the manufactured housing furnace market, York International Corporation (a subsidiary of Johnson Controls, Inc.) which markets its products primarily under the “Coleman” name. The segment competes with most major industry manufacturers in the manufactured housing air conditioning market.

The segment sells residential HVAC products for use in site-built homes through independently owned distributors who sell to HVAC contractors. The site-built residential HVAC market is very competitive. In this market, the segment competes with, among others, Carrier Corporation (a subsidiary of United Technologies Corporation), Rheem Manufacturing Company, Lennox Industries, Inc., Trane, Inc. (formerly American Standard Companies Inc.), York International Corporation (a subsidiary of Johnson Controls, Inc.) and Goodman Global, Inc. In 2007, our company estimates that between approximately 55% and 60% of this segment’s sales of residential HVAC products were attributable to the replacement market, which tends to be less cyclical than the new construction market.

The segment competes in both the site-built and manufactured housing markets on the basis of breadth and quality of its product line, distribution, product availability and price. Although our company believes that it competes favorably with respect to certain of these factors, most of the segment’s competitors have greater financial and marketing resources and the products of certain competitors may enjoy greater brand awareness than our company’s residential HVAC products.

Commercial HVAC Products

The segment also manufactures and sells HVAC systems that are custom-designed to meet customer specifications for commercial offices, manufacturing and educational facilities, hospitals, retail stores, clean rooms and governmental buildings. These systems are designed primarily to operate on building rooftops (including large self-contained walk-in-units), or on individual floors within a building, and to have cooling capacities ranging from 40 tons to 600 tons. The segment markets its commercial HVAC products under the Governair®, Mammoth®, Temtrol®, Venmar CEStm, Ventrol®, Webcotm, Huntair® and Cleanpaktm brand names. Our company’s subsidiary, Eaton-Williams Group Limited, manufactures and markets custom and standard air conditioning and humidification equipment throughout Western Europe under the Vapac®, Cubit®, Qualitair®, Edenaire®, Colmantm and Moduceltm brand names.

The market for commercial HVAC equipment is divided into standard and custom-designed equipment. Standard equipment can be manufactured at a lower cost and therefore offered at substantially lower initial prices than custom-designed equipment. As a result, standard equipment suppliers generally have a larger share of the overall commercial HVAC market than custom-designed equipment suppliers, such as our company. However, because of certain building designs, shapes or other characteristics, our company believes there are many applications for which custom-designed equipment is required or is more cost effective over the life of the building. Unlike standard equipment, the segment’s commercial HVAC equipment can be designed to match a customer’s exact space, capacity and performance requirements. The segment’s packaged rooftop and self-contained walk-in equipment rooms maximize a building’s rentable floor space because this equipment is located outside the building. In addition, the manner of construction and timing of installation of commercial HVAC equipment can often favor custom-designed over standard systems. As compared with site-built and factory built HVAC systems, the segment’s systems are factory assembled according to customer specifications and then installed by the customer or third parties, rather than assembled on site, permitting extensive testing prior to shipment. As a result, the segment’s commercial systems can be installed later in the construction process than site-built systems, thereby saving the owner or developer construction and labor costs. The segment sells its commercial HVAC products primarily to contractors, owners and developers of commercial office buildings, manufacturing and educational facilities, hospitals, retail stores, clean rooms and governmental buildings. The segment seeks to maintain strong relationships nationwide with design engineers, owners and developers, and the persons who are most likely to value the benefits and long-term cost efficiencies of its custom-designed equipment.

In 2007, we estimate that between approximately 25% and 30% of our air conditioning and heating product commercial sales came from replacement and retrofit activity, which typically is less cyclical than new construction activity and generally commands higher margins. The segment continues to develop product and marketing programs to increase penetration in the growing replacement and retrofit market.

The segment’s commercial HVAC products are marketed through independently owned manufacturers’ representatives and approximately 320 sales, marketing and engineering professionals as of December 31, 2007. The independent representatives are typically HVAC engineers, a factor which is significant in marketing the segment’s commercial products because of the design intensive nature of the market segment in which it competes.

We believe that we are among the largest suppliers of custom-designed commercial HVAC products in the United States. The segment’s four largest competitors in the commercial HVAC market are Carrier Corporation, York International, McQuay International (a subsidiary of OYL Corporation) and Trane, Inc. The segment competes primarily on the basis of engineering support, quality, design and construction flexibility and total installed system cost. Although our company believes that it competes favorably with respect to some of these factors, most of its competitors have greater financial and marketing resources than this segment of our company’s business and enjoy greater brand awareness. However, our company believes that its ability to produce equipment that meets the performance characteristics required by the particular product application provides it with advantages that some of its competitors do not enjoy.

Our HVAC segment had 17 manufacturing plants and employed approximately 4,200 full-time people as of December 31, 2007, of which approximately 105 are covered by collective bargaining agreements which expire in 2008 and approximately 125 are covered by collective bargaining agreements which expire in 2009. See “Employees” for more information regarding our company’s collective bargaining agreements which expired in 2007.

Backlog

Backlog expected to be filled within the next twelve months was approximately $341.3 million as of June 28, 2008, was approximately $263.1 million as of December 31, 2007 and was approximately $275.8 million as of December 31, 2006. The increase in backlog from December 31, 2007 to June 28, 2008, primarily relates to an increase in backlog serving commercial HVAC customers, reflecting a new order received in the first quarter of 2008 for approximately $74.8 million, of which $44.0 million was shipped during the first six months of 2008. Our company expects the remaining approximate $30.8 million will be shipped over the remainder of 2008. . The decrease in backlog from December 31, 2006 to December 31, 2007 primarily reflects a reduction in the backlog for residential ventilation and commercial HVAC products.

Backlog is not regarded as a significant factor for operations where orders are generally for prompt delivery. While backlog stated for all periods is believed to be firm, as all orders are supported by either a purchase order or a letter of intent, the possibility of cancellations makes it difficult to assess the firmness of backlog with certainty, and therefore there can be no assurance that our company’s backlog will result in actual revenues.

Raw Materials

We purchase raw materials and most components used in its various manufacturing processes. The principal raw materials our company purchases are rolled sheet steel, formed and galvanized steel, copper, aluminum, plate mirror glass, various chemicals, paints and plastics.

The materials, molds and dies, subassemblies and components purchased from other manufacturers, and other materials and supplies used in manufacturing processes have generally been available from a variety of sources. From time to time increases in raw material costs can affect future supply availability due in part to raw material demands by other industries. Whenever practical, our company establishes multiple sources for the purchase of raw materials and components to achieve competitive pricing, ensure flexibility and protect against supply disruption. We employ a company-wide procurement strategy designed to reduce the purchase price of raw materials and purchased components. We believe that the use of these strategic sourcing procurement practices will continue to enhance our competitive position by reducing costs from our vendors and limiting cost increases for goods and services in sectors experiencing rising prices.

We are subject to significant market risk with respect to the pricing of its principal raw materials. If prices of these raw materials were to increase dramatically, our company may not be able to pass such increases on to its customers and, as a result, gross margins could decline significantly.

Research and Development

Our research and development activities are principally new product development and represent approximately 2.4%, 2.0% and 1.9% of our company’s consolidated net sales in 2007, 2006 and 2005, respectively.

Trademarks and Patents

We own or license numerous trademarks that we use in the marketing of our products. Certain of the trademarks our company owns, including Broan® and NuTone®, are particularly important in the marketing of our products. We also hold numerous design and process patents, but no single patent is material to the overall conduct of our company’s business. It is our company’s policy to obtain and protect patents whenever such action would be beneficial to it.

Environmental and Regulatory Matters

We are subject to numerous federal, state, local and foreign laws and regulations, relating to protection of the environment, including those that impose limitations on the discharge of pollutants into the air and water, establish standards for the use, treatment, storage and disposal of solid and hazardous materials and wastes and govern the cleanup of contaminated sites. We believe that we are in substantial compliance with the material laws and regulations applicable to it. Our company is involved in current, and may become involved in future, remedial actions under federal and state environmental laws and regulations which impose liability on companies to clean up, or contribute to the cost of cleaning up, sites currently or formerly owned or operated by such companies or sites at which their hazardous wastes or materials were disposed of or released. Such claims may relate to properties or business lines acquired by our company after a release has occurred. In other instances, our company may be partially liable under law or contract to other parties that have acquired businesses or assets from our company for past practices relating to hazardous materials or wastes. Expenditures in 2007, 2006 and 2005 to evaluate and remediate such sites were not material. While our company is able to reasonably estimate its losses, our company is unable to estimate with certainty its ultimate financial exposure in connection with identified or yet to be identified remedial actions due, among other reasons, to: (i) uncertainties surrounding the nature and application of current or future environmental regulations, (ii) our company’s lack of information about additional sites to which it may be listed as a potentially responsible party, or PRP, (iii) the level of clean-up that may be required at specific sites and choices concerning the technologies to be applied in corrective actions and (iv) the time periods over which remediation may occur. Furthermore, since liability for site remediation may be joint and several, each PRP is potentially wholly liable for other PRPs that become insolvent or bankrupt. Thus, the solvency of other PRPs could directly affect our company’s ultimate aggregate clean-up costs. In certain circumstances, our company’s liability for clean-up costs may be covered in whole or in part by insurance or indemnification obligations of third parties.

Our company’s HVAC products must be designed and manufactured to meet various regulatory standards. The United States and other countries have implemented a protocol on ozone-depleting substances that limits its ability to use HCFCs, a refrigerant used in air conditioning and heat pump products. In addition, our company’s residential HVAC products are subject to federal minimum efficiency standards, which increased to 13 SEER in 2006. Our company’s residential HVAC products for manufactured housing include furnaces which must be designed and engineered to meet certain standards required by the U.S. Department of Housing and Urban Development and other federal agencies. We must continue to improve our products to meet these and other applicable standards as they develop and become more stringent over time.

Employees

Our company employed approximately 9,500 full time persons as of June 28, 2008.

A work stoppage at one of our company’s facilities that lasts for a significant period of time could cause our company to lose sales, incur increased costs and adversely affect its ability to meet customers’ needs. A plant shutdown or a substantial modification to a collective bargaining agreement could result in material gains or losses or the recognition of an asset impairment. As agreements expire and until negotiations are completed, our company does not know whether it will be able to negotiate collective bargaining agreements on the same or more favorable terms as the current agreements or at all and without production interruptions, including labor stoppages.

During the second quarter and first six months ended June 30, 2007, our company recorded liabilities and expensed into selling, general and administrative expense, net approximately $0.8 million and $1.4 million, respectively, in the accompanying unaudited condensed consolidated statement of operations related to the closure of its NuTone Cincinnati, OH facility and the relocation of such operations to certain other subsidiaries of our company within the RVP segment. The NuTone facility was shutdown in the third quarter of 2007 and approximately 59 employees were terminated. Prior to August 2006, this facility supported manufacturing, warehousing and distribution activities for NuTone. Our company does not anticipate recording any further expenses associated with this shutdown during 2008.

During the second quarter of 2007, after meeting and negotiating with the bargaining committee of the Teamsters Local 970, representing approximately 127 union employees of our company’s wholly-owned subsidiary Mammoth, Inc. (“Mammoth”) located in Chaska, Minnesota, it was decided to shut down manufacturing operations at the Chaska plant and relocate such operations to other manufacturing facilities within the Commercial HVAC Group. During the second quarter of 2007, Mammoth finalized its negotiations with the union over the severance benefits associated with the shutdown and approximately $0.3 million was expensed into selling, general and administrative expense, net related to the severance paid to the union employees. It is estimated that an additional approximate $0.8 million will be expensed in 2008 related to this shutdown, none of which was incurred during the first six months ended June 28, 2008.

On August 8, 2007, after negotiating with the bargaining committee of the Steel, Paper House, Chemical Drivers and Helpers, Local No. 578, which represented approximately 64 union employees located at the Vernon, CA manufacturing facility of our company’s wholly-owned subsidiary Jensen Industries, Inc. (“Jensen”), the decision was made to shut down manufacturing operations and relocate such operations to other manufacturing facilities within the RVP segment. Additionally, on such date, Jensen finalized its negotiations with the union over the severance benefits associated with this shutdown. During the second quarter of 2008, our company recorded a reduction to this reserve of approximately $0.1 million to selling, general and administrative expense, net.

During the second quarter ended June 28, 2008, our company recorded liabilities and expensed into cost of products sold approximately $0.3 million in the accompanying unaudited condensed consolidated statement of operations related to the closure of its Aubrey Manufacturing, Inc. Union, IL facility and the relocation of such operations to certain other subsidiaries of our company within the RVP segment. It is anticipated that the Aubrey facility will be shutdown during the fourth quarter of 2008 and approximately 115 employees will be terminated. Our company anticipates recording additional expenses related to severance associated with this shutdown of approximately $0.4 million during the remainder of 2008.

Working Capital

The carrying of inventories to support customers and to permit prompt delivery of finished goods requires substantial working capital. Substantial working capital is also required to carry receivables. The demand for our company’s products is seasonal, particularly in the Northeast and Midwest regions of the United States and in Canada where inclement weather during the winter months usually reduces the level of building and remodeling activity in both the home improvement and new construction markets. Certain of the residential product businesses in the Air Conditioning and Heating Products Segment have in the past been more seasonal in nature than our company’s other businesses’ product categories. As a result, the demand for working capital of our company’s subsidiaries is greater from late in the first quarter until early in the fourth quarter. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”.

Website

Our periodic and current reports are available on our website, www.nortek-inc.com, free of charge, as soon as reasonably practicable after such materials are filed with, or furnished to the Securities and Exchange Commission (“SEC”).

Properties

Set forth below is a brief description of the location and general character of the principal administrative and manufacturing facilities and other material real properties of our continuing operations, all of which we consider to be in satisfactory repair. All properties are owned, except for those indicated by an asterisk (*), which are leased under operating leases and those with a double asterisk (**), which are leased under capital leases.

		Approximate
Location(1)	Description	Square Feet

Residential Ventilation Products Segment:
Hartford, WI	Manufacturing/Warehouse/Administrative	538,000	(3)
Hartford, WI	Warehouse	130,000	*
Mississauga, ONT, Canada	Manufacturing/Warehouse/Administrative	110,000
Fabriano, Italy	Manufacturing/Warehouse/Administrative	178,000
Cerreto D’Esi, Italy	Manufacturing/Warehouse/Administrative	174,000
Montefano, Italy	Manufacturing/Warehouse/Administrative	93,000	(2)
Cleburne, TX	Manufacturing/Warehouse/Administrative	215,000	(3)
Drummondville, QUE, Canada	Manufacturing/Warehouse/Administrative	126,000
Chenjian, Huizhou, PRC	Manufacturing/Warehouse/Administrative/Other	198,000
San Francisco, CA	Warehouse/Administrative	48,000	*
Gliwice, Poland	Manufacturing/Warehouse/Administrative	162,000
Tecate, Mexico	Manufacturing/Warehouse/Administrative	204,000	*
Home Technology Products Segment:
Sylmar, CA	Administrative	18,000	*
Xiang, Bao An County, Shenzhen, PRC	Manufacturing/Warehouse/Administrative/Other	251,000	*
Chaiwan, Hong Kong	Administrative	15,000	*
Lexington, KY	Warehouse/Administrative	73,000	*
Carlsbad, CA	Warehouse/Administrative	64,000	*
Vista, CA	Warehouse	69,000	*
Riverside, CA	Administrative	82,000	*
Casnovia, MI	Manufacturing/Warehouse/Administrative	28,000	*
Phoenix, AZ	Manufacturing/Warehouse/Administrative	51,000	*
Petaluma, CA	Warehouse/Administrative	26,000	*
Miami, FL	Warehouse/Administrative	62,000	*
Cambridge, U.K.	Warehouse/Administrative	11,000	*
Snohomish, WA	Manufacturing/Warehouse/Administrative	25,000	*
Tallahassee, FL	Manufacturing/Warehouse/Administrative	71,000	(3)
Summerville, SC	Warehouse/Administrative	162,000	*
New Milford, CT	Manufacturing/Warehouse/Administrative	17,000	**
Los Angeles, CA	Warehouse/Administrative	28,000	*
Salt Lake City, UT	Manufacturing/Warehouse/Administrative	25,000	*
Winston-Salem, NC	Manufacturing/Warehouse/Administrative	62,000	*
Marblehead, MA	Warehouse/Administrative	4,000	*
Canton, MA	Warehouse/Administrative	21,000	*

		Approximate
Location(1)	Description	Square Feet

Air Conditioning and Heating Products Segment:
St. Leonard d’Aston, QUE, Canada	Manufacturing/Administrative	95,000	*
Saskatoon, Saskatchewan, Canada	Manufacturing/Administrative	49,000	*
O’Fallon, MO	Warehouse/Administrative	70,000	*
St. Louis, MO	Warehouse	103,000	*
Boonville, MO	Manufacturing	250,000	(3)
Boonville, MO	Warehouse/Administrative	150,000	(2)
Tipton, MO	Manufacturing	50,000	(3)
Poplar Bluff, MO	Manufacturing/Warehouse	725,000	**
Dyersburg, TN	Manufacturing/Warehouse	368,000	**
Holland, MI	Manufacturing/Administrative	45,000	*
Oklahoma City, OK	Manufacturing/Administrative	127,000	(3)
Okarche, OK	Manufacturing/Warehouse/Administrative	228,000	(3)
Springfield, MO	Manufacturing/Warehouse/Administrative	113,000	*
Anjou, QUE, Canada	Manufacturing/Administrative	122,000	*
Edenbridge, Kent, U.K.	Manufacturing/Administrative	92,000	*
Fenton, Stoke-on-Trent, U.K.	Manufacturing/Administrative	104,000	*
Miami, FL	Manufacturing/Warehouse/Administrative	88,000	*
Anji County, Zhejiang, PRC	Manufacturing/Warehouse/Administrative	202,000	(2)
Clackamas, OR	Manufacturing/Warehouse/Administrative	165,000	*
Tualatin, OR	Manufacturing/Warehouse/Administrative	176,000	*
Catano, Puerto Rico	Warehouse	17,000	*
Other:
Providence, RI	Administrative	23,000	*

(1)	Certain locations may represent more than one property and the square footage includes all properties within that location.

(2)	These facilities are pledged as security under various subsidiary debt agreements.

(3)	These facilities are pledged as first priority security under our outstanding notes and as second priority security under our new ABL facility.

MANAGEMENT

Directors of the Registrant

NTK Holdings, Inc. is the sole stockholder of Nortek Holdings, Inc., which is the sole stockholder of Nortek, Inc. NTK Holdings, Inc. is a wholly-owned subsidiary of Investors LLC, whose members include affiliates of Thomas H. Lee Partners, L.P. (“THL”) and members of our company’s senior management. Each member of the management committee of Investors LLC is also a director of NTK Holdings and Nortek. For more information, see “Certain Relationships and Party Related Transactions — Securityholders Agreement”.

The following table sets forth the names of our company’s directors, their positions, ages and the year each of them became a director of NTK Holdings and Nortek:

				Nortek
			NTK Holdings	Director
Name	Principal Occupation	Age	Director Since	Since

Richard L. Bready	Chairman, President and Chief Executive Officer of our company	64	2004	1976
Jeffrey C. Bloomberg	Director	61	2005	2005
Joseph M. Cianciolo	Director	69	2005	2003
Anthony J. DiNovi	Director	46	2005	2004
David V. Harkins	Director	67	2005	2004
David B. Hiley	Director	70	2005	2003
Kent R. Weldon	Director	41	2005	2004

Richard L. Bready has served as Chairman of the Board, Chief Executive Officer and President of NTK Holdings since November 2004 and of Nortek since December 1990. Mr. Bready joined Nortek as Treasurer in 1975 and was elected Director in 1976. Prior to joining Nortek, Mr. Bready was an independent financial consultant and an audit manager at a major public accounting firm. Mr. Bready is a director of Gamco Investors, Inc. and Bancorp RI.

Jeffrey C. Bloomberg has been a member of the Board of Directors of both NTK Holdings and Nortek since April 19, 2005. Mr. Bloomberg was previously a member of Nortek’s Board of Directors from January 9, 2003 to August 27, 2004. Mr. Bloomberg has served since 2001 in the Office of the Chairman of Gordon Brothers Group LLC, a company which assists retail and consumer goods companies in asset redeployment and providing capital solutions to middle market companies in the retail and consumer product industries. From 1994 to 2001, Mr. Bloomberg served as the President of Bloomberg Associates, an investment banking company.

Joseph M. Cianciolo has been a member of the Board of Directors of NTK Holdings since February 2005 and of Nortek since 2003. Mr. Cianciolo retired in June 1999 as the managing partner of the Providence, Rhode Island office of KPMG LLP. At the time of his retirement, Mr. Cianciolo had been a partner of KPMG LLP since 1970. Mr. Cianciolo currently serves as a director of United Natural Foods, Inc. and Eagle Bulk Shipping, Inc.

Anthony J. DiNovi has been a member of the Board of Directors of NTK Holdings since February 2005 and of Nortek since August 27, 2004. Mr. DiNovi is a Co-President and Managing Director of THL. Prior to joining THL in 1988, Mr. DiNovi was in the corporate finance departments of Goldman, Sachs & Co. and Wertheim Schroder & Co., Inc. Mr. DiNovi currently serves as a director of American Operations Media, Inc., Dunkin Brands, Inc., Michael Foods, Inc., Vertis, Inc. and West Corp.

David V. Harkins has been a member of the Board of Directors of NTK Holdings since February 2005 and of Nortek since August 27, 2004. Mr. Harkins currently serves as Vice Chairman of THL. Mr. Harkins is currently a director of National Dentex Corporation and Dunkin Brands, Inc. Mr. Harkins served as interim Chairman of the Board and Chief Executive Officer of Conseco, Inc. from April 28, 2000 until June 28, 2000 without compensation for such service. On December 17, 2002, Conseco, Inc. voluntarily commenced a case under Chapter 11 of the United States Code in the United States Bankruptcy Court, Northern District of Illinois, Eastern Division.

David B. Hiley has been a member of the Board of Directors of NTK Holdings since February 2005 and of Nortek since 2003 and had been a financial consultant for our company from 1991 to 2005. From April 1, 1998 through March 1, 2000, Mr. Hiley served as Executive Vice President and Chief Financial Officer of Koger Equity, Inc., a real estate investment trust. Prior to that, he was head of investment banking at Thomson McKinnon Securities. Mr. Hiley currently serves as a director of Eagle Bulk Shipping, Inc.

Kent R. Weldon has been a member of the Board of Directors of NTK Holdings since February 2005 and of Nortek since August 27, 2004. Mr. Weldon is a Managing Director of THL. Mr. Weldon was employed by THL from 1991 until 1993 and has been employed by THL since 1995, when he rejoined the firm. Prior to joining THL, Mr. Weldon worked in the corporate finance department of Morgan Stanley & Co. Incorporated. Mr. Weldon currently serves as a director of Cumulus Media Partners, Michael Foods, Inc., Progressive Moulded Products, Ltd., CMP Susquehanna Holdings Corporation and CMP Susquehanna Corporation.

Executive Officers of the Company

The following table sets forth the names of our executive officers, their positions, and ages:

Name	Age	Position

Richard L. Bready	64	Chairman, President and Chief Executive Officer
Almon C. Hall	61	Vice President and Chief Financial Officer
Kevin W. Donnelly	53	Vice President, General Counsel and Secretary
Edward J. Cooney	61	Vice President and Treasurer
Bryan L. Kelln	42	Senior Vice President and Chief Operating Officer

Messrs. Bready, Hall, Cooney and Donnelly have served in the same or substantially similar executive positions with Nortek for at least the past five years and with NTK Holdings since February 10, 2005.

On June 13, 2005, we appointed Bryan L. Kelln to the newly created position of Vice President-Operations and subsequently on December 22, 2006, Mr. Kelln was promoted to the newly created position of Senior Vice President and Chief Operating Officer. Prior to joining our company, Mr. Kelln served as President of Jacuzzi, Inc. from July 2004 to May 2005; as Operating Executive of The Jordan Company from 2002 to 2004; as President and CEO of RockShox, Inc. from 2000 to 2002; and as Senior Vice President of General Cable Corporation. Mr. Kelln currently serves as a director of Sensus Metering Systems, Inc. See “Executive Compensation — Employment Contracts and Termination of Employment and Change in Control Arrangements — Employment Agreement of Bryan L. Kelln”. Effective as of July 21, 2008, Mr. Kelln resigned from all of his positions with NTK Holdings and its subsidiaries, including Nortek, Inc.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Committee of our company’s Board of Directors has responsibility for developing, overseeing and implementing the overall compensation philosophy for our company’s named executive officers, except for the Chief Executive Officer whose compensation is determined by the full board of directors. Generally, (i) the Chief Executive Officer recommends for the approval of the Compensation Committee, the specific elements of compensation, the incentive compensation awards and salary adjustments that apply to the named executive officers (other than the Chief Executive Officer), and (ii) the full board of directors approves the specific elements of compensation, incentive compensation awards and salary adjustments for the Chief Executive Officer. However, in connection with the THL Transaction, certain of the named executive officers, including the Chief Executive Officer and Chief Financial Officer, negotiated and executed employment contracts which govern certain elements of their compensation. In this analysis, the term “named executive officer” refers to our company’s Chief Executive Officer, Chief Financial Officer and the other executive officers included in the Summary Compensation Table further below.

Compensation Philosophy and Objectives

In general, our company’s executive compensation program is designed to attract, motivate, reward and retain high caliber executives to assist our company in achieving its strategic and operating objectives, and to compensate them at a level that is commensurate with both corporate and individual performance achievements with the ultimate goal of increasing equityholder value. The Compensation Committee attempts to design a compensation package that is (i) fair to both the executives and equityholders in relation to corporate performance and contributions to equityholder value, (ii) competitive in relation to companies of similar size and operations, and (iii) balanced appropriately between cash and equity-based compensation. As part of this compensation package, the Compensation Committee includes incentive-based compensation designed to reward the executive for both short and long-term company success. Short term performance is measured each fiscal year, and is typically rewarded through discretionary cash bonuses. Long-term performance is targeted through equity awards which have been granted to the named executive officers in the form of Class C units in Investors LLC, which are discussed in detail below, to ensure that the named executive officer’s interests are aligned with the interests of the equityholders of our company.

Overview of Compensation and Process

The Compensation Committee oversees the executive compensation program and makes the final approval of compensation elements and amounts based upon the recommendations of the Chief Executive Officer. The Chief Executive Officer makes recommendations relating to compensation elements and levels of the named executive officers (excluding the Chief Executive Officer), in each case subject to the final approval of the Compensation Committee. In making these recommendations, which are based in part on independent compensation consultants and third party data as described below, the Chief Executive Officer consults with our company’s Treasurer working together with the Human Resources Department. The Compensation Committee can exercise its discretion to increase or decrease any recommended payments, adjustments or awards to the named executive officers not otherwise earned under the terms of contractual arrangements described below.

Our company engaged a compensation consultant to review base salary and discretionary bonus levels in comparison with companies of similar size and industry. Our company’s has participated in surveys; periodically sought the advice of consultants; received industry data generally available from companies of comparable size and industry; and with respect to long-term equity performance programs, our company sought the advice of legal and accounting specialists in order to establish the Class C unit vesting program entered into in connection with the THL Transaction. Such third party information is available to the Compensation Committee.

Our company does not have a formal policy relating to the allocation of compensation between cash and non-cash elements, such as equity awards. In the recent past, our company has utilized both cash and non-cash awards for variable compensation programs. When making incentive compensation awards, our company determines the appropriate form of award depending on the circumstances. Our company maintains a long-term equity compensation plan pursuant to which the named executive officers received grants of Class C units in Investors LLC in connection with the THL Transaction (except for Mr. Kelln who was granted his Class C units upon his date of hire which was subsequent to the THL Transaction). The vesting criteria for the Class C units are described in detail below.

While our company similarly has no written policy relating to the allocation of compensation between short term and long-term performance standards, it attempts to achieve a mix between the two. Short term exceptional performance is rewarded in cash through the annual discretionary cash bonuses. Long-term incentive objectives are met through the equity grants made in the form of Class C units in Investors LLC to the named executive officers in connection with the THL Transaction (except for Mr. Kelln who was granted his Class C-units upon his date of hire which was subsequent to the THL Transaction). Such equity grants in the recent past have not been made as part of a regular or annual program. Rather, the Compensation Committee takes a longer term approach to its equity grants and accordingly made equity based awards in the form of Class C units of Investors LLC one time in connection with the THL Transaction (or at the date of hire for named executive officers who are hired subsequent to the THL Transaction). In connection with the THL Transaction certain of the named executive officers, including the Chief Executive Officer and Chief Financial Officer, negotiated and executed employment contracts which govern the number of Class C units that they were entitled to receive.

Elements of Compensation

There were four primary components of the compensation package of the named executive officers for 2007. Those components are base salary; discretionary cash bonuses; equity based awards; and retirement benefits. In addition, each named executive officer receives health and life insurance benefits. Also, our company provides perquisites, some of which are discretionary and others are provided pursuant to the terms of employment agreements between our company and certain named executive officers entered into in connection with the THL Transaction. The purpose of such perquisites is to motivate employees; to create goodwill; and to reward employees for achievements that may not be measurable financial objectives. These perquisites are reflected in the “All Other Compensation” column in the Summary Compensation table below and the related footnotes.

Base Salary

Our company provides named executive officers, like its other employees, a base salary in order to compensate them for the services which they provide to our company over the course of the year. Our company attempts to meet competitive salary norms for a company of its size and to reward performance and increased levels of responsibility through annual salary increases. Salaries of executives upon the executive’s hiring or promotion are determined by reference to the market data provided by the compensation surveys, search consultants and industry data generally available from companies of comparable size and industry discussed above. Salaries are typically evaluated annually and adjusted from their base level from year to year based upon the executive’s performance, level of responsibilities and other factors relating to individual performance. Additionally, competitive benchmark data is consulted periodically. Like the other elements of compensation, these adjustments are recommended to the Compensation Committee by the Chief Executive Officer after consultation with our company’s Treasurer. Adjustments to the salary of the Chief Executive Officer, if any, are determined by our company’s full board of directors.

Mr. Bready

Pursuant to the terms of his employment agreement entered into with our company in connection with the THL Transaction, Mr. Bready’s base salary shall not be less than $3,500,000 or such greater amount as determined from time to time at the discretion of our company’s full board of directors. Mr. Bready’s base salary for 2007 was $3,500,000.

Mr. Hall and Mr. Donnelly

Pursuant to the terms of their respective employment agreements entered into with our company in connection with the THL Transaction, Mr. Hall’s and Mr. Donnelly’s base salary shall not be less than $430,000 and $280,000, respectively, subject to adjustments as determined by the Chief Executive Officer each year. In 2007 the base salaries for Mr. Hall and Mr. Donnelly were: $472,500 and $315,000, respectively. For 2008, Mr. Hall’s and Mr. Donnelly’s annual base salaries have been increased to $500,000 and $375,000, respectively.

Mr. Cooney

Mr. Cooney’s base salary for 2007 was $283,500. For 2008, Mr. Cooney’s base salary has been increased to $300,000.

Mr. Kelln

Mr. Kelln’s base salary for 2007 was $420,000. For 2008, Mr. Kelln’s base salary has been increased to $520,000. Effective as of July 21, 2008, Mr. Kelln resigned from all of his positions with NTK Holdings and its subsidiaries, including Nortek, Inc.

Discretionary Cash Bonuses

At year end, the Chief Executive Officer assesses the individual performance of each named executive officer together with our company’s operating and financial performance achievements as compared to an established financial plan for our company. Then, if the Chief Executive Officer so determines, he makes a recommendation to the Compensation Committee for a discretionary cash bonus award for each named executive officer other than himself. The Chief Executive Officer’s recommendation and the Compensation Committee’s ultimate awards of discretionary cash bonuses are designed to reward corporate success and individual achievement with the emphasis on overall Company performance. The Chief Executive Officer and the Compensation Committee consider EBITDA as a principal measure of our company’s achievements, among others, and therefore, it is utilized as an important performance metric in establishing the discretionary cash bonuses.

Mr. Bready

Pursuant to the terms of his employment agreement entered into with our company in connection with the THL Transaction, Mr. Bready is not entitled to earn any incentive or bonus compensation during the employment term which expires on December 31, 2009. The board of directors of our company, however, may elect to award incentive compensation or cash bonuses to Mr. Bready, from time to time. Mr. Bready did not receive any incentive compensation or discretionary cash bonuses in 2006 or 2007.

Messrs. Hall, Donnelly, Cooney and Kelln

Messrs. Hall, Donnelly, Cooney and Kelln’s discretionary cash bonus for 2007, as recommended by the Chief Executive Officer and approved by the Compensation Committee, was $500,000 for Mr. Hall; $300,000 for Mr. Donnelly; $250,000 for Mr. Cooney and $350,000 for Mr. Kelln.

Messrs. Hall, Donnelly, Cooney and Kelln’s discretionary cash bonus for 2006, as recommended by the Chief Executive Officer and approved by the Compensation Committee, was $725,000 for Mr. Hall; $400,000 for Mr. Donnelly; $300,000 for Mr. Cooney and $450,000 for Mr. Kelln.

Equity-based Award Plans

The Compensation Committee considers the Class C units, which represent ownership interests of Investors LLC, to be similar to traditional equity-based awards and, consequently an important tool in rewarding and incentivising executive performance which will have a long-term impact on equityholder value. The majority of the Class C unit grants were made to the named executive officers in connection with the THL Transaction. However, the Compensation Committee, from time to time, considers the discretionary award of additional Class C units. For example, Mr. Kelln, who joined our company subsequent to the THL Transaction, was granted Class C units upon his date of hire. Our company does not make equity awards every year. Besides the award of Class C units of Investors LLC under the LLC Agreement discussed in detail below, our company has no other long-term or equity incentive plans. For more information on the ownership structure of Investors LLC and the vesting of the Class C units see “Principal Stockholders and Management Ownership” and “Certain Relationships and Related Party Transactions — Limited Liability Company Agreement of Investors LLC”.

The named executive officers own the following number of Class C units (includes C-1 and C-2 units):

Mr. Bready	23,586.66
Mr. Hall	4,246.02
Mr. Donnelly	2,830.68
Mr. Cooney	2,123.01
Mr. Kelln	4,500.00

The value of the Class C units is discussed in more detail below.

Retirement-related Benefits

401(k) plan:  The 401(k) plan is a tax-qualified retirement savings plan pursuant to which all of our company’s employees, including the named executive officers, are able to contribute the lesser of 16% of their annual salary or the limit prescribed by the Internal Revenue Service to the plan on a before-tax basis. Our company matches 50% of the participants’ contributions up to 6% (for a maximum possible match of 3%) In addition to the match contribution, all participants are eligible for a discretionary profit sharing employer contribution.

For 2007, Messrs. Bready, Hall, Donnelly, Cooney and Kelln each received an employer matching contribution of $6,750. In addition, for 2007, Messrs. Bready, Hall, Donnelly, Cooney and Kelln each received a profit sharing employer contribution equal to $11,250.

Pension plan:  Nortek’s qualified pension plan was frozen as of December 31, 1995, and no further increases in benefits may occur as a result of increases in service or compensation. The benefit payable to a participant at normal retirement equals the accrued benefit as of December 31, 1995 and will be payable as a joint and 50% survivor annuity in the case of a married employee and as a single-line annuity in the case of an unmarried employee. The annual pension benefits entitled to be paid to the executive officers beginning at age 65 under this pension plan, as a 50% joint and survivor annuity, are as follows: Mr. Bready $160,922, Mr. Hall $52,163, and Mr. Donnelly $15,574.

Termination Compensation

In order to attract, motivate, and retain executives, our company believes that certain severance arrangements for the named executive officers are appropriate and necessary. For Messrs. Bready, Hall and Donnelly their termination compensation has been determined pursuant to the terms of their employment agreements and in the case of Mr. Cooney, the Second Amended and Restated Change in Control Severance Benefit Plan, entered into with our company in connection with the THL Transaction. Our company believes that termination benefits and change of control payments are helpful to provide certainty to the named executive officers with respect to their positions with our company and to ensure that the named executive officers consider corporate transactions which are in the best interest of the equity-holders of our company without concern over whether the transactions may jeopardize the executive’s own employment. Also, these benefits help to ensure that Company will have the continued dedication and full attention of those key employees.

For more information on termination compensation payments for the named executive officers, see the disclosure under “Potential Payments upon Termination or Change-in-Control”.

Summary Compensation Table

The following table sets forth, on an accrual basis, information concerning the compensation for services to our company and its subsidiaries for 2007 of those persons who were, at December 31, 2007, the Chief Executive Officer, the Chief Financial Officer and the other three most highly compensated executive officers of our company (who together constitute all of our company’s executive officers at December 31, 2007), which our company refers elsewhere in this Form 10-K as its named executive officers.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred	(2) (3)
				Stock	Option	Incentive Plan	Compensation	All Other	Total
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Awards	Compensation	Earnings (6)	Compensation	Compensation
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Richard L. Bready(4)	2007	$3,500,000	$—	$75,843	$—	$—	$66,000	$363,890	$4,005,733
Chairman, President and Chief Executive Officer	2006	3,500,000	—	115,994	—	—	18,000	458,233	4,092,227
Almon C. Hall(4)	2007	$472,500	$500,000	$13,652	—	—	$50,000	$64,462	$1,100,614
Vice President and Chief Financial Officer	2006	450,000	725,000	20,881	—	—	(1,000)	67,487	1,262,368
Kevin W. Donnelly(4)	2007	$315,000	$300,000	$9,102	—	—	$8,000	$129,749	$761,851
Vice President, General Counsel and Secretary	2006	300,000	400,000	13,921	—	—	(3,000)	50,612	761,533
Edward J. Cooney	2007	$283,500	$250,000	$6,826	—	—	—	$40,471	$580,797
Vice President and Treasurer	2006	270,000	300,000	10,440	—	—	—	39,560	620,000
Bryan L. Kelln(5)	2007	$420,000	$350,000	$22,132	—	—	—	$42,308	$834,440
Senior Vice President and Chief Operating Officer	2006	400,000	450,000	22,130	—	—	—	63,409	935,539

(1)	There were no stock or equity awards made to any of the named executive officers in 2006 or 2007. This amount represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 and 2007 fiscal years for the fair value of the Class C units granted in prior fiscal years in accordance with SFAS No. 123R. For additional information, see Note 1 of the notes to the audited consolidated financial statements included elsewhere herein.

(2)	For Mr. Bready, includes: $274,485 for 2007 and $249,531 for 2006 related to personal use of our company’s fractional ownership of aircrafts; an amount for 2007 and 2006 related to excess group term life insurance, personal use of automobiles provided by our company, tax preparation services, reimbursement by our company for health related costs paid by the executive, and country club dues for personal use; and for 2006, $133,501 related to an executive service award (which includes a gross-up for federal and state income tax purposes) based upon thirty (30) years of service with our company.

For Mr. Hall, includes an amount for 2007 and 2006 related to excess group term life insurance, personal use of an automobile provided by our company, tax preparation services, reimbursement by our company for health related costs paid by the executive, and country club dues for personal use.

For Mr. Donnelly, includes an amount for 2007 and 2006 related to excess group term life insurance, personal use of an automobile provided by our company, reimbursement by our company for health related costs paid by the executive ($27,393 for 2007), and country club dues and assessments for personal use ($65,153 for 2007).

For Mr. Cooney, includes an amount for 2007 and 2006 related to excess group term life insurance, personal use of an automobile provided by our company, and tax preparation services.

For Mr. Kelln, includes: an amount for 2007 and 2006 related to excess group term life insurance, personal use of an automobile provided by our company, and tax preparation services; an amount for 2007 related to receipt of our company’s products for personal use; and an amount for 2006 related to reimbursement for certain relocation expenses.

(3)	For 2007, includes $6,750 in matching contributions and $11,250 in profit sharing contributions by our company for Messrs. Bready, Hall, Donnelly, Cooney and Kelln under our company’s 401(k) Savings Plan, which is a defined contribution retirement plan.

For 2006, includes $6,600 in matching contributions and $11,000 in profit sharing contributions by our company for Messrs. Bready, Hall, Donnelly and Cooney under our company’s 401(k) Savings Plan, which is a defined contribution retirement plan and includes $6,000 in matching contributions and $11,000 in profit sharing contributions by our company for Mr. Kelln under our company’s 401(k) Savings Plan, which is a defined contribution retirement plan.

(4)	On August 27, 2004, each of Messrs. Bready, Hall and Donnelly entered into amended and restated employment agreements with Nortek and Nortek Holdings. For more information, see “Employment Contracts and Termination of Employment and Change-in-Control Agreements — Amended and Restated Employment Agreement of Richard L. Bready” and “Employment Contracts and Termination of Employment and Change-in-Control Agreements — Amended and Restated Employment Agreements of Almon C. Hall and Kevin W. Donnelly”.

(5)	On December 22, 2006, our company appointed Mr. Kelln to the newly created position of Senior Vice President and Chief Operating Officer. Mr. Kelln was previously Vice President — Operations for the Company. Effective as of July 21, 2008, Mr. Kelln resigned from all of his positions with NTK Holdings, Inc. and its subsidiaries, including Nortek, Inc.

(6)	For 2007, the gross change in the estimated lump sum value of Mr. Bready’s benefit of $66,000 is the net result of an increase of $108,000 due to passage of time and a decrease of $42,000 due to change in assumptions (mortality, discount rate, and form of benefit payment resulting from a change in the prescribed IRS benefit limits). The gross change in the estimated lump sum value of Mr. Hall’s benefit of $50,000 is the net result of an increase of $30,000 due to passage of time and an increase of $20,000 due to change in assumptions (mortality and discount rate). The gross change in the estimated lump sum value of Mr. Donnelly’s benefit of $8,000 is the net result of an increase of $5,000 due to passage of time and an increase of $3,000 due to change in assumptions (mortality and discount rate).

For 2006, the gross change in Mr. Bready’s benefit of $18,000 is the net result of an increase of $99,000 due to passage of time and a decrease of $81,000 due to change in discount rate. The gross change in Mr. Hall’s benefit of ($1,000) is the net result of an increase of $27,000 due to passage of time and a decrease of $28,000 due to change in discount rate. The gross change in Mr. Donnelly’s benefit of ($3,000) is the net result of an increase of $4,000 due to passage of time and a decrease of $7,000 due to change in discount rate.

Grants of Plan-Based Awards Table

There were no grants of plan-based awards in 2007.

Outstanding Equity Awards at December 31, 2007 Table

Nortek is a wholly-owned direct subsidiary of Nortek Holdings and Nortek Holdings is a wholly-owned direct subsidiary of NTK Holdings. NTK Holdings is a wholly-owned direct subsidiary of Investors LLC. The outstanding Class B units and Class C units of Investors LLC which are entitled to further distributions under the Limited Liability Company Agreement of Investors LLC consist of 473,595.10 voting Class B units and 67,102.53 non-voting Class C units. The Class C units are divided into two series: Class C-1 time-vesting units and Class C-2 performance-vesting units. The relative rights and preferences of the Class B units and Class C units are described in “Certain Relationships and Related Party Transactions — Limited Liability Company Agreement of Investors LLC”.

The following table provides further information regarding our company’s named executive officers’ unvested Class C units as of December 31, 2007. The estimated value as of December 31, 2007 of the Class C-1 and C-2 units below is equal to $767.66 per unit and $520.34 per unit, respectively.

	Stock Awards
				Equity
			Equity	Incentive Plan
			Incentive Plan	Awards:
	Number of	Market	Awards:	Market or
	C-1 Units	Value of	Number of	Payout Value of
	(Time-Vesting)	C-1 Units	C-2 Units	C-2 Units
	That	(Time-Vesting)	(Performance-	(Performance-
	Have Not	That Have	Vesting) That	Vesting) That
	Vested	Not Vested	Have Not Vested	Have Not Vested
Name	(#)	($)(1)	(#)	($)(1)

Richard L. Bready	—	$—	15,724.44	$8,182,055
Almon C. Hall	—	—	2,830.68	1,472,916
Kevin W. Donnelly	—	—	1,887.12	981,944
Edward J. Cooney	—	—	1,415.34	736,458
Bryan L. Kelln	250.00	191,915	3,000.00	1,561,020

(1)	Since the Class C-1 and C-2 units are not publicly traded, their closing market price as of December 31, 2007 is not available. As a result, our company engaged a third party advisor to assist it in determining the value of the Class C-1 and C-2 units as of December 31, 2007. This advisor prepared the estimated valuation using the probability weighted expected return method included in certain guidelines published by the American Institute of Certified Public Accountants as the AICPA Audit and Accounting Practice Aid Series, Valuation of Privately-Held-Company Equity Incentive Units Issued as Compensation, which was then adjusted to reflect the discount period, the minority interest factor and the lack of marketability factor to arrive at the final estimated valuations.

Units Vested in the Year Ended December 31, 2007

The following table provides further information regarding Class C units held by our company’s named executive officers that vested during 2007:

	Class C Unit Awards
	Number of	Estimated Value
	Vested C-1	Realized on
	Units	Vesting
Name	(#)	($)(2)

Richard L. Bready	1,965.55	$1,508,874
Almon C. Hall	353.83	271,621
Kevin W. Donnelly	235.89	181,083
Edward J. Cooney	176.92	135,814
Bryan L. Kelln	500.00	383,830

(2)	See sub-note (1) above for a description of the valuation surrounding the Class C-1 unit awards.

Pension Benefits for the Year Ended December 31, 2007

The following table illustrates the benefit information for our company’s only pension plan, the Nortek, Inc. Retirement Plan:

	Years of	Annual	Estimated	Payments
	Credited	Accrued	Present Value of	During Last
Name	Service	Benefit	Accrued Benefit	Fiscal Year

Richard L. Bready	21	$182,141.28	$1,607,000.00	—
Almon C. Hall	19	60,303.96	487,000.00	—
Kevin W. Donnelly	8	17,342.99	85,000.00	—

Annual benefit accruals under the Nortek, Inc. Retirement Plan ceased effective December 31, 1995. All plan participants, including those identified above, became 100% vested on that date. Retirement benefits were calculated using final average earnings and credited service according to the plan’s benefit formula as of the benefit freeze date.

The estimated present value of each participant’s accrued benefit was determined as of December 31, 2007 based on a discount rate of 6.25% and mortality according to the RP-2000 Mortality Table (sex distinct). These assumptions are consistent with those used for fiscal 2007 disclosure results. The Nortek, Inc. Retirement Plan does not offer a lump sum payment option for any of the participants identified above.

Reduced early retirement benefits are available to the aforementioned named executive officers upon the attainment of age 55 with at least five (5) years of vesting service. Accrued benefits are reduced by 1/180th for the first sixty (60) months early retirement age precedes age 65 and 1/360th for each month thereafter in excess of sixty (60) months.

The normal form of payment for single participants is a life annuity. The normal form of payment for married payments is an actuarially reduced 50% joint & survivor annuity. Optional forms of payment include actuarially adjusted joint & survivor benefits (50%, 66 2/3%, and 100%) and a ten-year certain and continuous annuity.

The estimated annual 50% joint & survivor annuity payable to each participant identified above at age 65 is detailed below:

Annual Accrued Benefit
Payable at Age 65
Name	50% Joint & Survivor

Richard L. Bready	$160,922
Almon C. Hall	52,163
Kevin W. Donnelly	15,574

These estimated benefits are based on spouse dates of birth.

Potential Payments upon Termination or Change-in-Control

The information below sets forth the potential termination or change in control payments required to be paid to certain of our named executive officers pursuant to existing contracts.

Mr. Bready

Based upon a hypothetical termination date of December 31, 2007, the severance benefits payable to Mr. Bready based upon the terms of his employment contract entered into in connection with the THL Transaction, would be, for a period of two (2) years, as follows: annual base salary of $1,750,000; approximately $3,062 (based upon actual 2007 costs) equal to the annual cost of continued coverage under the same disability, accident and life insurance plans of our company, approximately $100,000 annually for the cost of office space and administrative support similar to what is currently provided by our company, approximately $14,429 (based upon actual 2007 costs) equal to the annual cost for continued medical coverage, and approximately $345,890 (based upon actual 2007 costs) equal to the annual cost to continue other specified benefits and perquisites, including personal use of an aircraft and automobiles. Anytime after the hypothetical termination on December 31, 2007, Mr. Bready may request, and our company shall pay to Mr. Bready, a lump sum cash payment (up to $1,000,000 prior to any gross-up described below) in lieu of lifetime medical coverage in an amount established by our company’s board of directors, which amount shall be grossed-up for Section 4999 taxes and federal and state income taxes.

Messrs. Hall and Donnelly

Based upon a hypothetical termination date of December 31, 2007, the severance benefits for Messrs. Hall and Donnelly pursuant to their respective employment contracts entered into in connection with the THL transaction would be, for a period of two (2) years, as follows: annual base salary of $472,500 for Mr. Hall and $315,000 for Mr. Donnelly; annual incentive bonus of $725,000 for Mr. Hall and $450,000 for Mr. Donnelly; approximately $3,062 (based upon actual 2007 costs) for Mr. Hall and $2,776 (based upon actual 2007 costs) for

Mr. Donnelly equal to the annual cost of continued coverage under the same or equivalent disability, accident and life insurance plans of our company. In addition, Mr. Hall and Mr. Donnelly are entitled to lifetime medical coverage for themselves and their respective spouses and dependants, and reimbursement for their medical related expenses. Based upon the actual 2007 costs, the medical coverage and related reimbursement have an approximate annual cost of $14,429, each plus approximately $8,778 for Mr. Hall and $27,393 for Mr. Donnelly for reimbursement of health related expenses. At anytime after the hypothetical termination on December 31, 2007, or in the event of a hypothetical change of control on December 31, 2007 (regardless of a subsequent termination), Messrs. Hall and Donnelly may request, and our company shall pay to Messrs. Hall and Donnelly, a lump sum cash payment (up to $1,000,000 prior to any gross-up described below) in lieu of lifetime medical coverage in an amount established by our company’s board of directors, but in any event not less than $650,000 each, which amount shall be grossed-up for Section 4999 taxes and federal and state income taxes.

Mr. Cooney

Based upon a hypothetical change in control occurring on December 31, 2007 and a subsequent termination within twenty-four (24) months of the change of control, the severance benefits for Mr. Cooney pursuant to the Second Amended and Restated Change in Control Severance Benefit Plan would be, for a period of two (2) years: annual base salary of $283,500; annual incentive bonus of $300,000; and approximately $16,990 (based upon the actual 2007 costs) equal to the annual cost of continued medical, disability, accident and life insurance plans of our company.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Amended and Restated Employment Agreement of Richard L. Bready

Upon the consummation of the THL Transaction, Mr. Bready’s existing employment agreement was amended and restated. As amended and restated, his agreement has an initial term commencing on August 27, 2004 and concluding on December 31, 2009, renewable thereafter for successive one-year terms unless Nortek and Nortek Holdings provide Mr. Bready with written notice of their intent not to renew the agreement at least 90 days prior to the end of the initial term or any successive term. The amended and restated employment agreement provides that during the employment term Mr. Bready will serve as Chairman and Chief Executive Officer of Nortek and Nortek Holdings.

The amended and restated employment agreement provides that the basic annual salary for Mr. Bready during the employment term will be not less than $3,500,000, subject to increase at the board of directors’ discretion. Mr. Bready will not be eligible for any cash performance bonus awards for any period subsequent to the closing date of the THL Transaction, unless the board in its sole discretion determines otherwise. In addition, Mr. Bready is entitled to receive all other benefits, including medical and dental plan participation, generally available to executive personnel. Mr. Bready also is entitled to two automobiles and reimbursement of associated costs and the use, or reimbursement of the cost, of private aircraft transportation for business travel and up to 50 hours per year of personal travel. Under the amended and restated employment agreement, Mr. Bready received one-third of the 70,767.07 Class C-1 units and Class C-2 units initially authorized by the Investors LLC. For more information on the allocation of units initially authorized by Investors LLC, please see “Certain Relationships and Related Transactions — Limited Liability Company Agreement of Investors LLC”.

Under the amended and restated employment agreement, if the employment of Mr. Bready is terminated:

•	by Nortek and Nortek Holdings without “cause”, as defined in the amended and restated employment agreement,

•	by Mr. Bready for “good reason”, as defined in the amended and restated employment agreement,

•	as a result of any notice from Nortek and Nortek Holdings not to renew his employment as described above, or

•	as a result of his disability or death,

then Nortek and Nortek Holdings are obligated to provide Mr. Bready or, in the event of death, his designated beneficiary or estate, severance pay at the rate of $1,750,000 per year and other specified benefits and perquisites, including long-term disability insurance, for the remaining period of the initial employment term of the employment contract, which ends December 31, 2009.

Under the amended and restated employment agreement, (i) if Mr. Bready’s employment is terminated by Nortek and Nortek Holdings without cause, or as a result of non-renewal by Mr. Bready for good reason or as a result of disability, he will be prohibited from competing with Nortek and Nortek Holdings for the longer of one year or the period from the date of termination through December 31, 2009 and (ii) if Mr. Bready’s employment is terminated by Nortek and Nortek Holdings with cause or as a result of resignation without good reason, he will be prohibited from competing with Nortek and Nortek Holdings for one year.

Under the amended and restated employment agreement, following the termination of employment of Mr. Bready for any reason, Nortek and Nortek Holdings are required to provide, at no additional cost to Mr. Bready, up to $1,000,000 (not including any additional tax gross-up payment as described below) in lifetime medical coverage to Mr. Bready, his spouse and dependents. In lieu of lifetime medical coverage, Mr. Bready or his spouse may request a lump-sum payment in an amount to be established by the board of directors as reasonably sufficient to provide such coverage. Nortek and Nortek Holdings are also required to make a “gross-up” payment to Mr. Bready to cover any and all state and federal income taxes that may be due as a result of the provision of such lifetime medical coverage or lump-sum payment.

If it is determined that any payment or benefit provided by Nortek, Nortek Holdings or any of their predecessors to Mr. Bready under his amended and restated employment agreement or any other agreement or plan, whether paid before or after the date of his amended and restated employment agreement, is subject to the 20% excise tax imposed by Section 4999 of the Internal Revenue Code, Nortek and Nortek Holdings are required to make an additional lump-sum “gross-up” payment to Mr. Bready sufficient, after giving effect to all federal, state and other taxes and charges with respect to that payment, to restore him to the same after-tax position that he would have been in if the excise tax had not been imposed.

Amended and Restated Employment Agreements of Almon C. Hall and Kevin W. Donnelly

Upon the consummation of the THL Transaction, the existing employment agreements of Messrs. Hall and Donnelly were amended and restated. Each such amended and restated employment agreement is on terms substantially similar to the prior employment agreements of Messrs. Hall and Donnelly and substantially similar to each other, except as otherwise noted below. Each such amended and restated employment agreement became effective upon the consummation of the THL Transaction and remains effective until the termination of the employee’s employment. The amended and restated employment agreements provide that Mr. Hall will serve as Vice President and Chief Financial Officer of Nortek and Nortek Holdings and that Mr. Donnelly will serve as Vice President, General Counsel and Secretary of Nortek and Nortek Holdings.

The amended and restated employment agreement for Mr. Hall provides that the basic annual salary for Mr. Hall is not less than $430,000. The amended and restated employment agreement for Mr. Donnelly provides that the basic annual salary for Mr. Donnelly is not less than $280,000. Messrs. Hall and Donnelly are also eligible for incentive compensation in each year of the employment period as recommended by the Chief Executive Officer of Nortek and approved by the compensation committee of the board of directors of Nortek Holdings. In addition, Messrs. Hall and Donnelly are entitled to receive all other benefits, including medical and dental plan participation, generally available to Nortek executive personnel. Messrs. Hall and Donnelly are also entitled to reimbursement of the costs of automobile transportation for personal and business use consistent with their employment agreements prior to the THL Transaction. Messrs. Hall and Donnelly were also issued approximately 4,246 and 2,830 Class C units of Investors LLC, respectively.

Under each amended and restated employment agreement, if employment is terminated:

•	by Nortek and Nortek Holdings without “cause”, as defined in the amended and restated employment agreement,

•	by the employee for “good reason”, as defined in the amended and restated employment agreement, or

•	as a result of the employee’s death or disability

then Nortek and Nortek Holdings are obligated to provide the employee or, in the event of death, his designated beneficiary or estate, severance pay and other specified benefits and perquisites, including long-term disability insurance, for the period equal to two years from the date of termination.

Under each amended and restated employment agreement annual severance pay for the employee is equal to his annual salary as of the date of termination plus the highest amount of bonus or incentive compensation, exclusive of the Nortek 1999 equity performance plan, paid or payable in cash to the employee in any one of the three calendar years immediately prior to the completion of the THL Transaction or, if higher, the three calendar years immediately prior to such termination.

Under each amended and restated employment agreement, (i) if the employment of the employee is terminated by Nortek and Nortek Holdings without cause, by the employee for good reason or as a result of disability, the employee will be prohibited from competing with Nortek and Nortek Holdings for the longer of the period of two years from the date of termination or three years from the closing of the THL Transaction and (ii) if the employment of the employee is terminated by Nortek and Nortek Holdings with cause or by the employee as a result of resignation without good reason, the employee will be prohibited from competing with Nortek and Nortek Holdings for one year.

Under each such amended and restated employment agreement, following the termination of employment of the employee for any reason, Nortek and Nortek Holdings are required to provide, at no additional cost to the employee, up to $1,000,000 (not including any additional tax gross-up payments as described below) in lifetime medical coverage to the employee, his spouse and dependents. In lieu of lifetime medical coverage, at or following the date of termination or a “change in control,” as defined in the amended and restated employment agreement, the employee or his spouse may request a lump-sum payment in an amount established by the board of directors as reasonably sufficient to provide such coverage, but not less than $650,000 (not including any additional tax gross-up payment as described in the following sentence). Nortek and Nortek Holdings are also required to make “gross-up” payments to these employees to cover any and all state and federal income taxes that may be due as a result of the provision of such lifetime medical coverage or lump-sum payment. If it is determined that any payment or benefit provided by Nortek, Nortek Holdings or any of their predecessors to either of Messrs. Hall or Donnelly, under his respective amended and restated employment agreement or any other agreement or plan, whether paid before or after the date of their respective amended and restated employment agreements, is subject to the 20% excise tax imposed by Section 4999 of the Internal Revenue Code, Nortek and Nortek Holdings are required to make an additional lump-sum “gross-up” payment to the employee sufficient, after giving effect to all federal, state and other taxes and charges with respect to such payment, to restore him to the same after-tax position that he would have been in if the excise tax had not been imposed.

Employment Agreement of Bryan L. Kelln

On May 23, 2005, Nortek entered into an employment agreement with Mr. Bryan L. Kelln. Under the terms of the agreement, Mr. Kelln served as Vice President-Operations of Nortek prior to his promotion to Senior Vice President and Chief Operating Officer. The agreement provides that the initial basic annual salary for Mr. Kelln would be $400,000 per year, which is currently $520,000 per year and subject to annual review for increases. He is also eligible for an incentive bonus with a target level of one hundred percent of his base salary. In addition, Mr. Kelln is entitled to receive other benefits generally available to executive personnel, including reimbursement of relocation costs, medical and dental plan participation, disability insurance, and a company car. Mr. Kelln also received 1,500 Class C-1 units and 3,000 Class C-2 units representing membership interests in Investors LLC. For more information on the allocation of units by Investors LLC, please see “Relationships and Transactions with Related Parties-Limited Liability Company Agreement of Investors LLC”. Effective as of July 21, 2008, Mr. Kelln resigned from all of his positions with NTK Holdings, Inc. and its subsidiaries including Nortek, Inc.

Second Amended and Restated Change in Control Severance Benefit Plan

Nortek has a retention plan for certain of its key employees which provides that, in consideration of each covered individual agreeing not to voluntarily terminate his employment, if there is an attempted change of control, as that term is defined in the plan of Nortek, and, if, within the 24 month period following the change of control, the employment of the individual is terminated by Nortek for any reason or by the individual by reason of a material adverse change in the terms of employment as provided in the plan, the individual will be entitled at the time of termination to severance pay for a period of 24 months following termination at an annual rate equal to his base annual salary plus the highest amount of bonus or incentive compensation paid or payable to him for any one of the three preceding calendar years, and to continued medical, life insurance and other benefits for the 24 month period (or a payment of an amount equal to the cost of providing these benefits). Edward J. Cooney, Nortek’s Vice President and Treasurer is currently the only named executive officer among the participants under the plan.

Compensation of Directors

For their services as directors, our company’s directors who are not officers, employees or consultants of our company or its subsidiaries, or of THL, receive directors’ fees from our company. The fees payable to those directors are a $50,000 annual retainer, payable quarterly in advance, a $1,500 per meeting ($1,000 if director participates by telephone) fee and a $1,000 per committee meeting ($750 if director participates by telephone) fee.

The following table provides a summary of compensation paid for the year ended December 31, 2007 to our company’s Board of Directors. The table shows amounts earned by such persons for services rendered to our company in all capacities in which they served:

Non-Employee Director Compensation Table

Change in
Pension Value
and
				Non-Equity	Nonqualified
	Fees Earned	Stock	Option	Incentive Plan	Deferred	All Other
	or Paid in	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	Cash ($)	($)	($)	($)	Earnings ($)	($)	($)

Jeffrey C. Bloomberg	$63,750	—	—	—	—	$—	$63,750
Joseph M. Cianciolo	63,750	—	—	—	—	—	63,750
Anthony J. DiNovi	—	—	—	—	—	—	—
David V. Harkins	—	—	—	—	—	—	—
David B. Hiley(1)	64,750	—	—	—	—	11,289	76,039
Kent R. Weldon	—	—	—	—	—	—	—

(1)	In 2007 for Mr. Hiley, includes amounts related to personal use of company car.

PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

Nortek is a wholly-owned direct subsidiary of Nortek Holdings. Nortek Holdings is a wholly-owned direct subsidiary of NTK Holdings, Inc. NTK Holdings, Inc. is a wholly-owned direct subsidiary of Investors LLC. The following table sets forth information regarding the beneficial ownership, as of June 30, 2008, of outstanding membership interests or units, of Investors LLC by: (i) each person or group known to our company to own more than five percent of the Class B units of Investors LLC, (ii) each member of the management committee of Investors LLC (the composition of which is identical to the board of directors of our company and the board of directors of Nortek Holdings) and each of our company’s named executive officers and (iii) all members of the Investors LLC management committee and our executive officers as a group.

The outstanding membership interests of Investors LLC which are entitled to further distribution under the Limited Liability Company Agreement of Investors LLC consist of 473,595.10 voting Class B units, 67,102.53 non-voting Class C units and 4,228.00 Class D units. The Class C units are divided into two series: Class C-1 time-vesting units and Class C-2 performance-vesting units. The relative rights and preferences of the Class A units, Class B units and Class C units are described in “Certain Relationships and Related Party Transactions — Limited Liability Company Agreement of Investors LLC”. A Securityholders Agreement governs the exercise of voting rights with respect to the Class B units of Investors LLC as described in “Certain Relationships and Related Party Transactions — Securityholders Agreement”. Unless otherwise noted, to our company’s knowledge, each of the persons listed below has sole voting and investment power as to the units shown. Beneficial ownership has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

	Number of	Percentage of	Number of	Percentage of	Number of	Percentage of
	Class B	Class B	Class C	Class C	Class D	Class D
Name and Address	Units	Units	Units(1)	Units(2)	Units	Units

Principal Security Holders:
Thomas H. Lee Partners L.P. and affiliates(3)	360,800.02	76.18%	—	—	3,282.98	77.65
Management Committee Members and Named Executive Officers
Jeffrey C. Bloomberg ^	538.58	*	—	—	4.9	*
Richard L. Bready ^ +	78,150.21	16.50%	23,586.66	35.15%	711.10	16.82
Joseph M. Cianciolo ^	359.05	*	530.75	*	3.27	*
Edward J. Cooney +	1,527.84	*	2,123.01	3.16%	13.90	*
Anthony J. DiNovi(3) ^	—	—	—	—	—	—
Kevin W. Donnelly +	3,697.42	*	2,830.68	4.22%	33.64	*
Almon C. Hall +	6,031.21	1.27%	4,246.02	6.33%	54.88	1.30
David V. Harkins(3) ^	—	—	—	—	—	—
David B. Hiley ^	988.01	*	1,061.51	1.58%	8.99	*
Bryan L. Kelln(4) +	—	—	4,500.00	6.71%	—	—
Kent R. Weldon(3) ^	—	—	—	—	—	—
All management committee members and executive officers as a group (11 persons)	91,292.32	19.28%	38,878.63	57.94%	830.68	19.66%

*	Less than 1%

^	Director

+	Named executive officer

(1)	Includes the total amount of Class C-1 units that will be vested within sixty (60) days after June 30, 2008 for each of the named individuals for the following amounts: Mr. Bready, 7,862.22; Mr. Cianciolo, 176.92; Mr. Cooney, 707.67; Mr. Donnelly, 943.56; Mr. Hall, 1,415.34; Mr. Hiley, 353.84; and Mr. Kelln 1,500.00. Includes Class C-2 units that have not vested for each of the named individuals for the following amounts: Mr. Bready, 15,724.44; Mr. Cianciolo, 353.83; Mr. Cooney, 1,415.34; Mr. Donnelly, 1,887.12; Mr. Hall, 2,830.68; Mr. Hiley, 707.67; and Mr. Kelln 3,000.00. There are currently no outstanding vested Class C-2 units. See “Certain Relationships and Related Party Transactions — Limited Liability Company Agreement of the Investors LLC”.

(2)	Includes both vested and unvested Class C-1 units and Class C-2 units.

(3)	Includes interests owned by each of Thomas H. Lee Equity Fund V, L.P., Thomas H. Lee Parallel Fund V, L.P., Thomas H. Lee Equity (Cayman) Fund V, L.P., Great-West Investors L.P., Putnam Investments Employees’ Securities Company I, LLC, Putnam Investments Employees’ Securities Company II, LLC, 1997 Thomas H. Lee Nominee Trust, and Thomas H. Lee Investors Limited Partnership. Thomas H. Lee Equity Fund V, L.P., Thomas H. Lee Parallel Fund V, L.P. and Thomas H. Lee Equity (Cayman) Fund V, L.P. are Delaware limited partnerships, whose general partner is THL Equity Advisors V, LLC, a Delaware limited liability company. Thomas H. Lee Advisors, LLC, a Delaware limited liability company, is the general partner of THL, a Delaware limited partnership, which is the sole member of THL Equity Advisors V, LLC. Thomas H. Lee Investors Limited Partnership is a Massachusetts limited partnership, whose general partner is THL Investment Management Corp., a Massachusetts corporation. The 1997 Thomas H. Lee Nominee Trust is a trust with US Bank, N.A. serving as Trustee. Thomas H. Lee, a managing director of THL has voting and investment control over common shares owned of record by the 1997 Thomas H. Lee Nominee Trust. David V. Harkins, Anthony J. DiNovi and Kent R. Weldon are managing directors of THL. Each of Messrs. Harkins, DiNovi and Weldon may be deemed to beneficially own member units of Investors LLC held of record by Thomas H. Lee Equity Fund V, L.P., Thomas H. Lee Parallel Fund V, L.P., Thomas H. Lee Equity (Cayman) Fund V, L.P. and Thomas H. Lee Investors Limited Partnership. Each of these individuals disclaims beneficial ownership of these units except to the extent of their pecuniary interest therein. The address of Thomas H. Lee Equity Fund V, L.P., Thomas H. Lee Parallel Fund V, L.P., Thomas H. Lee Equity (Cayman) Fund V, L.P., Thomas H. Lee Investors Limited Partnership, the 1997 Thomas H. Lee Nominee Trust, Anthony J. DiNovi, David V. Harkins and Kent R. Weldon is 100 Federal Street, Boston, MA 02110. Great-West Investors L.P., Putnam Investments Employees’ Securities Company I, LLC and Putnam Investments Employees’ Securities Company II, LLC each disclaims beneficial ownership of any securities other than the securities held directly by such entity. The address for the Putnam entities is One Post Office Square, Boston, MA 02109.

(4)	Effective as of July 21, 2008, Mr. Kelln resigned from all of his positions with NTK Holdings and its subsidiaries, including Nortek, Inc.

Equity Compensation Plan Information

Our company currently does not have any equity compensation plans other than the Class C units which have been or may be granted under the LLC Agreement described below.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Limited Liability Company Agreement of Investors LLC

Upon the consummation of the THL Transaction, the holders of units in Investors LLC entered into a limited liability company agreement. In February 2005 the limited liability company agreement was amended to reflect the formation of NTK Holdings. The limited liability company agreement of Investors LLC authorizes Investors LLC to issue four classes of limited liability company interests designated as Class A units, Class B units, Class C units and Class D units.

A management committee elected by holders of the Class B units of Investors LLC has the exclusive authority to manage and control the business and affairs of Investors LLC. The management committee’s size and composition is determined in accordance with the provisions of a Securityholders Agreement, which states that the management committee initially will consist of six managers. See “Securityholders Agreement.”

All remaining distributions of property by Investors LLC are made first to the holders of Class D units proportionately based on the capital contribution with respect to such Class D units until such capital contribution has been returned, thereafter to the holders of Class D units until each such holder has received a return of 10% on such holder’s capital contribution with respect to such Class D units, thereafter to the holders of Class C units until such holders receive any amounts from any prior distribution that they would have received in such prior distribution with respect to Class C units that have vested since the time of such prior distribution had such Class C units been vested at the time of such prior distribution; and thereafter to the holders of Class B units and Class C units (to the extent the Class C units are vested at the time of such distribution, as discussed below) proportionately based on the number of Class B units and vested Class C units held by such holders.

The Class C units are divided into two series: Class C-1 time-vesting units and Class C-2 performance-vesting units. One-third of the total number of Class C units is designated as time-vesting units and two-thirds of the total number of Class C units is designated as performance-vesting units. The Class C units are issued to officers, directors, employees and consultants of Nortek Holdings and its subsidiaries as determined by the management committee of Investors LLC.

The Class C-1 time-vesting units vest over a three-year period on a quarterly basis in equal amounts. The vesting of the Class C-1 time-vesting units will be accelerated and such units will become fully vested if:

•	Investors LLC has sold 90% of the capital stock of NTK Holdings held by it in exchange for cash or marketable securities, or

•	following an initial public offering of equity securities of Investors LLC or its subsidiaries, Investors LLC has distributed 90% of the capital stock of NTK Holdings to the unit holders of Investors LLC and the unit holders of Investors LLC that are affiliated with Thomas H. Lee Equity Fund V, L.P. have distributed such shares of capital stock to their limited partners or members.

In addition, the Class C-1 time-vesting units will become fully vested upon a liquidity event that results in the Class C-2 performance-vesting units becoming fully vested. The Class C-2 performance-vesting units will vest only in connection with certain liquidity events and only upon and to the extent of satisfaction in connection with such liquidity events of a minimum internal rate of return (at least 17%) and multiple of investment hurdles (ranging between 2 and 4 times the original investment) relating to the investment in Investors LLC held by Thomas H. Lee Equity Fund V, L.P. and its affiliates. Unvested Class C units will be subject to forfeiture in the event of termination of the employment or engagement of the holder of such Class C units.

Securityholders Agreement

Upon the consummation of the THL Transaction, Investors LLC and the holders of its Class A, Class B and Class C units entered into a securityholders agreement. In February 2005 our company became a party to the securityholders agreement.

•	Governance. Under the securityholders agreement, the management committee of Investors LLC consists of not less than five and not more than eleven managers, as from time to time determined by

Thomas H. Lee Equity Fund V, L.P. and its affiliates. The management committee initially consists of six managers. Under the terms of the securityholders agreement, for so long as Richard L. Bready is the holder of 5% or more of the outstanding Class B units and Class C units of Investors LLC or the fully diluted equity of any successor entity, Mr. Bready is entitled to designate two managers to serve on the management committee. This securityholders agreement also governs the election of directors to the boards of directors of NTK Holdings, Nortek Holdings and Nortek and requires that such boards be identical to the management committee of Investors LLC.

•	Transfers. Under the securityholders agreement, transfers of equity securities of Investors LLC by securityholders are permitted only to specified types of related parties who agree to sign the securityholders agreement. The securityholders agreement provides for customary tag-along rights and drag-along rights.

•	Preemptive Rights. Under the securityholders agreement, Thomas H. Lee Equity Fund V, L.P. and its affiliates and any members of Nortek’s management that hold at least 5% of the fully diluted equity of Investors LLC will be granted the right to participate in any future equity financings by Investors LLC, subject to customary exceptions, in an amount necessary to maintain the investor’s fully diluted ownership interest in Investors LLC or any successor company.

•	Affiliate Transactions. Certain transactions between Investors LLC, NTK Holdings, Nortek Holdings, Nortek or its subsidiaries, on the one hand, and Thomas H. Lee Fund V, L.P. and its affiliates, on the other hand, require the approval of Mr. Bready or a majority of the independent managers of the management committee, if any, of Investors LLC.

•	Registration Rights. Registration rights apply to shares of capital stock of NTK Holdings that are distributed to the holders of Investors LLC membership units.

Transaction Fee; Management Agreement with Affiliate of THL

Upon the closing of the THL Transaction, Nortek Holdings and Nortek entered into a management agreement with THL Managers V, LLC, an affiliate of THL, pursuant to which THL Managers V, LLC has provided certain financial and strategic advisory and consultancy services. In February 2005, the management agreement was amended to reflect the formation of NTK Holdings. The agreement provides for the payment by us to THL Managers V, LLC or a designee thereof an annual management fee equal to the greater of:

•	$2,000,000 per annum, or

•	an amount equal to 0.75% of our company’s consolidated earnings before interest, taxes, depreciation and amortization, before deduction for such fee,

as well as the costs and expenses incurred by THL Managers V, LLC and its affiliates in connection with the provision of future services under the management agreement. Our company expensed approximately $1,844,629 for the year ended December 31, 2007 related to this management agreement in the consolidated statement of operations included elsewhere herein.

Under the management agreement, Nortek has also agreed to indemnify THL Managers V, LLC and its affiliates from and against all losses, claims, damages and liabilities arising out of or related to the performance by THL Managers V, LLC of the services pursuant to the management agreement.

The management agreement became effective upon the closing of the THL Transaction and will continue in effect until terminated by THL Managers V, LLC.

Director Independence

As a result of the 2003 Recapitalization which was completed on January 9, 2003, neither NTK Holdings’, Nortek Holdings’, nor Nortek’s securities are listed with a national exchange, and thus our company is not required to have any independent directors on its board. While our company is not subject to the New York Stock Exchange listing standards, our company’s board of directors has determined that Mr. Cianciolo and Mr. Bloomberg are considered “independent” directors within the meaning of the rules of the New York Stock Exchange for listed companies.

DESCRIPTION OF OTHER INDEBTEDNESS

New Senior Secured Asset-Based Revolving Credit Facility

We summarize below the principal terms of the agreements that govern our new senior secured asset-based revolving credit facility. This summary is not a complete description of all the terms of such agreements.

General

In connection with the initial offering of the outstanding notes, we entered into a new senior secured asset-based revolving credit facility, or new ABL Facility, with Bank of America, N.A., and Bank of America Securities LLC Credit Suisse Securities (USA) LLC as joint lead arrangers and Bank of America Securities LLC, Credit Suisse Securities LLC and Goldman Sachs Credit Partners, L.P., as joint bookrunners, and a syndicate of financial institutions and institutional lenders. Set forth below are the terms of our new ABL Facility.

Our new ABL Facility will provide for revolving credit financing of up to $350.0 million, with a maturity of five years. There are limitations on our ability to incur the full $350.0 million of commitments under the new ABL Facility. Availability is limited to the lesser of the borrowing base and $350.0 million, and the covenants under the 8 1/2% senior subordinated notes do not currently allow us to incur up to the full $350.0 million.

The borrowing base at any time will equal the sum (subject to certain reserves and other adjustments) of:

•	85% of the net amount of eligible accounts receivable;

•	85% of the net orderly liquidation value of eligible inventory; and

•	available cash subject to certain limitations as specified in the new ABL Facility.

Our new ABL Facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swingline loans. A portion of the revolving credit facility consists of a facility available to one or more Canadian subsidiaries of Nortek in United States or Canadian dollars.

All borrowings under our new ABL Facility will be subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties.

Interest rate and fees

Borrowings under our new ABL Facility will bear interest at a rate per annum equal to, at our option, either (a) a base rate determined by reference to the higher of (1) the prime rate of Bank of America, N.A. and (2) the federal funds effective rate plus 1/2 of 1% or (b) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, in each case plus an applicable margin. The initial applicable margin for borrowings under our new ABL Facility from the closing date through the first nine months following the closing date is 1.75% with respect to base rate borrowings and 2.75% with respect to LIBOR borrowings. The applicable margin for borrowings under our new ABL Facility is subject to step ups and step downs based on excess availability under that facility. Swingline loans will bear interest at a rate per annum equal to the base rate plus the applicable margin. In addition to paying interest on outstanding principal under our new ABL Facility, we are required to pay a commitment fee, in respect of the unutilized commitments thereunder which fee will be determined based on utilization of the new ABL Facility (increasing when utilization is low and decreasing when utilization is high). We must also pay customary letter of credit fees equal to the applicable margin on LIBOR loans and agency fees.

Mandatory repayments

If at any time the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under our new ABL Facility exceeds the lesser of (i) the commitment amount and (ii) the borrowing base, we will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. If the amount available under our new ABL Facility is less than 15% of the lesser of the commitment amount or the borrowing base or an event of default have occurred, we will be required to deposit cash from our material deposit accounts (including all concentration accounts) daily in a collection account maintained with the administrative agent under our new ABL Facility, which will be used to repay outstanding loans and cash collateralize letters of credit.

Voluntary repayment

We may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time without premium or penalty other than customary “breakage” costs with respect to LIBOR loans.

Amortization and final maturity

There is no scheduled amortization under our new ABL Facility. All outstanding loans under the facility are due and payable in full on the fifth anniversary of the closing date.

Guarantees and security

All obligations under our new ABL Facility are unconditionally guaranteed by substantially all existing and future, direct and indirect, wholly-owned domestic subsidiaries and in any event by all subsidiaries that guarantee the notes. All obligations under our new ABL Facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of our assets and the assets of the guarantors, including:

•	a first-priority security interest in personal property consisting of accounts receivable, inventory, cash (other than certain cash proceeds of the Notes Collateral) and proceeds and products of the foregoing and certain assets related thereto; and

•	a second-priority security interest in, and mortgages on, substantially all of our material owned real property and equipment and all assets that secure the notes on a first-priority basis.

The obligations of our Canadian subsidiaries that are borrowers of the Canadian sub-facility under the new ABL Facility will be secured by a first-priority security interest in personal property consisting of accounts receivable and inventory of certain Canadian subsidiaries.

Restrictive covenants and other matters

Our new ABL Facility requires that if excess availability is less than the greater of $40,000,000 and 12.5% of the borrowing base, we comply with a minimum fixed charge coverage ratio test. In addition, our new ABL Facility includes negative covenants that will, subject to significant exceptions, limit our ability and the ability of subsidiaries to, among other things:

•	incur, assume or permit to exist additional indebtedness or guarantees;

•	incur liens and engage in sale leaseback transactions;

•	make investments and loans;

•	pay dividends, make payments or redeem or repurchase capital stock;

•	engage in mergers, acquisitions and asset sales;

•	prepay, redeem or purchase certain indebtedness including the notes;

•	amend or otherwise alter terms of certain indebtedness, including the notes, and certain material agreements;

•	enter into agreements limiting subsidiary distributions;

•	engage in certain transactions with affiliates; and

•	alter the business that we conduct.

Our new ABL Facility contains certain customary representations and warranties, affirmative covenants and events of default, including among other things payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting our new ABL Facility to be in full force and effect, and change of control. If such an event of default occurs, the lenders under our new ABL Facility would be entitled to take various actions, including the acceleration of amounts due under our new ABL Facility and all actions permitted to be taken by a secured creditor.

Existing Senior Subordinated Notes

As of June 28, 2008, Nortek had outstanding $625.0 million aggregate principal amount of its 8 1/2% senior subordinated notes due 2014 and $10.0 million of aggregate principal amount of its 9 7/8% senior subordinated notes due 2011.

The indenture governing the 8 1/2% senior subordinated notes due 2014 provides that if a change in control of Nortek occurs, Nortek must give holders of such notes the opportunity to sell to Nortek their notes at 101% of the principal amount thereof, plus accrued and unpaid interest. In addition, such indenture provides that if Nortek or any of its subsidiaries engages in asset sales, or sales of the stock of subsidiaries, outside the ordinary course of business, the net cash proceeds from such sales must generally be invested in Nortek’s business within a period of time, used to pay down certain indebtedness or used to make an offer to purchase a principal amount of such notes equal to the excess net cash proceeds of such sale at a purchase price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest.

DESCRIPTION OF THE EXCHANGE NOTES

Nortek, Inc. issued the outstanding notes, and will issue the exchange notes, pursuant to an indenture (the “Indenture”) dated as of May 20, 2008 among Nortek, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). Any outstanding notes that remain outstanding after the completion of the exchange offer, together with the exchange notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture. We refer to the outstanding notes and exchange notes collectively in this section as the “Notes.”

The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. You may request a copy of the Indenture by following the procedures outlined under the caption “Where You Can Find More Information.”

You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the Indenture. In this description, the word “issuer” refers only to Nortek, Inc. and not to any of its subsidiaries.

Brief Description of the Notes and the Note Guarantees

The Notes are:

•	senior obligations of the issuer;

•	pari passu in right of payment with any existing and future senior Indebtedness of the issuer;

•	secured on a first-priority lien basis by the Notes Collateral and on a second-priority lien basis by the ABL Collateral, in each case subject to certain liens permitted under the Indenture;

•	effectively subordinated to the Credit Agreement to the extent of the value of the ABL Collateral;

•	guaranteed on a senior secured basis by the Guarantors; and

•	subject to registration with the SEC pursuant to the Registration Rights Agreement.

The Note Guarantees:

The Notes are, guaranteed by all of the current and certain future Domestic Subsidiaries of the issuer, other than a Receivables Subsidiary or any Immaterial Subsidiary. See “— Additional Note Guarantees and Security for the Notes”. None of the issuer’s Subsidiaries organized outside of the United States will guarantee the Notes.

Each Note Guarantee:

•	is a senior obligation of the Guarantor;

•	is pari passu in right of payment with any existing and future senior Indebtedness of the Guarantor;

•	is secured on a first-priority basis by the Notes Collateral owned by such Guarantor and on a second-priority basis by the ABL Collateral owned by such Guarantor (in each case subject to certain liens permitted under the Indenture);

•	is effectively subordinated to the Guarantee of such Guarantor under the Credit Agreement to the extent of the value of the ABL Collateral owned by such Guarantor; and

•	is subject to registration with the SEC pursuant to the Registration Rights Agreement.

As of the date of the Indenture, all of the issuer’s subsidiaries will be “Restricted Subsidiaries”. However, none of the issuer’s Foreign Restricted Subsidiaries will guarantee the Notes. See “Risk Factors — Risks

Related to the Exchange Offer — Claims of noteholder will be structurally subordinated to claims of creditors of certain of our subsidiaries that will not guarantee the Notes”. In addition, under the circumstances described below under the subheading “— Certain covenants — Designation of Restricted and Unrestricted Subsidiaries”, the issuer will be permitted to designate certain of its subsidiaries as “Unrestricted Subsidiaries”. The issuer’s Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. The issuer’s Unrestricted Subsidiaries will not guarantee the Notes.

Principal, Maturity and Interest

The Indenture provides for the issuance by the issuer of Notes initially in an aggregate principal amount of $750.0 million. The issuer may issue additional notes (the “Additional Notes”) from time to time after this offering. Any offering of Additional Notes is subject to the covenant described below under the caption “— Certain covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”. The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Holders of Additional Notes will share equally and ratably in the Collateral. The issuer will issue Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on December 1, 2013.

Interest on the Notes accrues at the rate of 10% per annum and will be payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 2008. The issuer will make each interest payment to the Holders of record on the immediately preceding May 15 and November 15.

Interest on the Notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Paying Agent and Registrar for the Notes

The Trustee is currently acting as Paying Agent and Registrar. The issuer may change the Paying Agent or Registrar without prior notice to the Holders, and the issuer or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The issuer is not required to transfer or exchange any Note selected for redemption.

Also, the issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes.

Ranking

The Indebtedness evidenced by the Notes and the Note Guarantees will be senior Indebtedness of the issuer or the applicable Guarantor, as the case may be, will rank pari passu in right of payment with all existing and future senior Indebtedness of the issuer and the Guarantors, as the case may be, and will be secured by the Collateral, which Collateral will be shared on an equal and ratable basis with any Other Pari Passu Lien Obligations incurred thereafter. Indebtedness under the Credit Agreement also will be secured by the Collateral. The Indebtedness under the Credit Agreement and any other Lenders Debt incurred in the future will have first priority with respect to the ABL Collateral but will be junior in ranking with respect to the Notes Collateral. Such security interests are described under “— Security for the Notes.” The Indebtedness evidenced by the Notes and the Note Guarantees will be senior in right of payment to all existing and future Subordinated Indebtedness of the issuer and the Guarantors, as the case may be.

As of June 28, 2008 the issuer and its Subsidiaries had $125.6 million aggregate principal amount of senior Indebtedness (excluding the Notes and the Note Guarantees) outstanding (excluding unused commitments).

A significant portion of the operations of the issuer are conducted through its Subsidiaries. Unless the Subsidiary is a Guarantor, claims of creditors on such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the issuer, including the Holders of the Notes. The Notes, therefore, will be effectively subordinated to holders of Indebtedness and other creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the issuer that are not Guarantors. Although the Indenture will limit the incurrence of Indebtedness by and the issuance of Disqualified Stock and preferred stock of certain of the issuer’s Subsidiaries, such limitation is subject to a number of significant qualifications. See “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.”

Although the Indenture contains limitations on the amount of additional Pari Passu Indebtedness and additional Secured Indebtedness that the issuer and its Restricted Subsidiaries may Incur, under certain circumstances the amount of such Pari Passu Indebtedness and Secured Indebtedness could be substantial. See “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” and “Certain Covenants — Liens”.

Note Guarantees

The Guarantors jointly and severally guarantee on a senior secured basis the issuer’s obligations under the Indenture and the Notes. The obligations of each Guarantor under its Note Guarantee is limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk factors — Risks Related to the Exchange Offer — Federal and state statutes allow courts, under specific circumstances, to void the notes, guarantees and security interests and may require holders of the notes to return payments received from us”.

The Indenture provides that a Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the issuer or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger is a corporation, partnership or limited liability company, organized or existing under (i) the laws of the United States, any state thereof or the District of Columbia or (ii) the laws of the same jurisdiction as that Guarantor and, in each case, assumes all the obligations of that Guarantor under the Indenture, its Note Guarantee, the Security Documents, Intercreditor Agreement and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee; or

(b) such sale or other disposition complies with the “Asset Sale” provisions of the Indenture, including the application of the Net Proceeds therefrom.

The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the issuer or a Restricted Subsidiary of the issuer, if the sale or other disposition of all or substantially all of the assets of that Guarantor complies with the “Asset Sale” provisions of the Indenture, including the application of the Net Proceeds therefrom; provided, however, that such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of the issuer or any Restricted Subsidiary of the issuer;

(2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) the issuer or a Restricted Subsidiary of the issuer, if the sale of all such Capital Stock of that Guarantor complies with the “Asset Sale” provisions of the Indenture, including the application of the Net Proceeds therefrom; provided, however, that such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of the issuer or any Restricted Subsidiary of the issuer;

(3) if the issuer properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary;

(4) in connection with any sale of Capital Stock of a Guarantor to a Person that results in the Guarantor no longer being a Subsidiary of the issuer, if the sale of such Capital Stock of that Guarantor complies with the “Asset Sale” provisions of the Indenture, including the application of the Net Proceeds therefrom;

(5) if the issuer exercises its legal defeasance option or its covenant defeasance option as described under “— Legal Defeasance and Covenant Defeasance” or if its obligations under the Indenture are discharged in accordance with the terms of the Indenture; or

(6) upon the release or discharge of all Guarantees by such Guarantor which would have required such Guarantor to guarantee the Notes pursuant to the covenant described under “— Certain covenants — Limitations on Issuances of Guarantees of Indebtedness” (including, without limitation, the Credit Agreement).

Security for the Notes

The Notes and the Note Guarantees have the benefit of the Collateral, which consists of (i) the Notes Collateral as to which the Holders of the Notes and holders of certain Other Pari Passu Lien Obligations have a first-priority security interest (subject to Permitted Collateral Liens) and the Bank Lenders and certain other holders of Lenders Debt have a second-priority security interest and (ii) the ABL Collateral as to which the Bank Lenders and certain other holders of Lenders Debt have a first-priority security interest and the holders of the Notes and holders of certain Other Pari Passu Lien Obligations have a second-priority security interest (subject to Permitted Liens).

The issuer and the Guarantors will be able to Incur additional Indebtedness in the future which could share in the Collateral. The amount of all such additional Indebtedness will be limited by the covenants disclosed under “— Certain Covenants — Liens” and “— Incurrence of Indebtedness and Issuances of Preferred Stock.” Under certain circumstances the amount of such additional Secured Indebtedness could be significant.

Notes Collateral

The Notes Collateral is pledged as collateral to the Notes Collateral Agent for the benefit of the Trustee, the Notes Collateral Agent and the Holders of the Notes. The Notes and Note Guarantees is secured by first-priority security interests in the Notes Collateral, subject to Permitted Collateral Liens. The Notes Collateral consists of: (i) all of the Capital Stock held by the issuer or any Guarantor of any Domestic Subsidiary or any Material Foreign Subsidiary (which, in the case of any first-tier Material Foreign Subsidiary, will be limited to 100% of the non-voting stock (if any) and 66% of the voting stock of such first-tier Material Foreign Subsidiary) and (ii) substantially all of the other tangible and intangible assets of the issuer and the Guarantors, other than the ABL Collateral, Excluded Assets and subject to the limitations and exclusions described in the next paragraph and “— Limitations on Stock Collateral”.

In addition to the limitations described below under “— Limitations on Stock Collateral”, the Notes Collateral do not include (i) the ABL Collateral, (ii) the Excluded Assets and (iii) those assets as to which the Notes Collateral Agent reasonably determines that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby.

Initially, subject to Permitted Liens, only the Notes have the benefit of the first-priority security interest in the Notes Collateral. No other Indebtedness incurred by the issuer may share in the first-priority security interest in the Notes Collateral other than any Additional Notes and certain Indebtedness constituting Other Pari Passu Lien Obligations.

The issuer initially granted a second-priority lien on and security interest in the Notes Collateral for the benefit of the Lenders Debt, which initially consists of the loans outstanding under the Credit Agreement made by the Bank Lenders, obligations with respect to letters of credit issued under the Credit Agreement, certain hedging and cash management obligations incurred with the Bank Lenders or their affiliates and any other obligations under the Credit Agreement. Any additional Indebtedness that is incurred by the issuer in compliance with the terms of the Indenture may also be given a lien on and security interest in the Notes Collateral that ranks junior to the lien of the Notes in the Notes Collateral. Except as provided in the Intercreditor Agreement, holders of such junior liens will not be able to take any enforcement action with respect to the Notes Collateral so long as any Notes are outstanding.

ABL Collateral

The Notes are also secured by a second-priority lien on and security interest in the ABL Collateral (subject to Permitted Liens). The ABL Collateral consists of all accounts receivable, inventory, cash (other than certain cash proceeds of the Notes Collateral) and proceeds and products of the foregoing and certain assets related thereto, in each case held by the issuer and the Guarantors. Generally, the Notes second-priority lien on and security interest in the ABL Collateral will be terminated and automatically released if the lien on such ABL Collateral in favor of the Lenders Debt is released.

From and after the Issue Date, the issuer or any Guarantor may grant an additional lien on any property or asset that constitutes ABL Collateral in order to secure any obligation permitted to be incurred pursuant to the Indenture. Any such additional lien may be a first-priority lien that is senior to the lien securing the Notes or may be a second-priority lien that will rank pari passu with the second priority lien securing the Notes or a lien that will rank junior to the second-priority lien securing the Notes.

Limitations on Stock Collateral

The Capital Stock and other securities of a Subsidiary of the issuer that are owned by the issuer or any Guarantor will constitute Notes Collateral only to the extent that such Capital Stock and other securities can secure the Notes without Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the Commission (or any other governmental agency). In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the Commission to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the Commission (or any other governmental agency) of separate financial statements of any Subsidiary (other than the issuer) due to the fact that such Subsidiary’s Capital Stock and other securities secure the Notes, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed not to be part of the Notes Collateral (but only to the extent necessary to not be subject to such requirement). In such event, the Security Documents may be amended or modified, without the consent of any Holder of Notes, to the extent necessary to release the first-priority security interests in the shares of Capital Stock and other securities that are so deemed to no longer constitute part of the Notes Collateral.

In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the Commission to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Stock and other securities to secure the Notes in excess of the amount then pledged without the filing with the Commission (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed to be a part of the Notes Collateral (but only to the extent necessary to not be subject to any such financial statement requirement). In such event, the Security

Documents may be amended or modified, without the consent of any holder of Notes, to the extent necessary to subject to the Liens under the Security Documents such additional Capital Stock and other securities.

In accordance with the limitations set forth in the two immediately preceding paragraphs, the Notes Collateral will include shares of Capital Stock of Subsidiaries of the issuer only to the extent that the applicable value of such Capital Stock (on a Subsidiary-by-Subsidiary basis) is less than 20% of the aggregate principal amount of the Notes outstanding. Following the Issue Date, however, the portion of the Capital Stock of Subsidiaries constituting Notes Collateral may decrease or increase as described above.

Security Documents and Certain Related Intercreditor Provisions

The issuer, the Guarantors, the Notes Collateral Agent and the Trustee entered into one or more Security Documents creating and establishing the terms of the security interests that secure the Notes and the Note Guarantees. These security interests secure the payment and performance when due of all of the obligations of the issuer and the Guarantors under the Notes, the Indenture, the Note Guarantees and the Security Documents, as provided in the Security Documents. The issuer and the Guarantors will use their commercially reasonable efforts to complete all filings and other similar actions required in connection with the perfection of such security interests as soon as reasonably practicable after the Issue Date. U.S. Bank National Association will be appointed, pursuant to the Indenture, as the Notes Collateral Agent. The Trustee, Notes Collateral Agent and each Holder and each other holder of, or obligee in respect of, any Obligations in respect of the Notes outstanding at such time are referred to collectively as the “Noteholder Secured Parties”.

Intercreditor Agreement

On the Issue Date, the issuer, the Guarantors, the Trustee, the Notes Collateral Agent and the Bank Collateral Agent entered into the Intercreditor Agreement. Although the Holders of the Notes are not party to the Intercreditor Agreement, by their acceptance of the Notes they will agree to be bound thereby. Pursuant to the terms of the Intercreditor Agreement, the Notes Collateral Agent will determine the time and method by which the security interests in the Notes Collateral will be enforced and the Bank Collateral Agent will determine the time and method by which the security interests in the ABL Collateral will be enforced.

The aggregate amount of the obligations secured by the ABL Collateral may, subject to the limitations set forth in the Indenture, be increased. A portion of the obligations secured by the ABL Collateral consists or may consist of Indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed and such obligations may, subject to the limitations set forth in the Indenture, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the subordination of the liens held by the Holders or the provisions of the Intercreditor Agreement defining the relative rights of the parties thereto. The lien priorities provided for in the Intercreditor Agreement shall not be altered or otherwise affected by any amendment, modification, supplement, extension, increase, replacement, renewal, restatement or refinancing of either the obligations secured by the ABL Collateral or the obligations secured by the Notes Collateral, by the release of any Collateral or of any guarantees securing any secured obligations or by any action that any representative or secured party may take or fail to take in respect of any Collateral.

No Action With Respect to the ABL Collateral

The Intercreditor Agreement provides that none of the Noteholder Secured Parties may commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interest in or realize upon, or take any other action available to it in respect of, the ABL Collateral under any Security Document, applicable law or otherwise, at any time when the ABL Collateral is subject to any first-priority security interest and any Lenders Debt secured by such ABL Collateral remains outstanding or any commitment to extend credit that would constitute such Lenders Debt remains in effect. Only the Bank Collateral Agent shall be entitled to take any such actions or exercise any such remedies. Notwithstanding the foregoing, the Notes Collateral Agent may, but shall have no obligation to, take all such actions it deems necessary to perfect or continue the perfection of the Holders’ second-priority security interest in the ABL Collateral. The Bank Collateral Agent will be subject to similar restrictions with respect to its ability to enforce the second-priority security interest in the Notes Collateral held by holders of Lenders Debt.

No Duties of Bank Collateral Agent

The Intercreditor Agreement provides that neither the Bank Collateral Agent nor any holder of any Lenders Debt secured by any ABL Collateral will have any duties or other obligations to any Noteholder Secured Party with respect to the ABL Collateral, other than to transfer to the Trustee any proceeds of any such ABL Collateral in which the Notes Collateral Agent continues to hold a security interest remaining following any sale, transfer or other disposition of such ABL Collateral (in each case, unless the Holders’ lien on all such ABL Collateral is terminated and released prior to or concurrently with such sale, transfer, disposition, payment or satisfaction), the payment and satisfaction in full of such Lenders Debt and the termination of any commitment to extend credit that would constitute such Lenders Debt, or, if the Bank Collateral Agent is in possession of all or any part of such ABL Collateral after such payment and satisfaction in full and termination, such ABL Collateral or any part thereof remaining, in each case without representation or warranty on the part of the Bank Collateral Agent or any such holder of Lenders Debt. In addition, the Intercreditor Agreement provides that, until the Lenders Debt secured by any ABL Collateral shall have been paid and satisfied in full and any commitment to extend credit that would constitute Lenders Debt secured thereby shall have been terminated, the Bank Collateral Agent will be entitled, for the benefit of the holders of such Lenders Debt, to sell, transfer or otherwise dispose of or deal with such ABL Collateral without regard to any second-priority security interest therein or any rights to which any Noteholder Secured Party would otherwise be entitled as a result of such second-priority security interest. Without limiting the foregoing, the Trustee and the Notes Collateral Agent have agreed in the Intercreditor Agreement and each Holder of the Notes will agree by its acceptance of the Notes that neither the Bank Collateral Agent nor any holder of any Lenders Debt secured by any ABL Collateral will have any duty or obligation first to marshal or realize upon the ABL Collateral, or to sell, dispose of or otherwise liquidate all or any portion of the ABL Collateral, in any manner that would maximize the return to the Noteholder Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Noteholder Secured Parties from such realization, sale, disposition or liquidation. The Intercreditor Agreement will have similar provisions regarding the duties owed to the Bank Collateral Agent and the holders of any Lenders Debt by the Noteholder Secured Parties with respect to the Notes Collateral.

The Intercreditor Agreement additionally provides that the Notes Collateral Agent and the Trustee will waive, and each Holder of the Notes will waive by its acceptance of the Notes, any claim that may be had against the Bank Collateral Agent or any holder of any Lenders Debt arising out of (i) any actions which the Bank Collateral Agent or such holder of Lenders Debt take or omit to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Lenders Debt from any account debtor, guarantor or any other party) or the valuation, use, protection or release of any security for such Lenders Debt, (ii) any election by the Bank Collateral Agent or such holder of Lenders Debt, in any proceeding instituted under Title 11 of the United States Code of the application of Section 1111(b) of Title 11 of the United States Code or (iii) any borrowing of, or grant of a security interest or administrative expense priority under Section 364 of Title 11 of the United States Code to, the issuer or any of its subsidiaries as debtor-in-possession. The Bank Collateral Agent and holders of Lenders Debt will agree to waive similar claims with respect to the actions of any of the Noteholder Secured Parties.

No Interference; Payment Over; Reinstatement

The Trustee and the Notes Collateral Agent have agreed in the Intercreditor Agreement and each Holder of the Notes will agree by its acceptance of the Notes that:

•	it will not take or cause to be taken any action the purpose or effect of which is, or could be, to make any Lien that the Holders of the Notes have on the ABL Collateral pari passu with, or to give the Trustee or the Holders of the Notes any preference or priority relative to, any Lien that the holders of any Lenders Debt secured by any ABL Collateral have with respect to such ABL Collateral;

•	it will not challenge or question in any proceeding the validity or enforceability of any first-priority security interest in the ABL Collateral, the validity, attachment, perfection or priority of any lien held by the holders of any Lenders Debt secured by any ABL Collateral, or the validity or enforceability of the priorities, rights or duties established by or other provisions of the Intercreditor Agreement;

•	it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the ABL Collateral by the Bank Collateral Agent or the holders of any Lenders Debt secured by such ABL Collateral;

•	it will have no right to (A) direct the Bank Collateral Agent or any holder of any Lenders Debt secured by any ABL Collateral to exercise any right, remedy or power with respect to such ABL Collateral or (B) consent to the exercise by the Bank Collateral Agent or any holder of any Lenders Debt secured by the ABL Collateral of any right, remedy or power with respect to such ABL Collateral;

•	it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Bank Collateral Agent or any holder of any Lenders Debt secured by any ABL Collateral seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and neither the Bank Collateral Agent nor any holders of under any Lenders Debt secured by any ABL Collateral will be liable for, any action taken or omitted to be taken by the Bank Collateral Agent or such lenders with respect to such ABL Collateral;

•	it will not seek, and will waive any right, to have any ABL Collateral or any part thereof marshaled upon any foreclosure or other disposition of such ABL Collateral; and

•	it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of the Intercreditor Agreement.

The Bank Collateral Agent and the holders of Lenders Debt have agreed to similar limitations with respect to their rights in the Notes Collateral and their ability to bring a suit against the Notes Collateral Agent or the Holders of the Notes.

The Trustee and the Notes Collateral Agent have agreed in the Intercreditor Agreement and each Holder of the Notes will agree by its acceptance of the Notes that if it obtains possession of the ABL Collateral or realizes any proceeds or payment in respect of the ABL Collateral, pursuant to any Security Document or by the exercise of any rights available to it under applicable law or in any bankruptcy, insolvency or similar proceeding or through any other exercise of remedies, at any time when any Lenders Debt secured or intended to be secured by such ABL Collateral remains outstanding or any commitment to extend credit that would constitute Lenders Debt secured or intended to be secured by such ABL Collateral remains in effect, then it will hold such ABL Collateral, proceeds or payment in trust for the Bank Collateral Agent and the holders of any Lenders Debt secured by such ABL Collateral and transfer such ABL Collateral, proceeds or payment, as the case may be, to the Bank Collateral Agent. The Trustee, the Notes Collateral Agent and each Holder of the Notes further agree that if, at any time, all or part of any payment with respect to any Lenders Debt secured by any ABL Collateral previously made shall be rescinded for any reason whatsoever, it will promptly pay over to the Bank Collateral Agent any payment received by it in respect of any such ABL Collateral and shall promptly turn any such ABL Collateral then held by it over to the Bank Collateral Agent, and the provisions set forth in the Intercreditor Agreement will be reinstated as if such payment had not been made, until the payment and satisfaction in full of such Lenders Debt. The Bank Collateral Agent and the holders of

Lenders Debt will be subject to similar limitations with respect to the Notes Collateral and any proceeds or payments in respect of any Notes Collateral.

Entry Upon Premises by Bank Collateral Agent and Holders of Lenders Debt

The Intercreditor Agreement provides that if the Bank Collateral Agent takes any enforcement action with respect to the ABL Collateral, the Noteholder Secured Parties (i) will cooperate with the Bank Collateral Agent in its efforts to enforce its security interest in the ABL Collateral and to finish any work-in-process and assemble the ABL Collateral, (ii) will not hinder or restrict in any respect the Bank Collateral Agent from enforcing its security interest in the ABL Collateral or from finishing any work-in-process or assembling the ABL Collateral, and (iii) will, subject to the rights of any landlords under real estate leases, permit the Bank Collateral Agent, its employees, agents, advisers and representatives, at the sole cost and expense of the Bank Collateral Agent and the holders of Lenders Debt, to enter upon and use the Notes Collateral (including (x) equipment, processors, computers and other machinery related to the storage or processing of records, documents or files and (y) intellectual property), for a period not to exceed 180 days after the taking of such enforcement action, for purposes of (A) assembling and storing the ABL Collateral and completing the processing of and turning into finished goods of any ABL Collateral consisting of work-in-process, (B) selling any or all of the ABL Collateral located on such Notes Collateral, whether in bulk, in lots or to customers in the ordinary course of business or otherwise, (C) removing any or all of the ABL Collateral located on such Notes Collateral, or (D) taking reasonable actions to protect, secure, and otherwise enforce the rights of the Bank Collateral Agent and the holders of Lenders Debt in and to the ABL Collateral; provided, however, that nothing contained in the Intercreditor Agreement will restrict the rights of the Trustee or the Notes Collateral Agent from selling, assigning or otherwise transferring any Notes Collateral prior to the expiration of such 180-day period if the purchaser, assignee or transferee thereof agrees to be bound by the provisions of the Intercreditor Agreement. If any stay or other order prohibiting the exercise of remedies with respect to the ABL Collateral has been entered by a court of competent jurisdiction, such 180-day period shall be tolled during the pendency of any such stay or other order. If the Bank Collateral Agent conducts a public auction or private sale of the ABL Collateral at any of the real property included within the Notes Collateral, the Bank Collateral Agent shall provide the Notes Collateral Agent with reasonable notice and use reasonable efforts to hold such auction or sale in a manner which would not unduly disrupt the Notes Collateral Agent’s use of such real property.

During the period of actual occupation, use or control by the Bank Collateral Agent or the holders of Lenders Debt or their agents or representatives of any Notes Collateral, the Bank Collateral Agent and the holders of Lenders Debt will (i) be responsible for the ordinary course third-party expenses related thereto, including costs with respect to heat, light, electricity, water and real property taxes with respect to that portion of any premises so used or occupied, and (ii) be obligated to repair at their expense any physical damage to such Notes Collateral or other assets or property resulting from such occupancy, use or control, and to leave such Notes Collateral or other assets or property in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted. The Bank Collateral Agent and the holders of Lenders Debt agree to pay, indemnify and hold the Trustee and the Notes Collateral Agent harmless from and against any third-party liability resulting from the gross negligence or willful misconduct of the Bank Collateral Agent or any of its agents, representatives or invitees in its or their operation of such facilities. In the event, and only in the event, that in connection with its use of some or all of the premises constituting Notes Collateral, the Bank Collateral Agent requires the services of any employees of the issuer or any of its Subsidiaries, the Bank Collateral Agent shall pay directly to any such employees the appropriate, allocated wages of such employees, if any, during the time periods that the Bank Collateral Agent requires their services. Notwithstanding the foregoing, in no event shall the Bank Collateral Agent or the holders of Lenders Debt have any liability to the Noteholder Secured Parties pursuant to the Intercreditor Agreement as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Notes Collateral existing prior to the date of the exercise by the Bank Collateral Agent or the holders of Lenders Debt of their rights under the Intercreditor Agreement and the Bank Collateral Agent and the holders of Lenders Debt will not have any duty or liability to maintain the Notes Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by them, or for any diminution in the value of the Notes Collateral that results solely from ordinary wear and tear resulting from the use of the Notes Collateral by such persons in the manner and for the time periods specified under the Intercreditor Agreement. Without limiting the rights granted in under the Intercreditor Agreement, the Bank Collateral Agent and the holders of Lenders Debt will cooperate with the Noteholder Secured Parties in connection with any efforts made by the Noteholder Secured Parties to sell the Notes Collateral.

Agreements With Respect to Bankruptcy or Insolvency Proceedings

If the issuer or any of its subsidiaries becomes subject to a case under the U.S. Bankruptcy Code and, as debtor(s)-in-possession, moves for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the U.S. Bankruptcy Code or the use of cash collateral with the consent of the DIP Lenders under Section 363 of the U.S. Bankruptcy Code, the Trustee and the Notes Collateral Agent have agreed in the Intercreditor Agreement and each Holder will agree by its acceptance of the Notes that it will raise no objection to any such financing or to the Liens on the ABL Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes ABL Collateral, unless the Bank Collateral Agent or the holders of any Lenders Debt secured by such ABL Collateral oppose or object to such DIP Financing or such DIP Financing Liens or use of such cash collateral (and, to the extent that such DIP Financing Liens are senior to, or rank pari passu with, the Liens of such Lenders Debt in such ABL Collateral, the Trustee and the Notes Collateral Agent will, for themselves and on behalf of the Holders of the Notes, subordinate the liens of the Noteholder Secured Parties in such ABL Collateral to the liens of the Lenders Debt in such ABL Collateral and the DIP Financing Liens), so long as the Noteholder Secured Parties retain liens on all the Notes Collateral, including proceeds thereof arising after the commencement of such proceeding, with the same priority as existed prior to the commencement of the case under the U.S. Bankruptcy Code. The Bank Collateral Agent and the holders of Lenders Debt will agree to similar provisions with respect to any DIP Financing.

The Trustee and the Noteholder Collateral Agent have agreed in the Intercreditor Agreement and each Holder of the Notes will agree by its acceptance of the Notes that it will not object to or oppose a sale or other disposition of any ABL Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if the Bank Collateral Agent and the holders of Lenders Debt shall have consented to such sale or disposition of such ABL Collateral. The Bank Collateral Agent and the holders of Lenders Debt will agree to similar limitations with respect to their right to object to a sale of Notes Collateral.

Insurance

Unless and until written notice by the Bank Collateral Agent to the Trustee that the obligations under the Credit Agreement have been paid in full and all commitments to extend credit under the Credit Agreement shall have been terminated, as between the Bank Collateral Agent, on the one hand, and the Trustee and Notes Collateral Agent, as the case may be, on the other hand, only the Bank Collateral Agent will have the right (subject to the rights of the Grantors under the security documents related to the Credit Agreement and the Indenture and the Security Documents) to adjust or settle any insurance policy or claim covering or constituting ABL Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the ABL Collateral. Unless and until written notice by the Trustee to the Bank Collateral Agent that the obligations under the Indenture and the Notes have been paid in full, as between the Bank Collateral Agent, on the one hand, and the Trustee and the Notes Collateral Agent, as the case may be, on the other hand, only the Notes Collateral Agent will have the right (subject to the rights of the Grantors under the security documents related to the Credit Agreement and the Indenture and the Security Documents) to adjust or settle any insurance policy covering or constituting Notes Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding solely affecting the Notes Collateral. To the extent that an insured loss covers or constitutes both ABL Collateral and Notes Collateral, then the Bank Collateral Agent and the Notes Collateral Agent will work jointly and in good faith to collect, adjust or settle (subject to the rights of the Grantors under the security documents related to the Credit Agreement and the Indenture and the Security Documents) under the relevant insurance policy.

Refinancings of the Credit Agreement and the Notes

The obligations under the Credit Agreement and the obligations under the Indenture and the Notes may be refinanced or replaced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under the Credit Agreement or any security document related thereto and the Indenture and the Security Documents) of the Bank Collateral Agent or any holder of Lenders Debt or any Noteholder Secured Party, all without affecting the Lien priorities provided for in the Intercreditor Agreement; provided, however, that the holders of any such refinancing or replacement indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of the Intercreditor Agreement pursuant to such documents or agreements (including amendments or supplements to the Intercreditor Agreement) as the Bank Collateral Agent or the Notes Collateral Agent, as the case may be, shall reasonably request and in form and substance reasonably acceptable to the Bank Collateral Agent or the Notes Collateral Agent, as the case may be.

In connection with any refinancing or replacement contemplated by the foregoing paragraph, the Intercreditor Agreement may be amended at the request and sole expense of the issuer, and without the consent of either the Bank Collateral Agent or the Notes Collateral Agent, (a) to add parties (or any authorized agent or trustee therefor) providing any such refinancing or replacement indebtedness, (b) to establish that Liens on any Notes Collateral securing such refinancing or replacement Indebtedness shall have the same priority as the Liens on any Notes Collateral securing the Indebtedness being refinanced or replaced and (c) to establish that the Liens on any ABL Collateral securing such refinancing or replacement indebtedness shall have the same priority as the Liens on any ABL Collateral securing the Indebtedness being refinanced or replaced, all on the terms provided for herein immediately prior to such refinancing or replacement.

Use of Proceeds of ABL Collateral

After the satisfaction of all obligations under any Lenders Debt secured by ABL Collateral and the termination of all commitments to extend credit that would constitute Lenders Debt secured or intended to be secured by any ABL Collateral, the Trustee, in accordance with the terms of the Intercreditor Agreement, the Indenture and the Security Documents, will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration, including any amounts owed to the Trustee in its capacity as Trustee or Notes Collateral Agent) of the ABL Collateral received by it under the Security Documents for the ratable benefit of the Holders of the Notes and any remaining Other Pari Passu Lien Obligations.

Subject to the terms of the Security Documents, the issuer and the Guarantors will have the right to remain in possession and retain exclusive control of the Collateral securing the Notes (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the Notes Collateral Agent or the Bank Collateral Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

See “Risk Factors — Risk Factors Related to the Exchange Notes — Bankruptcy laws may limit the ability of holder of the notes to realize value from the collateral”.

Release of Collateral

The issuer and the Guarantors will be entitled to the releases of property and other assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

•	to enable the disposition of such property or assets to the extent not prohibited under the covenant described under “— Certain Covenants — Asset Sales”;

•	in the case of a Guarantor that is released from its Note Guarantee, the release of the property and assets of such Guarantor; or

•	as described under “— Amendment, Supplement and Waiver” below.

The second-priority lien on the ABL Collateral securing the Notes will terminate and be released automatically if the first-priority liens on the ABL Collateral are released by the Bank Collateral Agent (unless, at the time of such release of such first-priority liens, an Event of Default shall have occurred and be continuing under the Indenture). Notwithstanding the existence of an Event of Default, the second-priority lien on the ABL Collateral securing the Notes shall also terminate and be released automatically to the extent the first-priority liens on the ABL Collateral are released by the Bank Collateral Agent in connection with a sale, transfer or disposition of ABL Collateral that is either not prohibited under the Indenture or occurs in connection with the foreclosure of, or other exercise of remedies with respect to, such ABL Collateral by the Bank Collateral Agent (except with respect to any proceeds of such sale, transfer or disposition that remain after satisfaction in full of the Lenders Debt). The liens on the Collateral securing the Notes, that otherwise would have been released pursuant to the first sentence of this paragraph but for the occurrence and continuation of an Event of Default, will be released when such Event of Default and all other Events of Default under the Indenture cease to exist.

The security interests in all Collateral securing the Notes also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the Notes and all other obligations under the Indenture, the Note Guarantees under the Indenture and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “— Legal Defeasance and Covenant Defeasance” or a discharge of the Indenture as described under “— Satisfaction and Discharge”.

Compliance with Trust Indenture Act

The Indenture provides that the issuer will comply with the provisions of TIA § 314 to the extent applicable. To the extent applicable, the issuer will cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities subject to the Lien of the Security Documents, to be complied with. Any certificate or opinion required by TIA § 314(d) may be made by an officer or legal counsel, as applicable, of the issuer except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, the issuer will not be required to comply with all or any portion of TIA § 314(d) if it determines, in good faith based on the written advice of counsel, a copy of which written advice shall be provided to the Trustee, that under the terms of TIA § 314(d) or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including “no action” letters or exemptive orders, all or any portion of TIA § 314(d) is inapplicable to any release or series of releases of Collateral.

Optional Redemption

Not more than once in any twelve-month period, the issuer may redeem Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price of 103% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date; provided that the aggregate principal amount of Notes redeemed in aggregate pursuant to this paragraph does not exceed $75.0 million.

At any time prior to June 1, 2011, the issuer may on any one or more occasions redeem, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, up to 35% of the aggregate principal amount of Notes issued under the Indenture (calculated after giving effect to any issuance of Additional Notes) at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the net cash proceeds of one or more Designated Offerings of the issuer (or of any Parent to the extent such proceeds are contributed to the equity capital of the issuer, other than in the form of Disqualified Stock); provided that:

(1) at least 65% of the aggregate principal amount of Notes issued under the Indenture (calculated after giving effect to any issuance of Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the issuer and its Subsidiaries); and

(2) the redemption must occur within 90 days of the date of the closing of such Designated Offering.

Except pursuant to the preceding two paragraphs, the Notes will not be redeemable at the issuer’s option prior to June 1, 2011. The issuer is not prohibited, however, from acquiring the Notes by means other than a redemption, whether pursuant to an issuer tender offer, open market transactions or otherwise, assuming such acquisition does not otherwise violate the terms of the Indenture.

On or after June 1, 2011, the issuer may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below:

Year	Percentage

2011	105.0%
2012	102.5%
2013	100.0%

The issuer may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not so listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption.

On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Repurchase at the Option of Holders

The issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the issuer may be required to offer to purchase Notes as described under the captions “— Repurchase at the Option of Holders — Change of Control” and “— Certain Covenants-Asset Sales”.

Change of Control

If a Change of Control occurs, each Holder of Notes will have the right to require the issuer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, thereon, to the date of purchase. Within 30 days following any Change of Control, the issuer will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, the issuer will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the issuer.

The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Credit Agreement will, and other Indebtedness agreements may, provide that certain change of control events with respect to the issuer would constitute a default under such agreements. Such defaults could result in amounts outstanding under the Credit Agreement and such other Indebtedness being declared due and payable. The issuer’s ability to pay cash to the Holders following the occurrence of a Change of Control may be limited by its then existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The provisions described above that require the issuer to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. Notes repurchased pursuant to a Change of Control Offer will be retired and cancelled.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the issuer and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the issuer to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the Indenture relating to the issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Certain Covenants

The Indenture contains covenants including, among others, the following:

Asset Sales

(a) The issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale of any Notes Collateral unless:

(1) the issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) in the case of Asset Sales involving consideration in excess of $10 million, such fair market value is determined by the issuer’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee; and

(3) at least 75% of the consideration therefor received by the issuer or such Restricted Subsidiary is in the form of cash, Cash Equivalents or a combination thereof.

(4) to the extent that any assets received by the issuer and its Restricted Subsidiaries in such Asset Sale constitute securities or may be used or useful in a Permitted Business, such assets are concurrently with their acquisition added to the Notes Collateral securing the Notes, other than Excluded Assets and subject to the limitations and exclusions described under “— Limitations on Stock Collateral”; and

(5) Net Proceeds from such Asset Sale is paid directly by the purchaser thereof to the Notes Collateral Agent to be held in trust in an Asset Sale Proceeds Account for application in accordance with this covenant.

Notwithstanding the foregoing provisions of the above paragraph, the issuer and Restricted Subsidiaries will not be required to cause any Excess (as defined below) to be held in an Asset Sale Proceeds Account in accordance with clause (5) of the above paragraph except to the extent the aggregate Excess from all Asset Sales of Notes Collateral which are not held in an Asset Sale Proceeds Account, or have not been previously applied in accordance with the provisions of the following paragraphs relating to the application of Excess from Asset Sales of Notes Collateral, exceeds $20.0 million.

Within 365 days after the Note Collateral Agent’s receipt of the Net Proceeds from an Asset Sale of any Notes Collateral, the excess (the “Excess”) of (x) any such Net Proceeds over (y) the amount of cash applied by the issuer and any Guarantor during the 6 months prior to the date of any such Asset Sale to make Asset Sale Investments (provided that such amounts shall not include (a) amounts previously used to so offset other

Net Proceeds or (b) Asset Sale Investments made with cash from the Asset Sale of Notes Collateral) shall be used by the issuer or such Restricted Subsidiary at its option to do any one or more of the following:

(1) acquire assets or make capital expenditures, that, in either case, are used or useful in a Permitted Business (provided, however, that if such acquisition is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the issuer or, if such Person is a Restricted Subsidiary of the issuer (other than a Wholly Owned Subsidiary), in an increase in the percentage ownership of such Person by the issuer or any Restricted Subsidiary of the issuer) (an “Asset Sale Investment”); provided, however, that to the extent that the assets acquired by the issuer and its Restricted Subsidiaries in such Asset Sale Investment may be used or useful in a Permitted Business, such assets are concurrently with their acquisition added to the Notes Collateral securing the Notes; or

(2) make one or more offers to the Holders of the Notes (and, at the option of the issuer, the holders of Other Pari Passu Lien Obligations) to purchase Notes (and such Other Pari Passu Lien Obligations) pursuant to and subject to the conditions contained in the Indenture (each, a “Notes Collateral Asset Sale Offer”); provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (2), the issuer or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of the above paragraph, the issuer and Restricted Subsidiaries will not be required to apply any Excess in accordance with the above paragraph until the aggregate Excess from all Asset Sales of Notes Collateral which are not applied in accordance with the above paragraph exceeds $20.0 million.

The issuer will commence a Notes Collateral Asset Sale Offer with respect to the Excess from any Asset Sale of Notes Collateral not later than 10 business days after the later of (x) the 365th day after such Asset Sale of Notes Collateral to the extent such Excess has not been used in accordance with paragraph (1) or (2) above and (y) the date that the Excess from Asset Sales of Notes Collateral not applied in accordance with this covenant exceeds $20.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. After the issuer or any Restricted Subsidiary has applied the Excess from any Asset Sale of any Notes Collateral as provided in, and within the time periods required by, this paragraph (a), the balance of such Excess, if any, from such Asset Sale of any Notes Collateral shall be released by the Notes Collateral Agent to the issuer or such Restricted Subsidiary for use by the issuer or such Restricted Subsidiary for any purpose not prohibited by the terms of the Indenture and shall cease to constitute Excess of Asset Sales of Notes Collateral subject to the provisions of this covenant.

(b) The issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale (other than an Asset Sale of Notes Collateral) unless:

(1) the issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) in the case of Asset Sales involving consideration in excess of $10 million, such fair market value is determined by the issuer’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee; and

(3) at least 75% of the consideration therefor received by the issuer or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination thereof.

Within 365 days after the issuer’s or Restricted Subsidiary of the issuer’s receipt of the Net Proceeds from such Asset Sale, the issuer or such Restricted Subsidiary may at its option do any one or more of the following:

(1) permanently reduce any Indebtedness secured by a Permitted Lien (including the Credit Facilities) or any Indebtedness of a Restricted Subsidiary that is not a Guarantor (and, in the case of revolving obligations, to correspondingly reduce commitments with respect thereto) or any Pari Passu Indebtedness, in each case other than Indebtedness owed to the issuer or an Affiliate of the issuer; provided, however, that if the issuer or any Guarantor shall so reduce any Pari Passu Indebtedness, the issuer will equally and ratably reduce Indebtedness under the Notes by making an offer to all Holders of Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of the Notes, such offer to be conducted in accordance with the procedures set forth below for an Asset Sale Offer but without any further limitation in amount; or

(2) make an Asset Sale Investment.

Pending the final application of any such Net Proceeds, the issuer or such Restricted Subsidiary of the issuer may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents. The Indenture will provide that any Net Proceeds from any Asset Sale (other than an Asset Sale of Notes Collateral) that are not applied as provided and within the 365-day time period set forth in the preceding paragraph will be deemed to constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds $20.0 million, the issuer shall make an offer to all Holders of Notes (and, at the option of the issuer, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and principal amount or accreted value, as applicable, of such Pari Passu Indebtedness), that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The issuer will commence an Asset Sale Offer with respect to Excess Proceeds not later than ten business days after the date that Excess Proceeds exceed $20.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the issuer may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes (and such Pari Passu Indebtedness) to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds which served as the basis for such Asset Sale Offer shall be reduced to zero.

The issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

If more Notes (and any Other Pari Passu Lien Obligations) are tendered pursuant to a Notes Collateral Asset Sale Offer than the issuer is required to purchase, the principal amount of the Notes (and such Other Pari Passu Lien Obligations) to be purchased will be determined pro rata based on the principal amounts so tendered and the selection of the actual Notes for purchase will be made by the Trustee on a pro rata basis to the extent practicable; provided, however, that no Notes (or any Other Pari Passu Lien Obligations) of $1,000 or less shall be purchased in part. If more Notes (and Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the issuer is required to purchase, the principal amount of the Notes (and Pari Passu Indebtedness) to be purchased will be determined pro rata based on the principal amounts so tendered and the selection of the actual Notes for purchase will be made by the Trustee on a pro rata basis to the extent practicable; provided, however, that no Notes (or Pari Passu Indebtedness) of $1,000 or less shall be purchased in part.

Notices of a Notes Collateral Asset Sale Offer or an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each Holder of Notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

A new Note in principal amount equal to the unpurchased portion of any Note purchased in part will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the purchase date, unless the issuer defaults in payment of the purchase price, interest shall cease to accrue on Notes or portions thereof purchased.

For purposes of this provision, each of the following shall be deemed to be cash:

(1) any liabilities (as shown on the issuer’s or such Restricted Subsidiary’s most recent balance sheet) of the issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets and, in the case of liabilities other than Non-Recourse Debt, where the issuer and all Restricted Subsidiaries are released from any further liability in connection therewith;

(2) any securities, notes or other obligations received by the issuer or any such Restricted Subsidiary from such transferee that are converted by the issuer or such Restricted Subsidiary into cash within 180 days thereafter (to the extent of the cash received in that conversion); and

(3) any Designated Noncash Consideration received by the issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Board of Directors of the issuer), taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $50.0 million or (y) 5.0% of Consolidated Tangible Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value).

Notwithstanding the preceding, any liabilities of the issuer or any Restricted Subsidiary that are not assumed by the transferee of such assets in respect of which the issuer and all Restricted Subsidiaries are not released from any future liabilities in connection therewith shall not be considered consideration.

This covenant contains a number of substantial qualifications and exceptions. See the definition of “Asset Sale” under “— Certain Definitions” and “Risk Factors — Risks Related to the Exchange Notes and our other Indebtedness — The collateral may not be valuable enough to satisfy all the obligations secured by such collateral”.

Restricted Payments

The issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the issuer or any of its Restricted Subsidiaries), other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the issuer or to the issuer or a Restricted Subsidiary of the issuer;

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the issuer) any Equity Interests of the issuer or any Parent;

(3) make any payment of principal or premium on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated to the Notes or the Note Guarantees prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment (other than (A) from the issuer or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of such subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2) the issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the issuer and its Restricted Subsidiaries after the date of the 8 1/2% Notes Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (10), (11), (13), (14) and (15) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the issuer for the period (taken as one accounting period) beginning on the date of the 8 1/2% Notes Indenture and ending on the date of the issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (provided, that, if the amount of Consolidated Net Income as so calculated divided by the number of full fiscal quarters in such period exceeds $5.25 million, then such amount shall equal (i) 50% of the product of $5.25 million multiplied by the number of full fiscal quarters in such period plus (ii) 75% of the amount in excess of the product of $5.25 million multiplied by the number of full fiscal quarters in such period) (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net proceeds (including the fair market value of property) received by the issuer subsequent to the date of the 8 1/2% Notes Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the issuer (other than Excluded Contributions or net proceeds from the issue and sale of Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the issuer that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the issuer); plus

(c) an amount equal to the net reduction in Restricted Investments by the issuer and its Restricted Subsidiaries, subsequent to the date of the 8 1/2% Notes Indenture, resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances or other transfers of assets, in each case to the issuer or any such Restricted Subsidiary from any such Investment, or from the net cash proceeds from the sale of any such Investment, or from a redesignation of an Unrestricted Subsidiary to a Restricted Subsidiary, but only if and to the extent such amounts are not included in the calculation of Consolidated Net Income and not to exceed in the case of any Investment the amount of the Restricted Investment previously made by the issuer or any Restricted Subsidiary in such Person or Unrestricted Subsidiary; provided that 50% (or, if subclause (a)(ii) of this clause (3) is applicable to the period in which such amounts are received, 75%) of amounts in excess of the amount of the Investment previously made may be added to the amounts otherwise available under this clause (c) to make Restricted Investments pursuant to this clause (3).

The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the issuer or any Restricted Subsidiary or of any Equity Interests of the issuer or any Parent in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the issuer) of, Equity Interests of the issuer other than Disqualified Stock (and any distribution, loan or advance of such net cash proceeds to any Parent for such purpose) or out of contributions to the equity capital of the issuer (other than Disqualified Stock); provided that the amount of any such net proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

(3) the repayment, defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the issuer or any Restricted Subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary of the issuer to the holders of any series or class of its common Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the issuer and any distribution, loan or advance to any Parent for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of any Parent, in each case held by any former or current employees, officers, directors or consultants of the issuer or any of its Restricted Subsidiaries or their respective estates, spouses, former spouses or family members under any management equity plan or stock option or other management or employee benefit plan upon the death, disability or termination of employment of such Persons, in an amount not to exceed $7.5 million in any calendar year; provided, that such amount in any calendar year may be increased by an amount not to exceed (i) the net cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the issuer (or any Parent to the extent such net cash proceeds are contributed to the common equity of the issuer) to employees, officers, directors or consultants of the issuer and its Restricted Subsidiaries that occurs after the date of the 8 1/2% Notes Indenture (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments pursuant to clause (2) above or previously applied to the payment of Restricted Payments pursuant to this clause (5)) plus (ii) the cash proceeds of key man life insurance policies received by the issuer and its Restricted Subsidiaries after the date of the 8 1/2% Notes Indenture less any amounts previously applied to the payment of Restricted Payments pursuant to this clause (5); provided further that cancellation of Indebtedness owing to the issuer from employees, officers, directors and consultants of the issuer or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the issuer from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the Indenture to the extent that the proceeds received from the sale of such Equity Interests were excluded from clause 3(b) of the preceding paragraph; provided further that the net cash proceeds from such sales of Equity Interests described in clause (i) of this clause (5) shall be excluded from clause 3(b) of the preceding paragraph to the extent such proceeds have been or are applied to the payment of Restricted Payments pursuant to this clause (5);

(6) the payment of dividends or other distributions or the making of loans or advances to any Parent in amounts required for any Parent to pay franchise taxes and other fees required to maintain its existence and provide for all other operating costs of any Parent to the extent attributable to the ownership or operation of the issuer and its Restricted Subsidiaries, including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services provided by third parties and other costs and expenses including all costs and expenses with respect to filings with the SEC plus any indemnification claims made by directors or officers of any Parent attributable to the ownership or operation of the issuer and its Restricted Subsidiaries;

(7) the payment of dividends or other distributions by the issuer to any Parent in amounts required to pay the tax obligations of any Parent attributable to the issuer and its Subsidiaries determined as if the issuer and its Subsidiaries had filed a separate consolidated, combined or unitary return for the relevant taxing jurisdiction; provided that any refunds received by any Parent attributable to the issuer or any of its Subsidiaries shall promptly be returned by any Parent to the issuer through a contribution to the common equity of, or the purchase of common stock (other than Disqualified Stock) of the issuer from, the issuer; and provided further that the amount of any such contribution or purchase shall be excluded from clause (3)(b) of the preceding paragraph;

(8) repurchases of Capital Stock deemed to occur upon the cashless exercise of stock options and warrants;

(9) other Restricted Payments not otherwise permitted pursuant to this covenant in an aggregate amount not to exceed $50.0 million;

(10) the declaration and payment of dividends and distributions to holders of any class or series of Disqualified Stock of the issuer or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(11) Investments that are made with Excluded Contributions;

(12) following the first Public Equity Offering of the issuer or any Parent after the date of the Indenture, the payment of dividends on the issuer’s common stock (and, in the case of a Public Equity Offering of any Parent, solely for the purpose of paying dividends on such Parent’s common stock) in an amount not to exceed 6% per annum of the gross proceeds of such Public Equity Offering received by or contributed to the common equity capital of, the issuer (other than any such gross proceeds constituting Excluded Contributions);

(13) upon the occurrence of a Change of Control or Asset Sale and within 60 days after completion of the offer to repurchase Notes pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Change of Control” and “— Asset sales” (including the purchase of all Notes tendered), any purchase or redemption of Indebtedness of the issuer subordinated to the Notes that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control or Asset Sale, at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest);

(14) the payment of dividends or other distributions by the issuer to any Parent in amounts required for any Parent to pay any expenses incurred in connection with unconsummated offerings of debt securities or Equity Interests of any Parent; and

(15) the payment of dividends or other distributions by the issuer to any Parent in an aggregate amount equal to any reduction in taxes realized by the issuer and its Restricted Subsidiaries in the form of refunds or deductions realized in connection with or otherwise resulting from the 2004 Transactions;

provided, however, that in the case of clauses (2), (3), (5), (9), (10), (12), (13), (14) and (15) above, no Default or Event of Default has occurred and is continuing.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the issuer or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall, if the fair market value thereof exceeds $10.0 million, be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $25.0 million. If any fairness opinion or appraisal is required by the Indenture in connection with any Restricted Payments, the issuer shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of such fairness opinion or appraisal.

Notwithstanding the foregoing provisions of this covenant, neither the issuer nor its Restricted Subsidiaries may make a Restricted Payment (including the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the issuer or any distribution, loan or advance to any Parent) for the purposes, directly or indirectly, of funding the repurchase, redemption or other acquisition or retirement for value of, or payment of dividends or distribution on, any Equity Interests of, or making any Investment in the holder of any Equity Interests in, any Parent, in each case by means of utilization of the cumulative Restricted Payment credit provided by the first paragraph of this covenant, or the exceptions provided by clauses (1), (9) or (15) of the second paragraph of this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

The issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the issuer will not issue any Disqualified Stock and the issuer will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or preferred stock; provided, however, that the issuer and the Guarantors may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and the Guarantors may issue preferred stock, if the Fixed Charge Coverage Ratio for the issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) (a) the incurrence by the issuer or any Guarantor of Indebtedness under Credit Facilities (and the incurrence by the Guarantors of Guarantees thereof) in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the issuer and the Guarantors thereunder) not to exceed the sum of (x) $300.0 million plus (y) the aggregate principal amount of the Notes purchased, redeemed, or otherwise acquired or retired for value by the issuer after the Issue Date through the date of such incurrence and (b) the incurrence by the issuer or any Guarantor of additional Indebtedness under Credit Facilities (and the incurrence by the Guarantors of Guarantees thereof) in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the issuer and the Guarantors thereunder) not to exceed the amount, if any, by which (x) the amount of the Borrowing Base as of the date of such incurrence exceeds (y) the aggregate amount of Indebtedness permitted to be incurred pursuant to the immediately preceding clause (a) as of the date of such incurrence, less, in the case of clause (a), the aggregate amount of all Net Proceeds of Asset Sales applied by the issuer or any Guarantor to repay any Indebtedness under Credit Facilities (and, in the case of any revolving credit Indebtedness under a Credit Facility, to effect a corresponding commitment reduction thereunder) pursuant to the covenant described above under the caption “— Certain Covenants — Asset Sales” and, in the case of each of clauses (a) and (b), less amounts outstanding under any Qualified Receivables Transactions;

(2) the incurrence by the issuer or any Guarantor of the Existing Indebtedness;

(3) the incurrence by the issuer and its Restricted Subsidiaries of Indebtedness represented by the Notes to be issued on the date of the Indenture and the related Note Guarantees, the Exchange Notes and the related Note Guarantees to be issued pursuant to the Registration Rights Agreement; and any exchange notes issued by the issuer in exchange for Additional Notes, if any, issued in compliance with the Indenture and pursuant to a registered exchange offer and the related Note Guarantees.

(4) the incurrence by the issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price, or cost of construction or improvement, of property (real or personal), plant or equipment used in the business of the issuer or any of its Restricted

Subsidiaries in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed, at any time outstanding, the greater of (x) $30.0 million or (y) 3% of Consolidated Tangible Assets of the issuer;

(5) the incurrence by the issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that is permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (15), or (16) of this paragraph;

(6) the incurrence by the issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the issuer and any of its Restricted Subsidiaries; provided, however, that:

(a) if the issuer or any Guarantor is the obligor on such Indebtedness, and such Indebtedness is owed to a Restricted Subsidiary that is not a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes, in the case of the issuer, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the issuer or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the issuer or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by the issuer or any of its Restricted Subsidiaries of Hedging Obligations that are incurred in the ordinary course of business for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(8) the guarantee by the issuer or any Restricted Subsidiary of Indebtedness of the issuer or a Restricted Subsidiary of the issuer that was permitted to be incurred by another provision of this covenant; provided that, in the case of a guarantee of any Restricted Subsidiary that is not a Guarantor, such Restricted Subsidiary complies with the covenant described below under the caption “Limitations on Issuances of Guarantees of Indebtedness”;

(9) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the issuer as accrued;

(10) the incurrence by the issuer’s Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the issuer that was not permitted by this clause (10);

(11) the incurrence by the issuer or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims or self-insurance; provided, however, that, upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(12) the incurrence by the issuer or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the issuer or such Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of the issuer or a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that:

(a) such Indebtedness is not reflected on the balance sheet of the issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on that balance sheet for purposes of this clause (a)); and

(b) the maximum assumable liability in respect of that Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of those noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the issuer and/or that Restricted Subsidiary in connection with that disposition;

(13) the issuance of Disqualified Stock or preferred stock by any of the issuer’s Restricted Subsidiaries issued to the issuer or another Restricted Subsidiary; provided that (i) any subsequent issuance or transfer of any Equity Securities that results in such Disqualified Stock or preferred stock being held by a Person other than the issuer or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such shares of Disqualified Stock or preferred stock to a Person that is not either the issuer or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an issuance of such shares of Disqualified Stock or preferred stock that was not permitted by this clause (13);

(14) the incurrence by the issuer or any of its Restricted Subsidiaries of obligations in respect of performance and surety bonds and completion guarantees provided by the issuer or such Restricted Subsidiary in the ordinary course of business;

(15) the incurrence by the issuer or any Guarantor of Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (15), not to exceed $75.0 million;

(16) the incurrence by the Foreign Restricted Subsidiaries of the issuer of Indebtedness in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Restricted Subsidiaries thereunder), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (16), not to exceed $50.0 million;

(17) the incurrence of any Indebtedness by a Receivables Subsidiary that is not recourse to the issuer or any other Restricted Subsidiary of the issuer (other than Standard Securitization Undertakings) incurred in connection with a Qualified Receivables Transaction; provided, that, the aggregate amount of Indebtedness under this clause (17), when aggregated with all Indebtedness outstanding under clause (1), shall not exceed the maximum amount permitted under clause (1);

(18) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

(19) the incurrence by the issuer of Indebtedness to effect the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the issuer or any Parent, in each case held by any former or current employees, officers, directors or consultants of the issuer or any of its Restricted Subsidiaries or their respective estates, spouses, former spouses or family members under any management equity plan or stock option or other management or employee benefit plan upon the death, disability or termination of employment of such Persons, in an aggregate amount at any one time outstanding not to exceed the maximum amount of such acquisitions pursuant to clause (5) of the covenant described under the caption “— Restricted Payments”;

(20) the incurrence of Indebtedness of the issuer or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Credit Agreement in a principal amount not in excess of the stated amount of such letter of credit; and

(21) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (21) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the issuer will be permitted to classify such item of Indebtedness on the date of its incurrence, and from time to time may reclassify, in any manner that complies with this covenant at such time. Indebtedness under the Credit Agreement on the date of the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

Liens

The issuer will not, and will not permit any of the issuer’s Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien (the “Initial Lien”) of any kind upon any of their property or assets, now owned or hereafter acquired, except:

(1) in the case of the Notes Collateral, any Initial Lien if (i) such Initial Lien expressly ranks junior to the first-priority security interest intended to be created in favor of the Notes Collateral Agent for the benefit of the Trustee and the Holders of the Notes pursuant to the Security Documents; provided, however, that the terms of such junior interest will be no more favorable to the beneficiaries thereof than the terms contained in the Intercreditor Agreement; or (ii) such Initial Lien is a Permitted Collateral Lien;

(2) in the case of the ABL Collateral, any Initial Lien if (i) the Notes are equally and ratably secured on a second priority basis by such ABL Collateral until such time as such Initial Lien is released or (ii) such Initial Lien is a Permitted Lien; and

(3) in the case of any other asset or property, any Initial Lien if (i) the Notes are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Indebtedness) the obligations secured by such Initial Lien or (ii) such Initial Lien is a Permitted Lien.

Any Lien created for the benefit of the Holders of the Notes pursuant to clause (2) or (3) of the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien which release and discharge in the case of any sale of any such asset or property shall not affect any Lien that the Notes Collateral Agent may have on the proceeds from such sale.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the issuer or any of its Restricted Subsidiaries or pay any indebtedness owed to the issuer or any of its Restricted Subsidiaries;

(2) make loans or advances to the issuer or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the issuer or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) Existing Indebtedness and the Credit Agreement;

(2) the Indenture, the Notes and the Note Guarantees or by other Indebtedness of the issuer or of a Guarantor which is pari passu in right of payment with the Notes or Note Guarantees, as applicable, incurred under an indenture pursuant to the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that the encumbrances and restrictions are no more restrictive, taken as a whole, than those contained in the Indenture;

(3) applicable law or regulation;

(4) any agreements or instruments governing Indebtedness or Capital Stock of a Person acquired by the issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred or issued, as the case may be, in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5) customary non-assignment provisions in leases, licenses and other agreements entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(7) an agreement entered into for the sale or disposition of Capital Stock or assets of a Restricted Subsidiary or an agreement entered into for the sale of specified assets or the granting of an option to purchase specified assets (in either case, so long as such encumbrance or restriction, by its terms, terminates on the earlier of the termination of such agreement or the consummation of such agreement and so long as such restriction applies only to the Capital Stock or assets to be sold);

(8) Permitted Refinancing Indebtedness, provided that the encumbrances and restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Permitted Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

(10) customary limitations on the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(11) any Purchase Money Note, or other Indebtedness or contractual requirements of a Receivables Subsidiary in connection with a Qualified Securitization Transaction; provided that such restrictions only apply to such Receivables Subsidiary;

(12) cash or other deposits or net worth imposed by customers or agreements entered into in the ordinary course of business;

(13) customary provisions in joint venture agreements;

(14) Indebtedness of a Foreign Restricted Subsidiary permitted to be incurred under the Indenture; and

(15) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the agreements, contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the issuer’s board of directors, not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than the dividend or other payment restrictions contained in the contracts, agreements, instruments or obligations referred to in clauses (1) through (14) above prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; provided further, however, that with respect to contracts, agreements, instruments or obligations existing on the Issue Date, any such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings contain, in the good faith judgment of the issuer’s board of directors, dividend and other payment restrictions that are not materially more restrictive, taken as a whole, than such restrictions contained in such contracts, instruments or obligations as in effect on the Issue Date.

Merger, Consolidation or Sale of Assets

The issuer will not, directly or indirectly, consolidate or merge with or into another Person (whether or not the issuer is the surviving corporation), and the issuer will not sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person (including by way of consolidation or merger), unless:

(1) either: (a) the issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the issuer) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia; provided that, in the case such Person is a limited liability company or a partnership, such Person will form a Wholly Owned Subsidiary that is a corporation and cause such Subsidiary to become a co-issuer of the Notes;

(2) the Person formed by or surviving any such consolidation or merger (if other than the issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the issuer, as the case may be, under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction and any related financing transactions, no Default or Event of Default exists; and

(4) the issuer or the Person formed by or surviving any such consolidation or merger (if other than the issuer), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”, or if not, the Fixed Charge Coverage Ratio on such basis is higher than the Fixed Charge Coverage Ratio immediately prior to such transactions.

Notwithstanding clauses (3) and (4) of the preceding paragraph, the issuer may merge or consolidate with a Restricted Subsidiary incorporated solely for the purposes of organizing the issuer in another jurisdiction. The Indenture will also provide for similar provisions relating to any consolidation, merger or sale, assignment, transfer, conveyance or disposal of all or substantially all of the properties or assets of a Guarantor, excluding clause (4) above.

In addition, neither the issuer nor any Restricted Subsidiary may, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the issuer and any of its Restricted Subsidiaries that are Guarantors.

Transactions with Affiliates

The issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate involving aggregate consideration in excess of $5.0 million on or after the Issue Date (each, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the issuer or such Restricted Subsidiary with an unrelated Person; and

(2) the issuer delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the issuer or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing (an “Independent Financial Advisor”).

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any consulting or employment agreement or arrangement entered into by the issuer or any of its Restricted Subsidiaries approved by a majority of the disinterested members of the Board of Directors of the issuer;

(2) transactions (i) between or among the issuer and/or the Guarantors, (ii) between or among Restricted Subsidiaries that are not Guarantors; and (iii) between or among the issuer and the Guarantors, on the one hand, and Restricted Subsidiaries that are not Guarantors, on the other hand, in the ordinary course of business;

(3) payment of reasonable directors fees to directors of the issuer and any Parent and the provision of customary indemnities to directors, officers employees or consultants of the issuer, and any Parent or any Restricted Subsidiary;

(4) issuances and sales of Equity Interests (other than Disqualified Stock) to Affiliates of the issuer;

(5) any tax sharing agreement or arrangement and payments pursuant thereto among the issuer and its Subsidiaries and any other Person with which the issuer or its Subsidiaries is required or permitted to file a consolidated, combined or unitary tax return or with which the issuer or any of its Restricted Subsidiaries is or could be part of a consolidated, combined or unitary group for tax purposes in amounts not otherwise prohibited by the Indenture;

(6) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “— Restricted Payments” or any Permitted Investment;

(7) the payment (directly or through any Parent) of annual management, consulting, monitoring and advising fees and related expenses to the Equity Sponsor and its respective Affiliates pursuant to management agreements as described in the issuer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

(8) payments by the issuer or any of its Restricted Subsidiaries to the Equity Sponsor and its Affiliates for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of the issuer in good faith, provided that the maximum aggregate amount of any such fees in any 12-month period shall not exceed 1.25% of the aggregate transaction value (including enterprise value in connection with acquisitions or divestitures) (or portion thereof) in respect of which such services are rendered (excluding, in any case, commitment or similar fees for providing financing);

(9) loans to employees that are approved in good faith by a majority of the Board of Directors of the issuer in an amount not to exceed $5.0 million outstanding at any time and advances and expense reimbursements to employees in the ordinary course of business;

(10) agreements (and payments relating thereto) existing on May 10, 2008, as the same may be amended, modified or replaced from time to time, so long as any amendment, modification or replacement is not materially less favorable to the issuer and its Restricted Subsidiaries than the agreement in effect on May 10, 2008;

(11) transactions with a joint venture engaged in a Permitted Business; provided that all the outstanding ownership interests of such joint venture are owned only by the issuer, its Restricted Subsidiaries and Persons who are not Affiliates of the issuer;

(12) transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment;

(13) transactions with customers, clients, suppliers or purchasers or sellers of goods, in each case in the ordinary course of business; and

(14) transactions which have been approved by a majority of the disinterested members of the Board of Directors and with respect to which an Independent Financial Advisor has delivered an opinion as to the fairness to the issuer or such Restricted Subsidiary of such transaction from a financial point of view.

Additional Note Guarantees and Security for the Notes

If on or after the date of the Indenture the issuer or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary (other than a Receivables Subsidiary) that Guarantees any Indebtedness of the issuer or any Restricted Subsidiary, then that newly acquired or created Domestic Subsidiary (other than an Immaterial Subsidiary) must become a Guarantor and execute a supplemental indenture, supplemental intercreditor agreement, and applicable Security Documents and deliver an Opinion of Counsel to the Trustee within 20 Business Days of the date on which it was acquired or created. At the issuer’s option, the issuer may cause any Foreign Restricted Subsidiary to Guarantee and provide security for the Notes.

Each Guarantee by a Restricted Subsidiary may be released as described under “— Note Guarantees”.

Impairment of Security Interest

Subject to the rights of the holders of Permitted Liens, the issuer will not, and will not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee and the Holders of the Notes, subject to limited exceptions. The issuer shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the Holders of the Notes in any material respect, except as described above under “— Security for the Notes” or as permitted under “— Amendment, Supplement and Waiver”.

After-Acquired Property

Promptly following the acquisition by the issuer or any Guarantor of any After-Acquired Property (but subject to the limitations, if applicable, described under “— Security for the Notes — Notes Collateral” and “— Security for the Notes — Limitations on Stock Collateral”), the issuer or such Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Notes Collateral Agent a perfected security interest in such After-Acquired Property and to have such After-Acquired Property added to the Notes Collateral or the ABL Collateral, as applicable, and thereupon all provisions of the Indenture relating to the Notes Collateral or the ABL Collateral, as applicable, shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event shall there be any Unrestricted Subsidiaries on or immediately following the date of the Indenture. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the issuer and its Restricted Subsidiaries in the Subsidiary so designated (after giving effect to any sale of Equity Interests of such Subsidiary in connection with such designation) will be deemed to be an Investment made as of the time of such designation and will either reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “— Restricted Payments” or reduce the amount available for future Investments under one or more clauses of the definition of “Permitted Investments”. That designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Limitations on Issuances of Guarantees of Indebtedness

The issuer will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the issuer or any other Restricted Subsidiary (other than a Guarantee or pledge by a Foreign Restricted Subsidiary securing the payment of Indebtedness of another Foreign Restricted Subsidiary) unless either (1) such Restricted Subsidiary is a Guarantor or (2) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary’s Guarantee of or pledge to secure such other Indebtedness, along with supplements to the Intercreditor Agreement and applicable Security Documents.

Notwithstanding the preceding paragraph, any Note Guarantee will provide by its terms that it will be automatically and unconditionally released and discharged under the circumstances described above under the caption “— Note Guarantees”. The form of the Note Guarantee will be attached as an exhibit to the Indenture.

Business Activities

The issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except as would not be material to the issuer and its Restricted Subsidiaries, taken as a whole.

Payments for Consent

The issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the Commission, so long as any Notes are outstanding the issuer will furnish to the Trustee and Cede & Co., as the nominee of the DTC, on behalf of the Holders of Notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the issuer were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the issuer’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the issuer were required to file such reports;

provided, that if the issuer files such reports electronically with the Commission’s Electronic Data Gathering Analysis and Retrieval System (or any successor system) within such time periods, the issuer shall not be required under the Indenture to furnish such reports as specified above.

In addition, following the date by which the issuer is required to consummate the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the Commission, the issuer will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the issuer and the Guarantors have agreed that, for so long as any Notes (but not the Exchange Notes) remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In addition, if at any time any Parent becomes a Guarantor (there being no obligation of any Parent to do so), holds no material assets other than cash, Cash Equivalents and the Capital Stock of the issuer or any direct or indirect parent of the issuer (and performs only the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision), the reports, information and other documents required to be filed and furnished to holders of the Notes pursuant to this covenant may, at the option of the issuer, be filed by and be those of such Parent rather than the issuer.

Information Regarding Collateral

The issuer will furnish to the Notes Collateral Agent, with respect to the issuer or any Guarantor, prompt written notice of any change in such Person’s (i) corporate name, (ii) jurisdiction of organization or formation, (iii) identity or corporate structure or (iv) Federal Taxpayer Identification Number. The issuer will agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Notes Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The issuer also agrees promptly to notify the Notes Collateral Agent if any material portion of the Collateral is damaged or destroyed.

Each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year, the issuer shall deliver to the Trustee a certificate of a financial officer setting forth the information required pursuant to the perfection certificate required by the Indenture or confirming that there has been no change in such information since the date of the prior delivered perfection certificate.

Further Assurances

The issuer and Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Trustee may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents in the Collateral. In addition, from time to time, the issuer will reasonably promptly secure the obligations under the Indenture, Security Documents and Intercreditor Agreement by pledging or creating, or causing to be pledged or created, perfected security interests with respect to the Collateral. Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Trustee.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the Notes;

(2) default in payment when due of the principal of, or premium, if any, on the Notes;

(3) failure by the issuer or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control”, “— Certain Covenants — Asset sales” or “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(4) failure by the issuer or any of its Restricted Subsidiaries for 45 days after notice by the Trustee or by Holders of at least 25% in principal amount of the then outstanding Notes to comply with any of the other agreements in the Indenture, Security Documents or Intercreditor Agreement;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the issuer or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

(a) is caused by a failure to make any payment when due at the final maturity (after any applicable grace period) of such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(6) failure by the issuer or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $25.0 million (net of any amount covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days after such judgments have become final and non-appealable and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree that is not promptly stayed;

(7) except as permitted by the Indenture, any Note Guarantee of a Guarantor that is a Significant Subsidiary, or the Note Guarantees of any group of Guarantors that, taken together, would constitute a Significant Subsidiary, shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any such Guarantor or group of Guarantors, or any Person acting on behalf of any such Guarantor or group of Guarantors, shall deny or disaffirm its obligations under its Note Guarantee;

(8) any security interest purported to be created by any Security Document with respect to any Collateral, individually or in the aggregate, having a fair market value in excess of $50.0 million, shall cease to be, or shall be asserted by the issuer or any Guarantor not to be, a valid, perfected security interest in the securities, assets or properties covered thereby; except to the extent that any such loss of perfection or priority results from the failure of the Trustee to make filings, renewals and continuations (or other equivalent filings) which the issuer has indicated in the Perfection Certificate are required to be made or the failure of the Trustee to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents);

(9) the failure by the issuer or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the Security Documents or Intercreditor Agreement except for a failure that would not be material to the Holders of the Notes and would not materially affect the value of the Collateral taken as a whole (together with the defaults described in clauses (7) and (8)); and

(10) certain events of bankruptcy or insolvency with respect to the issuer or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together) would constitute a Significant Subsidiary), all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the issuer specifying the respective Event of Default.

Holders of the Notes may not enforce the Indenture, the Notes, the Security Documents or the Intercreditor Agreement except as provided in such documents. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Additional Interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Additional Interest on, or the principal of, the Notes.

The issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the issuer is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, member, partner, or stockholder of the issuer or any Subsidiary, or any Parent have any liability for any obligations of the issuer or the Guarantors under the Notes, the Indenture, the Note Guarantees, the Security Documents, the Intercreditor Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees and the Security Documents (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such Notes when such payments are due from the trust referred to below;

(2) the issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the issuer’s and the Guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the issuer may, at its option and at any time, elect to have the obligations of the issuer and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case, to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the issuer or any of its Subsidiaries is a party or by which the issuer or any of its Subsidiaries is bound;

(6) the issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the issuer with the intent of preferring the Holders of Notes over the other creditors of the issuer with the intent of defeating, hindering, delaying or defrauding creditors of the issuer or others; and

(7) the issuer must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the Notes, the Security Documents or the Intercreditor Agreement may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture, the Notes, the Security Documents or the Intercreditor Agreement may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the Stated Maturity of any Note or alter the provisions relating to the redemption price of any Note at any time;

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than U.S. dollars;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the Notes;

(7) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(8) make any change in the preceding amendment and waiver provisions;

(9) expressly subordinate such Note or any Note Guarantee to any other Indebtedness of the issuer or any Guarantor or make any other change in the ranking or priority of any Note that would adversely affect the Holders; or

(10) make any change in the Intercreditor Agreement or in the provisions of the Indenture or any Security Document dealing with the application of proceeds of the Collateral that would adversely affect the Holders.

In addition, the Intercreditor Agreement will provide that, subject to certain exceptions, any amendment, waiver or consent to any of the collateral documents securing the obligations under the Credit Agreement, to the extent applicable to the ABL Collateral, will also apply automatically to the comparable Security Documents with respect to the Holders’ interest in the ABL Collateral. The Intercreditor Agreement will have a similar provision regarding the effect of any amendment, waiver or consent to any of the Security Documents, to the extent applicable to the Notes Collateral, on the corresponding collateral documents with respect to any obligations under the Credit Agreement.

Notwithstanding the preceding, without the consent of any Holder of Notes, the issuer, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes, the Security Documents or the Intercreditor Agreement:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the issuer’s or any Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the issuer’s or such Guarantor’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect in any material respect the legal rights of any such Holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA;

(6) to provide for the issuance of Additional Notes in accordance with the Indenture;

(7) to add Guarantors with respect to the Notes or to secure the Notes;

(8) to add additional assets as Collateral;

(9) to release Collateral from the Lien or any Guarantor from its Guarantee, in each case pursuant to the Indenture, the Security Documents and the Intercreditor Agreement when permitted or required by the Indenture or the Security Documents;

(10) to comply with the rules of any applicable securities depositary;

(11) to provide for a successor trustee in accordance with the terms of the Indenture or to otherwise comply with any requirement of the Indenture; or

(12) to conform the text of the Indenture, the Notes, Security Documents or Intercreditor Agreement to any provision of this Description of the Notes to the extent that such provision was intended to be a verbatim recitation of the text of this Description of the Notes.

The Intercreditor Agreement may be amended from time to time with the consent of certain parties thereto. In addition, the Intercreditor Agreement may be amended from time to time at the sole request and expense of the issuer, and without the consent of either the Bank Collateral Agent or the Notes Collateral Agent,

(1) (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Other Pari Passu Lien Obligations that are incurred in compliance with the Credit Agreement, the Indenture and the Security Documents, (B) to establish that the Liens on any Notes Collateral securing such Other Pari Passu Lien Obligations shall be pari passu under the Intercreditor Agreement with the Liens on such Notes Collateral securing the Obligations under the Indenture and the Notes and senior to the Liens on such Notes Collateral securing any Obligations under the Credit Agreement, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment and (C) to establish that the Liens on any ABL Collateral securing such Other Pari Passu Lien Obligations shall be pari passu under the Intercreditor Agreement with the Liens on such ABL Collateral securing the Obligations under the Indenture and the Notes and junior and subordinated to the Liens on such ABL Collateral securing any obligations under the Credit Agreement, all on the terms provided for in the Intercreditor Agreement as in effect immediately prior to such amendment, and

(2) (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Indebtedness that is incurred in compliance with the Credit Agreement and the Indenture and the Security Documents, (B) to establish that the Liens on any ABL Collateral securing such Indebtedness shall be pari passu under the Intercreditor Agreement with the Liens on such ABL Collateral securing the obligations under the Credit Agreement and senior to the Liens on such ABL Collateral securing any obligations under the Indenture and the Notes, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment and (C) to establish that the Liens on any Notes Collateral securing such Indebtedness shall be pari passu under the Intercreditor Agreement with the Liens on such Notes Collateral securing the obligations under the Credit Agreement and junior and subordinated to the Liens on such Notes Collateral securing any obligations under the Indenture and the Notes, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment. Any such additional party and the Bank Collateral Agent, Trustee and Notes Collateral Agent shall be entitled to rely upon a certificate delivered by an officer of the issuer certifying that such Other Pari Passu Lien Obligations or Indebtedness, as the case may be, were issued or borrowed in compliance with the Credit Agreement and the Indenture and the Security Documents. Any amendment of the Intercreditor

Agreement that is proposed to be effected without the consent of the Bank Collateral Agent or the Notes Collateral Agent will be submitted to such Person for its review at least 5 business days prior to the proposed effectiveness of such amendment.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the issuer is required to mail to the respective Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

See also “Security for the Notes — Intercreditor Agreement — Refinancings of the Credit Agreement and the Notes”.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when the issuer or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture and, either:

(1) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the issuer) have been delivered to the Trustee for cancellation; or

(2) (a) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year, including as a result of a redemption notice properly given pursuant to the Indenture, and the issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption; (b) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the issuer or any Guarantor is a party or by which the issuer or any Guarantor is bound; and (c) the issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of the issuer or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days or apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such

Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

The Notes are being offered and sold to qualified institutional buyers in reliance on Rule 144A (“Rule 144A Notes”). Notes also may be offered and sold in offshore transactions in reliance on Regulation S (“Regulation S Notes”). Except as set forth below, Notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds.

Rule 144A Notes initially will be represented by one or more Notes in registered, global form without interest coupons (collectively, the “Rule 144A Global Notes”). Regulation S Notes initially will be represented by one or more Notes in registered, global form without interest coupons (collectively, the “Regulation S Global Notes” and, together with the Rule 144A Global Notes, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See “— Exchanges between Regulation S Notes and Rule 144A Notes”.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes”. Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Rule 144A Notes (including beneficial interests in the Rule 144A Global Notes) will be subject to certain restrictions on transfer and will bear a restrictive legend as described under “Notice to Investors”. Regulation S Notes will also bear the legend as described under “Notice to Investors”. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The issuer takes no responsibility for these operations and procedures and urges investors to contact the system or its participants directly to discuss these matters.

DTC has advised the issuer that DTC is a limited-purpose trust issuer created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the issuer that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Rule 144A Global Notes or in the Regulation S Global Notes may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC.

The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and Additional Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the issuer and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the issuer, the Trustee nor any agent of the issuer or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the issuer that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the issuer. Neither the issuer nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Notice to Investors”, transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the issuer that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the issuer nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies the issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the issuer fails to appoint a successor depositary; or

(2) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors”, unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See “Notice to investors”.

Same Day Settlement and Payment

The issuer will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The issuer will make all payments of principal, interest and premium and Additional Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Governing Law

The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“2004 Transactions” means (1) the purchase by THL Buildco, Inc. of all the outstanding Capital Stock of Nortek Holdings, (2) the merger of THL Buildco, Inc. with and into Nortek Holdings with Nortek Holdings continuing as the surviving corporation, and the subsequent merger of Nortek Holdings with and into the issuer, with the issuer continuing as the surviving corporation, (3) the tender offers to purchase for cash all of Nortek Holdings’ outstanding 10% senior discount notes due 2011, the issuer’s outstanding senior floating rate notes due 2010 and the issuer’s outstanding 9 7/8% senior subordinated notes due 2011, (4) the repurchase or rollover of management stock options and severance, transaction bonuses and change of control payments to management, and all related transactions.

“8 1/2% Notes Indenture” means the Indenture dated as of August 27, 2004 among THL Buildco, Inc., the guarantors from time to time party thereto and U.S. Bank National Association, relating to the 8 1/2% Senior Subordinated Notes due 2014.

“ABL Collateral” means any and all of the following assets and properties now owned or at any time hereafter acquired by the issuer or any Guarantor: (a) all Accounts (excluding the Asset Sales Proceeds Account); (b) all Inventory; (c) to the extent evidencing, governing, securing or otherwise related to the items referred to in the preceding clauses (a) and (b), all (i) General Intangibles, (ii) Chattel Paper, (iii) Instruments and (iv) Documents; (d) all Payment Intangibles (including corporate tax refunds), other than any Payment Intangibles that represent tax refunds in respect of or otherwise relate to real property, Fixtures or Equipment; (e) all indebtedness of Holdings or any of its subsidiaries that arises from cash advances made after the date hereof to enable the obligors thereon to acquire Inventory; (f) all collection accounts, deposit accounts and commodity accounts and any cash or other assets in any such accounts (other than the Asset Sales Proceeds Account and all cash, checks or other property held therein or credited thereto and any other identifiable cash proceeds in respect of Notes Collateral); (g) all books and records related to the foregoing; and (h) all Products and Proceeds and Supply Obligations of any and all of the foregoing in whatever form received, including proceeds of insurance policies related to Inventory of the issuer or any Guarantor and business interruption insurance and all collateral and guarantees given by another Person with respect to any of the foregoing; provided however that no Proceeds of Proceeds of the ABL Collateral will constitute ABL Collateral unless such Proceeds would otherwise constitute ABL Collateral. All capitalized terms used in this definition and not defined elsewhere herein have the meanings assigned to them in the Uniform Commercial Code.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“After-Acquired Property” means any property of the issuer or any Guarantor acquired after the Issue Date that secures the obligations under the Indenture, the Notes, the Security Documents and Other Pari Passu Lien Obligations.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control”, as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling”, “controlled by” and “under common control with” shall have correlative meanings.

“Asset Acquisition” means (a) an Investment by the issuer or any of its Restricted Subsidiaries in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the issuer, or shall be merged with or into the issuer or any Restricted Subsidiary of the issuer, or (b) the acquisition by the issuer or any Restricted Subsidiary of the issuer of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights of the issuer or any Restricted Subsidiary; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance or sale of Equity Interests in or by any of the issuer’s Restricted Subsidiaries (other than director’s qualifying shares or shares required by applicable law to be held by Persons other than the issuer or a Restricted Subsidiary).

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $5.0 million;

(2) a transfer of assets (i) between or among the issuer and Restricted Subsidiaries that are Guarantors or (ii) between or among Foreign Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary that is a Guarantor to the issuer or to another Restricted Subsidiary that is a Guarantor;

(4) the sale, lease, sublease, license, sublicense or consignment of equipment, inventory or other assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments”;

(7) the licensing of intellectual property to third Persons on customary terms as determined by the Board of Directors in good faith;

(8) any sale of accounts receivable, or participations therein, in connection with any Qualified Receivables Transaction;

(9) any sale or disposition of any property or equipment that has become damaged, worn-out, obsolete, condemned, given over in lieu of deed or otherwise unsuitable or not required for the ordinary course of the business of the issuer and its Restricted Subsidiaries;

(10) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(11) any foreclosures of assets;

(12) any disposition of an account receivable in connection with the collection or compromise thereof; and

(13) any assets under a contract for sale on the Issue Date which are included on a schedule to the Indenture and sold by December 31, 2008.

“Asset Sale Proceeds Account” shall mean one or more deposit accounts or securities accounts holding only the proceeds of any sale or disposition of any Notes Collateral.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Bank Collateral Agent” means Bank of America, N.A. and any successor under the Credit Agreement, or if there is no Credit Agreement, the “Bank Collateral Agent” designated pursuant to the terms of the Lenders Debt.

“Bank Lenders” means the lenders or holders of Indebtedness issued under the Credit Agreement.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a sub sequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or a committee thereof authorized to exercise the power of the board of directors of such corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to:

(1) 90% of the value of all accounts receivable owned by the issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date; plus

(2) 90% of the value of all inventory owned by the issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date; plus

(3) 100% of the unrestricted cash and Cash Equivalents of the issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date;

all calculated on a consolidated basis and in accordance with GAAP.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars or, in the case of any Foreign Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States, Canada or any member nation of the European Union having maturities of not more than 360 days from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the rating of P-1 or better from Moody’s Investors Service, Inc. (“Moody’s”) or A-1 or better from Standard & Poor’s Rating Services (“S&P”) and in each case maturing within twelve months after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories from either Moody’s or S&P with maturities of twelve months or less from the date of acquisition;

(7) instruments equivalent to those referred to in clauses (1) to (6) above denominated in euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction; and

(8) investments in funds which invest substantially all of their assets in Cash Equivalents of the kinds described in clauses (1) through (7) of this definition,

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the issuer and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Principals or Related Parties of the Principals;

(2) the adoption of a plan relating to the liquidation or dissolution of the issuer or the direct parent company of the issuer;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of the issuer, Holdings or Superholdings, as the case may be;

(4) the first day on which a majority of the members of the Board of Directors of Holdings, Superholdings or the issuer are not Continuing Directors; or

(5) Holdings, Superholdings or the issuer consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Holdings, Superholdings or the issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Holdings, Superholdings, the issuer or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of Holdings, Superholdings or the issuer outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of the surviving or transferee person.

“Collateral” means all the assets and properties subject to the Liens created by the Security Documents.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period and, without duplication, plus:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether or not paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of the step-up in inventory valuation arising from purchase accounting and other intangibles) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4) any management fees paid by the issuer to Thomas H. Lee Partners L.P., as the case may be, or its Affiliates, in such period pursuant to management agreements to the extent that any such management fees were deducted in computing such Consolidated Net Income; provided that the maximum aggregate amount of such management fees in any 12-month period payable to Thomas H. Lee Partners L.P. or its Affiliates shall not exceed the amount described in the issuer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007; plus

(5) any reasonable expenses, fees or charges related to the Transactions or any acquisition or Investment, in each case to the extent that any such expenses, fees or charges were deducted in computing such Consolidated Net Income; plus

(6) other non-recurring cash charges not to exceed in the aggregate $3.0 million in any fiscal year; minus

(7) non-cash items increasing such Consolidated Net Income for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any period.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the issuer shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the issuer only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the issuer by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided, that, to the extent not previously included, Consolidated Net Income shall be increased by the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof (subject to provisions of this clause (2) during such period, to the extent not previously included therein;

(3) the Net Income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

(4) the cumulative effect of a change in accounting principles shall be excluded;

(5) non-cash charges relating to employee benefit or other management compensation plans of any Parent (to the extent such non-cash charges relate to plans of any Parent for the benefit of members of the Board of Directors of the issuer (in their capacity as such) or employees of the issuer and its Restricted Subsidiaries), the issuer or any of its Restricted Subsidiaries or any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards of any Parent (to the extent such noncash charges relate to plans of any Parent for the benefit of members of the Board of Directors of the issuer (in their capacity as such) or employees of the issuer and its Restricted Subsidiaries), the issuer or any of its Restricted Subsidiaries (excluding in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period) in each case, to the extent that such non-cash charges are deducted in computing such Consolidated Net Income shall be excluded;

(6) any non-cash goodwill or other impairment charges resulting from the application of FAS 142 or FAS 144, and non-cash charges relating to the amortization of intangibles resulting from the application of FAS 141, shall be excluded;

(7) any increase in cost of sales as a result of the step-up in inventory valuation arising from applying the purchase method of accounting in accordance with GAAP in connection with any acquisition consummated after the date of the Indenture, net of taxes, shall be excluded;

(8) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of FAS 52 shall be excluded; and

(9) all restructuring charges, including severance, relocation and transition costs, shall be excluded.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) consolidated total Indebtedness of the issuer and its Restricted Subsidiaries on the date of determination that constitutes the Notes, any Other Pari Passu Lien Obligations or any Lenders Debt to (b) the aggregate amount of Consolidated Cash Flow for the then most recent four fiscal quarters for which internal financial statements of the issuer and its Restricted Subsidiaries are available in each case with such pro forma adjustments to such consolidated total Indebtedness and Consolidated Cash Flow as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Tangible Assets” means, with respect to any Person, the consolidated total assets of such Person and its Restricted Subsidiaries determined in accordance with GAAP, less all goodwill, trade names, trademarks, patents and other similar intangibles properly classified as intangibles in accordance with GAAP, all as shown on the most recent balance sheet for such Person.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the issuer or any Parent, as the case may be, who:

(1) was a member of such Board of Directors on the date of the Indenture;

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or

(3) was designated or appointed by the Principals and the Related Parties of the Principals.

“Credit Agreement” means the Credit Agreement among the issuer, certain Subsidiaries of the issuer, the financial institutions from time to time party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent, dated as of the Issue Date, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, restated, substituted or refinanced in whole or in part from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the issuer as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or indentures, in each case with banks or other institutional lenders or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of notes, in each case as amended, modified, renewed, refunded, replaced, restated, substituted or refinanced in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the issuer or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Offering” means an Equity Offering.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the issuer or any of its Restricted Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the issuer or such Restricted Subsidiary in order to satisfy applicable statutory or regulatory obligations; and provided further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments”.

“Domestic Subsidiary” means any Restricted Subsidiary that was formed under the laws of the United States or any state thereof or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means an offering (including in a private placement) of the Equity Interests (other than Disqualified Stock) of the issuer or any Parent, other than public offerings with respect to the Equity Interests registered on Form S-8.

“Equity Sponsor” means Thomas H. Lee Partners, L.P., a Delaware limited partnership.

“Excluded Assets” means the collective reference to (i) all interests in real property other than fee interests, (ii) any fee interest in real property (other than certain real property owned by the issuer or the Guarantors and set forth either on a schedule to the Indenture) if the greater of the cost and the book value of such fee interest is less than $2,500,000; (iii) any property or asset to the extent that the grant of a security interest in such property or asset is prohibited by any applicable law or requires a consent not obtained of any governmental authority pursuant to applicable law; (iv) those assets that would constitute ABL Collateral but as to which the Bank Collateral Agent shall not have required a lien or security interest; (v) any right, title or interest in any permit, lease, license, contract or agreement held by any Grantor or to which any Grantor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would, under the terms of such permit, lease, license, contract or agreement, result in a breach of the terms of, or constitute a default under, any permit, lease, license, contract or agreement held by such Grantor or to which such Grantor is a party (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provisions) of any relevant jurisdiction or any other applicable law (including Title 11 of the United States Code) or principles of equity); provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, such right, title or interest in such permit, lease, license, contract or agreement shall cease to be an “Excluded Asset”; (vi) Capital Stock of a Person that constitutes a Subsidiary (other than a Wholly Owned Subsidiary) the pledge of which would violate a contractual obligation to the owners of the other Capital Stock of such Person that is binding on or relating to such Capital Stock; (vii) any Equipment of the issuer or any Restricted Subsidiary that is subject to a purchase money lien or capital lease permitted under the Indenture to the extent the documents relating to such purchase money lien or capital lease would not permit such Equipment to be subject to the Liens created under the Security Documents; provided, that immediately upon the ineffectiveness, lapse or termination of any such restriction, such Equipment shall cease to be an “Excluded Asset”; (viii) any motor vehicles; (ix) the real property located at 1620 Mid-American Industrial Court, Boonville, Missouri (only for so long as Liens permitted under the Indenture prohibit Liens securing the Notes on such real property); and (x) the real property located at 4820 Red Bank Road, Cincinnati, Ohio until December 31, 2008; provided, however, that Excluded Assets will not include (a) any proceeds, substitutions or replacements of any Excluded Assets referred to in clause (iii) (unless such proceeds, substitutions or replacements would constitute Excluded Assets referred to in clause (iii)) or (b) any asset which secures obligations with respect to the Lenders Debt (other than collateral described above in “— Security for Notes — Limitations on Stock Collateral”).

“Excluded Contributions” means the net cash proceeds received by the issuer after the date of the 8 1/2% Notes Indenture from (a) contributions to its common equity capital and (b) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the issuer or any of its Subsidiaries) of Capital Stock (other than Disqualified Stock) of the issuer, in each case designated within 60 days of the receipt of such net cash proceeds as Excluded Contributions pursuant to an Officers’ Certificate, the cash proceeds of which are excluded from the calculation set forth in the second clause (3) of the first paragraph of the covenant described above under the “— Certain Covenants — Restricted Payments”.

“Existing Credit Agreement” means the Credit Agreement dated August 27, 2004 among the issuer, Holdings, UBS AG, Stamford Branch, UBS AG Canada Branch, Bank of America N.A., Bank of America N.A. (Canada Branch), and certain other lenders party thereto.

“Existing Holdings Indebtedness” means (a) the 10 3/4% Senior Discount Notes due 2014 of NTK Holdings, Inc. and (b) Indebtedness outstanding on the date of the Indenture under the Bridge Loan Agreement dated as of May 10, 2006, among the issuer, the financial institutions from time to time party thereto, and Goldman Sachs Credit Partners L.P., as Administrative Agent (or any notes issued in exchange therefor pursuant to the terms of such agreement).

“Existing Indebtedness” means Indebtedness outstanding on the date of the Indenture, other than under the Credit Agreement and the Indenture.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) the Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the issuer or any Restricted Subsidiary of the issuer during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis including Pro Forma Cost Savings assuming that the Transactions and all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four- quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of the issuer or was merged with or into the issuer or any Restricted Subsidiary of the issuer since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period; and

(2) in calculating Fixed Charges attributable to interest on any Indebtedness computed on a pro forma basis, (a) interest on outstanding Indebtedness determined on a fluctuating basis as of the Calculation Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Calculation Date; (b) if interest on any Indebtedness actually incurred on the Calculation Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Calculation Date will be deemed to have been in effect during the four-quarter period; and (c) notwithstanding clause (a) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest rate swaps, caps or collars, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreement.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication of,

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments (other than the amortization of discount or imputed interest arising as a result of purchase accounting), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends and distributions, whether paid or accrued and whether or not in cash, on any series of preferred stock or Disqualified Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the issuer (other than Disqualified Stock) or to the issuer or a Restricted Subsidiary that is a Guarantor, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; minus

(5) the amortization or expensing of financing fees incurred by the issuer and its Restricted Subsidiaries in connection with the Transactions and recognized in the applicable period; minus

(6) interest income actually received by the issuer or any Restricted Subsidiary in cash for such period.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary of the issuer incorporated in any jurisdiction outside the United States.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

“Grantors” means the issuer and the Guarantors.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means any Person that incurs a Guarantee of the Notes; provided, that, upon the release and discharge of such Person from its Note Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping interest rate risk;

(2) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed for the purpose of fixing, hedging or swapping commodity price risk; and

(3) foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping foreign currency exchange rate risk.

“Holdings” means Nortek Holdings, Inc., a Delaware corporation, and its successors.

“Immaterial Subsidiary” means any Subsidiary of the issuer that has less than $100,000 in total assets.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1) borrowed money;

(2) obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) banker’s acceptances;

(4) Capital Lease Obligations;

(5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), to the extent not otherwise included, the Guarantee by the specified Person of any obligations constituting Indebtedness, and Indebtedness of any partnership in which such Person is a general partner.

The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness; and

(3) with respect to Indebtedness of another Person secured by a Lien on the assets of the issuer or any of its Restricted Subsidiaries, the lesser of the fair market value of the property secured or the amount of the secured Indebtedness.

“Intercreditor Agreement” means the Lien Subordination and Intercreditor Agreement dated as of the Issue Date among the Bank Collateral Agent, the Trustee, the Notes Collateral Agent, the issuer and each Guarantor, as it may be amended from time to time in accordance with the Indenture.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees made consistent with past practices), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the issuer or any Restricted Subsidiary of the issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the issuer, the issuer shall be deemed to have made a Restricted Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments”. The acquisition by the issuer or any Restricted Subsidiary of the issuer of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the issuer or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments”.

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described above under the caption “— Certain Covenants — Restricted Payments”, (i) Investments shall include the portion (proportionate to the issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the issuer at the time such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the issuer’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the issuer.

“Issue Date” shall mean May 20, 2008, the original issue date of the Notes.

“Lenders Debt” means any (i) Indebtedness outstanding from time to time under the Credit Agreement, (ii) any Indebtedness which has a priority security interest relative to the Notes in the ABL Collateral, (iii) all obligations with respect to such Indebtedness and any Hedging Obligations directly related to any Lenders Debt and (iv) all cash management obligations incurred with any Bank Lender (or their affiliates).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease (other than an operating lease), any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes of any jurisdiction).

“Material Foreign Subsidiary” means, at any date of determination, each of the issuer’s Foreign Restricted Subsidiaries (a) whose total assets at the end of the most recently ended fiscal quarter of the issuer for which internal financial statements are available were equal to or greater than 2.5% of total assets of the consolidated assets of the issuer and its Restricted Subsidiaries at such date or (b) whose gross revenues for the most recently ended period of four consecutive fiscal quarters of the issuer for which internal financial statements are available were equal to or greater than 2.5% of the consolidated gross revenues of the issuer and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that once either of the foregoing clauses (a) or (b) applies to a Foreign Restricted Subsidiary, such Foreign Restricted Subsidiary shall continue to be a Material Foreign Subsidiary despite both of the preceding clauses (a) or (b) ever becoming inapplicable to such Foreign Restricted Subsidiary.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale (without reference to the $5.0 million limitation); or (b) the disposition of any other assets by such Person or any of its Restricted Subsidiaries (other than in the ordinary course of business) or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(2) any extraordinary or nonrecurring gains, losses or charges, together with any related provision for taxes on such gain, loss or charge; and

(3) any gains, losses, or charges of the issuer and its Subsidiaries incurred in connection with the Transactions together with any related provision for taxes on such gain, loss, or charge.

“Net Proceeds” means the aggregate cash proceeds received by the issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale or disposition of such non-cash consideration, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness (other than revolving credit Indebtedness, unless there is a required reduction in commitments) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any (1) reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and (2) any reserve or payment with respect to any liabilities associated with such asset or assets and retained by the issuer after such sale or other disposition thereof, including, without limitation, severance costs, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the issuer or any of its Restricted Subsidiaries.

“Note Guarantee” shall mean the Guarantee of the Notes by the Guarantors.

“Notes Collateral” means the portion of the Collateral as to which the Notes have a priority security interest relative to Lenders Debt.

“Notes Collateral Agent” means U.S. Bank National Association, in its capacity as “Collateral Agent” under the Indenture and under the Security Documents, and any successor thereto in such capacity.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages, costs, expenses and other liabilities payable under the documentation governing any Indebtedness.

“Officers’ Certificate” means, with respect to any Person, a certificate signed by the Chief Executive Officer or President and by the Treasurer, Chief Financial Officer or Chief Accounting Officer of such Person.

“Other Pari Passu Lien Obligations” means any Additional Notes and any other Indebtedness having substantially identical terms as the Notes (other than issue price, interest rate, yield and redemption terms) and issued under an indenture substantially identical to the Indenture and any Indebtedness that refinances or refunds (or successive refinancings and refundings) any Notes or Additional Notes and all obligations with respect to such Indebtedness; provided, that such Indebtedness may (a) have a stated maturity date that is equal to or longer than the Notes, (b) contain terms and covenants that are, in the reasonable opinion of the issuer, less restrictive than the terms and covenants under the Notes and (c) contain terms and covenants that are more restrictive than the terms and covenants under the Notes so long as prior to or substantially simultaneously with the issuance of any such Indebtedness, the Notes and the Indenture are amended to contain any such more restrictive terms and covenants.

“Parent” means any direct or indirect parent company of the issuer.

“Pari Passu Indebtedness” means: (1) with respect to the issuer, the Notes and any Indebtedness which ranks pari passu in right of payment to the Notes; and (2) with respect to any Guarantor, its Note Guarantee and any Indebtedness which ranks pari passu in right of payment to such Guarantor’s Note Guarantee.

“Permitted Business” means any business conducted or proposed to be conducted (as described in this offering memorandum) by the issuer and its Restricted Subsidiaries on the date of the Indenture and other businesses reasonably related or ancillary thereto.

“Permitted Collateral Liens” means:

(1) Liens securing the Notes outstanding on the Issue Date, the Exchange Notes issued in exchange for such Notes, Permitted Refinancing Indebtedness with respect to such Notes or Exchange Notes, the

Note Guarantees relating thereto and any obligations with respect to such Notes, Exchange Notes, Permitted Refinancing Indebtedness and Note Guarantees;

(2) Liens securing any Other Pari Passu Lien Obligations incurred pursuant to clause (15) of the second paragraph of the covenant “-Incurrence of Indebtedness and Issuance of Preferred Stock” in an aggregate principal amount not to exceed $75.0 million at any one time outstanding;

(3) Liens securing any Other Pari Passu Lien Obligations not incurred pursuant to clause (1) of the second paragraph of the covenant “-Incurrence of Indebtedness and Issuance of Preferred Stock”, which Liens are not permitted pursuant to clause (2) of this definition; provided, however, that, at the time of incurrence of such Other Pari Passu Lien Obligations and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 3.50 to 1.0;

(4) Liens existing on the Issue Date (other than Liens specified in clause (1) above or securing Lenders Debt) securing obligations in excess of $500,000 and set forth in a schedule to the Indenture;

(5) Liens described in clauses (1), (2), (10), (11), (12), (13), (15), (16), (17), (18) and (20) of the definition of Permitted Liens; and

(6) Liens on the Notes Collateral in favor of any collateral agent relating to such collateral agent’s administrative expenses with respect to the Notes Collateral.

For purposes of determining compliance with this definition, (A) Other Pari Passu Lien Obligations need not be incurred solely by reference to one category of permitted Other Pari Passu Lien Obligations described in clauses (1) through (6) of this definition but are permitted to be incurred in part under any combination thereof and (B) in the event that an item of Other Pari Passu Lien Obligations (or any portion thereof) meets the criteria of one or more of the categories of permitted Other Pari Passu Lien Obligations described in clauses (1) through (6) above, the issuer shall, in its sole discretion, classify (but not reclassify) such item of Other Pari Passu Lien Obligations (or any portion thereof) in any manner that complies with this definition and will only be required to include the amount and type of such item of Other Pari Passu Lien Obligations in one of the above clauses and such item of Other Pari Passu Lien Obligations will be treated as having been incurred pursuant to only one of such clauses.

“Permitted Investments” means:

(1) any Investment in the issuer or in a Restricted Subsidiary;

(2) any Investment in Cash Equivalents;

(3) any Investment by the issuer or any Restricted Subsidiary of the issuer in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the issuer; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the issuer or a Restricted Subsidiary of the issuer;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale or other sale of assets that was made pursuant to and in compliance with the covenant described above under the caption “— Certain Covenants — Asset Sales”;

(5) any Investment the payment for which consists of Equity Interests (other than Disqualified Stock) of the issuer or any Parent (which Investment, in the case of any Parent, is contributed to the common equity capital of the issuer; provided that any such contribution shall be excluded from subclause (b) of the second clause (3) of the first paragraph of the covenant described under the caption “— Certain Covenants — Restricted Payments”);

(6) Hedging Obligations;

(7) Investments to the extent such Investments, when taken together with all other Investments made pursuant to this clause (7) and outstanding on the date of such Investment, do not exceed the greater of (x) $50.0 million or (y) 5% of Consolidated Tangible Assets of the issuer; provided that Investments pursuant to this clause (7) shall not, directly or indirectly, fund the repurchase, redemption or other acquisition or retirement for value of, or payment of dividends or distribution on, any Equity Interests of, or making any Investment in the holder of any Equity Interests in, any Parent;

(8) any Investment of the issuer or any of its Restricted Subsidiaries existing on the date of the Indenture; and any extension, modification or renewal of any such Investment, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(9) loans to employees that are approved in good faith by a majority of the Board of Directors of the issuer in an amount not to exceed $5.0 million outstanding at any time;

(10) any Investment acquired by the issuer or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of a Person, or

(b) as a result of a foreclosure by the issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(11) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(12) Investments in joint ventures engaged in a Permitted Business not in excess of the greater of (x) $25.0 million or (y) 2.5% of Consolidated Tangible Assets of the issuer, in the aggregate outstanding at any one time;

(13) Investments in Unrestricted Subsidiaries not in excess of the greater of (x) $25.0 million or (y) 2.5% of Consolidated Tangible Assets of the issuer, in the aggregate outstanding at any one time; and

(14) Investments by the issuer or a Restricted Subsidiary of the issuer in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person, in each case, in connection with a Qualified Receivables Transaction.

The amount of Investments outstanding at any time pursuant to clauses (7), (12) and (13) shall be reduced by an amount equal to the net reduction in Investments by the issuer and its Restricted Subsidiaries, subsequent to the date of the Indenture, resulting from repayments of loans or advances or other transfers of assets, in each case to the issuer or any such Restricted Subsidiary from any such Investment, or from the net cash proceeds from the sale of any such Investment, or from a redesignation of an Unrestricted Subsidiary to a Restricted Subsidiary, not to exceed, in the case of any Investment, the amount of the Investment previously made by the issuer or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

“Permitted Liens” means:

(1) Liens on property existing at the time of acquisition thereof by the issuer or any Restricted Subsidiary of the issuer; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the issuer or the Restricted Subsidiary;

(2) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(3) Liens of the issuer and its Restricted Subsidiaries existing on the date of the Indenture securing obligations in excess of $500,000 and set forth in a schedule to the Indenture;

(4) Liens incurred in the ordinary course of business of the issuer or any Restricted Subsidiary of the issuer with respect to obligations that do not exceed $10.0 million at any one time outstanding;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other similar obligations (exclusive of obligations for the payment of borrowed money) incurred in the ordinary course of business;

(6) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(7) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith;

(8) Liens to secure Indebtedness of any Foreign Restricted Subsidiary permitted by clause (16) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets of such Foreign Restricted Subsidiary;

(9) Liens on assets of a Receivables Subsidiary arising in connection with a Qualified Receivables Transaction;

(10) Liens for taxes, assessments, governmental charges or claims that are not yet due or are being contested in good faith by appropriate legal proceedings; provided that any reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

(11) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings; provided that any reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

(12) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the issuer or any of its Subsidiaries, taken as a whole;

(13) leases or subleases or licenses granted to others in the ordinary course of business of the issuer or any of its Restricted Subsidiaries, taken as a whole;

(14) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the issuer or any of its Restricted Subsidiaries relating to such property or assets;

(15) any interest or title of a lessor in the property subject to any Capital Lease Obligation;

(16) Liens arising from filing precautionary Uniform Commercial Code financing statements regarding leases;

(17) Liens on property of, or on shares of stock or Indebtedness of, any Person existing at the time (A) such Person becomes a Restricted Subsidiary of the issuer or (B) such Person or such property is acquired by the issuer or any Restricted Subsidiary; provided that such Liens do not extend to any other assets of the issuer or any Restricted Subsidiary and such Lien secures only those obligations which it secures on the date of such acquisition (and extensions, renewals, refinancings and replacements thereof);

(18) Liens arising from the rendering of a final judgment or order against the issuer or any Restricted Subsidiary that does not give rise to an Event of Default;

(19) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(20) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(21) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business or otherwise permitted under the terms of the Lenders Debt, in each case securing Indebtedness under Hedging Obligations;

(22) Liens solely on any cash earnest money deposits made by the issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(23) Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code (or equivalent statutes) on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and

(25) Liens in favor of the issuer or any Guarantor.

“Permitted Refinancing Indebtedness” means any Indebtedness of the issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium and other amounts necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by the issuer or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock issuer, trust, unincorporated organization, limited liability issuer or government or other entity.

“Principals” means the Equity Sponsor and its Affiliates.

“Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs and related adjustments that (i) were directly attributable to an Asset Acquisition that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the Calculation Date and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the date of the Indenture, (ii) were actually implemented by the business that was the subject of any such Asset

Acquisition within six months after the date of the Asset Acquisition and prior to the Calculation Date that are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to the business that is the subject of any such Asset Acquisition and that the issuer reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the Asset Acquisition and, in the case of each of (i), (ii) and (iii), are described, as provided below, in an Officers’ Certificate, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be accompanied by a certificate delivered to the Trustee from the issuer’s Chief Financial Officer that outlines the specific actions taken or to be taken, the net cost savings achieved or to be achieved from each such action and that, in the case of clause (iii) above, such savings have been determined to be probable.

“Public Equity Offering” means an offer and sale for cash of common stock (other than Disqualified Stock) of the issuer or any Parent pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the issuer).

“Purchase Money Note” means a promissory note evidencing a line of credit, or evidencing other Indebtedness, owed to the issuer or any Restricted Subsidiary of the issuer in connection with a Qualified Receivables Transaction, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves pursuant to agreement, amounts paid to investors in respect of interest, principal and other amounts owning to such investors and amounts paid in connection with the purchase of newly generated receivables.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the issuer or by any Restricted Subsidiary of the issuer pursuant to which the issuer or any Restricted Subsidiary of the issuer may sell, convey or otherwise transfer to a Receivables Subsidiary, any accounts receivable (whether now existing or arising in the future) of the issuer or any Restricted Subsidiary of the issuer and any asset related thereto, including, without limitation, all collateral securing such accounts receivable, and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with an asset securitization transaction involving accounts receivable.

“Receivables Subsidiary” means a Subsidiary of the issuer (other than a Guarantor) that engages in no activities other than in connection with the financing of accounts receivables and that is designated by the Board of Directors of the issuer (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is Guaranteed by the issuer or any other Restricted Subsidiary of the issuer (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the issuer or any other Restricted Subsidiary of the issuer in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the issuer or any other Restricted Subsidiary of the issuer, directly or indirectly, contingently or otherwise to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the issuer nor any other Restricted Subsidiary of the issuer has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the issuer or such other Restricted Subsidiary of the issuer than those that might be obtained at the time from Persons that are not Affiliates of the issuer, other than fees payable in the ordinary course of business in connection with servicing accounts receivable, and (c) to which neither the issuer nor any other Restricted Subsidiary of the issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve a certain level of operating results. Any such designation by the Board of Directors of the issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the issuer giving effect to such designation and an Officers’ Certificate certifying, to the best of such officer’s knowledge and belief after consulting with counsel, that such designation complied with the foregoing conditions.

“Related Party” means:

(1) any controlling stockholder, partner, member, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause.

“Replacement Assets” means (1) non-current tangible assets that will be used or useful in a Permitted Business or (2) all or substantially all of the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless otherwise specified, a Restricted Subsidiary as used herein refers to a Restricted Subsidiary of the issuer.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Security Documents” means the security agreements, pledge agreements, mortgages, collateral assignments and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral as contemplated by the Indenture.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article I, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the issuer or any Restricted Subsidiary of the issuer that are reasonably customary in an accounts receivable transaction.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means (a) with respect to the issuer, any Indebtedness which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Note Guarantee.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Superholdings” means NTK Holdings, Inc., a Delaware corporation, and its successors.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Section 77aaa-77bbbb) as in effect on the date of the Indenture.

“Transactions” means, collectively, (a) the execution, delivery and performance by the issuer and the Guarantors of the indenture, Security Documents, Intercreditor Agreement and other related documents to which they are a party and the issuance of the Notes thereunder, (b) the execution, delivery and performance by Holdings, the issuer and the guarantors party thereto of the Credit Agreement, Intercreditor Agreement and related security documents on the Issue Date and borrowing thereunder, (c) the repayment in full of all obligations, and cancellation of all commitments, with respect to the Existing Credit Agreement and the release of all Guarantees (if any) thereof and security (if any) therefor and (d) the payment of related fees and expenses.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the relevant jurisdiction from time to time. Unless otherwise specified, references to the Uniform Commercial Code herein refer to the New York Uniform Commercial Code.

“Unrestricted Subsidiary” means any Subsidiary of the issuer that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is a Person with respect to which neither the issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(3) is not a guarantor or does not otherwise directly or indirectly provide credit support for any Indebtedness of the issuer or any of its Restricted Subsidiaries at the time of such designation unless such guarantee or credit support is released upon such designation.

Any designation of a Restricted Subsidiary of the issuer as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments”. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”, the issuer shall be in default of such covenant.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Capital Stock are, at the time any determination is being made, owned, controlled or held by such person or one or more Wholly Owned Subsidiaries of such person or by such Person and one or more Wholly Owned Subsidiaries of such person.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material United States federal income tax consequences of the ownership and disposition of the exchange notes and, only where so indicated, the original notes to U.S. holders (as defined below). The discussion is based upon the Code, Treasury regulations, Internal Revenue Service published rulings and judicial and administrative decisions in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. The following discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to note holders. The following discussion also does not address potential alternative minimum tax, foreign, state, local and other tax consequences of ownership and disposition of the notes. This discussion applies only to note holders who, on the date of the exchange, hold the notes as a capital asset within the meaning of section 1221 of the Code. The following discussion does not address taxpayers subject to special treatment under U.S. federal income tax laws, such as insurance companies, financial institutions, dealers in securities or currencies, traders of securities that elect the mark-to-market method of accounting for their securities, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, mutual funds, real estate investment trusts, S corporations or other pass-through entities (or investors in an S corporation or other pass-through entity) and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to note holders who acquired their notes as compensation for services or through a tax-qualified retirement plan or who hold their shares as part of a hedge, straddle, conversion transaction or other integrated transaction. If notes are held through a partnership, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships that are holders of notes and partners in such partnerships are urged to consult their own tax advisors regarding the tax consequences to them of ownership and disposition of the notes.

Please consult your own tax advisor regarding the application of U.S. federal income tax laws to your particular situation and the consequences of federal estate and gift tax laws, state, local and foreign laws and tax treaties.

For purposes of this summary, a “U.S. holder” is a beneficial owner of a note, who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source;

•	a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) it was in existence on August 20, 1996 and has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes; or

•	otherwise is subject to U.S. federal income taxation on a net income basis.

As used in this section, a “non-U.S. holder” means a beneficial owner of a exchange note that is not a U.S. holder.

Tax Consequences to U.S. Holders

This section applies to you if you are a U.S. holder.

Exchange Offer

You will not have taxable gain or loss on the exchange of original notes for exchange notes in connection with the exchange offer. Instead, your basis in the original notes will carry over to the exchange notes received, and the holding period of the exchange notes will include the holding period of the original notes surrendered.

Payments of Interest

In general, you must report interest on the exchange notes in accordance with your accounting method. If you are a cash method taxpayer, which is the case for most individuals, you must report interest on the exchange notes in your income when you receive it. If you are an accrual method taxpayer, you must report interest on the exchange notes in your income as it accrues.

Under the terms of the exchange notes, we may be obligated to pay you amounts in excess of stated interest or principal on the exchange notes. For example, if we experience certain kinds of changes of control, we must offer to purchase the notes at 101% of their principal amount plus accrued and unpaid interest. We believe that the likelihood that we will pay you these amounts is remote. Thus, under special rules governing remote contingencies, the possibility of these payments will not affect the amount of interest income you recognize in advance of those payments. Our determination of whether a contingency is remote will be binding on you unless you explicitly disclose your contrary position to the IRS in the manner required by the applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS successfully challenged this determination, you could be required to accrue interest income on the exchange notes at a rate higher than the stated interest rate on the exchange notes.

At certain times and under certain conditions (see “Description of the Exchange Notes — Optional Redemption”), we have the option to repurchase exchange notes at a price in excess of their issue price. If we were to exercise this option, the yield on the exchange note would be greater than it would otherwise be. Thus, under special rules governing this type of unconditional option, for tax purposes, we will be deemed not to exercise this option, and the possibility of this redemption premium will not affect the amount of interest income you recognize in advance of any such redemption premium.

Sale, Exchange or Retirement of the Exchange Notes

Subject to the discussion above and below, on the sale, exchange (other than for exchange notes pursuant to the exchange offer, as discussed above, or other tax-free transaction), redemption, retirement or other taxable disposition of a note, you will have taxable gain or loss equal to the difference between the amount received by you (other than amounts representing accrued and unpaid interest) and your adjusted tax basis in the exchange note. Your tax basis is the cost of the original note to you, increased by any accrued market discount if you have elected to include such market discount in your income with respect to the original note; and decreased by any amortizable bond premium you have applied to reduce interest on the original note, and any principal payments you receive with respect to the original note. Your gain or loss generally will be a capital gain or loss and will be a long-term capital gain or loss if you held the exchange note (and prior to the exchange note, the original note) for more than one year. The deductibility of capital losses is subject to limitation. If you sell the exchange note between interest payment dates, a portion of the amount you receive will reflect interest that has accrued on the exchange note but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

Market Discount and Bond Premium

Under the market discount and bond premium provisions of the Code, generally if you have purchased (1) an original note at our initial offering of the original notes, for an amount less than its issue price or (2) an original note or exchange note subsequent to our initial offering of the original notes, for an amount less than the sum of the issue price and the aggregate amount of OID included in the income of all previous holders, the difference will be treated as market discount. You will be required, subject to a de minimis exception, to treat any gain on the sale, exchange or retirement of the original note or the exchange note as ordinary income to the extent of the market discount that has not previously been included in your income and that has accrued on such original note or exchange note (including, in the case of an exchange note, any market discount accrued on the original note exchanged for such an exchange note) at the time of such sale, exchange or retirement. Unless you elect to accrue under a constant yield method, any market discount will be considered to accrue ratably during the period from the date of acquisition of the exchange note to the maturity date.

If an original note or an exchange note has market discount, you may be required to defer the deduction of all or a portion of the interest expense on any indebtedness incurred or continued in order to purchase or carry the original note or the exchange note (including, in the case of an exchange note, the interest expense on any indebtedness incurred or continued in order to purchase or carry the original note exchanged for such an exchange note) until (1) the maturity of the original note or exchange note, (2) the earlier disposition in a taxable transaction of the original note or exchange note or (3) if you make an appropriate election, a subsequent taxable year in which you realize sufficient interest income with respect to the exchange note. You may elect to include market discount in income currently as it accrues, on either a ratable or constant yield method, in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired by you during the taxable year of the election and thereafter, and may not be revoked without the consent of the Internal Revenue Service (the “IRS”).

If you have purchased an original note or an exchange note for an amount that is greater than its face value, you generally may elect to amortize that premium from the purchase date to the maturity date under a constant yield method. Amortizable premium can generally only offset interest income on such original note or exchange note (including, in the case of an exchange note, the income on the original note exchanged for such an exchange note) and generally may not be deducted against other income. Your basis in an original note or an exchange note will be reduced by any premium amortization deductions. An election to amortize premium on a constant yield method, once made, generally applies to all debt obligations held or subsequently acquired by you during the taxable year of the election and thereafter, and may not be revoked without the consent of the IRS.

The rules regarding market discount and bond premium are complex and the rules described above may not apply in all cases. Accordingly, you should consult your own tax adviser regarding their application.

Information Reporting and Backup Withholding

Pursuant to IRS tax rules, if you are a United Stated Holder who holds the notes through a broker or other securities intermediary, the intermediary must provide information to the IRS and to the holder on IRS Form 1099 concerning interest and retirement proceeds on the notes, unless an exemption applies. Similarly, unless an exemption applies, you must provide the intermediary or us with your Taxpayer Identification Number, or TIN, for use in reporting information to the IRS. For individuals, this is their social security number. You are also required to comply with other IRS requirements concerning information reporting, including a certification that you are not subject to backup withholding and are a U.S. person.

If you are a United States Holder who is subject to these requirements but does not comply, the intermediary must withhold a percentage of all amounts payable to you on the notes, including principal payments. Under current law, this percentage will be 28% through 2010, and (absent new legislation) 31% thereafter. This is called backup withholding. Backup withholding may also apply if we are notified by the IRS that such withholding is required or that the TIN provided by you is incorrect. Backup withholding is not an additional tax and taxpayers may use the withheld amounts, if any, as a credit against their federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

All individuals are subject to these requirements. Some non-individual holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a non-U.S. holder.

Exchange Offer

The exchange of original notes for exchange notes in connection with the exchange offer will not be a taxable sale or exchange.

Interest

Subject to the discussion below concerning effectively connected income and backup withholding, payments of interest on the exchange notes by us or any paying agent to you will not be subject to U.S. federal withholding tax, provided that you satisfy one of two tests:

The first test (the “portfolio interest” exception) is satisfied if:

•	you do not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote,

•	you are not a controlled foreign corporation (within the meaning of the Code) that is related, directly or indirectly, to us,

•	you are not a bank receiving interest on the exchange notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business, and

•	either (1) you certify to us or our paying agent on IRS Form W-8BEN (or appropriate substitute form) under penalties of perjury, that you are not a U.S. person, or (2) you hold the exchange notes through a financial institution or other agent acting on your behalf, you provided appropriated documentation to the agent and your agent provided that certification to us or our paying agent, either directly or through other intermediaries. Special rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

The second test is satisfied if you are entitled to the benefits of an income tax treaty under which such interest is exempt from U.S. federal withholding tax, and you or your agent provides to us a properly executed IRS Form W-8BEN (or an appropriate substitute form evidencing eligibility for the exemption) or you hold your notes through a “qualified intermediary” to whom evidence of treaty benefits was provided.

Payments of interest on the exchange notes that do not meet either of the above-described tests will be subject to a U.S. federal income tax of 30% (or such lower rate provided by an applicable income tax treaty if you establish that you qualify to receive the benefits of such treaty) collected by means of withholding. However, if you have purchased a exchange note with bond premium please see your own tax advisor regarding the application of the bond premium rules.

Sale, Exchange or Retirement of the Exchange Notes

Subject to the discussion below concerning effectively connected income and backup withholding, you will not be subject to U.S. federal income tax on any gain (including gain attributable to market discount) realized on the sale, exchange or retirement of the exchange note unless you are an individual, you are present in the United States for at least 183 days during the year in which you dispose of the exchange note, and other conditions are satisfied.

Effectively Connected Income

The preceding discussion assumes that the interest and gain received by you is not effectively connected with the conduct by you of a trade or business in the United States. If you are engaged in a trade or business in the United States and your investment in a exchange note is effectively connected with such trade or business:

•	You will be exempt from the 30% withholding tax on interest (provided a certification requirement, generally on IRS Form W-8ECI, is met) and will instead generally be subject to regular U.S. federal income tax on any interest and gain with respect to the exchange notes in the same manner as if you were a U.S. holder.

•	If you are a foreign corporation, you may also be subject to an additional branch profits tax of 30% or such lower rate provided by an applicable income tax treaty if you establish that you qualify to receive the benefits of such treaty.

•	If you are eligible for the benefits of a tax treaty, any effectively connected income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by you in the United States.

U.S. Federal Estate Tax

A exchange note held or beneficially owned by an individual who, for estate tax purposes, is not a citizen or resident of the United States at the time of death will not be includable in the decedent’s gross estate for U.S. estate tax purposes, provided that (i) such holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote, and (ii) at the time of death, payments with respect to such exchange note would not have been effectively connected with the conduct by such holder of a trade or business in the United States. In addition, the U.S. estate tax may not apply with respect to such exchange note under the terms of an applicable estate tax treaty. The estate tax does not apply for 2010, but (absent new legislation) is reinstated thereafter.

Information Reporting and Backup Withholding

U.S. rules concerning information reporting and backup withholding applicable to non-U.S. holders are as follows:

•	Interest payments you receive will be automatically exempt from the usual backup withholding rules if such payments are subject to the 30% withholding tax on interest or if they are exempt from that tax by application of a tax treaty or the “portfolio interest” exception. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, information reporting may still apply to payments of interest (on Form 1042-S) even if certification is provided and the interest is exempt from the 30% withholding tax.

•	Sale proceeds you receive on a sale of your exchange notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption, or do not provide the certification described above. In particular, information reporting and backup withholding may apply if you use the U.S. office of a broker, and information reporting (but generally not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the United States.

•	We suggest that you consult your tax advisor concerning the application of information reporting and backup withholding rules.

CERTAIN CONSIDERATIONS FOR BENEFIT PLAN INVESTORS

To the extent the exchange notes are purchased and held by an employee benefit plan subject to Title I of ERISA, or Section 4975 of the Code, the following considerations should be taken into account. A fiduciary of an employee benefit plan subject to ERISA must determine that the purchase and holding of an exchange note is consistent with its fiduciary duties under ERISA. The fiduciary of an ERISA plan, as well as any other prospective investor subject to Section 4975 of the Code, must also determine that its purchase and holding of exchange notes does not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code. To address the above concerns, the exchange notes may not be purchased by or transferred to any investor unless the investment complies with the representations contained in paragraph 7 of the “Notice to Investors,” which are designed to ensure that the acquisition of the exchange notes will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code.

Similar state and/or local laws may apply to plans and entities holding plan assets that are not subject to Title I of ERISA or Section 4975 of the Code.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer which requests it, for use in any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account as a result of market-making activities or other trading activities pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus in connection with any resales of exchange notes. Any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

For a period of 180 days after the effective date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain types of liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with the exchange notes and guarantees by those of the guarantors incorporated or organized under the laws of the State of Delaware the Commonwealth of Massachusetts, State of New York and State of California will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. Certain legal matters relating to that guarantor incorporated under the laws of the State of Arizona and to those of the guarantors incorporated under the laws of the State of Missouri will be passed upon for us by Bryan Cave LLP. Certain legal matters relating to that guarantor incorporated under the laws of the State of Connecticut will be passed upon for us by Cohn Birnbaum & Shea P.C. Certain legal matters relating to that guarantor incorporated under the laws of the State of Florida will be passed upon for us by Greenberg Traurig, P.A. Certain legal matters relating to that guarantor incorporated under the laws of the State of Kentucky will be passed upon for us by Wyatt, Tarrant & Combs, LLP. Certain legal matters relating to that guarantor incorporated under the laws of the State of Michigan will be passed upon by us by Rhoades & McKee PC. Certain legal matters relating to those of the guarantors that are incorporated under the laws of the State of Oklahoma will be passed upon for us by McAfee & Taft, P.C. Certain legal matters relating to that guarantor incorporated under the laws of the State of Utah will be passed upon for us by Holland & Hart LLP.

EXPERTS

The consolidated financial statements and related financial statement schedule of Nortek, Inc. and its subsidiaries as of December 31, 2007 and 2006, and for the years ended December 31, 2007, 2006 and 2005, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-4 under the Securities Act with the Commission with respect to the issuance of the exchange notes. This prospectus, which is included in the registration statement, does not contain all of the information included in the registration statement. Certain parts of this registration statement are omitted in accordance with the rules and regulations of the Commission. For further information about us and the exchange notes, we refer you to the registration statement. You should be aware that the statements made in this prospectus as to the contents of any agreement or other document filed as an exhibit to the registration statement are not complete. Although we believe that we have summarized the material terms of these documents in the prospectus, these statements should be read along with the full and complete text of the related documents.

We have agreed that, whether or not we are required to do so by the Commission, after consummation of the exchange offer or the effectiveness of a shelf registration statement, for so long as any of the exchange notes remain outstanding, we will file with the Commission (or we will furnish to holders of the exchange notes if not filed with the Commission), within the time periods specified in the rules and regulations of the Commission:

•	all quarterly and annual reports on Forms 10-Q and 10-K, including, with respect to the annual information only, a report thereon by our certified independent public accountants; and

•	all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file these reports.

Any reports or documents we file with the Commission, including the registration statement, may be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of these reports or other documents may be obtained at prescribed rates from the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. For further information about the Public Reference Section, call 1-800-SEC-0330. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

NORTEK, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of Nortek, Inc.:

We have audited the accompanying consolidated balance sheets of Nortek, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholder’s investment, and cash flows for the years ended December 31, 2007, 2006 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nortek, Inc. and subsidiaries at December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for the years ended December 31, 2007, 2006 and 2005, in conformity with U.S. generally accepted accounting principles.

As discussed in Notes 1 and 4 to the consolidated financial statements, in 2007 Nortek, Inc. adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” As discussed in Notes 1 and 7 to the consolidated financial statements, in 2006 Nortek, Inc. adopted Statement of Financial Accounting Standards (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R)”.

ERNST & YOUNG LLP

Boston, Massachusetts
April 14, 2008

NORTEK, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

	For the Years Ended December 31,
	2007	2006	2005
	(Amounts in millions)

Net Sales	$2,368.2	$2,218.4	$1,959.2

Costs and Expenses:
Cost of products sold (see Note 12)	1,679.9	1,547.3	1,361.4
Selling, general and administrative expense, net (see Note 12)	475.3	379.2	342.3
Amortization of intangible assets	27.5	24.9	18.3

	2,182.7	1,951.4	1,722.0

Operating earnings	185.5	267.0	237.2
Interest expense	(122.0)	(115.6)	(102.4)
Investment income	2.0	2.2	1.8

Earnings before provision for income taxes	65.5	153.6	136.6
Provision for income taxes	33.1	63.9	56.1

Net earnings	$32.4	$89.7	$80.5

The accompanying notes are an integral part of these Consolidated Financial Statements.

NORTEK, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	December 31,
	2007	2006
	(Dollar amounts in millions, except share data)

ASSETS
Current Assets:
Unrestricted cash and cash equivalents	$53.4	$57.4
Restricted cash	1.0	1.2
Accounts receivable, less allowances of $12.2 and $9.4	320.0	328.9
Inventories:
Raw materials	91.6	83.1
Work in process	29.9	28.7
Finished goods	187.1	166.8

	308.6	278.6

Prepaid expenses	11.7	13.7
Other current assets	19.8	24.4
Prepaid income taxes	28.9	21.2

Total current assets	743.4	725.4

Property and Equipment, at Cost:
Land	10.4	9.5
Buildings and improvements	110.1	101.9
Machinery and equipment	217.1	177.2

	337.6	288.6
Less accumulated depreciation	99.7	66.1

Total property and equipment, net	237.9	222.5

Other Assets:
Goodwill	1,528.9	1,481.4
Intangible assets, less accumulated amortization of $80.7 and $52.4	156.6	150.4
Deferred debt expense	27.4	33.1
Restricted investments and marketable securities	2.3	3.3
Other assets	10.3	11.2

	1,725.5	1,679.4

Total Assets	$2,706.8	$2,627.3

LIABILITIES AND STOCKHOLDER’S INVESTMENT
Current Liabilities:
Notes payable and other short-term obligations	$64.0	$23.3
Current maturities of long-term debt	32.4	20.0
Accounts payable	192.7	188.2
Accrued expenses and taxes, net	247.1	282.8

Total current liabilities	536.2	514.3

Other Liabilities:
Deferred income taxes	36.2	33.9
Long-term payable to affiliate	43.2	24.9
Other	123.5	128.8

	202.9	187.6

Notes, Mortgage Notes and Obligations Payable, Less Current Maturities	1,349.0	1,362.3

Commitments and Contingencies (see Note 8)
Stockholder’s Investment:
Common stock, $0.01 par value, authorized 3,000 shares; 3,000 issued and outstanding at December 31, 2007 and 2006	—	—
Additional paid-in capital	412.4	412.1
Retained earnings	168.6	139.4
Accumulated other comprehensive income	37.7	11.6

Total stockholder’s investment	618.7	563.1

Total Liabilities and Stockholder’s Investment	$2,706.8	$2,627.3

The accompanying notes are an integral part of these Consolidated Financial Statements.

NORTEK, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Years Ended December 31,
	2007	2006	2005
	(Amounts in millions)

Cash Flows from operating activities:
Net earnings	$32.4	$89.7	$80.5

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expense	65.1	61.2	45.9
Non-cash interest expense, net	5.6	5.3	5.3
Non-cash stock-based compensation	0.3	0.3	0.3
Gain from curtailment of post-retirement medical benefits	—	(35.9)	—
Compensation reserve adjustment	—	(3.5)	—
Loss (gain) on sale of property and equipment	2.4	1.3	(1.6)
Deferred federal income tax (benefit) provision	(6.0)	27.4	9.5
Changes in certain assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable, net	23.7	(19.6)	(37.3)
Inventories	(16.6)	(14.0)	(24.3)
Prepaids and other current assets	(2.0)	11.1	(5.2)
Accounts payable	(8.4)	(0.7)	20.7
Accrued expenses and taxes	6.5	35.2	19.9
Taxes receivable from Nortek Holdings, Inc.	—	—	20.2
Long-term assets, liabilities and other, net	4.0	(9.8)	(5.4)

Total adjustments to net earnings	74.6	58.3	48.0

Net cash provided by operating activities	$107.0	$148.0	$128.5

Cash Flows from investing activities:
Capital expenditures	$(36.4)	$(42.3)	$(28.9)
Net cash paid for businesses acquired	(93.5)	(106.2)	(117.2)
Payment in connection with NTK Holdings’ senior unsecured loan facility rollover	(4.5)	—	—
Proceeds from the sale of property and equipment	0.5	5.1	10.8
Change in restricted cash and marketable securities	1.2	0.4	(0.2)
Other, net	(2.4)	(3.3)	(2.3)

Net cash used in investing activities	$(135.1)	$(146.3)	$(137.8)

Cash Flows from financing activities:
Increase in borrowings	$121.4	$87.0	$35.1
Payment of borrowings	(97.3)	(78.8)	(43.4)
Dividends	—	(28.1)	—
Other, net	—	(1.6)	(0.2)

Net cash provided by (used in) financing activities	24.1	(21.5)	(8.5)

Net change in unrestricted cash and cash equivalents	(4.0)	(19.8)	(17.8)
Unrestricted cash and cash equivalents at the beginning of the period	57.4	77.2	95.0

Unrestricted cash and cash equivalents at the end of the period	$53.4	$57.4	$77.2

The accompanying notes are an integral part of these Consolidated Financial Statements.

NORTEK, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDER’S INVESTMENT
For the Year Ended December 31, 2005

		(Accumulated	Accumulated
	Additional	Deficit)	Other
	Paid-in	Retained	Comprehensive	Comprehensive
	Capital	Earnings	Income (Loss)	Income (Loss)
	(Dollar amounts in millions)

Balance, December 31, 2004	$410.6	$(2.7)	$9.1	$—
Net earnings	—	80.5	—	80.5
Other comprehensive income (loss):
Currency translation adjustment	—	—	(1.7)	(1.7)
Minimum pension liability, net of tax of $0.1	—	—	0.1	0.1

Comprehensive income				$78.9

Capital contribution from parent	4.1	—	—
Stock-based compensation	0.3	—	—

Balance, December 31, 2005	$415.0	$77.8	$7.5

The accompanying notes are an integral part of these Consolidated Financial Statements.

NORTEK, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDER’S INVESTMENT
For the Year Ended December 31, 2006

			Accumulated
	Additional		Other
	Paid-in	Retained	Comprehensive	Comprehensive
	Capital	Earnings	Income (Loss)	Income (Loss)
	(Dollar amounts in millions)

Balance, December 31, 2005	$415.0	$77.8	$7.5	$—
Net earnings	—	89.7	—	89.7
Other comprehensive income (loss):
Currency translation adjustment	—	—	5.1	5.1
Reversal of SFAS No. 87 minimum pension liability, net of tax provision of $0.1 million	—	—	0.3	0.3
Effect of SFAS No. 158 adoption, net of tax provision of $1.8 million	—	—	(1.3)	(1.3)

Comprehensive income				$93.8

Capital contribution from (dividend to) parent	1.7	(28.1)	—
Adjustment of carryover basis of continuing management investors in the THL Transaction	(4.9)	—	—
Stock-based compensation	0.3	—	—

Balance, December 31, 2006	$412.1	$139.4	$11.6

The accompanying notes are an integral part of these Consolidated Financial Statements.

NORTEK, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDER’S INVESTMENT
For the Year Ended December 31, 2007

			Accumulated
	Additional		Other
	Paid-in	Retained	Comprehensive	Comprehensive
	Capital	Earnings	Income	Income
	(Dollar amounts in millions)

Balance, December 31, 2006	$412.1	$139.4	$11.6	$—
Net earnings	—	32.4	—	32.4
Other comprehensive income:
Currency translation adjustment	—	—	15.4	15.4
Pension liability adjustment, net of tax provision of $3.9 million	—	—	10.7	10.7

Comprehensive income				$58.5

Adoption of FIN 48 (see Note 4)	—	(3.2)	—
Stock-based compensation	0.3	—	—

Balance, December 31, 2007	$412.4	$168.6	$37.7

The accompanying notes are an integral part of these Consolidated Financial Statements.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements presented herein reflect the financial position, results of operations and cash flows of Nortek, Inc. (the “Company” or “Nortek”) and all of its wholly-owned subsidiaries (collectively, the “Consolidated Financial Statements”).

The Company is a diversified manufacturer of residential and commercial building products, operating within three reporting segments: the Residential Ventilation Products segment, the Home Technology Products segment and the Air Conditioning and Heating Products segment. Through these reporting segments, the Company manufactures and sells, primarily in the United States, Canada and Europe, a wide variety of products for the residential and commercial construction, manufactured housing, and the do-it-yourself (“DIY”) and professional remodeling and renovation markets.

On May 5, 2006, NTK Holdings filed a registration statement on Form S-1 (last amended on September 15, 2006) with the Securities and Exchange Commission (“SEC”) for an initial public offering of shares of its common stock. NTK Holdings withdrew its registration statement on Form S-1 in a filing with the SEC on November 13, 2007 due to the unsettled market conditions.

Principles of Consolidation

The Consolidated Financial Statements include the accounts of the Company and all of its wholly-owned subsidiaries after elimination of intercompany accounts and transactions. Certain amounts in the prior years’ Consolidated Financial Statements have been reclassified to conform to the current year presentation.

Accounting Policies and Use of Estimates

The preparation of these Consolidated Financial Statements in conformity with U.S. generally accepted accounting principles involves estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of income and expense during the reporting periods. Certain of the Company’s accounting policies require the application of judgment in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. The Company periodically evaluates the judgments and estimates used for its critical accounting policies to ensure that such judgments and estimates are reasonable for its interim and year-end reporting requirements. These judgments and estimates are based on the Company’s historical experience, current trends and information available from other sources, as appropriate. If different conditions result from those assumptions used in the Company’s judgments, the results could be materially different from the Company’s estimates.

Recognition of Sales and Related Costs, Incentives and Allowances

The Company recognizes sales upon the shipment of its products net of applicable provisions for discounts and allowances. Allowances for cash discounts, volume rebates and other customer incentive programs, as well as gross customer returns, among others, are recorded as a reduction of sales at the time of sale based upon the estimated future outcome. Cash discounts, volume rebates and other customer incentive programs are based upon certain percentages agreed to with the Company’s various customers, which are typically earned by the customer over an annual period. The Company records periodic estimates for these amounts based upon the historical results to date, estimated future results through the end of the contract period and the contractual provisions of the customer agreements. For calendar year customer agreements, the Company is able to adjust its periodic estimates to actual amounts as of December 31 each year based upon the contractual provisions of the customer agreements. For those customers who have agreements that are not on a calendar year cycle, the Company records estimates at December 31 consistent with the above described

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

methodology. Customer returns are recorded on an actual basis throughout the year and also include an estimate at the end of each reporting period for future customer returns related to sales recorded prior to the end of the period. The Company generally estimates customer returns based upon the time lag that historically occurs between the date of the sale and the date of the return while also factoring in any new business conditions that might impact the historical analysis such as new product introduction. The Company also provides for its estimate of warranty, bad debts and shipping costs at the time of sale. Shipping and warranty costs are included in cost of products sold. Bad debt provisions are included in selling, general and administrative expense, net. The amounts recorded are generally based upon historically derived percentages while also factoring in any new business conditions that might impact the historical analysis such as new product introduction for warranty and bankruptcies of particular customers for bad debts.

Cash and Cash Equivalents

Cash equivalents consist of short-term highly liquid investments with original maturities of three months or less which are readily convertible into cash.

The Company has classified as restricted in the accompanying consolidated balance sheet certain cash and cash equivalents that are not fully available for use in its operations. At December 31, 2007 approximately $3.3 million of cash and cash equivalents (of which approximately $2.3 million is included in long-term assets) had been pledged as collateral or were held in pension trusts for certain debt, insurance, employee benefits and other requirements. At December 31, 2006 approximately $4.5 million of cash and cash equivalents (of which approximately $3.3 million is included in long-term assets) had been pledged as collateral or were held in pension trusts for certain debt, insurance, employee benefits and other requirements.

Disclosures about Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Cash Equivalents — The carrying amount approximates fair value because of the short maturity of those instruments.

Restricted Investments and Marketable Securities — The fair value of investments is based on quoted market prices. The fair value of investments was not materially different from their cost basis at December 31, 2007 or 2006.

Long-Term Debt — At December 31, 2007 and December 31, 2006, the fair value of long-term indebtedness was approximately $117.1 million lower and $15.6 million lower, respectively, than the amount on the Company’s consolidated balance sheet, before unamortized premium, based on available market quotations (see Note 5).

Inventories

Inventories in the accompanying consolidated balance sheet are valued at the lower of cost or market. At December 31, 2007 and 2006, approximately $109.6 million and $110.3 million of total inventories, respectively, were valued on the last-in, first-out method (“LIFO”). Under the first-in, first-out method (“FIFO”) of accounting, such inventories would have been approximately $7.9 million and $8.5 million higher at December 31, 2007 and 2006, respectively. All other inventories were valued under the FIFO method. In connection with both LIFO and FIFO inventories, the Company will record provisions, as appropriate, to write-down obsolete and excess inventory to estimated net realizable value. The process for evaluating obsolete and excess inventory often requires the Company to make subjective judgments and estimates concerning future sales levels, quantities and prices at which such inventory will be able to be sold in the normal course

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

of business. Accelerating the disposal process or incorrect estimates of future sales potential may cause the actual results to differ from the estimates at the time such inventory is disposed or sold.

Purchase price allocated to the fair value of inventory is amortized over the estimated period in which the inventory will be sold.

Depreciation and Amortization

Depreciation and amortization of property and equipment, including capital leases, is provided on a straight-line basis over their estimated useful lives, which are generally as follows:

Buildings and improvements	10-35 years
Machinery and equipment, including leases	3-15 years
Leasehold improvements	Term of lease

Expenditures for maintenance and repairs are expensed when incurred. Expenditures for renewals and betterments are capitalized. When assets are sold, or otherwise disposed, the cost and related accumulated depreciation are eliminated and the resulting gain or loss is recognized.

Goodwill and Intangible Assets

The following table presents a summary of the activity in goodwill for the years ended December 31, 2007 and 2006:

(Amounts in millions)

Balance as of December 31, 2005	$1,381.3
Acquisitions during the year ended December 31, 2006	49.2
Contingent earnouts related to acquisitions	55.6
Purchase accounting adjustments	(1.7)
Adjustment of carryover basis of continuing management investors in the THL Transaction	(4.9)
Impact of foreign currency translation	1.9

Balance as of December 31, 2006	1,481.4
Acquisitions during the year ended December 31, 2007	27.0
Contingent earnouts related to acquisitions	32.7
Purchase accounting adjustments	(13.5)
Impact of foreign currency translation	1.3

Balance as of December 31, 2007	$1,528.9

At December 31, 2007, the Company had an approximate carrying value of goodwill as follows:

(Amounts in millions)
Segment:
Residential Ventilation Products	$798.8
Home Technology Products	415.6
Air Conditioning and Heating Products*	314.5

$1,528.9

*	Primarily relates to Residential HVAC reporting unit.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

The Company has classified as goodwill the cost in excess of the fair value of the net assets (including tax attributes) of companies acquired in purchase transactions (see Note 2). Approximately $47.3 million, $62.3 million and $56.1 million of goodwill associated with certain companies acquired during the years ended December 31, 2007, 2006 and 2005, respectively, will be deductible for income tax purposes. Purchase accounting adjustments relate principally to final revisions resulting from the completion of fair value adjustments and adjustments to deferred income taxes that impact goodwill. See Note 9 for a rollforward of the activity in goodwill by reporting segment for the years ended December 31, 2007, 2006 and 2005.

The $4.9 million non-cash “Adjustment of carryover basis of continuing management investors in the THL Transaction” for the year ended December 31, 2006, as noted in the table above, represents a correction to the original 2004 purchase accounting for the 2004 Acquisition with THL resulting in a reduction of goodwill with a corresponding reduction in stockholder’s investment. The $4.9 million adjustment has not been reflected in the consolidated financial statements for prior periods as the Company has determined that the adjustment is not material to the prior period consolidated financial statements.

The Company accounts for acquired goodwill and intangible assets in accordance with Statement of Financial Standards (“SFAS”) No. 141, “Business Combinations” (“SFAS No. 141”), SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) which involves judgment with respect to the determination of the purchase price and the valuation of the acquired assets and liabilities in order to determine the final amount of goodwill. The Company believes that the estimates that it has used to record its acquisitions are reasonable and in accordance with SFAS No. 141 (see Note 2).

Under SFAS No. 142, goodwill determined to have an indefinite useful life is not amortized. Instead these assets are evaluated for impairment on an annual basis, or more frequently when an event occurs or circumstances change between annual tests that would more likely than not reduce the fair value of the reporting unit below its carrying value, including, among others, a significant adverse change in the business climate. The Company has set the annual evaluation date as of the first day of its fiscal fourth quarter. The Company performed a second test as of December 31, 2007 due to continued weakness in the housing market together with a difficult mortgage industry, resulting in continued decline in new housing activity and consumer spending on industry-wide home remodeling and repair expenditures.

The Company primarily utilizes a discounted cash flow approach in order to value the Company’s reporting units required to be tested for impairment by SFAS No. 142, which requires that the Company forecast future cash flows of the reporting units and discount the cash flow stream based upon a weighted average cost of capital that is derived from comparable companies within similar industries. The reporting units evaluated for goodwill impairment by the Company have been determined to be the same as the Company’s operating segments in accordance with the criteria in SFAS No. 142 for determining reporting units (see Note 9). The discounted cash flow calculations also include a terminal value calculation that is based upon an expected long-term growth rate for the applicable reporting unit. The Company believes that its procedures for estimating gross future cash flows, including the terminal valuation, are reasonable and consistent with market conditions at the time of estimation.

Goodwill is considered to be potentially impaired when the net book value of a reporting unit exceeds its estimated fair value as determined in accordance with the Company’s valuation procedures. The Company believes that its assumptions used to determine the fair value for the respective reporting units are reasonable. If different assumptions were to be used, particularly with respect to estimating future cash flows, there could be the potential that an impairment charge could result. Actual operating results and the related cash flows of the reporting units could differ from the estimated operating results and related cash flows. The impact of reducing the Company’s fair value estimates by 10% would have no impact on the Company’s goodwill assessment for any of its reporting units, with the exception of the Company’s residential heating, ventilating

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

and air conditioning (“Residential HVAC”) reporting unit. Assuming a 10% reduction in the Company’s fair value estimates, the carrying value of Residential HVAC may exceed fair value, which could require the Company to perform additional testing under SFAS No. 142 to determine if there was a goodwill impairment for Residential HVAC.

In accordance with SFAS No. 144, the Company evaluates the realizability of non indefinite-lived and non-goodwill long-lived assets, which primarily consist of property and equipment and intangible assets (the “SFAS No. 144 Long-Lived Assets”), on an annual basis, or more frequently when events or business conditions warrant it, based on expectations of non-discounted future cash flows for each subsidiary having a material amount of SFAS No. 144 Long-Lived Assets.

The Company performs the evaluation as of the first day of its fiscal fourth quarter and more frequently if impairment indicators are identified, for the impairment of long-lived assets, other than goodwill, based on expectations of non-discounted future cash flows compared to the carrying value of the subsidiary in accordance with SFAS No. 144. If the sum of the expected non-discounted future cash flows is less than the carrying amount of the SFAS No. 144 Long-Lived Assets, the Company would recognize an impairment loss. The Company’s cash flow estimates are based upon historical cash flows, as well as future projected cash flows received from subsidiary management in connection with the annual Company wide planning process, and include a terminal valuation for the applicable subsidiary based upon a multiple of earnings before interest expense, net, depreciation and amortization expense and income taxes (“EBITDA”). The Company estimates the EBITDA multiple by reviewing comparable company information and other industry data. The Company believes that its procedures for estimating gross future cash flows, including the terminal valuation, are reasonable and consistent with market conditions at the time of estimation.

The Company’s businesses are experiencing a difficult market environment, due primarily to weak residential new construction, remodeling and residential air conditioning markets and increased commodity costs, and expect these trends to continue into 2008. The Company has evaluated the carrying value of reporting unit goodwill and long-lived assets and has determined, despite the current difficult market environment, that no impairment existed at the time these financial statements were completed.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

Intangible assets consist principally of patents, trademarks, customer relationships and non-compete agreements. Patents, trademarks and non-compete agreements are amortized on a straight-line basis, while customer relationships are amortized on an accelerated basis based upon the estimated consumption of the economic benefits of the customer relationship. Amortization of intangible assets charged to operations amounted to approximately $27.5 million, $24.9 million and $18.3 million for the years ended December 31, 2007, 2006 and 2005, respectively. The table that follows presents the major components of intangible assets as of December 31, 2007 and 2006:

				Weighted
	Gross		Net	Average
	Carrying	Accumulated	Intangible	Remaining
	Amount	Amortization	Assets	Useful Lives
	(Amounts in millions except for useful lives)

December 31, 2007:
Trademarks	$100.2	$(18.8)	$81.4	12.9
Patents	34.9	(6.9)	28.0	11.0
Customer relationships	74.9	(42.3)	32.6	3.6
Others	27.3	(12.7)	14.6	3.4

	$237.3	$(80.7)	$156.6	6.4

December 31, 2006:
Trademarks	$85.4	$(12.0)	$73.4	13.6
Patents	31.5	(4.0)	27.5	13.5
Customer relationships	58.0	(28.6)	29.4	2.8
Others	27.9	(7.8)	20.1	3.2

	$202.8	$(52.4)	$150.4	5.8

As of December 31, 2007, the estimated future intangible asset amortization expense aggregates approximately $156.6 million as follows:

Year Ended	Annual Amortization
December 31,	Expense
(Amounts in millions)
(Unaudited)

2008	$25.9
2009	21.9
2010	17.4
2011	13.6
2012	10.9
2013 and thereafter	66.9

Pensions and Post Retirement Health Benefits

On December 31, 2006, the Company adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS No. 158”). SFAS No. 158 requires the Company to: (a) recognize the over-funded or under-funded status of its defined benefit post-retirement plans as an asset or liability in its statement of financial position; (b) recognize changes in the funded status in the year in which the changes occur through comprehensive income and (c) measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end. The Company was required to initially recognize the funded status of its defined benefit plans

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

and to provide the required disclosures for the fiscal year ended December 31, 2006. The requirement to measure benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for the Company for the fiscal year ended December 31, 2008.

Prior to December 31, 2006, the Company accounted for pensions, including supplemental executive retirement plans, and post retirement health benefit liabilities under SFAS No. 87, “Employers’ Accounting for Pensions” (“SFAS No. 87”) and SFAS No. 106, “Employers’ Accounting for Post Retirement Benefits Other Than Pensions” (“SFAS No. 106”), respectively.

The accounting for pensions requires the estimating of such items as the long-term average return on plan assets, the discount rate, the rate of compensation increase and the assumed medical cost inflation rate. Such estimates require a significant amount of judgment (see Note 7 for a discussion of these judgments).

Insurance Liabilities

The Company records insurance liabilities and related expenses for health, workers compensation, product and general liability losses and other insurance reserves and expenses in accordance with either the contractual terms of its policies or, if self-insured, the total liabilities that are estimable and probable as of the reporting date. Insurance liabilities are recorded as current liabilities to the extent they are expected to be paid in the succeeding year with the remaining requirements classified as long-term liabilities. The accounting for self-insured plans requires that significant judgments and estimates be made both with respect to the future liabilities to be paid for known claims and incurred but not reported claims as of the reporting date. The Company considers historical trends when determining the appropriate insurance reserves to record in the consolidated balance sheet for a substantial portion of its workers compensation and general and product liability losses. In certain cases where partial insurance coverage exists, the Company must estimate the portion of the liability that will be covered by existing insurance policies to arrive at the net expected liability to the Company (see Note 8).

Income Taxes

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes (an interpretation of FASB Statement No. 109)”, (“FIN 48”). FIN 48 clarifies the criteria that an individual tax position must satisfy for some or all of the benefits of that position to be recognized in a company’s financial statements. FIN 48 prescribes a recognition threshold of “more-likely-than-not” and a measurement attribute for all tax positions taken or expected to be taken on a tax return in order for those tax positions to be recognized in the financial statements. The Company adopted FIN 48 on January 1, 2007 (see Note 4).

The Company accounts for income taxes using the liability method in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”), which requires that the deferred tax consequences of temporary differences between the amounts recorded in the Company’s Consolidated Financial Statements and the amounts included in the Company’s federal and state income tax returns be recognized in the balance sheet. As the Company generally does not file its income tax returns until well after the closing process for the December 31 financial statements is complete, the amounts recorded at December 31 reflect estimates of what the final amounts will be when the actual income tax returns are filed for that fiscal year. In addition, estimates are often required with respect to, among other things, the appropriate state income tax rates to use in the various states that the Company and its subsidiaries are required to file, the potential utilization of operating and capital loss carry-forwards and valuation allowances required, if any, for tax assets that may not be realizable in the future. SFAS No. 109 requires balance sheet classification of current and long-term deferred income tax assets and liabilities based upon the classification of the underlying asset or liability that gives rise to a temporary difference (see Note 4).

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

Stock-Based Compensation of Employees, Officers and Directors

Prior to January 1, 2006, the Company used the fair value method of accounting for stock-based employee compensation in accordance with Statement of Financial Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”). On January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”).

The Company adopted SFAS No. 123R and followed the modified-prospective transition method of accounting for stock-based compensation. Under the modified-prospective transition method, the Company is required to recognize compensation cost for share-based payments to employees based on their grant-date fair value beginning January 1, 2006. Measurement and attribution of compensation cost for awards that were granted prior to, but not vested as of the date SFAS No. 123R was adopted are based on the same estimate of the grant-date fair value and the same attribution method used previously under SFAS No. 123.

The adoption of SFAS No. 123R did not have a material impact on the Company’s financial position or results of operations.

The Company recorded stock-based compensation charges in selling, general and administrative expense, net of approximately $0.3 million for each of the three years in the period ended December 31, 2007, respectively, in accordance with SFAS No. 123R and SFAS No. 123.

At December 31, 2007, certain employees and consultants held approximately 23,383 C-1 units and approximately 44,306 C-2 units, which represent equity interests in THL-Nortek Investors, LLC (“Investors LLC”), the parent of NTK Holdings, that function similar to stock awards. The C-1 units vest pro rata on a quarterly basis over a three-year period and approximately 22,613 and 16,720 were vested at December 31, 2007 and 2006, respectively. The total fair value of the C-1 units is approximately $1.1 million and approximately $0.1 million remains to be amortized at December 31, 2007. The C-2 units only vest in the event that certain performance-based criteria, as defined, are met. At December 31, 2007 and 2006, there was approximately $1.6 million of unamortized stock-based employee compensation with respect to the C-2 units, which will be recognized in the event that it becomes probable that the C-2 units or any portion thereof will vest. The C-1 and C-2 units were valued using the Black-Scholes option pricing model to determine the freely-traded call option value based upon information from comparable public companies, which was then adjusted to reflect the discount period, the minority interest factor and the lack of marketability factor to arrive at the final valuations.

Commitments and Contingencies

The Company provides accruals for all direct costs associated with the estimated resolution of contingencies at the earliest date at which it is deemed probable that a liability has been incurred and the amount of such liability can be reasonably estimated. Costs accrued are estimated based upon an analysis of potential results, assuming a combination of litigation and settlement strategies and outcomes (see Note 8).

Research and Development

The Company’s research and development activities are principally new product development and represent approximately 2.4%, 2.0% and 1.9% of the Company’s consolidated net sales in 2007, 2006 and 2005, respectively.

Comprehensive Income (Loss)

Comprehensive income (loss) includes net earnings and unrealized gains and losses from currency translation, marketable securities available for sale, SFAS No. 87 minimum pension liability adjustments and

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

SFAS No. 158 pension liability adjustments, net of tax attributes. The components of the Company’s comprehensive income (loss) and the effect on earnings for the periods presented are detailed in the accompanying consolidated statement of stockholder’s investment.

The balances of each classification, net of tax attributes, within accumulated other comprehensive income (loss) as of the periods presented are as follows:

		SFAS No. 87		Total
		Minimum	SFAS No. 158	Accumulated
	Foreign	Pension	Post-Retirement	Other
	Currency	Liability	Liability	Comprehensive
	Translation	Adjustment	Adjustment	Income (Loss)
	(Amounts in millions)

Balance, December 31, 2004	$9.5	$(0.4)	$—	$9.1
Change during the period	(1.7)	0.1	—	(1.6)

Balance, December 31, 2005	7.8	(0.3)	—	7.5
Change during the period	5.1	—	—	5.1
Adoption of SFAS No. 158	—	0.3	(1.3)	(1.0)

Balance, December 31, 2006	12.9	—	(1.3)	11.6
Change during the period	15.4	—	10.7	26.1

Balance, December 31, 2007	$28.3	$—	$9.4	$37.7

Foreign Currency Translation

The financial statements of subsidiaries outside the United States are measured using the foreign subsidiaries’ local currency as the functional currency. The Company translates the assets and liabilities of its foreign subsidiaries at the exchange rates in effect at year-end. Net sales, costs and expenses are translated using average exchange rates in effect during the year. Gains and losses from foreign currency translation are credited or charged to accumulated other comprehensive income (loss) included in stockholder’s investment in the accompanying consolidated balance sheet. Transaction gains and losses are recorded in selling, general and administrative expense, net.

Long-term payable to affiliate

At December 31, 2007 and 2006, the Company had approximately $43.2 million and $24.9 million, respectively, recorded on the accompanying consolidated balance sheet related to a long-term payable to affiliate. This payable primarily relates to deferred taxes related to NTK Holdings which have been transferred to Nortek.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

The following table presents a summary of the activity in the long-term (receivable) payable to affiliate for the years ended December 31, 2007 and 2006:

(Amounts in millions)

Balance at December 31, 2005	$(17.5)
Deferred taxes transferred to Nortek	44.4
Payment of IPO expenses for NTK Holdings	(2.0)

Balance at December 31, 2006	24.9
Deferred taxes transferred to Nortek	23.4
Payment in connection with NTK Holdings Bridge Loan Rollover	(4.5)
Payment of IPO expenses for NTK Holdings	(0.5)
Payment of miscellaneous expenses for NTK Holdings	(0.1)

Balance at December 31, 2007	$43.2

New Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”). SFAS No. 141(R) replaces SFAS No. 141, “Business Combinations”, but retains the requirement that the purchase method of accounting for acquisitions be used for all business combinations. SFAS No. 141(R) expands on the disclosures previously required by SFAS No. 141, better defines the acquirer and the acquisition date in a business combination, and establishes principles for recognizing and measuring the assets acquired (including goodwill), the liabilities assumed and any noncontrolling interests in the acquired business. SFAS No. 141(R) also requires an acquirer to record an adjustment to the provision for income taxes for changes in valuation allowances or uncertain tax positions related to acquired businesses. SFAS No. 141(R) is effective for all business combinations with an acquisition date in the first annual period following December 15, 2008; early adoption is not permitted. The Company will adopt this statement in fiscal year 2009. Based upon current accounting principles, approximately $13.2 million of the Company’s unrecognized tax benefits as of December 31, 2007, would reduce goodwill if recognized. This amount is expected to be approximately $10.0 million at the date of adoption. Under the provisions of SFAS No. 141(R), if these amounts are recognized after December 31, 2008, they would be recorded through the Company’s provision for income taxes and reduce the Company’s effective tax rate, rather than through goodwill. The Company is currently evaluating the impact of adopting SFAS No. 141(R) on its Consolidated Financial Statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 160 requires that noncontrolling (or minority) interests in subsidiaries be reported in the equity section of the company’s balance sheet, rather than in a mezzanine section of the balance sheet between liabilities and equity. SFAS No. 160 also changes the manner in which the net income of the subsidiary is reported and disclosed in the controlling company’s income statement. SFAS No. 160 also establishes guidelines for accounting for changes in ownership percentages and for deconsolidation. SFAS No. 160 is effective for financial statements for fiscal years beginning on or after December 1, 2008 and interim periods within those years. The Company is currently evaluating the impact of adopting SFAS No. 160 on its Consolidated Financial Statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value and is effective for fiscal years beginning after November 15, 2007, or January 1, 2008 for the Company.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

The Company is currently evaluating the impact of adopting SFAS No. 159 on its consolidated financial statements.

In February 2008, the FASB issued FASB Staff Position (“FSP”) SFAS No. 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Its Related Interpretive Accounting Pronouncements That Address Leasing Transactions” (“FSP No. 157-1”), and FSP SFAS No. 157-2, “Effective Date of FASB Statement No. 157” (“FSP No. 157-2”). FSP No. 157-1 removes leasing from the scope of SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). FSP No. 157-2 delays the effective date of SFAS No. 157 from 2008 to 2009 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). See SFAS No. 157 discussion below.

In September 2006, the FASB issued SFAS No. 157. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with U.S. generally accepted accounting principles and expands disclosures about fair value measurements; however, it does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for the Company beginning January 1, 2008, including interim periods within the year ending December 31, 2008, except as amended by FSP No. 157-1 and FSP No. 157-2 as previously described. Earlier adoption is encouraged. The provisions of SFAS No. 157 will be applied prospectively to fair value measurements and disclosures for financial assets and financial liabilities and non-financial assets and non-financial liabilities recognized or disclosed at fair value in the financial statements on at least an annual basis beginning in the first quarter of 2008. While the company does not expect the adoption of SFAS No. 157 to have a material impact on its Consolidated Financial Statements at this time, the Company will monitor any additional implementation guidance that is issued that addresses the fair value measurements for certain financial assets and non financial assets and non-financial liabilities not disclosed at fair value in the financial statements on at least an annual basis. The Company is currently evaluating the impact of adopting SFAS No. 157 on its consolidated financial statements.

2.  ACQUISITIONS

On September 18, 2007, the Company acquired all the capital stock of Stilpol SP. Zo.O. (“Stilpol”) and certain assets and liabilities of Metaltecnica S.r.l. (“Metaltecnica”) for approximately $7.9 million in cash and the assumption of indebtedness of approximately $4.1 million through its kitchen range hood subsidiaries, based in Italy and Poland (“Best Subsidiaries”). The Company’s Best subsidiaries borrowed the cash portion of the purchase price from banks in Italy. These acquisitions supply various fabricated material components and sub-assemblies used by the Company’s Best subsidiaries in the manufacture of kitchen range hoods.

On August 1, 2007, the Company, through its wholly-owned subsidiary Jensen Industries, Inc., acquired the assets of Solar of Michigan, Inc. (“Triangle”) for approximately $1.7 million of cash. Triangle is located in Coopersville, MI and manufactures, markets and distributes bath cabinets and related products.

On July 27, 2007, the Company acquired all of the ownership units of HomeLogic LLC (“HomeLogic”) for approximately $5.1 million (utilizing approximately $3.1 million of cash and issuing unsecured 6% subordinated notes totaling approximately $2.0 million due July 2011) plus contingent consideration, which may be payable in future years. HomeLogic is located in Marblehead, MA and designs and sells software and hardware that facilitates the control of third party residential subsystems such as home theatre, whole-house audio, climate control, lighting, security and irrigation.

On July 23, 2007, the Company, through its wholly-owned subsidiary, Linear LLC (“Linear”), acquired the assets and certain liabilities of Aigis Mechtronics LLC (“Aigis”) for approximately $2.8 million (utilizing approximately $2.2 million of cash and issuing unsecured 6% subordinated notes totaling approximately

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

$0.6 million due July 2011). Aigis is located in Winston-Salem, NC and manufactures and sells equipment, such as camera housings, into the close-circuit television portion of the global security market.

On June 25, 2007, the Company, through Linear, acquired International Electronics, Inc. (“IEI”) through a cash tender offer to purchase all of the outstanding shares of common stock of IEI at a price of $6.65 per share. The total purchase price was approximately $13.8 million. IEI is located in Canton, MA and designs and sells security and access control components and systems for use in residential and light commercial applications.

On April 10, 2007, the Company, through Linear, acquired the assets and certain liabilities of c.p. AllStar Corporation (“All Star”) for approximately $2.8 million (utilizing approximately $2.3 million of cash and issuing unsecured 6% subordinated notes totaling $0.5 million due April 2009). AllStar is located in Downington, PA and is a leading manufacturer and distributor of residential, commercial and industrial gate operators, garage door openers, radio controls and accessory products for the garage door and perimeter security industry.

On March 26, 2007, the Company, through its wholly-owned subsidiary, Advanced Bridging Technologies, Inc. (“ABT”), acquired the assets of Personal and Recreational Products, Inc. (“Par Safe”) for future contingent consideration of approximately $4.6 million that was earned in 2007 and will be paid in 2008. Par Safe designs and sells home safes and solar LED security lawn signs.

On March 2, 2007, the Company, through Linear, acquired the stock of LiteTouch, Inc. (“LiteTouch”) for approximately $10.5 million (utilizing approximately $8.0 million of cash and issuing unsecured 6% subordinated notes totaling $2.5 million due March 2009) plus contingent consideration, which may be payable in future years. LiteTouch is located in Salt Lake City, UT and designs, manufactures and sells automated lighting controls for a variety of uses including residential, commercial, new construction and retro-fit applications.

On December 12, 2006, the Company, through Linear, acquired the stock of Gefen, Inc. (“Gefen”) for approximately $24.0 million (utilizing approximately $21.5 million of cash and issuing unsecured 6% subordinated notes totaling $2.5 million due December 2008) plus contingent consideration, which may be payable in future years. Gefen is located in Woodland Hills, CA and designs and sells audio and video products which extend, switch, distribute and convert signals in a variety of formats, including high definition, for both the residential and commercial markets.

On November 17, 2006, the Company, through its wholly-owned subsidiary, Broan-NuTone LLC (“Broan”), acquired the stock of Zephyr Corporation (“Zephyr”) and Pacific Zephyr Range Hood, Inc. (“Pacific”) for approximately $26.5 million (utilizing approximately $22.5 million of cash and issuing unsecured 6% subordinated notes totaling $4.0 million due November 2009). Zephyr and Pacific are both located in San Francisco, CA. Zephyr designs and sells upscale range hoods, while Pacific designs, sells and installs range hoods and other kitchen products for Asian cooking markets in the United States.

On July 18, 2006, the Company, through Linear, acquired the stock of Magenta Research Ltd. (“Magenta”) for approximately $14.4 million (utilizing approximately $11.9 million of cash and issuing unsecured 6% subordinated notes totaling $2.5 million due July 2008) plus contingent consideration of approximately $16.5 million which was earned in 2007 and will be paid in 2008. Magenta is located in New Milford, CT and designs and sells products that distribute audio and video signals over Category 5 and fiber optic cable to multiple display screens.

On June 26, 2006, the Company, through Linear, acquired the stock of Secure Wireless, Inc. (“Secure Wireless”) and Advanced Bridging Technologies, Inc. (“ABT”) through two mergers for approximately $10.5 million, plus contingent consideration of approximately $18.1 million that was earned in 2006 and was

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

paid in April 2007 and approximately $11.6 million that was earned in 2007 and will be paid in 2008. Additional contingent consideration may be payable in future years. Secure Wireless designs and sells wireless security products for the residential and commercial markets while ABT designs and sells innovative radio frequency control products and accessories. Both Secure Wireless and ABT are located in Carlsbad, CA.

On April 14, 2006, the Company, through two newly formed subsidiaries of its HVAC segment, acquired the assets and certain liabilities of Huntair, Inc. (“Huntair”) and Cleanpak International, LLC (“Cleanpak”), for approximately $48.4 million (utilizing approximately $38.4 million of cash and issuing unsecured 6% subordinated notes totaling $10.0 million due April 2008) plus contingent consideration of approximately $30.0 million which was earned in 2006 and was paid in April 2007. Both Huntair and Cleanpak are located near Portland, OR and manufacture, market and distribute custom air handlers and related products for commercial and cleanroom applications.

On February 22, 2006, the Company, through Linear, acquired the assets and certain liabilities of Furman Sound, Inc. (“Furman”) for approximately $3.3 million. Furman is located in Petaluma, CA and designs and sells audio and video signal processors and innovative power conditioning and surge protection products.

On January 25, 2006, the Company, through its wholly-owned subsidiary, Mammoth China Ltd. (“Mammoth China”), increased its ownership interests in Mammoth (Zhejiang) EG Air Conditioning Ltd. (“MEG”) and Shanghai Mammoth Air Conditioning Co., Ltd. (“MSH”) to sixty-percent for approximately $2.4 million. The majority ownership transaction relating to MSH was finalized with the Chinese authorities in May 2006. Prior to January 25, 2006, Mammoth China had a forty-percent minority interest in MEG and a fifty-percent interest in MSH. On June 15, 2007, the Company further increased its ownership in MEG and MSH to seventy-five percent. Prior to January 25, 2006, the Company did not have a controlling interest and accounted for these investments under the equity method of accounting.

On December 9, 2005, the Company, through Linear, acquired the stock of GTO, Inc. (“GTO”) through a merger for approximately $28.2 million in cash, plus contingent consideration of approximately $0.2 million which was paid in the first quarter of 2006. GTO is located in Tallahassee, FL and designs, manufactures and sells automatic electric gate openers and access control devices to enhance the security and convenience of both residential and commercial property fences.

On August 26, 2005, the Company, through its wholly-owned subsidiary, Elan Home Systems, L.L.C. (“Elan”), acquired the assets and certain liabilities of Sunfire Corporation (“Sunfire”) for approximately $4.0 million (utilizing approximately $3.5 million of cash and issuing an unsecured subordinated promissory note in the amount of approximately $0.5 million) plus contingent consideration, which may be payable in future years. Sunfire is located in Snohomish, WA and manufactures, sells and designs home audio and home cinema amplifiers, receivers and subwoofers.

On August 8, 2005, the Company, through its wholly-owned subsidiary, Nortek (UK) Limited, acquired the stock of Imerge Limited (“Imerge”) for approximately $6.1 million in cash plus contingent consideration, which may be payable in future years. Imerge is located in Cambridge, United Kingdom and designs and sells hard disk media players and multi-room audio servers.

On July 15, 2005, the Company, through Linear, acquired the assets and certain liabilities of Niles Audio Corporation (“Niles”) for approximately $77.7 million. In connection with the acquisition of Niles, the Company utilized approximately $67.7 million of cash and issued an unsecured promissory note in the amount of approximately $10.0 million. Niles is located in Miami, FL and manufactures, sells and designs products that provide customers with innovative solutions for whole-house distribution and integration of audio and video systems, including speakers, receivers, amplifiers, automation devices, controls and accessories.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

On June 13, 2005, the Company, through its wholly-owned subsidiary Nordyne Inc. (“Nordyne”), acquired the assets and certain liabilities of International Marketing Supply, Inc. (“IMS”) for approximately $4.6 million, utilizing approximately $4.1 million of cash and issuing an unsecured promissory note in the amount of approximately $0.5 million. IMS is located in Miami, FL and sells heating, ventilation and air conditioning equipment to customers in Latin America and the Caribbean.

On April 26, 2005, the Company, through Linear, acquired the stock of Panamax for approximately $11.8 million (utilizing approximately $9.5 million of cash and issuing an unsecured promissory note in the amount of approximately $2.3 million) plus contingent consideration of approximately $4.5 million which was paid in the first quarter of 2006. Panamax is located in Petaluma, CA and sells and designs innovative power conditioning and surge protection products that prevent loss or damage of home and small business equipment due to power disturbances.

Acquisitions contributed approximately $145.4 million, $16.7 million and $7.7 million to net sales, operating earnings and depreciation and amortization expense, respectively, for the year ended December 31, 2007. With the exception of Stilpol, Metaltecnica, Triangle, Zephyr and Pacific, which are included in the Residential Ventilation Products segment, and Huntair, Cleanpak, MEG and MSH, which are included in the Air Conditioning and Heating Products segment, all acquisitions are included in the Home Technology Products segment in the Company’s segment reporting (see Note 9).

Approximately $55.6 million of contingent consideration was paid during the year ended December 31, 2007 related to the Secure Wireless, Huntair, Cleanpak and OmniMount acquisitions. The remaining estimated total maximum potential amount of contingent consideration that may be paid in the future for all completed acquisitions is approximately $94.7 million, of which approximately $32.7 million was accrued at December 31, 2007 and will be paid in 2008.

Acquisitions are accounted for as purchases and accordingly have been included in the Company’s consolidated results of operations since the acquisition date. For recent acquisitions, the Company has made preliminary estimates of the fair value of the assets and liabilities of the acquired companies, including intangible assets and property and equipment, as of the date of acquisition, utilizing information available at the time that the Company’s Consolidated Financial Statements were prepared and these estimates are subject to refinement until all pertinent information has been obtained. The Company is in the process of obtaining appraisals of intangible assets and property and equipment and finalizing the integration plans for certain of the acquired companies, which are expected to be completed by the first half of 2008.

Pro forma results related to these acquisitions have not been presented, as the effect is not significant to the Company’s 2007 consolidated operating results.

3.	CASH FLOWS

Interest paid was approximately $120.7 million, $106.2 million and $97.6 million for the years ended December 31, 2007, 2006 and 2005, respectively.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

Net cash paid for acquisitions for the three years in the period ended December 31, 2007 was as follows:

	For the Years Ended December 31,
	2007	2006	2005
	(Amounts in millions)

Fair value of assets acquired	$105.7	$234.7	$148.3
Liabilities assumed or created	(67.8)	(133.2)	(31.1)

Net assets of businesses acquired	37.9	101.5	117.2
Payment of contingent consideration	55.6	4.7	—

	$93.5	$106.2	$117.2

Contingent consideration of approximately $32.7 million was earned in 2007 by certain acquired businesses (see Note 2) and will be paid in 2008. This amount is included in accrued expenses and taxes, net on the accompanying consolidated balance sheet at December 31, 2007 and has been excluded from the accompanying consolidated statement of cash flows for the year ended December 31, 2007.

Significant non-cash financing and investing activities excluded from the accompanying consolidated statement of cash flows include capitalized lease additions of approximately $4.8 million for the year ended December 31, 2005. There were no capitalized lease additions in 2007 or 2006.

4.	INCOME TAXES

The following is a summary of the components of earnings before provision for income taxes:

	For the Years Ended December 31,
	2007	2006	2005
	(Amounts in millions)

Domestic	$31.1	$129.8	$109.7
Foreign	34.4	23.8	26.9

	$65.5	$153.6	$136.6

The following is a summary of the provision for income taxes included in the accompanying consolidated statement of operations:

	For the Years Ended December 31,
	2007	2006	2005
	(Amounts in millions)

Federal income taxes:
Current	$21.6	$17.0	$28.9
Deferred	(6.0)	27.4	9.5

	15.6	44.4	38.4
Foreign	14.7	14.5	14.3
State	2.8	5.0	3.4

	$33.1	$63.9	$56.1

Income tax payments, net of refunds, in the years ended December 31, 2007, 2006 and 2005 were approximately $10.9 million, $23.7 million and $15.9 million, respectively.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

The table that follows reconciles the federal statutory income tax dollar amount to the actual income tax provision for the years ended December 31, 2007, 2006 and 2005, respectively.

	For the Years Ended December 31,
	2007	2006	2005
	(Amounts in millions)

Income tax provision at the federal statutory rate	$22.9	$53.8	$47.8
Net change from statutory rate:
State income tax provision, net of federal income tax effect	1.8	3.2	2.2
Non-deductible expenses, net	0.9	3.4	1.0
Tax effect resulting from foreign activities and foreign dividends	6.0	2.8	4.9
Interest on uncertain tax positions	1.3	—	—
Other, net	0.2	0.7	0.2

	$33.1	$63.9	$56.1

The table that follows reconciles the federal statutory income tax rate to the actual income tax effective tax rate of approximately 50.5%, 41.6% and 41.1% for the years ended December 31, 2007, 2006 and 2005, respectively.

	For the Year Ended December 31,
	2007	2006	2005

Effective tax rate%:
Income tax provision at the federal statutory rate	35.0%	35.0%	35.0%
Net change from statutory rate:
State income tax provision, net of federal income tax effect	2.8	2.1	1.6
Non-deductible expenses, net	1.4	2.2	0.7
Tax effect resulting from foreign activities and foreign dividends	9.1	1.8	3.6
Interest on uncertain tax positions	1.9	—	—
Other, net	0.3	0.5	0.2

	50.5%	41.6%	41.1%

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

The tax effect of temporary differences which give rise to significant portions of deferred income tax assets and liabilities as of December 31, 2007 and December 31, 2006 are as follows:

	December 31,
	2007	2006
	(Amounts in millions)

Prepaid Income Tax Assets (classified current)
Arising From:
Accounts receivable	$3.0	$2.9
Inventories	3.4	(4.3)
Insurance reserves	4.6	8.3
Warranty accruals	8.0	6.2
Net operating loss and tax credits	3.2	2.4
Other reserves and assets, net	6.7	5.7

	$28.9	$21.2

Deferred Income Tax Assets (Liabilities) (classified non-current)
Arising From:
Property and equipment, net	$(17.6)	$(20.6)
Intangible assets, net	(39.5)	(30.7)
Pension and other benefit accruals	5.2	14.0
Insurance reserves	12.1	7.5
Warranty accruals	6.6	6.0
Capital loss and net loss carry forwards	14.3	13.2
Valuation allowances	(20.0)	(20.5)
Other reserves and assets, net	2.7	(2.8)

	$(36.2)	$(33.9)

The Company has established valuation allowances related to certain reserves that will result in capital losses and foreign net operating loss carry-forwards. Included in the deferred tax asset valuation allowance of approximately $20.0 at December 31, 2007 are valuation allowances of approximately $13.7 million, which will reduce goodwill in the future, should the tax assets they relate to be realized, as these tax assets existed at the date of the 2004 Acquisition with THL. The Company has not provided United States income taxes or foreign withholding taxes on unremitted foreign earnings of approximately $70.0 million as those amounts are considered indefinitely invested. In addition, the Company has approximately $45.0 million of foreign net operating loss carry-forwards that if utilized would offset future foreign tax payments. The Company has established a valuation allowance related to these losses, which is included in the $20.0 million valuation allowance noted in the above table.

The Company has a federal net operating loss carryforward of approximately $4.0 million, and has an alternative minimum tax credit carryforward of approximately $2.3 million at December 31, 2007. The federal net operating loss carryforward is subject to limitation of approximately $1.5 million per year under Internal Revenue Code Section 382.

As indicated in Note 1, the Company adopted the provisions of FIN 48 effective January 1, 2007. As a result of the adoption of this standard, the Company recorded a charge to retained earnings of approximately

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

$3.2 million and also increased goodwill related to pre-acquisition tax uncertainties by approximately $3.8 million.

As of January 1, 2007, after the adoption of FIN 48, the Company has provided a liability of approximately $36.7 million for unrecognized tax benefits related to various federal, foreign and state tax income tax matters. The amount of unrecognized tax benefits at December 31, 2007 was approximately $34.2 million, of which approximately $9.1 million would impact the effective tax rate. The difference between the total amount of unrecognized tax benefits and the amount that would impact the effective rate consists of items that would adjust deferred tax assets and liabilities of approximately $5.2 million, items that, if recognized prior to January 1, 2009, would result in adjustments to goodwill of approximately $13.2 million (see Note 1 for SFAS No. 141(R) discussion), and the federal benefit of state tax items of approximately $6.4 million.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

(Amounts in millions)

Amount established upon adoption of FIN 48	$36.7
Gross increases related to positions taken in 2007	3.7
Gross increases related to positions taken in prior periods	0.2
Decreases related to settlements with taxing authorities	(1.2)
Decreases due to lapse of statutes of limitation related to state tax items	(5.2)

Balance at December 31, 2007	$34.2

As of December 31, 2007, the Company has approximately $4.0 million in unrecognized benefits relating to various state income tax issues, for which the statute of limitation is expected to expire late in 2008. Of this amount, approximately $3.0 million will reduce goodwill if recognized. The decreases in the unrecognized tax benefits due to the lapse in the statute of limitations resulted in a net reduction to goodwill of approximately $3.8 million at December 31, 2007.

The Company is currently under audit by the Internal Revenue Service for the tax periods from January 1, 2004 to August, 2004 and from August 2004 to December 31, 2004 and for the year ended December 31, 2005. The Company and its subsidiaries federal, foreign and state income tax returns are generally subject to audit for all tax periods beginning in 2003 through the present year.

As of January 1, 2007, the Company has accrued approximately $4.7 million of interest related to uncertain tax positions. As of December 31, 2007, the total amount of accrued interest related to uncertain tax positions is approximately $6.1 million. The Company accounts for interest and penalties related to uncertain tax positions as part of its provision for federal and state taxes.

5.	NOTES, MORTGAGE NOTES AND OBLIGATIONS PAYABLE

Short-term bank obligations at December 31, 2007 and 2006 consist of the following:

	December 31,
	2007	2006
	(Amounts in millions)

Secured lines of credit and bank advances of the Company’s:
Foreign subsidiaries	$29.0	$13.3
Revolving portion of senior secured credit facility	35.0	10.0

	$64.0	$23.3

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

Short-term bank obligations of the Company’s foreign subsidiaries are secured by accounts receivable and buildings of the Company’s foreign subsidiaries with an aggregate net book value of approximately $29.0 million and have a weighted average interest rate of approximately 5.23% at December 31, 2007.

As part of the Company’s senior secured credit facility, the Company has a $200.0 million revolving credit facility that matures in August 2010 and includes both a letter of credit sub-facility and swing line loan sub-facility.

At December 31, 2007, the Company had approximately $35.0 million outstanding (with an interest rate of approximately 7.45%) and approximately $133.4 million of available borrowing capacity under the U.S. revolving portion of its senior secured credit facility, with approximately $21.6 million in outstanding letters of credit. Borrowings under the revolving portion of the senior secured credit facility are used for general corporate purposes, including borrowings to fund working capital requirements. Under the Canadian revolving portion of its senior secured credit facility, the Company had no outstanding borrowings and approximately $10.0 million of available borrowing capacity. Letters of credit have been issued under the Company’s revolving credit facility as additional security for (1) approximately $17.2 million relating to certain of the Company’s insurance programs, (2) approximately $3.6 million relating to leases outstanding for certain of the Company’s manufacturing facilities and (3) approximately $0.8 million relating to certain of the subsidiaries’ purchases and other requirements. Letters of credit reduce borrowing availability under the Company’s revolving credit facility on a dollar for dollar basis.

Notes, mortgage notes and obligations payable, included in the accompanying consolidated balance sheet at December 31, 2007 and 2006, consist of the following:

	December 31,
	2007	2006
	(Amounts in millions)

Senior Secured Credit Facility	$677.3	$684.3
8 1/2% Senior Subordinated Notes due 2014 (“8 1/2% Notes”)	625.0	625.0
9 7/8% Senior Subordinated Notes due 2011 (“9 7/8% Notes”), including unamortized premium	10.0	10.0
Mortgage notes payable	4.7	3.9
Other	64.4	59.1

	1,381.4	1,382.3
Less amounts included in current liabilities	32.4	20.0

	$1,349.0	$1,362.3

At December 31, 2007, the Company’s long-term borrowings under the senior secured credit facility had a variable interest rate of approximately 7.1% and mature at various times through 2011. The obligations under the senior secured credit facility are guaranteed by Nortek Holdings and by all of the Company’s existing and future significant domestic “restricted subsidiaries” (as defined in the credit facility) and are secured by substantially all of the Company’s assets and the assets of the guarantors, whether now owned or later acquired, including a pledge of all of the Company’s capital stock, the capital stock of certain of the Company’s domestic subsidiaries and 65% of the capital stock of each of the Company’s significant foreign subsidiaries that is directly owned by the Company or a guarantor subsidiary (see Note 14).

The Company’s senior secured credit facility contains two financial maintenance covenants, which become more restrictive over time, and the Company cannot assure that these covenants will always be met particularly given the further deterioration of the new residential construction and repair and remodeling industries, plus the instability in the overall credit markets. These two covenants require that the Company

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

maintain at the end of each quarter, calculated based on the last twelve months, a Leverage Ratio and an Interest Coverage Ratio, each as defined. The Leverage Ratio must not exceed a defined ratio amount and the Interest Coverage Ratio must not be less than a defined ratio amount. The Leverage Ratio is calculated by dividing the Company’s total indebtedness, net of cash, (as defined) by EBITDA (as defined) and the Interest Coverage Ratio is calculated by dividing EBITDA (as defined) by interest expense, net (as defined). At December 31, 2007 the Company was required to maintain a Leverage Ratio not greater than 5.85:1 and an Interest Coverage Ratio of not less than 2.10:1. At December 31, 2007 the Company was in compliance with the Leverage Ratio and the Interest Coverage Ratio covenants. At December 31, 2007, the Company’s Leverage Ratio was 5.37:1 and its Interest Coverage Ratio was 2.32:1. The Leverage Ratio requirement of 5.85:1 at December 31, 2007 tightens to 5.60:1 at the end of the second quarter of 2008 and further tightens to 5.25:1 at December 31, 2008, while the Interest Coverage Ratio requirement of 2.10:1 at December 31, 2007 tightens to 2.20:1 at the end of the first quarter of 2008 through December 31, 2008. Should the Company not satisfy either of these covenants, the Company’s senior secured credit facility allows a cure, whereby a subsequent cash equity investment equal to the EBITDA shortfall, will be treated as EBITDA for purposes of the compliance calculations in the current and future periods. The senior secured credit facility allows for such a cure to occur twice within a consecutive twelve-month period. The Company expects that its financial statements for the first quarter of 2008, which will be filed with its quarterly report on Form 10-Q on or about May 15, 2008, will indicate that its EBITDA for such quarter (as calculated in accordance with the senior secured credit facility) will be below the level necessary to be in compliance with the Interest Coverage Ratio and the Leverage Ratio covenants as of the end of such quarter. Any such shortfall is not expected to be significant and the Company plans to utilize the equity cure right under its senior secured credit facility to avoid any default otherwise arising out of such shortfall. The Company expects that it may also encounter events of non-compliance with the Interest Coverage Ratio and the Leverage Ratio covenants as of the end of the second quarter of 2008 and anticipates that it may seek to use the equity cure right again to remedy any such non-compliance. Based upon the Company’s current forecast regarding its operating results for the balance of 2008 following the second quarter, the Company does not anticipate further events of non-compliance with the Interest Coverage Ratio and Leverage Ratio covenants as of the end of the third and fourth quarters of 2008. To the extent the Company experiences events of non-compliance with such covenants, which are not resolved through the use of the equity cure feature or other alternatives, the Company would need to seek waivers or amendments from the lenders under its senior secured credit facility or refinance such facility. Should an event of non-compliance occur, the Company will not be permitted to borrow under its credit facility until such time that a cure happens. If these events of non-compliance were to occur, and were not cured, an event of default would exist under the Company’s senior secured credit facility and would allow the lenders to accelerate the payment of indebtedness outstanding. In addition, an event of default under the credit facility would result in a cross default under substantially all of the Company’s other senior and senior subordinated indebtedness. In light of the instability and uncertainty that currently exists within the financial and credit markets and the tightening of credit standards, the Company may not be able to obtain any such waivers or amendments or any such refinancing on acceptable terms. In addition, any such waivers, amendments or refinancing may involve terms which would have a further adverse effect on the future cash flows of the Company. Based upon the application of equity cures, other potential equity investments and the Company’s forecast of its financial results for 2008, the Company has determined that it is probable that it will be in compliance with the terms of its senior secured credit facility through December 31, 2008 and as a result the Company has classified its long-term indebtedness as a long-term liability in its consolidated balance sheet at December 31, 2007.

A breach of the covenants under the indenture that governs the Company’s 8 1/2% senior subordinated notes or under the agreement that governs the Company’s senior secured credit facility could result in an event of default under the applicable indebtedness. Such default may allow the creditors to accelerate the related debt and may result in the acceleration of any other debt to which a cross-acceleration or cross-default

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

provision applies. In addition, an event of default under the Company’s senior secured credit facility would permit the lenders to terminate all commitments to extend further credit under that facility. Furthermore, if the Company was unable to repay the amounts due and payable under its senior secured credit facility, those lenders could proceed against the collateral granted to them to secure that indebtedness. In the event the Company’s lenders or noteholders accelerate the repayment of their borrowings, the Company cannot assure that the Company and its subsidiaries would have sufficient assets to repay such indebtedness. The Company’s future financing arrangements will likely contain similar or more restrictive covenants. As a result of these restrictions, the Company may be:

•	limited in how the Company conducts its business,

•	unable to raise additional debt or equity financing to operate during general economic or business downturns, or

•	unable to compete effectively or to take advantage of new business opportunities.

Such restrictions if imposed, would affect the Company’s ability to grow in accordance with its plans.

Mortgage notes payable of approximately $4.7 million outstanding at December 31, 2007 includes various mortgage notes and other related indebtedness payable in installments through 2019. These notes bear interest at rates ranging from approximately 4.6% to 8.0% and are collateralized by property and equipment with an aggregate net book value of approximately $8.1 million at December 31, 2007.

Other obligations of approximately $64.4 million outstanding at December 31, 2007 include borrowings relating to equipment purchases, notes payable issued for acquisitions and other borrowings bearing interest at rates ranging from approximately 2.9% to 14.0% and maturing at various dates through 2018. Approximately $20.3 million of such indebtedness is collateralized by property and equipment with an aggregate net book value of approximately $23.5 million at December 31, 2007.

At December 31, 2007, the Company’s Best subsidiary was not in compliance with a maintenance covenant with respect to two loan agreements with two banks with aggregate borrowings outstanding of approximately $9.4 million. The Company’s Best subsidiary obtained waivers from the two banks, which indicated that the Company’s Best subsidiary was not required to comply with the maintenance covenant as of December 31, 2007. The next measurement date for the maintenance covenant is for the year ended December 31, 2008 and the Company believes that it is probable that its Best subsidiary will be in compliance with the maintenance covenant when their assessment of the required calculation is completed in the first quarter of 2009. As a result, the Company has classified the outstanding borrowings under such agreements as a long-term liability in its consolidated balance sheet at December 31, 2007.

The indentures and other agreements governing the Company and its subsidiaries’ indebtedness (including the credit agreement for the senior secured credit facility) contain certain restrictive financial and operating covenants, including covenants that restrict the ability of the Company and its subsidiaries to complete acquisitions, pay dividends, incur indebtedness, make investments, sell assets and take certain other corporate actions.

As of December 31, 2007, approximately $172.2 million was available for the payment of cash dividends, stock purchases or other restricted payments by the Company as defined under the terms of the Company’s most restrictive loan agreement, the Company’s senior secured credit facility.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

At December 31, 2007, the maturities for the Company’s notes, mortgage notes and obligations payable were:

Year Ended	Debt Obligation
December 31,	Maturities
(Amounts in millions)

2008	$32.4
2009	20.5
2010	177.4
2011	511.5
2012	3.7
Thereafter	635.9

In March 2008, Moody’s downgraded the debt ratings for Nortek and its Parent Company, NTK Holdings, from “B2” to “B3” and issued a negative outlook. Moody’s rating downgrade reflects the Company’s high leverage, reduced financial flexibility and the anticipated pressure of the difficult new home construction market and home values on the Company’s 2008 financial performance. The negative ratings outlook reflects Moody’s concern that the market for the Company’s products will remain under significant pressure so long as new housing starts do not rebound and that the repair and remodeling market could contract meaningfully in 2008 and possibly in 2009. Additionally, Moody’s was concerned whether the Company’s cost cutting initiatives would be successful enough so as to offset pressure on the Company’s sales. Also in March 2008, Standard and Poors affirmed the Company’s “B” corporate rating with a negative outlook.

6.	COMMON STOCK, DEFERRED COMPENSATION AND DIVIDENDS

In connection with the Acquisition on August 28, 2004, Nortek Holdings received 3,000 shares of common stock of the Company and the Company became a wholly-owned subsidiary of Nortek Holdings. As of April 11, 2008, there were 3,000 shares of common stock of the Company authorized and outstanding.

In connection with the Holdings Reorganization on November 20, 2002, Nortek became a wholly-owned subsidiary of the former Nortek Holdings as each outstanding share of capital stock of Nortek was converted into an identical share of capital stock of the former Nortek Holdings with the former Nortek Holdings receiving 100 shares of Nortek’s common stock. As a result of the Holdings Reorganization, Nortek’s previously outstanding common stock and treasury stock balances were reclassified to additional paid-in capital to reflect the former Nortek Holdings’ new capital structure.

On May 10, 2006, NTK Holdings borrowed an aggregate principal amount of $205.0 million under a senior unsecured loan facility. A portion of these proceeds was used to contribute capital of approximately $25.9 million to Nortek Holdings, which was used by Nortek Holdings, together with a dividend of approximately $28.1 million from the Company to make a distribution of approximately $54.0 million to participants in the 2004 Nortek Holdings, Inc. Deferred Compensation Plan (including certain of the Company’s executive officers).

7.	PENSION, PROFIT SHARING AND OTHER POST RETIREMENT BENEFITS

The Company and its subsidiaries have various pension, supplemental retirement plans for certain officers, profit sharing and other post retirement benefit plans requiring contributions to qualified trusts and union administered funds.

Pension, profit sharing and other post retirement health benefit expense charged to operations aggregated approximately $8.3 million, $8.5 million (excluding a curtailment gain of $35.9 million on the termination of benefits to certain employees of NuTone under a post retirement medical and life insurance plan) and

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

$12.0 million for the years ended December 31, 2007, 2006 and 2005, respectively. The decrease in the pension, profit sharing and other post retirement health benefit expense for December 31, 2007 as compared to December 31, 2006 is primarily due to a change in the discount rate from 5.25% to 5.75%, a reduction in the service cost component of net periodic benefit costs including the freezing of benefit accruals due to a plant shutdown and lower expense assumptions for the Companies defined benefit pension plans. These decreases were partially offset by the full recognition of approximately $19.5 million of prior service costs in connection with the curtailment gain of approximately $35.9 million in 2006. The decrease in pension, profit sharing and other post retirement health benefit expense at December 31, 2006 as compared to December 31, 2005 is primarily due to a reduction in the service cost component of net periodic benefit costs and the termination of benefits under a post-retirement medical and life insurance plan.

The Company’s policy is to generally fund currently at least the minimum required annual contribution of its various qualified defined benefit plans. In 2008, the Company expects to contribute approximately $3.6 million (unaudited) to its defined benefit pension plans.

For the year ended December 31, 2007 and 2006, the Company used a September 30 measurement date for its plans. The table that follows provides a reconciliation of benefit obligations, plan assets and funded status of plans in the accompanying consolidated balance sheet at December 31, 2007 and 2006:

	Pension Benefits
	for the Years Ended
	December 31,
	2007	2006
	(Amounts in millions)

Change in benefit obligation:
Benefit obligation at October 1,	$177.3	$175.2
Service cost	0.5	1.0
Interest cost	9.6	9.0
Loss due to foreign exchange	0.6	4.8
Actuarial (gain) loss excluding assumption changes	(4.7)	2.6
Actuarial gain due to assumption changes	(5.3)	(4.3)
Benefits and expenses paid	(11.2)	(11.0)

Benefit obligation at September 30,	$166.8	$177.3

Change in plan assets:
Fair value of plan assets at October 1,	$132.3	$119.7
Actual return on plan assets	14.9	8.5
Gain due to foreign exchange	0.4	3.3
Employer contribution	9.6	11.8
Benefits and expenses paid	(11.2)	(11.0)

Fair value of plan assets at September 30,	$146.0	$132.3

Funded status and statement of financial position:
Fair value of plan assets at September 30,	$146.0	$132.3
Benefit obligation at September 30,	166.8	177.3

Funded status at September 30,	(20.8)	(45.0)
Amount contributed during fourth quarter	0.3	1.2

Funded status at December 31,	$(20.5)	$(43.8)

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

The following amounts were recognized in the accompanying consolidated balance sheet for the Company’s defined benefit plans at December 31, 2007 and 2006:

	Pension Benefits
	December 31,
	2007	2006
	(Amounts in millions)

Current liabilities	$0.6	$0.6
Non-current liabilities	19.9	43.2

	$20.5	$43.8

The following amounts were recognized in accumulated other comprehensive income in the accompanying consolidated balance sheet at December 31, 2007 and 2006:

	Pension Benefits
	December 31,
	2007	2006
	(Amounts in millions)

Actuarial gain (loss), net of tax provision of approximately $5.4 million and $1.5 million at December 31, 2007 and 2006, respectively	$9.0	$(1.8)

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were approximately $166.8 million, $165.1 million and $146.0 million, respectively as of December 31, 2007 and were approximately $177.3 million, $170.2 million and $132.3 million, respectively, as of December 31, 2006.

At December 31, 2007, the expected future benefit payments for the Company’s defined benefit plans were as follows:

Year Ended	Defined Benefit
December 31,	Plan Payments
(Amounts in millions)

2008	$11.2
2009	11.2
2010	11.2
2011	11.3
2012	11.5
2013-2017	58.5

Plan assets primarily consist of cash and cash equivalents, common stock, U.S. Government securities, corporate debt and mutual funds, as well as other investments, and include certain commingled funds. At December 31, 2007 and 2006, the Company has recorded as long-term restricted investments and marketable securities held by pension trusts, in the accompanying consolidated balance sheet, approximately $2.1 million and $1.9 million, respectively, which have been contributed to trusts. These assets are not included in the amount of fair value of plan assets at December 31, 2007 and 2006 but are available to fund certain of the benefit obligations included in the table above relating to certain supplemental retirement plans.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

The assumptions used in determining pension, supplemental retirement plans and post retirement costs and the projected benefit obligation are as follows:

For the Year Ended December 31,
	2007	2006	2005

Discount rate for projected benefit obligation	5.80% - 6.25%	5.00% - 5.75%	5.00% - 5.25%
Discount rate for pension costs	5.00% - 5.75%	5.00% - 5.25%	5.25% - 5.75%
Expected long-term average return on plan assets	7.00% - 7.75%	7.00% - 7.75%	7.00% - 7.75%
Rate of compensation increase	3.75% - 5.00%	3.75% - 5.00%	3.75% - 5.00%

The Company utilizes long-term investment-grade bond yields as the basis for selecting a discount rate by which plan obligations are measured. An analysis of projected cash flows for each plan is performed in order to determine plan-specific duration. Discount rates are selected based on high quality corporate bond yields of similar durations.

The Company’s net periodic benefit cost for its defined benefit plans for the three years ended December 31, 2007 consist of the following components:

	For the Year Ended December 31,
	2007	2006	2005
	(Amounts in millions)

Service cost	$0.5	$1.0	$1.4
Interest cost	9.6	9.0	8.9
Expected return on plan assets	(10.0)	(9.1)	(8.5)

Net periodic benefit cost	$0.1	$0.9	$1.8

The adjustment to accumulated other comprehensive income represents the net unrecognized actuarial gains and losses. These amounts will be recognized in future periods as components of net periodic pension cost. The estimated net gain for the defined benefit pension plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $0.2 million.

Other changes in assets and obligations recognized in other comprehensive income for the year ended December 31, 2007 consists of net gains of approximately $10.8 million, net of tax provision of approximately $4.0 million.

The Company used a September 30 measurement date for its plans. The Company’s pension plan weighted-average asset allocations at December 31, 2007 and 2006, by asset category are as follows:

	Plan Assets at December 31,
Asset Category	2007	2006

Cash and cash equivalents	3.7%	6.4%
Equity securities	69.6	56.1
Fixed income securities	26.5	37.3
Other	0.2	0.2

	100.0%	100.0%

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

The Company’s domestic qualified defined benefit plans’ assets are invested to maximize returns without undue exposure to risk. The investment objectives are also to produce a total return exceeding the median of a universe of portfolios with similar average asset allocation and investment style objectives, and to earn a return, net of fees, greater or equal to the long-term rate of return used by the Company in determining pension expense.

Risk is controlled by maintaining a portfolio of assets that is diversified across a variety of asset classes, investment styles and investment managers. The plans’ asset allocation policies are consistent with the established investment objectives and risk tolerances. The asset allocation policies are developed by examining the historical relationships of risk and return among asset classes, and are designed to provide the highest probability of meeting or exceeding the return objectives at the lowest possible risk. For 2008, the target allocation is 56.5% for equity securities, 42.0% for fixed income securities and 1.5% for cash.

The table that follows provides a reconciliation of the benefit obligations, plan assets and funded status of the Company’s post retirement health benefit plans included in the accompanying consolidated balance sheet at December 31, 2007 and 2006:

	Non-Pension Post
	Retirement Health
	Benefits
	for the Years Ended
	December 31,
	2007	2006
	(Amounts in millions)

Change in benefit obligation:
Benefit obligation at October 1,	$6.2	$26.0
Service cost	—	0.1
Interest cost	0.3	0.7
Amendments	—	(20.3)
Actuarial gain excluding assumption changes	(0.1)	(0.1)
Benefits and expenses paid	(0.1)	(0.2)

Benefit obligation at September 30,	$6.3	$6.2

Change in plan assets:
Fair value of plan assets at October 1,	$—	$—
Employer contribution	0.1	0.2
Benefits and expenses paid	(0.1)	(0.2)

Fair value of plan assets at September 30,	$—	$—

Funded status and statement of financial position:
Fair value of plan assets at September 30,	$—	$—
Benefit obligation at September 30,	6.3	6.2

Funded status at September 30,	(6.3)	(6.2)
Unrecognized actuarial loss	—	—
Amount contributed during fourth quarter	—	—

Accrued post-retirement benefit costs at December 31,	$(6.3)	$(6.2)

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

The following amounts were recognized in the accompanying consolidated balance sheet for the Company’s post retirement health benefit plans at December 31, 2007 and 2006:

	Non-Pension
	Post Retirement
	Health Benefits
	December 31,
	2007	2006
	(Amounts in millions)

Current liabilities	$0.3	$0.4
Non-current liabilities	6.0	5.8

	$6.3	$6.2

The following amounts were recognized in accumulated other comprehensive income (loss) in the accompanying consolidated balance sheet at December 31, 2007 and 2006:

	Non-Pension
	Post Retirement
	Health Benefits
	December 31,
	2007	2006
	(Amounts in millions)

Actuarial loss, net of tax benefit of approximately $0.1 million and $0.2 million, respectively	$(0.2)	$(0.2)
Prior service cost, net of tax provision of approximately $0.4 million and $0.5 million, respectively	0.6	0.7

	$0.4	$0.5

During 2005, the Company notified certain retirees that post retirement medical benefits would no longer be continued by the Company effective July 31, 2005. Such retirees were offered medical benefits through other means at their expense. This resulted in a negative plan amendment in 2005 to the NuTone, Inc. (“NuTone”) post retirement medical plan and the plan reflected a deferred actuarial gain of approximately $22.2 million which was being amortized (until July 2006 — see below) into income by the Company over a six year period.

In the second quarter of 2006 in connection with union negotiations with certain employees of the Company’s NuTone, Inc. Cincinnati, OH facility, the Company presented its final proposal to the union bargaining committee. This final proposal did not provide the NuTone union members with post-retirement medical and life insurance benefits. This final offer subsequently became implemented and the Company recorded a curtailment gain of approximately $35.9 million ($22.3 million, net of tax) in the second quarter of 2006. These curtailment gains are included in selling, general and administrative expense, net on the accompanying consolidated statement of operations in 2006.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

At December 31, 2007, the expected post retirement health benefit payments for the Company were as follows:

Post Retirement
Year Ended	Health Benefit
December 31,	Payments
(Amounts in millions)

2008	$0.3
2009	0.3
2010	4.0
2011	0.3
2012	0.3
2013-2017	1.2

The Company’s net periodic benefit cost for its post retirement health benefit plans for the three years ended December 31, 2007 consists of the following components:

	For the Year Ended
	December 31,
	2007	2006	2005
	(Amounts in millions)

Service cost	$—	$0.1	$0.4
Interest cost	0.3	0.7	2.1
Amortization of prior service cost	(0.2)	(1.5)	(1.4)
Recognized actuarial loss	—	—	0.1
Curtailment gain	—	(35.9)	—

Net periodic post-retirement health benefit cost (income)	$0.1	$(36.6)	$1.2

The adjustment to accumulated other comprehensive income represents the net unrecognized actuarial gains and losses. These amounts will be recognized in future periods as components of net periodic pension cost. The estimated net prior service credit for the post retirement medical plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $0.2 million.

Other changes in assets and obligations recognized in other comprehensive income for the year ended December 31, 2007 consists of amortization of prior service cost credit of $0.1 million, net of tax provision of approximately $0.1 million.

For purposes of calculating the post retirement health benefit cost, a medical inflation rate of 9.0% and 10.0% was assumed for 2007 and 2006, respectively. For both 2007 and 2006, the rate was assumed to decrease gradually to an ultimate rate of 5.0% by 2013.

A one percentage point change in assumed health care cost trends does not have a significant effect on the amount of liabilities recorded in the Company’s Consolidated Balance Sheet at December 31, 2007.

8.	COMMITMENTS AND CONTINGENCIES

The Company provides accruals for all direct costs associated with the estimated resolution of contingencies at the earliest date at which it is deemed probable that a liability has been incurred and the amount of such liability can be reasonably estimated.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

At December 31, 2007, the Company and its subsidiaries are obligated under lease agreements for the rental of certain real estate and machinery and equipment used in its operations. At December 31, 2007, future minimum rental obligations aggregated approximately $88.9 million and are payable as follows:

Year Ended	Future Minimum
December 31,	Rental Obligations
(Amounts in millions)

2008	$20.8
2009	16.7
2010	13.1
2011	10.9
2012	9.6
Thereafter	17.8

Certain of these lease agreements provide for increased payments based on changes in the consumer price index. Rental expense charged to continuing operations in the accompanying consolidated statement of operations was approximately $31.0 million, $26.5 million and $21.6 million for the years ended December 31, 2007, 2006 and 2005, respectively. Under certain of these lease agreements, the Company or its subsidiaries are also obligated to pay insurance and taxes.

At December 31, 2007, the Company’s former subsidiary, Ply Gem, has guaranteed approximately $19.4 million of third party obligations relating to rental payments through June 30, 2016 under a facility leased by a former subsidiary, which was sold on September 21, 2001. The Company has indemnified these guarantees in connection with the sale of Ply Gem on February 12, 2004 and has recorded an estimated liability related to this indemnified guarantee of approximately $0.8 million at December 31, 2007 in accordance with Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). The buyer of the former subsidiary has provided certain indemnifications and other rights to Nortek for any payments that it might be required to make pursuant to this guarantee. Should the buyer of the former subsidiary cease making payments then the Company may be required to make payments on its indemnification.

The Company has indemnified third parties for certain matters in a number of transactions involving dispositions of former subsidiaries. The Company has recorded liabilities in relation to these indemnifications, including the indemnified guarantee noted above, of approximately $11.1 million and $12.0 million at December 31, 2007 and 2006, respectively. Approximately $5.0 million of short-term liabilities and approximately $6.1 million of long-term liabilities are recorded in accrued expenses and other long-term liabilities, respectively, in the accompanying consolidated balance sheet at December 31, 2007 related to these indemnifications.

The Company records insurance liabilities and related expenses for health, workers compensation, product and general liability losses and other insurance reserves and expenses in accordance with either the contractual terms of its policies or, if self-insured, the total liabilities that are estimable and probable as of the reporting date. Insurance liabilities are recorded as current liabilities to the extent payments are expected to be made in the succeeding year by the Company with the remaining requirements classified as long-term liabilities. The accounting for self-insured plans requires that significant judgments and estimates be made both with respect to the future liabilities to be paid for known claims and incurred but not reported claims as of the reporting date. The Company considers historical trends when determining the appropriate insurance reserves to record in the consolidated balance sheet. In certain cases where partial insurance coverage exists, the Company must estimate the portion of the liability that will be covered by existing insurance policies to arrive at the net expected liability to the Company. The majority of the Company’s approximate $54.5 million of recorded insurance liabilities at December 31, 2007 relate to product liability accruals of approximately $32.7 million.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

Changes in the Company’s combined short-term and long-term product liability accruals (see Note 10) during the year ended December 31, 2007 and 2006 are as follows:

	For the Year
	Ended
	December 31,
	2007	2006
	(Amounts in millions)

Balance, beginning of the period	$26.8	$18.1
Provision during the period	12.4	14.2
Payments made during the period	(5.7)	(6.5)
Other adjustments	(0.8)	1.0

Balance, end of the period	$32.7	$26.8

The Company sells a number of products and offers a number of warranties including in some instances, extended warranties for which the Company receives proceeds. The specific terms and conditions of these warranties vary depending on the product sold and the country in which the product is sold. The Company estimates the costs that may be incurred under its warranties, with the exception of extended warranties, and records a liability for such costs at the time of sale. Deferred revenue from extended warranties is recorded at the estimated fair value and is amortized over the life of the warranty and reviewed to ensure that the amount recorded is equal to or greater than estimated future costs. Factors that affect the Company’s warranty liability include the number of units sold, historical and anticipated rates of warranty claims, cost per claim and new product introduction. The Company periodically assesses the adequacy of its recorded warranty claims and adjusts the amounts as necessary.

Changes in the Company’s combined short-term and long-term warranty liabilities (see Note 10) during the years ended December 31, 2007 and 2006 are as follows:

	For the Year
	Ended
	December 31,
	2007	2006
	(Amounts in millions)

Balance, beginning of period	$41.2	$34.8
Warranties provided during period	30.7	27.4
Settlements made during period	(26.7)	(22.6)
Changes in liability estimate, including expirations and acquisitions	2.1	1.6

Balance, end of period	$47.3	$41.2

The Company is subject to other contingencies, including legal proceedings and claims arising out of its businesses that cover a wide range of matters, including, among others, environmental matters, contract and employment claims, product liability, warranty and modification and adjustment or replacement of component parts of units sold, which include product recalls. Product liability, environmental and other legal proceedings also include matters with respect to businesses previously owned. The Company has used various substances in its products and manufacturing operations which have been or may be deemed to be hazardous or dangerous, and the extent of its potential liability, if any, under environmental, product liability and workers’ compensation statutes, rules, regulations and case law is unclear. Further, due to the lack of adequate information and the potential impact of present regulations and any future regulations, there are certain circumstances in which no range of potential exposure may be reasonably estimated.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

In 2007, certain sole source suppliers of various fabricated material components and sub-assemblies to the Company’s Best Subsidiaries experienced financial difficulties and subsequently filed for settlement with creditors to prevent bankruptcy. The Company secured alternative sources for all but two of these suppliers and negotiated the purchase of the two remaining businesses, Stilpol and Metaltecnica, from the trustee appointed by the local court in the settlement procedures. As discussed in Note 2, the closing of these two acquisitions occurred on September 18, 2007 for approximately $7.9 million in cash and the assumption of indebtedness of approximately $4.1 million. The Company’s Best subsidiaries borrowed the cash portion of the purchase price from banks in Italy. The Company has not experienced any significant disruption in the manufacture of its products or shipments to its customers as a result of these supplier difficulties and believes it can successfully integrate these acquired businesses into its existing operations.

The Company recorded approximately $16.0 million of estimated losses in the RVP segment in the fourth quarter of 2006 in selling, general and administrative expense, net, resulting from the likelihood that these suppliers would be unable to repay the advances from our subsidiaries based in Italy and Poland and amounts due under other arrangements. In the fourth quarter of 2007, the Company revised its estimate of the losses related to these suppliers and recorded a favorable adjustment to selling, general and administrative expense, net of approximately $6.7 million. Additionally, the Company has incurred approximately $2.1 million of legal and other professional fees and expenses in connection with these matters in the year ended December 31, 2007.

While it is impossible to ascertain the ultimate legal and financial liability with respect to contingent liabilities, including lawsuits, the Company believes that the aggregate amount of such liabilities, if any, in excess of amounts provided or covered by insurance, will not have a material adverse effect on the consolidated financial position, results of operations or liquidity of the Company. It is possible, however, that future results of operations for any particular future period could be materially affected by changes in the Company’s assumptions or strategies related to these contingencies or changes that are not within the Company’s control.

9.	SEGMENT INFORMATION AND CONCENTRATION OF CREDIT RISK

The Company is a diversified manufacturer of residential and commercial building products, which is organized within three reporting segments: the Residential Ventilation Products (“RVP”) segment, the Home Technology Products (“HTP”) segment and the Air Conditioning and Heating Products (“HVAC”) segment. The HVAC segment combines the results of the Company’s residential and commercial heating, ventilating and air conditioning (“HVAC”) businesses. In the tables below, Unallocated includes corporate related items, intersegment eliminations and certain income and expense items not allocated to reportable segments.

The RVP segment manufactures and distributes built-in products primarily for the residential new construction, DIY and professional remodeling and replacement markets. The principal products sold by the segment include: kitchen range hoods, exhaust fans (such as bath fans and fan, heater and light combination units) and indoor air quality products. The HTP segment manufactures and distributes products that provide convenience and security in residential and light commercial applications. The principal products sold by the segment include: audio / video distribution and control equipment, speakers and subwoofers, security and access control products, power conditioners and surge protectors, audio / video wall mounts and fixtures and structured wiring. The HVAC segment principally manufactures and sells HVAC systems for site-built and manufactured residential housing applications and for custom-designed commercial applications.

The accounting policies of the segments are the same as those described in Note 1 Summary of Significant Accounting Policies. The Company evaluates segment performance based on operating earnings before allocations of corporate overhead costs. Intersegment net sales and intersegment eliminations are not material for any of the periods presented. The financial statement impact of all purchase accounting

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

adjustments, including intangible assets amortization and goodwill, are reflected in the applicable operating segment, which are the Company’s reporting units. Unallocated assets consist primarily of cash and cash equivalents, marketable securities, prepaid and deferred income taxes, deferred debt expense and long-term restricted investments and marketable securities.

The Company operates internationally and is exposed to market risks from changes in foreign exchange rates. Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments with high credit quality financial institutions and limits the amount of credit exposure to any one financial institution. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company’s customer base and their dispersion across many different geographical regions. Accounts receivable from customers related to foreign operations increased approximately 11.5% to $110.2 million at December 31, 2007 from December 31, 2006, of which approximately $10.2 million related to the effect of changes in foreign currency exchange rates. These risks are not significantly dissimilar among the Company’s three reporting segments.

Net sales and operating earnings for the Company’s segments and pre-tax earnings for the Company are presented in the table that follows for the three years ended December 31, 2007:

	For the Years Ended December 31,
	2007	2006	2005
	(Amounts in millions)

Net sales:
Residential ventilation products	$828.8	$821.0	$794.7
Home technology products	570.2	484.5	354.8
Air conditioning and heating products	969.2	912.9	809.7

Consolidated net sales	$2,368.2	$2,218.4	$1,959.2

Operating earnings (loss):
Residential ventilation products(1)	$102.9	$139.5	$123.9
Home technology products(2)	76.3	83.9	71.0
Air conditioning and heating products(3)	31.1	64.9	66.3

Subtotal	210.3	288.3	261.2
Unallocated:
Stock-based compensation charges	(0.3)	(0.3)	(0.3)
Foreign exchange gains (losses) on transactions, including intercompany debt	0.4	1.2	(0.9)
Compensation reserve adjustment	—	3.5	—
Gain on legal settlement	—	—	1.4
Unallocated, net	(24.9)	(25.7)	(24.2)

Consolidated operating earnings	185.5	267.0	237.2
Interest expense	(122.0)	(115.6)	(102.4)
Investment income	2.0	2.2	1.8

Earnings before provision for income taxes	$65.5	$153.6	$136.6

(1)	The operating results of the RVP segment for the year ended December 31, 2007 include a favorable adjustment to selling, general and administrative expense, net based upon the Company’s revised estimate

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

of reserves provided in 2006 for certain suppliers in Italy and Poland of approximately $6.7 million, a charge to warranty expense of approximately $0.5 million related to a product safety upgrade, an approximate $1.8 million charge related to the closure of the Company’s NuTone, Inc. Cincinnati, Ohio facility, an approximate $1.1 million charge related to the closure of the Company’s Jensen Industries, Inc. Vernon, California facility, legal and other professional fees and expenses incurred in connection with matters related to certain subsidiaries based in Italy and Poland of approximately $2.1 million, an approximate $1.9 million loss related to the settlement of litigation, a charge of approximately $0.4 million related to a reserve for amounts due from a customer and net foreign exchange losses of approximately $1.0 million related to transactions, including intercompany debt not indefinitely invested in the Company’s subsidiaries. The operating results of the RVP segment for the year ended December 31, 2006 include an approximate $35.9 million curtailment gain related to post-retirement medical and life insurance benefits, reserves of approximately $16.0 million related to estimated losses as a result of the unlikelihood that certain suppliers to our kitchen range hood subsidiaries based in Italy and Poland will be able to repay advances and amounts due under other arrangements, an approximate $3.5 million charge related to the closure of the Company’s NuTone, Inc. Cincinnati, Ohio facility and an increase in warranty expense in the first quarter of 2006 of approximately $1.5 million related to a product safety upgrade. The operating results of the RVP segment for the year ended December 31, 2005 include a non-cash foreign exchange loss of approximately $1.2 million related to intercompany debt not indefinitely invested in the Company’s subsidiaries.

(2)	The operating results of the HTP segment for the year ended December 31, 2007 include a charge of approximately $0.5 million related to a reserve for amounts due from a customer, a reduction in warranty expense of approximately $0.7 million related to a product safety upgrade and approximately $2.0 million of fees and expenses incurred in connection with a dispute with a supplier. The operating results of the HTP segment for the year ended December 31, 2006 include an increase in warranty expense of approximately $2.3 million related to a product safety upgrade. The operating results of the HTP segment for the year ended December 31, 2005 include a gain of approximately $1.6 million related to the sale of a corporate office building of one of the Company’s subsidiaries.

(3)	The operating results of the HVAC segment for the year ended December 31, 2007 include a charge of approximately $3.7 million related to the planned closure of the Company’s Mammoth, Inc. Chaska, Minnesota manufacturing facility, a charge of approximately $1.8 million related to reserves for amounts due from customers and net foreign exchange losses of approximately $2.5 million related to transactions, including intercompany debt not indefinitely invested in the Company’s subsidiaries. The operating results of the HVAC segment for the year ended December 31, 2006 include an approximate $1.6 million gain related to the favorable settlement of litigation, a charge of approximately $1.2 million, net of minority interest of approximately $0.8 million, related to a reserve for amounts due from a customer in China related to a Chinese construction project and net foreign exchange gains of approximately $0.4 million related to transactions, including intercompany debt not indefinitely invested in the Company’s subsidiaries.

See Notes 1, 2, 8, 11 and 12 with respect to restructuring charges and certain other income (expense) items affecting segment earnings (loss).

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

Segment assets, depreciation expense, amortization expense and capital expenditures for the Company’s segments are presented in the table that follows for the three years ended December 31, 2007:

	For the Years Ended December 31,
	2007	2006	2005
	(Amounts in millions)

Segment Assets:
Residential ventilation products	$1,202.7	$1,168.2	$1,139.3
Home technology products	704.0	628.4	525.6
Air conditioning and heating products	673.5	693.6	584.4

	2,580.2	2,490.2	2,249.3
Unallocated:
Cash and cash equivalents, including current restricted cash	54.4	58.6	77.2
Prepaid income taxes	28.9	21.2	20.7
Other assets, including long-term restricted investments and marketable securities	43.3	57.3	69.4

Consolidated assets	$2,706.8	$2,627.3	$2,416.6

Depreciation Expense:
Residential ventilation products	$14.3	$12.9	$11.3
Home technology products	5.8	4.4	2.4
Air conditioning and heating products	16.8	15.0	12.1
Unallocated	0.7	0.7	0.9

Consolidated depreciation expense	$37.6	$33.0	$26.7

Amortization Expense:
Residential ventilation products(1)	$6.3	$6.4	$8.2
Home technology products(2)	13.3	11.4	7.5
Air conditioning and heating products(3)	7.4	9.9	3.2
Unallocated	0.5	0.5	0.3

Consolidated amortization expense	$27.5	$28.2	$19.2

Capital Expenditures(4):
Residential ventilation products	$13.7	$20.2	$13.3
Home technology products	5.5	6.2	2.6
Air conditioning and heating products	17.1	15.7	17.3
Unallocated	0.1	0.2	0.5

Consolidated capital expenditures	$36.4	$42.3	$33.7

(1)	Includes amortization of approximately $0.3 million and $0.4 million for the years ended December 31, 2006 and 2005, respectively, of excess purchase price allocated to inventory recorded as a non-cash charge to cost of products sold.

(2)	Includes amortization of approximately $0.2 million and $0.5 million for the years ended December 31, 2006 and 2005, respectively, of excess purchase price allocated to inventory recorded as a non-cash charge to cost of products sold.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

(3)	Includes amortization of approximately $2.8 million for the year ended December 31, 2006 of excess purchase price allocated to inventory recorded as a non-cash charge to cost of products sold.

(4)	Includes capital expenditures financed under capital leases of approximately $4.8 million for the year ended December 31, 2005. There were no expenditures financed under capital leases in 2007 or 2006.

The following table presents a summary of the activity in goodwill by reporting segment for the years ended December 31, 2007 and 2006:

			Air
	Residential	Home	Conditioning
	Ventilation	Technology	and Heating
	Products	Products	Products	Consolidated
	(Amounts in millions)

Balance as of December 31, 2005	$778.7	$326.4	$276.2	$1,381.3
Acquisitions during the year ended December 31, 2006	23.6	17.2	8.4	49.2
Contingent earnouts related to acquisitions	—	25.6	30.0	55.6
Purchase accounting adjustments	(0.6)	(0.4)	(0.7)	(1.7)
Adjustment of carryover basis of continuing management investors in the THL Transaction	(2.8)	(0.9)	(1.2)	(4.9)
Impact of foreign currency translation	(0.9)	0.4	2.4	1.9

Balance as of December 31, 2006	798.0	368.3	315.1	1,481.4
Acquisitions during the year ended December 31, 2007	7.8	19.2	—	27.0
Contingent earnouts related to acquisitions	—	32.7	—	32.7
Purchase accounting adjustments	(8.4)	(4.6)	(0.5)	(13.5)
Impact of foreign currency translation	1.4	—	(0.1)	1.3

Balance as of December 31, 2007	$798.8	$415.6	$314.5	$1,528.9

In accordance with SFAS No. 141 and SFAS No. 142, the Company allocated the effect of the 2004 Acquisition with THL on goodwill to its reportable segments (see Note 1). Purchase accounting adjustments relate principally to fair value revisions resulting from the completion of the final valuation of assets and liabilities and adjustments to deferred income taxes that affect goodwill.

Foreign net sales were approximately 21.5%, 19.5% and 18.5% of consolidated net sales for the years ended December 31, 2007, 2006 and 2005, respectively. Foreign Long-Lived Assets were approximately 7.8% and 6.7% of consolidated Long-Lived Assets for the years ended December 31, 2007 and 2006, respectively. Foreign net sales are attributed based on the location of the Company’s subsidiary responsible for the sale. As required, Long-Lived Assets exclude financial instruments and deferred income taxes.

No single customer accounts for 10% or more of consolidated net sales or accounts receivable.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

10.	ACCRUED EXPENSES AND TAXES, NET

Accrued expenses and taxes, net, included in current liabilities in the accompanying consolidated balance sheet, consist of the following at December 31, 2007 and 2006:

	December 31,
	2007	2006
	(Amounts in millions)

Payroll, pension and employee benefits	$56.0	$51.4
Contingent consideration	32.7	55.6
Insurance and employee health benefit accruals	17.4	18.6
Interest	18.3	22.5
Product warranty	27.3	23.2
Sales and marketing	33.6	33.8
Other, net	61.8	77.7

	$247.1	$282.8

Accrued expenses, included in other long-term liabilities in the accompanying consolidated balance sheet, consist of the following at December 31, 2007 and 2006:

	December 31,
	2007	2006
	(Amounts in millions)

Employee pension retirement benefit obligation	$19.9	$43.2
Product warranty	20.0	18.0
Post retirement health benefit obligations	6.0	5.8
Insurance	37.1	33.0
Other, net	40.5	28.8

	$123.5	$128.8

11.	RESTRUCTURING CHARGES

The Company records restructuring costs primarily in connection with operations acquired or facility closings which management plans to eliminate in order to improve future operating results of the Company.

In late June 2006, the Company informed the union located at the Cincinnati, OH location of its subsidiary NuTone, that the Company would close the manufacturing operations at the facility on or about August 30, 2006. As a result of this closure, the Company, through its RVP segment, recorded an approximate $3.5 million charge to operations in 2006 (of which approximately $1.8 million was recorded in cost of goods sold and approximately $1.7 million was recorded in selling, general and administrative expense, net) consisting of severance of approximately $2.2 million and write-offs related to equipment sales and disposals of approximately $1.3 million.

During the year ended December 31, 2007, the Company recorded liabilities and expensed into selling, general and administrative expense, net approximately $1.8 million in the accompanying consolidated statement of operations related to the closure of its NuTone Cincinnati, OH facility and the relocation of such operations to certain other subsidiaries of the Company within the RVP segment. The NuTone facility was

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

shutdown in the third quarter of 2007 and approximately 59 employees were terminated. Prior to August 2006, this facility supported manufacturing, warehousing and distribution activities for NuTone.

During the second quarter of 2007, after meeting and negotiating with the bargaining committee of the Teamsters Local 970, representing approximately 127 union employees of the Company’s wholly-owned subsidiary Mammoth, Inc. (“Mammoth”) located in Chaska, Minnesota, it was decided to shut down manufacturing operations at the Chaska plant and relocate such operations to other manufacturing facilities within the Commercial HVAC Group. During the second quarter of 2007, Mammoth finalized its negotiations with the union over the severance benefits associated with the shutdown and approximately $0.3 million was paid related to severance to the union employees. In addition to the severance paid in the second quarter of 2007 related to the union employees, the Company recorded approximately $3.4 million in selling, general and administrative, net during the year ended December 31, 2007 related to shutdown costs and asset write-offs associated with the anticipated cessation of manufacturing operations at Chaska during the fourth quarter of 2007. It is estimated that an additional approximate $0.8 million will be expensed in 2008 related to this shutdown.

On August 8, 2007, after negotiating with the bargaining committee of the Steel, Paper House, Chemical Drivers and Helpers, Local No. 578, which represented approximately 64 union employees located at the Vernon, CA manufacturing facility of the Company’s wholly-owned subsidiary Jensen Industries, Inc. (“Jensen”), the decision was made to shut down manufacturing operations and relocate such operations to other manufacturing facilities within the RVP segment. Additionally, on such date, Jensen finalized its negotiations with the union over the severance benefits associated with this shutdown. During the year ended December 31, 2007, the Company recorded in selling, general and administrative expense, net approximately $0.8 million related to the shutdown, including severance, relocation expenses, facility lease costs and asset write-offs and expensed an additional $0.3 million to cost of products sold related to severance associated with the shutdown. The Company does not anticipate recording any further expenses associated with this shutdown in 2008.

The following table sets forth restructuring activity in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities (“SFAS No. 146”) in the accompanying consolidated statement of operations for the periods presented. These costs are included in cost of goods sold and selling, general and administrative expense, net in the accompanying consolidated statement of operations of the Company.

	Employee		Total
	Separation		Restructuring
	Expenses	Other	Costs
	(Amounts in millions)

Balance as of December 31, 2004	$3.2	$—	$3.2
Provision	(0.1)	0.3	0.2
Payment and asset write downs	(2.1)	—	(2.1)

Balance as of December 31, 2005	1.0	0.3	1.3
Provision	—	0.5	0.5
Payment and asset write downs	(1.0)	(0.7)	(1.7)

Balance as of December 31, 2006	—	0.1	0.1
Provision	2.9	4.4	7.3
Payment and asset write downs	(1.3)	(3.5)	(4.8)

Balance as of December 31, 2007	$1.6	$1.0	$2.6

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

Employee separation expenses are comprised of severance, vacation, outplacement and retention bonus payments. Other restructuring costs include expenses associated with terminating other contractual arrangements, costs to prepare facilities for closure, costs to move equipment and products to other facilities and write-offs related to equipment sales and disposals.

12.	INCOME AND EXPENSE ITEMS

For the three years ended December 31, 2007, the Company’s results of operations include the following (income) and expense items recorded in cost of products sold and selling, general and administrative expense, net in the accompanying consolidated statement of operations:

	For the Years Ended December 31,*
	2007	2006	2005
	(Amounts in millions)

Gain from curtailment of post-retirement medical and life insurance benefits	$—	$(35.9)	$—
Charges related to the closure of the Company’s NuTone, Inc. Cincinnati, OH facility(1) (see Note 11)	1.8	3.5	—
Charges related to the closure of the Company’s Mammoth, Inc. Chaska, MN facility (see Note 11)	3.7	—	—
Charges related to the closure of the Company’s Jensen Industries, Inc. Vernon, CA facility (see Note 11)	1.1	—	—
(Gains) losses related to certain suppliers based in Italy and Poland (see Note 8)	(6.7)	16.0	—
Compensation reserve adjustment	—	(3.5)	—
Legal and other professional fees and expenses incurred in connection with matters related to certain subsidiaries based in Italy and Poland (see Note 8)	2.1	—	—
Fees and expenses incurred in the HTP segment in connection with a dispute with one of its suppliers	2.0	—	—
Product safety upgrade reserves in the RVP and HTP segments(2)	(0.2)	3.8	—
Reserve for amounts due from customers in the RVP, HTP and HVAC segments	2.7	1.2	—
Loss on settlement of litigation in the RVP segment	1.9	—	—
Gain on settlement of litigation in the HVAC segment and Unallocated	—	(1.6)	(1.4)
Gain on the sale of a corporate office building of one of the Company’s subsidiaries in the HTP segment	—	—	(1.6)
Foreign exchange losses (gains) related to transactions, including intercompany debt not indefinitely invested in the Company’s subsidiaries	3.1	(1.7)	2.1

	$11.5	$(18.2)	$(0.9)

*	Unless otherwise indicated, all items noted in the above table have been recorded in selling, general and administrative expense, net in the accompanying consolidated statement of operations.

(1)	Approximately $1.8 million of the NuTone restructuring costs in 2006 was recorded in cost of products sold and approximately $1.7 million was recorded in selling, general and administrative expense, net (see Note 11).

(2)	The RVP and HTP segments recorded these product safety upgrade reserves in cost of products sold (see Note 8).

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

The Company has a management agreement with an affiliate of THL providing for certain financial and strategic advisory and consultancy services. Nortek expensed approximately $1.8 million, $2.3 million and $2.2 million for the years ended December 31, 2007, 2006 and 2005, respectively, related to this management agreement in the accompanying Consolidated Statement of Operations.

13.	SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)

The tables that follow summarize unaudited quarterly financial data for the years ended December 31, 2007 and December 31, 2006:

	For the Quarter Ended
	March 31	June 30	September 29	December 31
	(Amounts in millions)

2007
Net sales	$552.5	$644.3	$602.2	$569.2
Gross profit	167.9	192.2	169.2	159.0
Selling, general and administrative expense, net	117.0	121.1	125.1	112.1
Depreciation expense	8.6	10.1	9.3	9.6
Amortization expense	6.0	6.4	6.5	8.6
Operating earnings	44.9	64.7	37.6	38.3
Net earnings	9.2	18.7	1.4	3.1

As noted below, the Company recorded approximately $16.0 million of estimated losses in the RVP segment in the fourth quarter of 2006 in selling, general and administrative expense, net, resulting from the likelihood that certain suppliers would be unable to repay advances from our subsidiaries based in Italy and Poland and amounts due under other arrangements. In the fourth quarter of 2007, the Company revised its estimate of the losses related to these suppliers and recorded a favorable adjustment to selling, general and administrative expense, net of approximately $6.7 million.

	For the Quarter Ended
	April 1	July 1	September 30	December 31
	(Amounts in millions)

2006
Net sales	$534.5	$563.8	$579.0	$541.1
Gross profit	164.0	170.1	174.8	162.2
Selling, general and administrative expense, net	95.1	67.3	100.9	115.9
Depreciation expense	7.9	8.2	8.7	8.2
Amortization expense	4.3	7.9	7.2	8.8
Operating earnings	64.7	97.0	67.7	37.6
Net earnings	23.2	43.1	23.1	0.3

During the second quarter ended April 1, 2006, the Company recorded an approximate $35.9 million curtailment gain related to post-retirement medical and life insurance benefits (see Note 7) and in the fourth quarter ended December 31, 2006, the Company recorded reserves of approximately $16.0 million related to estimated losses as a result of the unlikelihood that certain suppliers to our kitchen range hood subsidiaries based in Italy and Poland will be able to repay advances and amounts due under other arrangements.

See Notes 1, 2, 4, 5, 9, 11, and 12 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, regarding certain other quarterly transactions which impact the operating results in the above tables including financing activities, new accounting pronouncements, income taxes, acquisitions,

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

sales volume, material costs, rationalization and relocation of manufacturing operations, material procurement strategies and other items.

14.	GUARANTOR FINANCIAL STATEMENTS

The Company’s 8 1/2% Notes are guaranteed by all of the Company’s current and certain future domestic subsidiaries (the “Guarantors”), as defined, with the exception of certain domestic subsidiaries, as defined, which are excluded from the 8 1/2% Note guarantee. The Guarantors are wholly-owned either directly or indirectly by the Company and jointly and severally guarantee the Company’s obligations under the 8 1/2% Notes. None of the Company’s subsidiaries organized outside of the United States guarantee the 8 1/2% Notes.

Consolidating balance sheets related to the Company, its guarantor subsidiaries and non-guarantor subsidiaries as of December 31, 2007 and 2006 and the related consolidating statements of operations and cash flows for the three years ended December 31, 2007 are reflected below in order to comply with the reporting requirements for guarantor subsidiaries.

Condensed Consolidating Statement of Operations
For the Year Ended December 31, 2007

		Guarantor	Non-Guarantor		Nortek
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(Amounts in millions)

Net Sales	$—	$1,915.8	$612.8	$(160.4)	$2,368.2

Costs and expenses:
Costs of products sold	—	1,344.2	496.1	(160.4)	1,679.9
Selling, general and administrative expenses, net	24.3	366.8	84.2	—	475.3
Amortization of intangible assets	0.5	24.6	2.4	—	27.5

	24.8	1,735.6	582.7	(160.4)	2,182.7

Operating (loss) earnings	(24.8)	180.2	30.1	—	185.5
Interest expense	(116.8)	(3.1)	(2.1)	—	(122.0)
Investment income	0.7	0.2	1.1	—	2.0

(Loss) income before charges and allocations to subsidiaries and equity in subsidiaries’ earnings (loss) before income taxes	(140.9)	177.3	29.1	—	65.5
Charges and allocations to subsidiaries and equity in subsidiaries’ earnings (loss) before income taxes	206.4	(55.2)	1.9	(153.1)	—

Earnings (loss) before provision (benefit) for income taxes	65.5	122.1	31.0	(153.1)	65.5
Provision (benefit) for income taxes	33.1	48.0	13.9	(61.9)	33.1

Net earnings (loss)	$32.4	$74.1	$17.1	$(91.2)	$32.4

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

Condensed Consolidating Statement of Operations
For the Year Ended December 31, 2006

		Guarantor	Non-Guarantor		Nortek
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(Amounts in millions)

Net Sales	$—	$1,819.8	$546.8	$(148.2)	$2,218.4

Costs and expenses:
Costs of products sold	—	1,256.4	439.1	(148.2)	1,547.3
Selling, general and administrative expenses, net	20.9	272.5	85.8	—	379.2
Amortization of intangible assets	0.5	21.8	2.6	—	24.9

	21.4	1,550.7	527.5	(148.2)	1,951.4

Operating (loss) earnings	(21.4)	269.1	19.3	—	267.0
Interest expense	(112.0)	(2.3)	(1.3)	—	(115.6)
Investment income	1.3	0.2	0.7	—	2.2

(Loss) income before charges and allocations to subsidiaries and equity in subsidiaries’ earnings (loss) before income taxes	(132.1)	267.0	18.7	—	153.6
Charges and allocations to subsidiaries and equity in subsidiaries’ earnings (loss) before income taxes	285.7	(61.1)	1.4	(226.0)	—

Earnings (loss) before provision (benefit) for income taxes	153.6	205.9	20.1	(226.0)	153.6
Provision (benefit) for income taxes	63.9	77.1	13.3	(90.4)	63.9

Net earnings (loss)	$89.7	$128.8	$6.8	$(135.6)	$89.7

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

Condensed Consolidating Statement of Operations
For the Year Ended December 31, 2005

		Guarantor	Non-Guarantor		Nortek
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(Amounts in millions)

Net Sales	$—	$1,623.0	$448.6	$(112.4)	$1,959.2

Costs and expenses:
Costs of products sold	—	1,112.8	361.0	(112.4)	1,361.4
Selling, general and administrative expenses, net	23.1	259.0	60.2	—	342.3
Amortization of intangible assets	0.3	15.9	2.1	—	18.3

	23.4	1,387.7	423.3	(112.4)	1,722.0

Operating (loss) earnings	(23.4)	235.3	25.3	—	237.2
Interest expense	(99.4)	(2.0)	(1.0)	—	(102.4)
Investment income	1.3	0.2	0.3	—	1.8

(Loss) income before charges and allocations to subsidiaries and equity in subsidiaries’ earnings (loss) before income taxes	(121.5)	233.5	24.6	—	136.6
Charges and allocations to subsidiaries and equity in subsidiaries’ earnings (loss) before income taxes	258.1	(55.9)	0.1	(202.3)	—

Earnings (loss) before provision (benefit) for income taxes	136.6	177.6	24.7	(202.3)	136.6
Provision (benefit) for income taxes	56.1	65.0	12.7	(77.7)	56.1

Net earnings (loss)	$80.5	$112.6	$12.0	$(124.6)	$80.5

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

Condensed Consolidating Balance Sheet as of December 31, 2007

		Guarantor	Non-Guarantor		Nortek
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(Amounts in millions)

ASSETS:
Current Assets:
Unrestricted cash and cash equivalents	$20.5	$8.9	$24.0	$—	$53.4
Restricted cash	—	1.0	—	—	1.0
Accounts receivable, less allowances	—	214.5	105.5	—	320.0
Intercompany receivables (payables)	1.5	(1.2)	(0.3)	—	—
Inventories	—	242.4	66.2	—	308.6
Prepaid expenses	0.3	7.8	3.6	—	11.7
Other current assets	4.8	5.3	9.7	—	19.8
Prepaid income taxes	(0.7)	30.0	(0.4)	—	28.9

Total current assets	26.4	508.7	208.3	—	743.4

Property and Equipment, at Cost:
Total property and equipment, net	1.0	145.3	91.6	—	237.9

Other Long-term Assets:
Investment in subsidiaries and long-term receivable from (to) subsidiaries	2,019.2	(122.1)	(59.5)	(1,837.6)	—
Goodwill	—	1,492.8	36.1	—	1,528.9
Intangible assets, less accumulated amortization	0.3	134.1	22.2	—	156.6
Other assets	35.5	2.4	2.1	—	40.0

Total other long-term assets	2,055.0	1,507.2	0.9	(1,837.6)	1,725.5

Total assets	$2,082.4	$2,161.2	$300.8	$(1,837.6)	$2,706.8

LIABILITIES AND STOCKHOLDER’S INVESTMENT:
Current Liabilities:
Notes payable and other short-term obligations	$35.0	—	$29.0	$—	$64.0
Current maturities of long-term debt	9.5	17.0	5.9	—	32.4
Accounts payable	3.3	107.1	82.3	—	192.7
Accrued expenses and taxes, net	32.3	161.2	53.6	—	247.1

Total current liabilities	80.1	285.3	170.8	—	536.2

Other Liabilities:
Deferred income taxes	(5.9)	28.5	13.6	—	36.2
Long-term payable to affiliate	43.2	—	—	—	43.2
Other long-term liabilities	41.1	72.0	10.4	—	123.5

	78.4	100.5	24.0	—	202.9

Notes, Mortgage Notes and Obligations Payable, Less Current Maturities	1,305.2	28.3	15.5	—	1,349.0

Stockholder’s investment	618.7	1,747.1	90.5	(1,837.6)	618.7

Total liabilities and stockholder’s investment	$2,082.4	$2,161.2	$300.8	$(1,837.6)	$2,706.8

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

Condensed Consolidating Balance Sheet as of December 31, 2006

		Guarantor	Non-Guarantor		Nortek
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(Amounts in millions)

ASSETS:
Current Assets:
Unrestricted cash and cash equivalents	$11.5	$5.1	$40.8	$—	$57.4
Restricted cash	—	1.2	—	—	1.2
Accounts receivable, less allowances	—	237.0	91.9	—	328.9
Intercompany receivables (payables)	1.6	(1.5)	(0.1)	—	—
Inventories	—	225.6	53.0	—	278.6
Prepaid expenses	2.0	8.2	3.5	—	13.7
Other current assets	10.3	2.8	11.3	—	24.4
Prepaid income taxes	(0.5)	20.7	1.0	—	21.2

Total current assets	24.9	499.1	201.4	—	725.4

Property and Equipment, at Cost:
Total property and equipment, net	1.4	144.0	77.1	—	222.5

Other Long-term Assets:
Investment in subsidiaries and long-term receivable from (to) subsidiaries	1,937.9	(96.9)	(61.1)	(1,779.9)	—
Goodwill	—	1,455.9	25.5	—	1,481.4
Intangible assets, less accumulated amortization	0.8	127.3	22.3	—	150.4
Other assets	40.1	6.7	0.8	—	47.6

Total other long-term assets	1,978.8	1,493.0	(12.5)	(1,779.9)	1,679.4

Total assets	$2,005.1	$2,136.1	$266.0	$(1,779.9)	$2,627.3

LIABILITIES AND STOCKHOLDER’S INVESTMENT:
Current Liabilities:
Notes payable and other short-term obligations	$10.0	—	$13.3	$—	$23.3
Current maturities of long-term debt	7.9	9.4	2.7	—	20.0
Accounts payable	2.9	110.8	74.5	—	188.2
Accrued expenses and taxes, net	14.9	216.0	51.9	—	282.8

Total current liabilities	35.7	336.2	142.4	—	514.3

Other Liabilities:
Deferred income taxes	(10.4)	27.5	16.8	—	33.9
Long-term payable to affiliate	24.9	—	—	—	24.9
Other long-term liabilities	67.1	46.4	15.3	—	128.8

	81.6	73.9	32.1	—	187.6

Notes, Mortgage Notes and Obligations Payable, Less Current Maturities	1,324.7	28.5	9.1	—	1,362.3

Stockholder’s investment	563.1	1,697.5	82.4	(1,779.9)	563.1

Total liabilities and stockholder’s investment	$2,005.1	$2,136.1	$266.0	$(1,779.9)	$2,627.3

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

Condensed Consolidating Cash Flow Statement
For the Year Ended December 31, 2007

		Guarantor	Non-Guarantor	Nortek
	Parent	Subsidiaries	Subsidiaries	Consolidated
	(Amounts in millions)

Cash Flows from operating activities:
Net cash (used in) provided by operating activities	$(37.6)	$124.7	$19.9	$107.0
Cash Flows from investing activities:
Capital expenditures	(0.1)	(25.8)	(10.5)	(36.4)
Net cash paid for businesses acquired	—	(85.6)	(7.9)	(93.5)
Payment in connection with NTK Holdings’ senior unsecured loan facility rollover	(4.5)	—	—	(4.5)
Proceeds from the sale of property and equipment	—	0.3	0.2	0.5
Change in restricted cash and marketable securities	—	1.2	—	1.2
Intercompany dividends received from (paid by) subsidiaries	27.7	—	(27.7)	—
Other, net	(1.0)	(0.9)	(0.5)	(2.4)

Net cash provided by (used in) investing activities	22.1	(110.8)	(46.4)	(135.1)

Cash Flows from financing activities:
Increase in borrowings	94.0	—	27.4	121.4
Payment of borrowings	(76.9)	(10.1)	(10.3)	(97.3)
Receipt (payment) of intercompany borrowings	7.4	—	(7.4)	—

Net cash provided by (used in) financing activities	24.5	(10.1)	9.7	24.1

Net change in unrestricted cash and cash equivalents	9.0	3.8	(16.8)	(4.0)
Unrestricted cash and cash equivalents at the beginning of the period	11.5	5.1	40.8	57.4

Unrestricted cash and cash equivalents at the end of the period	$20.5	$8.9	$24.0	$53.4

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

Condensed Consolidating Cash Flow Statement
For the Year Ended December 31, 2006

		Guarantor	Non-Guarantor	Nortek
	Parent	Subsidiaries	Subsidiaries	Consolidated
	(Amounts in millions)

Cash Flows from operating activities:
Net cash (used in) provided by operating activities	$(17.9)	$132.5	$33.4	$148.0
Cash Flows from investing activities:
Capital expenditures	(0.2)	(20.6)	(21.5)	(42.3)
Net cash paid for businesses acquired	—	(106.2)	—	(106.2)
Proceeds from the sale of property and equipment	1.8	2.3	1.0	5.1
Change in restricted cash and marketable securities	(0.1)	0.5	—	0.4
Other, net	(0.8)	(2.2)	(0.3)	(3.3)

Net cash provided by (used in) investing activities	0.7	(126.2)	(20.8)	(146.3)

Cash Flows from financing activities:
Increase in borrowings	65.0	0.1	21.9	87.0
Payment of borrowings	(63.8)	(4.9)	(10.1)	(78.8)
Dividends	(28.1)	—	—	(28.1)
Other, net	(1.6)	—	—	(1.6)

Net cash (used in) provided by financing activities	(28.5)	(4.8)	11.8	(21.5)

Net change in unrestricted cash and cash equivalents	(45.7)	1.5	24.4	(19.8)
Unrestricted cash and cash equivalents at the beginning of the period	57.2	3.6	16.4	77.2

Unrestricted cash and cash equivalents at the end of the period	$11.5	$5.1	$40.8	$57.4

NORTEK, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2007

Condensed Consolidating Cash Flow Statement
For the Year Ended December 31, 2005

		Guarantor	Non-Guarantor	Nortek
	Parent	Subsidiaries	Subsidiaries	Consolidated
	(Amounts in millions)

Cash Flows from operating activities:
Net cash (used in) provided by operating activities	$(15.9)	$124.0	$20.4	$128.5
Cash Flows from investing activities:
Capital expenditures	(0.5)	(18.5)	(9.9)	(28.9)
Net cash paid for businesses acquired	—	(110.7)	(6.5)	(117.2)
Proceeds from the sale of property and equipment	—	10.7	0.1	10.8
Change in restricted cash and marketable securities	(0.1)	(0.1)	—	(0.2)
Intercompany capital contribution	(3.7)	—	3.7	—
Intercompany dividends received from (paid by) subsidiaries	11.6	—	(11.6)	—
Other, net	(0.3)	(1.9)	(0.1)	(2.3)

Net cash used in investing activities	7.0	(120.5)	(24.3)	(137.8)

Cash Flows from financing activities:
Increase in borrowings	25.0	0.1	10.0	35.1
Payment of borrowings	(36.5)	(2.3)	(4.6)	(43.4)
Receipt (payment) of intercompany borrowings	1.2	—	(1.2)	—
Other, net	(0.2)	—	—	(0.2)

Net cash (used in) provided by financing activities	(10.5)	(2.2)	4.2	(8.5)

Net change in unrestricted cash and cash equivalents	(19.4)	1.3	0.3	(17.8)
Unrestricted cash and cash equivalents at the beginning of the period	76.6	2.3	16.1	95.0

Unrestricted cash and cash equivalents at the end of the period	$57.2	$3.6	$16.4	$77.2

NORTEK, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

	June 28,	December 31,
	2008	2007
	(Dollar amounts in millions, except share data)

ASSETS
Current Assets:
Unrestricted cash and cash equivalents	$79.1	$53.4
Restricted cash	1.0	1.0
Accounts receivable, less allowances of $12.7 and $12.2	368.2	320.0
Inventories:
Raw materials	101.5	91.6
Work in process	34.9	29.9
Finished goods	194.0	187.1

	330.4	308.6

Prepaid expenses	14.4	11.7
Other current assets	19.1	19.8
Prepaid income taxes	30.5	28.9

Total current assets	842.7	743.4

Property and Equipment, at Cost:
Land	10.9	10.4
Buildings and improvements	115.0	110.1
Machinery and equipment	231.6	217.1

	357.5	337.6
Less accumulated depreciation	120.6	99.7

Total property and equipment, net	236.9	237.9

Other Assets:
Goodwill	1,520.9	1,528.9
Intangible assets, less accumulated amortization of $96.1 and $80.7	151.7	156.6
Deferred debt expense	46.2	27.4
Restricted investments and marketable securities	2.3	2.3
Other assets	9.7	10.3

	1,730.8	1,725.5

Total Assets	$2,810.4	$2,706.8

LIABILITIES AND STOCKHOLDER’S INVESTMENT
Current Liabilities:
Notes payable and other short-term obligations	$68.4	$64.0
Current maturities of long-term debt	15.6	32.4
Accounts payable	250.0	192.7
Accrued expenses and taxes, net	235.5	247.1

Total current liabilities	569.5	536.2

Other Liabilities:
Deferred income taxes	31.6	36.2
Long-term payable to affiliate (see Note A)	39.1	43.2
Other	127.4	123.5

	198.1	202.9

Notes, Mortgage Notes and Obligations Payable, Less Current Maturities	1,418.9	1,349.0

Commitments and Contingencies (see Note G)

Stockholder’s Investment:
Common stock, $0.01 par value, authorized 3,000 shares; 3,000 issued and outstanding at June 28, 2008 and December 31, 2007	—	—
Additional paid-in capital	416.7	412.4
Retained earnings	168.2	168.6
Accumulated other comprehensive income	39.0	37.7

Total stockholder’s investment	623.9	618.7

Total Liabilities and Stockholder’s Investment	$2,810.4	$2,706.8

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NORTEK, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	For the Second Quarter Ended
	June 28, 2008	June 30, 2007
	(Dollar amounts in millions)

Net Sales	$647.1	$644.3

Costs and Expenses:
Cost of products sold (see Note D)	473.3	452.1
Selling, general and administrative expense, net (see Note D)	118.5	121.1
Amortization of intangible assets	8.4	6.4

	600.2	579.6

Operating earnings	46.9	64.7
Interest expense	(31.3)	(30.8)
Loss from debt retirement	(9.9)	—
Investment income	0.2	0.5

Earnings before provision for income taxes	5.9	34.4
Provision for income taxes	2.2	15.7

Net earnings	$3.7	$18.7

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NORTEK, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	For the First Six Months Ended
	June 28, 2008	June 30, 2007
	(Dollar amounts in millions)

Net Sales	$1,187.3	$1,196.8

Costs and Expenses:
Cost of products sold (see Note D)	864.9	836.7
Selling, general and administrative expense, net (see Note D)	237.0	238.1
Amortization of intangible assets	15.1	12.4

	1,117.0	1,087.2

Operating earnings	70.3	109.6
Interest expense	(58.7)	(60.0)
Loss from debt retirement	(9.9)	—
Investment income	0.4	0.9

Earnings before provision for income taxes	2.1	50.5
Provision for income taxes	2.5	22.6

Net (loss) earnings	$(0.4)	$27.9

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NORTEK, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	For the First Six Months Ended
	June 28, 2008	June 30, 2007
	(Dollar amounts in millions)

Cash Flows from operating activities:
Net (loss) earnings	$(0.4)	$27.9

Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization expense	36.0	31.1
Non-cash interest expense, net	3.3	2.8
Non-cash stock-based compensation expense	0.1	0.2
(Gain) loss on property and equipment	(2.5)	0.2
Loss from debt retirement	9.9	—
Deferred federal income tax (benefit) provision	(4.7)	4.1
Changes in certain assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable, net	(44.8)	(47.2)
Inventories	(20.4)	(33.7)
Prepaids and other current assets	(4.0)	2.3
Accounts payable	53.9	49.5
Accrued expenses and taxes	12.3	9.7
Long-term assets, liabilities and other, net	5.9	(0.8)

Total adjustments to net (loss) earnings	45.0	18.2

Net cash provided by operating activities	$44.6	$46.1

Cash Flows from investing activities:
Capital expenditures	$(15.9)	$(14.1)
Net cash paid for businesses acquired	(32.7)	(76.3)
Payment in connection with NTK Holdings’ senior unsecured loan facility rollover	—	(4.5)
Proceeds from the sale of property and equipment	6.2	0.1
Change in restricted cash and marketable securities	—	1.2
Other, net	(1.9)	(0.6)

Net cash used in investing activities	$(44.3)	$(94.2)

Cash Flows from financing activities:
Increase in borrowings	$133.0	$89.0
Payment of borrowings	(66.7)	(23.0)
Net proceeds from sale of the 10% Senior Secured Notes due 2013	742.2	—
Redemption of Nortek’s senior secured credit facility	(755.5)	—
Fees paid in connection with new debt facilities	(31.7)	—
Equity investment by THL-Nortek Investors, LLC	4.2	—
Other, net	(0.1)	—

Net cash provided by financing activities	25.4	66.0

Net change in unrestricted cash and cash equivalents	25.7	17.9
Unrestricted cash and cash equivalents at the beginning of the period	53.4	57.4

Unrestricted cash and cash equivalents at the end of the period	$79.1	$75.3

Supplemental disclosure of cash flow information:
Interest paid	$47.4	$52.8

Income taxes paid (refunded), net	$6.8	$(0.4)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NORTEK, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDER’S INVESTMENT
FOR THE SECOND QUARTER ENDED JUNE 30, 2007

			Accumulated
	Additional		Other
	Paid-in	Retained	Comprehensive	Comprehensive
	Capital	Earnings	Income (Loss)	Income (Loss)
	(Dollar amounts in millions)

Balance, March 31, 2007	$412.2	$145.4	$13.0	$—
Net earnings	—	18.7	—	18.7
Other comprehensive income (loss):
Currency translation adjustment	—	—	7.2	7.2
Pension liability adjustment	—	—	(0.1)	(0.1)

Comprehensive income				$25.8

Stock-based compensation	0.1	—	—

Balance, June 30, 2007	$412.3	$164.1	$20.1

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NORTEK, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDER’S INVESTMENT
FOR THE FIRST SIX MONTHS ENDED JUNE 30, 2007

			Accumulated
	Additional		Other
	Paid-in	Retained	Comprehensive	Comprehensive
	Capital	Earnings	Income (Loss)	Income (Loss)
	(Dollar amounts in millions)

Balance, December 31, 2006	$412.1	$139.4	$11.6	$—
Net earnings	—	27.9	—	27.9
Other comprehensive income (loss):
Currency translation adjustment	—	—	8.6	8.6
Pension liability adjustment	—	—	(0.1)	(0.1)

Comprehensive income				$36.4

Adoption of FIN 48 (see Note F)	—	(3.2)	—
Stock-based compensation	0.2	—	—

Balance, June 30, 2007	$412.3	$164.1	$20.1

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NORTEK, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDER’S INVESTMENT
FOR THE SECOND QUARTER ENDED JUNE 28, 2008

			Accumulated
	Additional		Other
	Paid-in	Retained	Comprehensive	Comprehensive
	Capital	Earnings	Income	Income
	(Dollar amounts in millions)

Balance, March 29, 2008	$412.4	$164.5	$38.1	$—
Net earnings	—	3.7	—	3.7
Other comprehensive income:
Currency translation adjustment	—	—	0.9	0.9

Comprehensive income				$4.6

Capital contribution from parent	4.2	—	—
Stock-based compensation	0.1	—	—
Balance, June 28, 2008	$416.7	$168.2	$39.0

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NORTEK, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDER’S INVESTMENT
FOR THE FIRST SIX MONTHS ENDED JUNE 28, 2008

			Accumulated
	Additional		Other
	Paid-in	Retained	Comprehensive	Comprehensive
	Capital	Earnings	Income	Income (Loss)
	(Dollar amounts in millions)

Balance, December 31, 2007	$412.4	$168.6	$37.7	$—
Net loss	—	(0.4)	—	(0.4)
Other comprehensive income:
Currency translation adjustment	—	—	1.3	1.3

Comprehensive income				$0.9

Capital contribution from parent	4.2	—	—
Stock-based compensation	0.1	—	—

Balance, June 28, 2008	$416.7	$168.2	$39.0

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 28, 2008 AND JUNE 30, 2007

(A) The unaudited condensed consolidated financial statements presented herein (the “Unaudited Financial Statements”) reflect the financial position, results of operations and cash flows of Nortek, Inc. (the “Company” or “Nortek”) and all of its wholly-owned subsidiaries. The Company is a wholly-owned subsidiary of Nortek Holdings, Inc., which is a wholly-owned subsidiary of NTK Holdings, Inc. (“NTK Holdings” or the “Parent Company”). The Unaudited Financial Statements include the accounts of Nortek, as appropriate, and all of its wholly-owned subsidiaries, after elimination of intercompany accounts and transactions, without audit and, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair statement of the interim periods presented. Although certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been omitted, the Company believes that the disclosures included are adequate to make the information presented not misleading. Operating results from the second quarter and first six months ended June 28, 2008 are not necessarily indicative of the results that may be expected for other interim periods or for the year ending December 31, 2008. Certain amounts in the prior year’s Unaudited Financial Statements have been reclassified to conform to the current year presentation. It is suggested that these Unaudited Financial Statements be read in conjunction with the consolidated financial statements and the notes included in the Company’s latest annual report on Form 10-K and its latest Current Reports on Form 8-K as filed with the Securities and Exchange Commission (“SEC”).

Stock-Based Compensation of Employees, Officers and Directors

The Company follows the modified-prospective transition method of accounting for stock-based compensation in accordance with SFAS No. 123R. Under the modified-prospective transition method, the Company is required to recognize compensation cost for share-based payments to employees based on their grant-date fair value. Measurement and attribution of compensation cost for awards that were granted prior to, but not vested as of the date SFAS No. 123R was adopted, are based on the same estimate of the grant-date fair value and the same attribution method used previously under SFAS No. 123.

At June 28, 2008, certain employees and consultants held approximately 23,291 C-1 units and approximately 43,811 C-2 units, which represent equity interests in THL-Nortek Investors, LLC (“Investors LLC”), the parent of NTK Holdings, that function similar to stock awards. The C-1 units vest pro rata on a quarterly basis over a three-year period and approximately 22,991 and 22,613 were vested at June 28, 2008 and December 31, 2007, respectively. The total fair value of the C-1 units is approximately $1.2 million and approximately $0.1 million remains to be amortized at June 28, 2008. The C-2 units only vest in the event that certain performance-based criteria, as defined, are met. At June 28, 2008 and December 31, 2007, there was approximately $1.6 million of unamortized stock-based employee compensation with respect to the C-2 units, which will be recognized in the event that it becomes probable that the C-2 units or any portion thereof will vest. The C-1 and C-2 units were valued using the Black-Scholes option pricing model to determine the freely-traded call option value based upon information from comparable public companies, which was then adjusted to reflect the discount period, the minority interest factor and the lack of marketability factor to arrive at the final valuations.

The Company recorded stock-based compensation charges in selling, general and administrative expense, net of approximately $0.1 million in the second quarter and first six months of 2008 and approximately $0.1 million and $0.2 million for the second quarter and first six months ended June 30, 2007, respectively, in accordance with SFAS No. 123R.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
JUNE 28, 2008 AND JUNE 30, 2007

Goodwill and Other Long-Live Assets

The following table presents a summary of the activity in goodwill for the first six months ended June 28, 2008:

(Amounts in millions)

Balance as of December 31, 2007	$1,528.9
Purchase accounting adjustments	(7.8)
Impact of changes in foreign currency exchange rates and other	(0.2)

Balance as of June 28, 2008	$1,520.9

At June 28, 2008, the Company had an approximate carrying value of Goodwill as follows:

(Amounts in millions)

Segment:
Residential Ventilation Products	$790.5
Home Technology Products	415.8
Air Conditioning and Heating Products*	314.6

$1,520.9

*	Primarily relates to the Residential HVAC reporting unit.

The Company has classified as goodwill the cost in excess of fair value of the net assets (including tax attributes) of companies acquired in purchase transactions (see Note C). Approximately $47.3 million of goodwill associated with certain companies acquired during the year ended December 31, 2007 will be deductible for income tax purposes. Purchase accounting adjustments relate principally to final revisions resulting from the completion of fair value adjustments and adjustments to deferred income taxes that impact goodwill.

The Company accounts for acquired goodwill and intangible assets in accordance with Statement of Financial Standards (“SFAS”) No. 141, “Business Combinations” (“SFAS No. 141”), SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) which involves judgment with respect to the determination of the purchase price and the valuation of the acquired assets and liabilities in order to determine the final amount of goodwill.

Under SFAS No. 142, goodwill determined to have an indefinite useful life is not amortized. Instead these assets are evaluated for impairment on an annual basis, or more frequently when an event occurs or circumstances change between annual tests that would more likely than not reduce the fair value of the reporting unit below its carrying value, including, among others, a significant adverse change in the business climate. The Company has set the annual evaluation date as of the first day of its fiscal fourth quarter. The Company has evaluated whether there have been any indicators of impairment as a result of the recent downturn in the economy, including performing a second test as of December 31, 2007, as well as various analyses through the second quarter of 2008.

The Company primarily utilizes a discounted cash flow approach in order to value the Company’s reporting units required to be tested for impairment by SFAS No. 142, which requires that the Company forecast future cash flows of the reporting units and discount the cash flow stream based upon a weighted average cost of capital that is derived from comparable companies within similar industries. The reporting units evaluated for goodwill impairment by the Company have been determined to be the same as the

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JUNE 28, 2008 AND JUNE 30, 2007

Company’s operating segments in accordance with the criteria in SFAS No. 142 for determining reporting units (see Note E). The discounted cash flow calculations also include a terminal value calculation that is based upon an expected long-term growth rate for the applicable reporting unit. The Company believes that its procedures for estimating gross future cash flows, including the terminal valuation, are reasonable and consistent with market conditions at the time of estimation.

Goodwill is considered to be potentially impaired when the net book value of a reporting unit exceeds its estimated fair value as determined in accordance with the Company’s valuation procedures. The Company believes that its assumptions used to determine the fair value for the respective reporting units are reasonable. If different assumptions were to be used, particularly with respect to estimating future cash flows, there could be the potential that an impairment charge could result. Actual operating results and the related cash flows of the reporting units could differ from the estimated operating results and related cash flows. Based on the Company’s estimates at June 28, 2008, the impact of reducing the Company’s fair value estimates by 10% would have no impact on the Company’s goodwill assessment for any of its reporting units, with the exception of the Company’s home technology products reporting unit (“HTP”). Assuming a 10% reduction in the Company’s fair value estimates, the carrying value of HTP may exceed its fair value, which could require the Company to perform additional testing under SFAS No. 142 to determine if there was a goodwill impairment for HTP.

In accordance with SFAS No. 144, the Company evaluates the realizability of non indefinite-lived and non-goodwill long-lived assets, which primarily consist of property and equipment and intangible assets (the “SFAS No. 144 Long-Lived Assets”), on an annual basis, or more frequently when events or business conditions warrant it, based on expectations of non-discounted future cash flows for each subsidiary having a material amount of SFAS No. 144 Long-Lived Assets.

The Company performs the evaluation as of the first day of its fiscal fourth quarter and more frequently if impairment indicators are identified, for the impairment of long-lived assets, other than goodwill, based on expectations of non-discounted future cash flows compared to the carrying value of the subsidiary in accordance with SFAS No. 144. If the sum of the expected non-discounted future cash flows is less than the carrying amount of the SFAS No. 144 Long-Lived Assets, the Company would recognize an impairment loss. The Company’s cash flow estimates are based upon historical cash flows, as well as future projected cash flows received from subsidiary management in connection with the annual Company wide planning process, and include a terminal valuation for the applicable subsidiary based upon a multiple of earnings before interest expense, net, depreciation and amortization expense and income taxes (“EBITDA”). The Company estimates the EBITDA multiple by reviewing comparable company information and other industry data. The Company believes that its procedures for estimating gross future cash flows, including the terminal valuation, are reasonable and consistent with market conditions at the time of estimation.

The Company’s businesses are currently experiencing a difficult market environment due primarily to weak residential new construction, remodeling and residential air conditioning markets and increased commodity costs, and expect these trends to continue through 2009. The Company has evaluated the carrying value of reporting unit goodwill and long-lived assets and has determined that despite the current difficult market environment, no impairment existed at the time these financial statements were completed.

Fair Value

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 was effective for the Company beginning January 1, 2008, including interim periods within the year ending December 31, 2008. SFAS No. 157 replaces multiple existing definitions of fair value with a single definition, establishes a consistent framework for measuring fair value and expands financial statement disclosures regarding fair value measurements. SFAS No. 157 applies

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JUNE 28, 2008 AND JUNE 30, 2007

only to fair value measurements that already are required or permitted by other accounting standards and does not require any new fair value measurements.

The adoption of SFAS No. 157 for the Company’s financial assets and liabilities in the first quarter of 2008 did not have a material impact on the Company’s financial position or results of operations. As of June 28, 2008, the Company did not have any significant financial assets or liabilities carried at fair value.

In February 2008, the FASB issued FASB Staff Position (“FSP”) SFAS No. 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Its Related Interpretive Accounting Pronouncements That Address Leasing Transactions” (“FSP No. 157-1”), and FSP SFAS No. 157-2, “Effective Date of FASB Statement No. 157” (“FSP No. 157-2”). FSP No. 157-1 removes leasing from the scope of SFAS No. 157. FSP No. 157-2 delays the effective date of SFAS No. 157 from 2008 to 2009 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).

The Company’s non-financial assets and liabilities that meet the deferral criteria set forth in FSP No 157-2 include, among others, goodwill, intangible assets, property and equipment, net and other long-term investments. The Company does not expect that the adoption of SFAS No. 157 for these non-financial assets and liabilities will have a material impact on its financial position or results of operations.

The Company also adopted SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115” (“SFAS No. 159”) on January 1, 2008. SFAS No. 159 permits entities to choose to measure eligible assets and liabilities at fair value with changes in value recognized in earnings. Fair value treatment may be elected either upon initial recognition of an eligible asset or liability or, for an existing asset or liability, if an event triggers a new basis of accounting. The Company did not elect to re-measure any of its existing financial assets or liabilities under the provisions of SFAS No. 159, therefore, the adoption of SFAS No. 159 did not have a material impact on the Company’s financial position or results of operations.

Long-term payable to affiliate

At June 28, 2008 and December 31, 2007, the Company had approximately $39.14 million and $43.2 million, respectively, recorded on the accompanying unaudited condensed consolidated balance sheet related to a long-term payable to affiliate. This payable primarily relates to deferred taxes related to NTK Holdings which have been transferred to Nortek.

The following table presents a summary of the activity in the long-term payable to affiliate for the first six months ended June 28, 2008:

(Amounts in millions)

Balance at December 31, 2007	$43.2
Deferred taxes transferred to Nortek	(4.1)

Balance at June 28, 2008	$39.1

New Accounting Pronouncements

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. SFAS No. 162 is effective sixty days following the SEC’s approval of PCAOB amendments to AU Section 411, “The Meaning of Presented Fairly in Conformity With Generally Accepted Accounting Principles”. The

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JUNE 28, 2008 AND JUNE 30, 2007

Company is currently evaluating the potential impact, if any, of the adoption of SFAS No. 162 on its consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosure about Derivative Instruments and Hedging Activities — An Amendment of FASB Statement No. 133 (“SFAS No. 161”). SFAS No. 161 requires additional disclosures about an entity’s derivative and hedging activities in order to improve the transparency of financial reporting. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company expects to adopt the provisions of SFAS No. 161 on January 1, 2009 and is currently evaluating the impact of adopting SFAS No. 161 on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 160 requires that noncontrolling (or minority) interests in subsidiaries be reported in the equity section of the company’s balance sheet, rather than in a mezzanine section of the balance sheet between liabilities and equity. SFAS No. 160 also changes the manner in which the net income of the subsidiary is reported and disclosed in the controlling company’s income statement. SFAS No. 160 also establishes guidelines for accounting for changes in ownership percentages and for deconsolidation. SFAS No. 160 is effective for financial statements for fiscal years beginning on or after December 1, 2008 and interim periods within those years. The Company expects to adopt SFAS No. 160 effective January 1, 2009 and does not believe that the adoption will have a material impact on its financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”). SFAS No. 141(R) replaces SFAS No. 141, “Business Combinations”, but retains the requirement that the purchase method of accounting for acquisitions be used for all business combinations. SFAS No. 141(R) expands on the disclosures previously required by SFAS No. 141, better defines the acquirer and the acquisition date in a business combination, and establishes principles for recognizing and measuring the assets acquired (including goodwill), the liabilities assumed and any noncontrolling interests in the acquired business. SFAS No. 141(R) also requires an acquirer to record an adjustment to income tax expense for changes in valuation allowances or uncertain tax positions related to acquired businesses. SFAS No. 141(R) is effective for all business combinations with an acquisition date in the first annual period following December 15, 2008; early adoption is not permitted. The Company will adopt this statement in fiscal year 2009. Based upon current accounting principles, approximately $14.4 million of the Company’s unrecognized tax benefits as of June 28, 2008, would reduce goodwill if recognized. This amount is expected to be approximately $10.0 million at January 1, 2009, the date of adoption. Under the provisions of SFAS No. 141(R), if these amounts are recognized after December 31, 2008, they would be recorded through the Company’s tax provision and reduce the Company’s effective tax rate, rather than goodwill. The Company is currently evaluating the impact of adopting SFAS No. 141(R) on its consolidated financial statements.

(B) On May 20, 2008, the Company sold $750.0 million of its 10% Senior Secured Notes due December 1, 2013 (the “10% Senior Secured Notes”) at a discount of approximately $7.8 million, which is being amortized over the life of the issue. Net proceeds from the sale of the 10% Senior Secured Notes, after deducting underwriting commissions and expenses, amounted to approximately $721.7 million. The 10% Senior Secured Notes, which are guaranteed on a senior secured basis by substantially all of the Company’s subsidiaries located in the United States, were issued and sold in a private Rule 144A offering to institutional investors. On August 11, 2008, the Company filed a registration statement with the SEC to exchange the 10% Senior Secured Notes for registered notes.

Interest on the 10% Senior Secured Notes accrues at the rate of 10% per annum and is payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 2008, until maturity. Interest on the 10% Senior Secured Notes accrues from the date of original issuance or, if interest has already been paid,

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JUNE 28, 2008 AND JUNE 30, 2007

from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Prior to June 1, 2011, the Company may redeem up to 35% of the aggregate principal amount of the 10% Senior Secured Notes with the net cash proceeds from certain equity offerings at a redemption price of 110.0% plus accrued and unpaid interest, provided that at least 65% of the original aggregate principal amount of the 10% Senior Secured Notes remains outstanding after the redemption. After June 1, 2011 the 10% Senior Secured Notes are redeemable at the option of the Company, in whole or in part, at any time and from time to time, on or after June 1, 2011 at 105.0%, declining to 102.5% on June 1, 2012 and further declining to 100.0% on June 1, 2013. In addition, the 10% Senior Secured Notes contain a call provision whereby not more than once during any twelve-month period the Company may redeem the 10% Senior Secured Notes at a redemption price equal to 103.0% plus accrued and unpaid interest, provided that the aggregate amount of these redemptions does not exceed $75.0 million.

The 10% Senior Secured Notes are secured by a first-priority lien on substantially all of the Company’s and its domestic subsidiaries’ tangible and intangible assets, except those assets securing the Company’s new five-year $350.0 million senior secured asset-based revolving credit facility (the “ABL Facility”) on a first-priority basis. The 10% Senior Secured Notes have a second-priority lien on the ABL Facility’s first-priority collateral and rank equally with all existing and future senior secured indebtedness of the Company. If the Company experiences a change in control, each holder of the notes will have the right to require the Company to purchase the notes at a price equal to 101% of the principal amount thereof. In addition, a change of control may constitute an event of default under the Company’s new ABL Facility and would also require the Company to offer to purchase its 8 1/2% senior subordinated notes at 101% of the principal amount thereof, together with accrued and unpaid interest.

The indenture governing the 10% Senior Secured Notes contains certain restrictive financial and operating covenants including covenants that restrict, among other things, the payment of cash dividends, the incurrence of additional indebtedness, the making of certain investments, mergers, consolidations and sale of assets (all as defined in the indenture and other agreements).

In connection with the offering of the 10% Senior Secured Notes, the Company also entered into the ABL Facility, of which $50.0 million was drawn at closing and approximately $35.0 million remains outstanding at June 28, 2008. The Company incurred fees and expenses of approximately $11.2 million, which are being recognized as non-cash interest expense over the term of the ABL Facility. The ABL Facility replaced the Company’s existing $200.0 million revolving credit facility that was to mature on August 27, 2010 and consists of a $330.0 million U.S. Facility (with a $60.0 million sublimit for the issuance of U.S. standby letters of credit and a $20.0 million sublimit for U.S. swingline loans) and a $20.0 million Canadian Facility.

There are limitations on the Company’s ability to incur the full $350.0 million of commitments under the ABL Facility. Availability is limited to the lesser of the borrowing base and $350.0 million, and the covenants under the 8 1/2% senior subordinated notes do not currently allow the Company to incur up to the full $350.0 million. The borrowing base at any time will equal the sum (subject to certain reserves and other adjustments) of:

•	85% of the net amount of eligible accounts receivable;

•	85% of the net orderly liquidation value of eligible inventory; and

•	available cash subject to certain limitations as specified in the ABL Facility.

The interest rates applicable to loans under the Company’s ABL Facility are, at the Company’s option, equal to either an adjusted LIBOR rate for a one, two, three or six month interest period (or a nine or twelve

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JUNE 28, 2008 AND JUNE 30, 2007

month period, if available) or an alternate base rate chosen by the Company, plus an applicable margin percentage. The alternate base rate will be the greater of (1) the prime rate or (2) the Federal Funds rate plus 0.50% plus the applicable margin, which is determined based upon the average excess borrowing availability for the previous fiscal quarter. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

If at any time the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the Company’s ABL Facility exceeds the lesser of (i) the commitment amount and (ii) the borrowing base, the Company will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. If the amount available under the Company’s ABL Facility is less than 15% of the lesser of the commitment amount or the borrowing base or an event of default has occurred, the Company will be required to deposit cash from its material deposit accounts (including all concentration accounts) daily in a collection account maintained with the administrative agent under the Company’s ABL Facility, which will be used to repay outstanding loans and cash collateralize letters of credit. Additionally, the Company’s ABL Facility requires that if excess availability (as defined) is less than the greater of $40.0 million and 12.5% of the borrowing base, the Company will comply with a minimum fixed charge ratio test.

The net proceeds from the 10% Senior Secured Notes and the ABL Facility were used to repay all of the outstanding indebtedness on May 20, 2008 under the Company’s existing senior secured credit facility, which included approximately $675.5 million outstanding under the Company’s senior secured term loan and approximately $80.0 million outstanding under the revolving portion of the senior secured credit facility (collectively, the “May 2008 Transactions”) plus accrued interest and related fees and expenses. The redemption of the Company’s senior secured term loan resulted in a pre-tax loss of approximately $9.9 million in the second quarter ended June 28, 2008, primarily as a result of writing off unamortized deferred debt expense.

In March 2008, Moody’s downgraded the debt ratings for Nortek and its Parent Company, NTK Holdings, from “B2” to “B3” and issued a negative outlook. Moody’s rating downgrade reflected the Company’s high leverage, reduced financial flexibility and the anticipated pressure of the difficult new home construction market and home values on the Company’s 2008 financial performance. The negative ratings outlook reflected Moody’s concern that the market for the Company’s products will remain under significant pressure so long as new housing starts do not rebound and that the repair and remodeling market could contract meaningfully in 2008 and possibly in 2009. Additionally, Moody’s was concerned whether the Company’s cost cutting initiatives would be successful enough to offset pressure on the Company’s sales. In May 2008, Moody’s affirmed its rating of B3 for Nortek and NTK Holdings. The rating agency also assigned a B1 rating to the Company’s new 10% Senior Secured Notes.

In April 2008, Standard & Poor’s lowered its ratings for Nortek and its Parent Company, NTK Holdings, from “B” to “B−” and issued a negative outlook. Standard & Poor’s rating downgrade reflected the Company’s weaker overall financial profile resulting from the challenging operating conditions in the Company’s new residential construction and remodeling markets. The negative outlook reflected Standard & Poor’s concerns about the US economy, difficult credit markets and cost inflation, and the anticipation that the Company’s credit metrics will remain challenged for at least the next several quarters. In May 2008, Standard & Poor’s affirmed its corporate credit rating of B- for Nortek and NTK Holdings, however, it removed the ratings from negative watch. Standard & Poor’s also assigned a B rating to Nortek’s new 10% Senior Secured Notes.

At December 31, 2007, the Company’s Best subsidiary was not in compliance with a maintenance covenant with respect to two loan agreements with two banks with aggregate borrowings outstanding of approximately $9.4 million. The Company’s Best subsidiary obtained waivers from the two banks, which

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JUNE 28, 2008 AND JUNE 30, 2007

indicated that the Company’s Best subsidiary was not required to comply with the maintenance covenant as of December 31, 2007. The next measurement date for the maintenance covenant is for the year ended December 31, 2008 and the Company believes that it is probable that its Best subsidiary will be in compliance with the maintenance covenant when their assessment of the required calculation is completed in the first quarter of 2009. As a result, the Company has classified the outstanding borrowings under such agreements as a long-term liability in its consolidated balance sheet at June 28, 2008 and December 31, 2007, respectively.

The agreements that govern the terms of the Company’s debt, including the indentures that govern the Company’s 10% Senior Secured Notes and its 8 1/2% senior subordinated notes and the credit agreement that governs the Company’s ABL Facility, contain covenants that restrict the Company’s ability and the ability of its subsidiaries to incur additional indebtedness, pay dividends or make other distributions, make loans or investments, incur certain liens, enter into transactions with affiliates and consolidate, merge or sell assets.

The indentures that govern the Company’s 10% Senior Secured Notes and its 8 1/2% Senior Subordinated Notes limit the Company’s ability to make certain payments, including dividends to service NTK Holdings’ debt obligations, loans or investments or the redemption or retirement of any equity interests and indebtedness subordinated to the notes. These limitations are based on a calculation of net income, equity issuances, receipt of capital contributions and return on certain investments since August 27, 2004 (as defined). As of June 28, 2008, the Company had the capacity to make certain payments, including dividends to service NTK Holdings’ debt obligations, of up to approximately $145.9 million. As of June 28, 2008, the Company’s Fixed Charge Coverage Ratio was approximately 1.67:1. If the Company’s Fixed Charge Coverage Ratio was at least 2.00:1 as of June 28, 2008, the Company would have up to approximately $243.5 million available to make certain payments, including dividends to service NTK Holding’s debt obligations.

(C) On September 18, 2007, the Company acquired all the capital stock of Stilpol SP. Zo.O. (“Stilpol”) and certain assets and liabilities of Metaltecnica S.r.l. (“Metaltecnica”) for approximately $7.9 million in cash and the assumption of indebtedness of approximately $4.1 million through its kitchen range hood subsidiaries, based in Italy and Poland (“Best Subsidiaries”). The Company’s Best subsidiaries borrowed the cash portion of the purchase price from banks in Italy. These acquisitions supply various fabricated material components and sub-assemblies used by the Company’s Best subsidiaries in the manufacture of kitchen range hoods.

On August 1, 2007, the Company, through its wholly-owned subsidiary Jensen, Inc., acquired certain assets of Solar of Michigan, Inc. (“Triangle”) for approximately $1.7 million of cash. Triangle is located in Coopersville, MI and manufactures, markets and distributes bath cabinets and related products.

On July 27, 2007, the Company acquired all of the ownership units of HomeLogic LLC (“HomeLogic”) for approximately $5.1 million (utilizing approximately $3.1 million of cash and issuing unsecured 6% subordinated notes totaling approximately $2.0 million due July 2011) plus contingent consideration, which may be payable in future years. HomeLogic is located in Marblehead, MA and designs and sells software and hardware that facilitates the control of third party residential subsystems such as home theater, whole-house audio, climate control, lighting, security and irrigation.

On July 23, 2007, the Company, through its wholly-owned subsidiary, Linear LLC (“Linear”), acquired the assets and certain liabilities of Aigis Mechtronics LLC (“Aigis”) for approximately $2.8 million (utilizing approximately $2.2 million of cash and issuing unsecured 6% subordinated notes totaling approximately $0.6 million due July 2011). Aigis is located in Winston-Salem, NC and manufactures and sells equipment, such as camera housings, into the close-circuit television portion of the global security market.

On June 25, 2007, the Company, through Linear, acquired International Electronics, Inc. (“IEI”) through a cash tender offer to purchase all of the outstanding shares of common stock of IEI at a price of $6.65 per share. The total purchase price was approximately $13.8 million. IEI is located in Canton, MA and designs

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JUNE 28, 2008 AND JUNE 30, 2007

and sells security and access control components and systems for use in residential and light commercial applications.

On April 10, 2007, the Company, through Linear, acquired the assets and certain liabilities of c.p. All Star Corporation (“All Star”) for approximately $2.8 million (utilizing approximately $2.3 million of cash and issuing unsecured 6% subordinated notes totaling $0.5 million due April 2009). All Star is located in Downington, PA and is a leading manufacturer and distributor of residential, commercial and industrial gate operators, garage door openers, radio controls and accessory products for the garage door and perimeter security industry.

On March 26, 2007, the Company, through its wholly-owned subsidiary, Advanced Bridging Technologies, Inc. (“ABT”), acquired certain assets of Personal and Recreational Products, Inc. (“Par Safe”) for future contingent consideration of approximately $4.6 million that was earned in 2007 and was paid in April 2008. Par Safe designs and sells home safes and solar LED security lawn signs.

On March 2, 2007, the Company, through Linear, acquired the stock of LiteTouch, Inc. (“LiteTouch”) for approximately $10.5 million (utilizing approximately $8.0 million of cash and issuing unsecured 6% subordinated notes totaling $2.5 million due March 2009) plus contingent consideration, which may be payable in future years. LiteTouch is located in Salt Lake City, UT and designs, manufactures and sells automated lighting controls for a variety of uses including residential, commercial, new construction and retro-fit applications.

On June 15, 2007, the Company, through its wholly-owned subsidiary, Mammoth China Ltd. (“Mammoth China”), increased its ownership interests in Mammoth (Zhejiang) EG Air Conditioning Ltd. (“MEG”) and Shanghai Mammoth Air Conditioning Co., Ltd. (“MSH”) to seventy-five percent. Prior to June 15, 2007 and subsequent to January 25, 2006, Mammoth China had a sixty-percent interest in MEG and MSH.

Acquisitions contributed approximately $8.4 million and $1.0 million to net sales and depreciation and amortization expense, respectively, and reduced operating earnings by approximately $1.3 million for the second quarter ended June 28, 2008 and contributed approximately $19.6 million and $1.7 million to net sales and depreciation and amortization expense, respectively, and reduced operating earnings by approximately $2.6 million for the first six months ended June 28, 2008. With the exception of Stilpol, Metaltecnica and Triangle, which are included in the Residential Ventilation Products segment, and MEG and MSH, which are included in the Air Conditioning and Heating Products segment, all acquisitions are included in the Home Technology Products segment in the Company’s segment reporting (see Note E).

Contingent consideration of approximately $32.7 million related to the acquisitions of Par Safe, ABT and Magenta Research, Ltd., which was accrued for December 31, 2007, was paid during the second quarter of 2008. The remaining estimated total maximum potential amount of contingent consideration that may be paid in the future for all completed acquisitions is approximately $54.0 million.

Acquisitions are accounted for as purchases and accordingly have been included in the Company’s consolidated results of operations since their acquisition date. For recent acquisitions, the Company has made preliminary estimates of the fair value of the assets and liabilities of the acquired companies, including intangible assets and property and equipment, as of the date of acquisition, utilizing information available at the time that the Company’s Unaudited Financial Statements were prepared and these estimates are subject to refinement until all pertinent information has been obtained. The Company is in the process of appraising the fair value of intangible assets and property and equipment and finalizing the integration plans for certain of the acquired companies, which are expected to be completed during 2008.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
JUNE 28, 2008 AND JUNE 30, 2007

Pro forma results related to these acquisitions have not been presented, as the effect is not significant to the Company’s consolidated operating results.

(D) During the second quarter ended June 28, 2008 and June 30, 2007, the Company’s results of operations include the following (income) and expense items recorded in cost of products sold and selling, general and administrative expense, net in the accompanying unaudited condensed consolidated statement of operations:

	For the Second Quarter Ended*
	June 28, 2008	June 30, 2007
	(Amounts in millions)

Charges related to the closure of the Company’s NuTone, Inc. Cincinnati, OH facility within the RVP segment (see Note H)	$—	$0.8
Gain from the sale of a manufacturing facility within the RVP segment	(2.5)	—
Net charges related to the closure of certain RVP segment facilities (see Note H)(1)	0.2	—
Costs and expenses incurred within the RVP segment in connection with the start up of a range hood facility in Mexico(2)	1.4	—
Charges related to the closure of the Company’s Mammoth, Inc. Chaska, MN facility within the HVAC segment (see Note H)	—	0.3
Legal and other professional fees and expenses incurred in connection with matters related to certain subsidiaries based in Italy and Poland within the RVP segment	—	0.3
Fees, expenses and a reserve recorded within the HTP segment in connection with a contemplated settlement of a dispute with one of its former suppliers	4.5	—
Reserve for amounts due from customers within the HTP segment	—	0.5
Product safety upgrade reserves within the HTP segment (see Note G)(2)	—	(0.2)
Foreign exchange (gains) losses related to transactions, including intercompany debt not indefinitely invested in the Company’s subsidiaries	(1.5)	1.7

*	Unless otherwise indicated, all items noted in the table have been recorded in selling, general and administrative expense, net in the accompanying unaudited condensed consolidated statement of operations.

(1)	Approximately $0.3 million of these charges were recorded in cost of products sold, offset by a reduction in reserves in selling, general and administrative expense, net of approximately $0.1 million related to the closure of these RVP segment facilities.

(2)	The RVP and HTP segments recorded these charges in cost of products sold.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
JUNE 28, 2008 AND JUNE 30, 2007

During the first six months ended June 28, 2008 and June 30, 2007, the Company’s results of operations include the following (income) and expense items recorded in cost of products sold and selling, general and administrative expense, net in the accompanying unaudited condensed consolidated statement of operations:

	For the First Six Months Ended*
	June 28, 2008	June 30, 2007
	(Amounts in millions)

Charges related to the closure of the Company’s NuTone, Inc. Cincinnati, OH facility within the RVP segment (see Note H)	$—	$1.4
Gain from the sale of a manufacturing facility within the RVP segment	(2.5)	—
Net charges related to the closure of certain RVP segment facilities (see Note H)(1)	0.2	—
Costs and expenses incurred within the RVP segment in connection with the start up of a range hood facility in Mexico(2)	1.4	—
Charges related to the closure of the Company’s Mammoth, Inc. Chaska, MN facility within the HVAC segment (see Note H)	—	0.3
Legal and other professional fees and expenses incurred in connection with matters related to certain subsidiaries based in Italy and Poland within the RVP segment	—	1.3
Fees, expenses and a reserve recorded within the HTP segment in connection with a contemplated settlement of a dispute with one of its former suppliers	4.7	—
Reserve for amounts due from customers within the HTP and HVAC segments	—	2.3
Product safety upgrade reserves within the HTP segment (see Note G)(2)	—	(0.2)
Foreign exchange (gains) losses related to transactions, including intercompany debt not indefinitely invested in the Company’s subsidiaries	(1.4)	2.0

*	Unless otherwise indicated, all items noted in the table have been recorded in selling, general and administrative expense, net in the accompanying unaudited condensed consolidated statement of operations.

(1)	Approximately $0.3 million of these charges were recorded in cost of products sold, offset by a reduction in reserves in selling, general and administrative expense, net of approximately $0.1 million related to the closure of these RVP segment facilities.

(2)	The RVP and HTP segments recorded these charges in cost of products sold.

The Company has a management agreement with an affiliate of Thomas H. Lee Partners, L.P. providing for certain financial and strategic advisory and consultancy services. Nortek expensed approximately $0.5 million and $0.6 million for the second quarter ended June 28, 2008 and June 30, 2007, respectively, and expensed approximately $1.0 million for each of the first six months ended June 28, 2008 and June 30, 2007, respectively, related to this management agreement in the accompanying unaudited condensed consolidated statement of operations.

(E) The Company is a leading diversified manufacturer of innovative, branded residential and commercial products, which is organized within three reporting segments: the Residential Ventilation Products (“RVP”) segment, the Home Technology Products (“HTP”) segment and the Air Conditioning and Heating Products (“HVAC”) segment. The HVAC segment combines the results of the Company’s residential and commercial

NORTEK, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
JUNE 28, 2008 AND JUNE 30, 2007

heating, ventilating and air conditioning businesses. In the tables below, Unallocated includes corporate related items, intersegment eliminations and certain income and expense items not allocated to reportable segments.

The Company evaluates segment performance based on operating earnings before allocations of corporate overhead costs. Intersegment net sales and intersegment eliminations were not material for any of the periods presented. The financial statement impact of all purchase accounting adjustments, including intangible asset amortization and goodwill, is reflected in the applicable operating segment, which are the Company’s reporting units.

Unaudited net sales, operating earnings and pre-tax earnings for the Company’s reporting segments for the second quarter ended June 28, 2008 and June 30, 2007 were as follows:

	For the Second Quarter Ended
	June 28, 2008	June 30, 2007
	(Dollar amounts in millions)

Net sales:
Residential ventilation products	$187.0	$206.1
Home technology products	131.2	143.9
Air conditioning and heating products	328.9	294.3

Consolidated net sales	$647.1	$644.3

Operating earnings:
Residential ventilation products (1)	$16.0	$26.0
Home technology products (2)	7.8	23.3
Air conditioning and heating products (3)	29.9	22.7

Subtotal	53.7	72.0
Unallocated:
Stock-based compensation charges	(0.1)	(0.1)
Foreign exchange gain on transactions, including intercompany debt	—	0.1
Unallocated, net	(6.7)	(7.3)

Consolidated operating earnings	46.9	64.7
Interest expense	(31.3)	(30.8)
Loss from debt retirement	(9.9)	—
Investment income	$0.2	0.5

Earnings before provision for income taxes	$5.9	$34.4

(1)	The operating results of the RVP segment for the second quarter ended June 28, 2008 include costs and expenses incurred in connection with the start up of a range hood facility in Mexico of approximately $1.4 million, a gain of approximately $2.5 million from the sale of a manufacturing facility, net foreign exchange gains of approximately $1.4 million related to transactions, including intercompany debt not indefinitely invested in the Company’s subsidiaries and approximately $0.2 million in net charges related to the closure of certain RVP segment facilities.

The operating results of the RVP segment for the second quarter ended June 30, 2007 include an approximate $0.8 million charge related to the closure of the Company’s NuTone, Inc. Cincinnati, Ohio facility, legal and other professional fees and expenses incurred in connection with matters related to certain subsidiaries based in Italy and Poland of approximately $0.3 million and net foreign exchange losses of

NORTEK, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
JUNE 28, 2008 AND JUNE 30, 2007

approximately $0.7 million related to transactions, including intercompany debt not indefinitely invested in the Company’s subsidiaries.

(2)	The operating results of the HTP segment for the second quarter ended June 28, 2008 include approximately $4.5 million of fees, expenses and a reserve recorded in connection with a contemplated settlement of a dispute with one of its former suppliers and net foreign exchange gains of approximately $0.2 million related to transactions.

The operating results of the HTP segment for the second quarter ended June 30, 2007 include a charge approximately $0.5 million related to a reserve for amounts due from customers, a decrease in warranty expense of approximately $0.2 million related to a product safety upgrade and net foreign exchange gains of approximately $0.1 million related to transactions.

(3)	The operating results of the HVAC segment for the second quarter ended June 28, 2008 include net foreign exchange losses of approximately $0.1 million related to transactions, including intercompany debt not indefinitely invested in the Company’s subsidiaries.

The operating results of the HVAC segment for the second quarter ended June 30, 2007 include a charge of approximately $0.3 million related to the planned closure of the Company’s Mammoth, Inc. Chaska, Minnesota manufacturing facility and net foreign exchange losses of approximately $1.2 million related to transactions, including intercompany debt not indefinitely invested in the Company’s subsidiaries.

Unaudited net sales, operating earnings and pre-tax earnings for the Company’s reporting segments for the first six months ended June 28, 2008 and June 30, 2007 were as follows:

	For the First Six Months Ended
	June 28, 2008	June 30, 2007
	(Dollar amounts in millions)

Net sales:
Residential ventilation products	$375.2	$414.8
Home technology products	255.3	267.1
Air conditioning and heating products	556.8	514.9

Consolidated net sales	$1,187.3	$1,196.8

Operating earnings:
Residential ventilation products (1)	$31.9	$51.2
Home technology products (2)	18.1	39.8
Air conditioning and heating products (3)	34.6	32.5

Subtotal	84.6	123.5
Unallocated:
Stock-based compensation charges	(0.1)	(0.2)
Foreign exchange gains on transactions, including intercompany debt	0.1	0.2
Unallocated, net	(14.3)	(13.9)

Consolidated operating earnings	70.3	109.6
Interest expense	(58.7)	(60.0)
Loss from debt retirement	(9.9)	—
Investment income	0.4	0.9

Earnings before provision for income taxes	$2.1	$50.5

NORTEK, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
JUNE 28, 2008 AND JUNE 30, 2007

(1)	The operating results of the RVP segment for the first six months ended June 28, 2008 include costs and expenses incurred in connection with the start up of a range hood facility in Mexico of approximately $1.4 million, a gain of approximately $2.5 million from the sale of a manufacturing facility, net foreign exchange gains of approximately $0.9 million related to transactions, including intercompany debt not indefinitely invested in the Company’s subsidiaries and approximately $0.2 million in net charges related to the closure of certain RVP segment facilities.

The operating results of the RVP segment for the first six months ended June 30, 2007 include an approximate $1.4 million charge related to the closure of the Company’s NuTone, Inc. Cincinnati, Ohio facility, legal and other professional fees and expenses incurred in connection with matters related to certain subsidiaries based in Italy and Poland of approximately $1.3 million and net foreign exchange losses of approximately $0.9 million related to transactions, including intercompany debt not indefinitely invested in the Company’s subsidiaries.

(2)	The operating results of the HTP segment for the first six months ended June 28, 2008 include approximately $4.7 million of fees, expenses and a reserve recorded in connection with a contemplated settlement of a dispute with one of its former suppliers and net foreign exchange gains of approximately $0.2 million related to transactions.

The operating results of the HTP segment for the first six months ended June 30, 2007 include a charge approximately $0.5 million related to a reserve for amounts due from customers, a decrease in warranty expense of approximately $0.2 million related to a product safety upgrade and net foreign exchange gains of approximately $0.1 million related to transactions.

(3)	The operating results of the HVAC segment for the first six months ended June 28, 2008 include net foreign exchange gains of approximately $0.2 million related to transactions, including intercompany debt not indefinitely invested in the Company’s subsidiaries.

The operating results of the HVAC segment for the first six months ended June 30, 2007 include a charge of approximately $0.3 million related to the planned closure of the Company’s Mammoth, Inc. Chaska, Minnesota manufacturing facility, a charge of approximately $1.8 million related to a reserve for amounts due from customers and net foreign exchange losses of approximately $1.4 million related to transactions, including intercompany debt not indefinitely invested in the Company’s subsidiaries.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
JUNE 28, 2008 AND JUNE 30, 2007

Unaudited depreciation expense, amortization expense and capital expenditures for the Company’s reporting segments for the second quarter ended June 28, 2008 and June 30, 2007 were as follows:

	For the Second Quarter Ended
	June 28, 2008	June 30, 2007
	(Dollar amounts in millions)

Depreciation Expense:
Residential ventilation products	$4.1	$4.1
Home technology products	1.6	1.4
Air conditioning and heating products	4.4	4.5
Other	0.1	0.1

Consolidated depreciation expense	$10.2	$10.1

Amortization Expense:
Residential ventilation products	$3.4	$1.3
Home technology products	3.3	3.2
Air conditioning and heating products	1.5	1.8
Other	0.2	0.1

Consolidated amortization expense	$8.4	$6.4

Capital Expenditures:
Residential ventilation products	$3.3	$3.3
Home technology products	0.7	1.4
Air conditioning and heating products	4.6	2.6

Consolidated capital expenditures	$8.6	$7.3

NORTEK, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
JUNE 28, 2008 AND JUNE 30, 2007

Unaudited depreciation expense, amortization expense and capital expenditures for the Company’s reporting segments for the first six months ended June 28, 2008 and June 30, 2007 were as follows:

	For the First Six Months Ended
	June 28, 2008	June 30, 2007
	(Dollar amounts in millions)

Depreciation Expense:
Residential ventilation products	$8.3	$7.1
Home technology products	3.2	2.7
Air conditioning and heating products	9.1	8.6
Other	0.3	0.3

Consolidated depreciation expense	$20.9	$18.7

Amortization Expense:
Residential ventilation products	$5.3	$2.6
Home technology products	6.6	5.9
Air conditioning and heating products	2.9	3.7
Other	0.3	0.2

Consolidated amortization expense	$15.1	$12.4

Capital Expenditures:
Residential ventilation products	$7.4	$5.7
Home technology products	1.5	2.6
Air conditioning and heating products	7.0	5.8

Consolidated capital expenditures	$15.9	$14.1

(F) The Company provided income taxes on an interim basis based upon the effective tax rate through June 28, 2008. The following reconciles the federal statutory income tax rate to the effective tax rate of approximately 119.0% and 44.8% for the first six months ended June 28, 2008 and June 30, 2007:

	For the First Six Months Ended
	June 28, 2008	June 30, 2007

Income tax at the federal statutory rate	35.0%	35.0%
Net change from federal statutory rate:
Interest related to uncertain tax positions, net of federal income tax effect	57.4	2.2
State income tax provision, net of federal income tax effect	13.0	2.9
Tax effect resulting from foreign activities	3.0	3.5
Non-deductible expenses	2.8	0.7
Other, net	7.8	0.5

Income tax at effective rate	119.0%	44.8%

During the second quarter ended June 28, 2008, the Company evaluated the realizability of its domestic deferred tax assets as a result of recent economic conditions, the Company’s recent operating results and the Company’s revised forecast, including the increase in future interest expense as a result of the May 2008 Transactions. As a result of this analysis, the Company determined that its domestic deferred tax assets are

NORTEK, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
JUNE 28, 2008 AND JUNE 30, 2007

realizable and no valuation allowance is required at June 28, 2008. In assessing the need for a valuation allowance, the Company has assessed the available means of recovering its deferred tax assets, including the ability to carry back net operating losses, available deferred tax liabilities, tax planning strategies and projections of future taxable income. The Company has concluded that that based upon all available evidence, it is more likely than not, that its domestic deferred tax assets are realizable.

The Company adopted the provisions of FIN 48 effective January 1, 2007. As a result of the adoption of this standard, the Company recorded a charge to retained earnings of approximately $3.2 million and also increased goodwill related to pre-acquisition tax uncertainties by approximately $3.8 million.

As of January 1, 2008, the Company had provided a liability of approximately $34.2 million for unrecognized tax benefits related to various federal, foreign and state tax income tax matters. The amount of unrecognized tax benefits at June 28, 2008 was approximately $38.9 million. The amount of unrecognized tax benefits that impact the effective tax rate, if recognized, is approximately $11.4 million. The difference between the total amount of unrecognized tax benefits and the amount that would impact the effective rate consists of items that would adjust deferred tax assets and liabilities of approximately $5.5 million, items that, if recognized prior to January 1, 2009 (see Note A for SFAS No. 141® discussion), would result in adjustments to goodwill of approximately $14.4 million and the federal benefit of state tax items of approximately $7.6 million.

As of June 28, 2008, the Company has approximately $4.1 million in unrecognized benefits relating to various state income tax issues, for which the statute of limitation is expected to expire late in 2008. Of this amount, approximately $3.1 million will reduce goodwill if recognized.

The Company is currently under audit by the Internal Revenue Service for the tax periods from January 1, 2004 to August 27, 2004 and from August 28, 2004 to December 31, 2004 and for the year ended December 31, 2005. The Company and its subsidiaries federal, foreign and state income tax returns are generally subject to audit for all tax periods beginning in 2003 through the present year.

As of January 1, 2008, the Company had accrued approximately $6.1 million of interest related to uncertain tax positions. As of June 28, 2008, the total amount of accrued interest related to uncertain tax positions is approximately $7.9 million. The Company accounts for interest and penalties related to uncertain tax positions as part of its provision for federal and state taxes.

(G) At June 28, 2008, the Company’s former subsidiary, Ply Gem, has guaranteed approximately $18.3 million of third party obligations relating to rental payments through June 30, 2016 under a facility leased by a former subsidiary, which was sold on September 21, 2001. The Company has indemnified these guarantees in connection with the sale of Ply Gem on February 12, 2004 and has recorded an estimated liability related to this indemnified guarantee of approximately $0.8 million at June 28, 2008 in accordance with Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). The buyer of the former subsidiary has provided certain indemnifications and other rights to Nortek for any payments that it might be required to make pursuant to this guarantee. Should the buyer of the former subsidiary cease making payments then the Company may be required to make payments on its indemnification.

The Company has indemnified third parties for certain matters in a number of transactions involving dispositions of former subsidiaries. The Company has recorded liabilities in relation to these indemnifications, including the indemnified guarantee noted above, of approximately $11.0 million and $11.1 million at June 28, 2008 and December 31, 2007, respectively. Approximately $5.0 million of short-term liabilities and approximately $6.0 million of long-term liabilities are recorded in accrued expenses and other long-term liabilities, respectively, in the accompanying unaudited condensed consolidated balance sheet at June 28, 2008 related to these indemnifications.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
JUNE 28, 2008 AND JUNE 30, 2007

The Company records insurance liabilities and related expenses for health, workers compensation, product and general liability losses and other insurance reserves and expenses in accordance with either the contractual terms of its policies or, if self-insured, the total liabilities that are estimable and probable as of the reporting date. Insurance liabilities are recorded as current liabilities to the extent payments are expected to be made in the succeeding year by the Company with the remaining requirements classified as long-term liabilities. The accounting for self-insured plans requires that significant judgments and estimates be made both with respect to the future liabilities to be paid for known claims and incurred but not reported claims as of the reporting date. The Company considers historical trends when determining the appropriate insurance reserves to record in the consolidated balance sheet. In certain cases where partial insurance coverage exists, the Company must estimate the portion of the liability that will be covered by existing insurance policies to arrive at the net expected liability to the Company. The majority of the Company’s approximate $58.5 million of recorded insurance liabilities at June 28, 2008 relate to product liability accruals of approximately $37.9 million.

Changes in the Company’s combined short-term and long-term product liability accruals during the second quarter ended June 28, 2008 and June 30, 2007 are as follows:

	For the Second Quarter Ended
	June 28, 2008	June 30, 2007
	(Amounts in millions)

Balance, beginning of the period	$35.8	$29.6
Provision during the period	3.3	2.3
Payments made during the period	(1.4)	(1.9)
Other adjustments	0.2	0.7

Balance, end of the period	$37.9	$30.7

Changes in the Company’s combined short-term and long-term product liability accruals during the first six months ended June 28, 2008 and June 30, 2007 are as follows:

	For the First Six Months Ended
	June 28, 2008	June 30, 2007
	(Amounts in millions)

Balance, beginning of the period	$35.0	$27.8
Provision during the period	6.2	5.6
Payments made during the period	(3.5)	(3.5)
Other adjustments	0.2	0.8

Balance, end of the period	$37.9	$30.7

The Company sells a number of products and offers a number of warranties including in some instances, extended warranties for which the Company receives proceeds. The specific terms and conditions of these warranties vary depending on the product sold and the country in which the product is sold. The Company estimates the costs that may be incurred under its warranties, with the exception of extended warranties, and records a liability for such costs at the time of sale. Deferred revenue from extended warranties is recorded at the estimated fair value and is amortized over the life of the warranty and reviewed to ensure that the amount recorded is equal to or greater than estimated future costs. Factors that affect the Company’s warranty liability include the number of units sold, historical and anticipated rates of warranty claims, cost per claim and new product introduction. The Company periodically assesses the adequacy of its recorded warranty claims and adjusts the amounts as necessary.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
JUNE 28, 2008 AND JUNE 30, 2007

Changes in the Company’s combined short-term and long-term warranty accruals during the second quarter ended June 28, 2008 and June 30, 2007 are as follows:

	For the Second Quarter Ended
	June 28, 2008	June 30, 2007
	(Amounts in millions)

Balance, beginning of the period	$48.7	$41.5
Warranties provided during the period	8.7	7.8
Settlements made during the period	(7.4)	(7.0)
Changes in liability estimate, including expirations and acquisitions	0.6	1.1

Balance, end of the period	$50.6	$43.4

Changes in the Company’s combined short-term and long-term warranty accruals during the first six months ended June 28, 2008 and June 30, 2007 are as follows:

	For the First Six Months Ended
	June 28, 2008	June 30, 2007
	(Amounts in millions)

Balance, beginning of the period	$47.3	$41.2
Warranties provided during the period	16.0	13.3
Settlements made during the period	(13.9)	(12.6)
Changes in liability estimate, including expirations and acquisitions	1.2	1.5

Balance, end of the period	$50.6	$43.4

The Company is subject to other contingencies, including legal proceedings and claims arising out of its businesses that cover a wide range of matters, including, among others, environmental matters, contract and employment claims, product liability, warranty and modification and adjustment or replacement of component parts of units sold, which include product recalls. Product liability, environmental and other legal proceedings also include matters with respect to businesses previously owned. The Company has used various substances in its products and manufacturing operations which have been or may be deemed to be hazardous or dangerous, and the extent of its potential liability, if any, under environmental, product liability and workers’ compensation statutes, rules, regulations and case law is unclear. Further, due to the lack of adequate information and the potential impact of present regulations and any future regulations, there are certain circumstances in which no range of potential exposure may be reasonably estimated.

During the second quarter and first six months ended June 28, 2008, the Company recorded approximately $4.5 million and $4.7 million, respectively, of fees, expenses and a reserve recorded within the HTP segment in connection with a contemplated settlement of a dispute with one of its former suppliers.

While it is impossible to ascertain the ultimate legal and financial liability with respect to contingent liabilities, including lawsuits, the Company believes that the aggregate amount of such liabilities, if any, in excess of amounts provided or covered by insurance, will not have a material adverse effect on the consolidated financial position, results of operations or liquidity of the Company. It is possible, however, that future results of operations for any particular future period could be materially affected by changes in the Company’s assumptions or strategies related to these contingencies or changes that are not within the Company’s control.

(H) The Company records restructuring costs primarily in connection with operations acquired or facility closings which management plans to eliminate in order to improve future operating results of the Company.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
JUNE 28, 2008 AND JUNE 30, 2007

During the second quarter and first six months ended June 30, 2007, the Company recorded liabilities and expensed into selling, general and administrative expense, net approximately $0.8 million and $1.4 million, respectively, in the accompanying unaudited condensed consolidated statement of operations related to the closure of its NuTone Cincinnati, OH facility and the relocation of such operations to certain other subsidiaries of the Company within the RVP segment. The NuTone facility was shutdown in the third quarter of 2007 and approximately 59 employees were terminated. Prior to August 2006, this facility supported manufacturing, warehousing and distribution activities for NuTone. The Company does not anticipate recording any further expenses associated with this shutdown during 2008.

During the second quarter of 2007, after meeting and negotiating with the bargaining committee of the Teamsters Local 970, representing approximately 127 union employees of the Company’s wholly-owned subsidiary Mammoth, Inc. (“Mammoth”) located in Chaska, Minnesota, it was decided to shut down manufacturing operations at the Chaska plant and relocate such operations to other manufacturing facilities within the Commercial HVAC Group. During the second quarter of 2007, Mammoth finalized its negotiations with the union over the severance benefits associated with the shutdown and approximately $0.3 million was expensed to selling, general and administrative expense, net related to the severance paid to the union employees. It is estimated that an additional approximate $0.8 million will be expensed in 2008 related to this shutdown, none of which was incurred during the first six months ended June 28, 2008.

On August 8, 2007, after negotiating with the bargaining committee of the Steel, Paper House, Chemical Drivers and Helpers, Local No. 578, which represented approximately 64 union employees located at the Vernon, CA manufacturing facility of the Company’s wholly-owned subsidiary Jensen, Inc. (“Jensen”), the decision was made to shut down manufacturing operations and relocate such operations to other manufacturing facilities within the RVP segment. Additionally, on such date, Jensen finalized its negotiations with the union over the severance benefits associated with this shutdown. During the second quarter of 2008, the Company recorded a reduction to this reserve of approximately $0.1 million to selling, general and administrative expense, net.

During the second quarter ended June 28, 2008, the Company recorded liabilities and expensed into cost of products sold approximately $0.3 million in the accompanying unaudited condensed consolidated statement of operations related to the closure of its Aubrey Manufacturing, Inc. Union, IL facility and the relocation of such operations to certain other subsidiaries of the Company within the RVP segment. It is anticipated that the Aubrey facility will be shutdown during the fourth quarter of 2008 and approximately 115 employees will be terminated. The Company anticipates recording additional expenses related to severance associated with this shutdown of approximately $0.4 million during the remainder of 2008.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
JUNE 28, 2008 AND JUNE 30, 2007

The following table sets forth restructuring activity in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities (“SFAS No. 146”) in the accompanying consolidated statement of operations for the periods presented. These costs are included in cost of goods sold and selling, general and administrative expense, net in the accompanying consolidated statement of operations of the Company.

	Employee		Total
	Separation		Restructuring
	Expenses	Other	Costs
	(Dollar amounts in millions)

Balance at December 31, 2007	$1.6	$1.0	$2.6
Payments and asset write downs	(1.1)	(0.3)	(1.4)
Other	(0.1)	0.1	—

Balance at March 29, 2008	0.4	0.8	1.2
Provision	0.4	(0.1)	0.3
Payments and asset write downs	(0.4)	(0.3)	(0.7)

Balance at June 28, 2008	$0.4	$0.4	$0.8

Employee separation expenses are comprised of severance, vacation, outplacement and retention bonus payments. Other restructuring costs include expenses associated with terminating other contractual arrangements, costs to prepare facilities for closure, costs to move equipment and products to other facilities and write-offs related to equipment sales and disposals.

(I) The Company and its subsidiaries have various pension plans, supplemental retirement plans for certain officers, profit sharing and other post-retirement benefit plans requiring contributions to qualified trusts and union administered funds.

Pension and profit sharing expense charged to operations aggregated approximately $1.9 million and $2.0 million for the second quarter ended June 28, 2008 and June 30, 2007, respectively and aggregated approximately $3.5 million and $4.4 million for the first six months ended June 28, 2008 and June 30, 2007, respectively.

The Company’s policy is to generally fund currently at least the minimum required annual contribution of its various qualified defined benefit plans. At June 28, 2008, the Company estimated that approximately $3.3 million would be contributed to the Company’s defined benefit pension plans in 2008, of which approximately $1.4 million was made through the first six months of 2008. The Company estimates that approximately $1.0 million will be paid in the third quarter of 2008 and approximately $0.9 million will be paid in the fourth quarter of 2008.

The Company’s unaudited net periodic benefit (income) cost for its defined benefit plans for the second quarter ended June 28, 2008 and June 30, 2007 consists of the following components:

	For the Second Quarter Ended
	June 28, 2008	June 30, 2007
	(Dollar amounts in millions)

Service cost	$0.2	$0.2
Interest cost	3.4	2.4
Expected return on plan assets	(3.7)	(2.5)

Net periodic benefit (income) cost	$(0.1)	$0.1

NORTEK, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
JUNE 28, 2008 AND JUNE 30, 2007

The Company’s unaudited net periodic benefit (income) cost for its defined benefit plans for the first six months ended June 28, 2008 and June 30, 2007 consists of the following components:

	For the First Six Months Ended
	June 28, 2008	June 30, 2007
	(Dollar amounts in millions)

Service cost	$0.3	$0.3
Interest cost	5.9	4.8
Expected return on plan assets	(6.4)	(5.0)

Net periodic benefit (income) cost	$(0.2)	$0.1

The Company’s unaudited net periodic benefit cost for its subsidiary’s Post-Retirement Health Benefit Plan for the second quarter ended June 28, 2008 and June 30, 2007 consists of the following components:

	For the Second Quarter Ended
	June 28, 2008	June 30, 2007
	(Dollar amounts in millions)

Interest cost	$0.1	$—

Net periodic post-retirement health cost	$0.1	$—

The Company’s unaudited net periodic benefit cost for its subsidiary’s Post-Retirement Health Benefit Plan for the first six months ended June 28, 2008 and June 30, 2007 consists of the following components:

	For the First Six Months Ended
	June 28, 2008	June 30, 2007
	(Dollar amounts in millions)

Interest cost	$0.2	$0.1

Net periodic post-retirement health cost	$0.2	$0.1

(J) The Company’s 10% Senior Secured Notes and the 8 1/2% Notes are guaranteed by all of the Company’s current and certain future domestic subsidiaries (the “Guarantors”), as defined, with the exception of certain domestic subsidiaries, as defined, which are excluded from the 10% Senior Secured Note and the 8 1/2% Note guarantees. The Guarantors are wholly-owned either directly or indirectly by the Company and jointly and severally guarantee the Company’s obligations under the 10% Senior Secured Notes and the 8 1/2% Notes. None of the Company’s subsidiaries organized outside of the United States guarantee the 10% Senior Secured Notes or the 8 1/2% Notes.

Consolidating balance sheets related to the Company, its guarantor subsidiaries and non-guarantor subsidiaries as of June 28, 2008 and December 31, 2007 and the related consolidating statements of operations and cash flows for the second quarter and first six months ended June 28, 2008 and June 30, 2007 are reflected below in order to comply with the reporting requirements for guarantor subsidiaries.

NORTEK, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
JUNE 28, 2008 AND JUNE 30, 2007

Unaudited Condensed Consolidating Balance Sheet
As of June 28, 2008

		Guarantor	Non-Guarantor		Nortek
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(Dollar amounts in millions)

ASSETS:
Current Assets:
Unrestricted cash and cash equivalents	$38.6	$7.2	$33.3	$—	$79.1
Restricted cash	—	1.0	—	—	1.0
Accounts receivable, less allowances	—	265.9	102.3	—	368.2
Intercompany receivables (payables)	2.2	(5.6)	3.4	—	—
Inventories	—	263.9	66.5	—	330.4
Prepaid expenses	0.4	8.9	5.1	—	14.4
Other current assets	2.8	2.5	13.8	—	19.1
Prepaid income taxes	(0.7)	31.6	(0.4)	—	30.5

Total current assets	43.3	575.4	224.0	—	842.7

Property and Equipment, at Cost:
Total property and equipment, net	0.9	139.7	96.3	—	236.9

Other Long-term Assets:
Investment in subsidiaries and long-term receivable from (to) subsidiaries	2,061.4	(132.1)	(61.5)	(1,867.8)	—
Goodwill	—	1,492.3	28.6	—	1,520.9
Intangible assets, less accumulated amortization	0.1	122.5	29.1	—	151.7
Other assets	55.0	2.3	0.9	—	58.2

Total other long-term assets	2,116.5	1,485.0	(2.9)	(1,867.8)	1,730.8

Total assets	$2,160.7	$2,200.1	$317.4	$(1,867.8)	$2,810.4

LIABILITIES AND STOCKHOLDER’S INVESTMENT:
Current Liabilities:
Notes payable and other short-term obligations	$35.0	$—	$33.4	$—	$68.4
Current maturities of long-term debt	2.5	7.0	6.1	—	15.6
Accounts payable	1.6	154.9	93.5	—	250.0
Accrued expenses and taxes, net	42.5	140.0	53.0	—	235.5

Total current liabilities	81.6	301.9	186.0	—	569.5

Other Liabilities:
Deferred income taxes	(6.3)	24.3	13.6	—	31.6
Long-term payable to affiliate	39.1	—	—	—	39.1
Other long-term liabilities	45.1	72.1	10.2	—	127.4

	77.9	96.4	23.8	—	198.1

Notes, Mortgage Notes and Obligations Payable, Less Current Maturities	1,377.3	27.4	14.2	—	1,418.9

Stockholder’s investment	623.9	1,774.4	93.4	(1,867.8)	623.9

Total liabilities and stockholder’s investment	$2,160.7	$2,200.1	$317.4	$(1,867.8)	$2,810.4

NORTEK, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
JUNE 28, 2008 AND JUNE 30, 2007

Unaudited Condensed Consolidating Balance Sheet
As of December 31, 2007

		Guarantor	Non-Guarantor		Nortek
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(Dollar amounts in millions)

ASSETS:
Current Assets:
Unrestricted cash and cash equivalents	$20.5	$8.9	$24.0	$—	$53.4
Restricted cash	—	1.0	—	—	1.0
Accounts receivable, less allowances	—	214.5	105.5	—	320.0
Intercompany receivables (payables)	1.5	(1.2)	(0.3)	—	—
Inventories	—	242.4	66.2	—	308.6
Prepaid expenses	0.3	7.8	3.6	—	11.7
Other current assets	4.8	5.3	9.7	—	19.8
Prepaid income taxes	(0.7)	30.0	(0.4)	—	28.9

Total current assets	26.4	508.7	208.3	—	743.4

Property and Equipment, at Cost:
Total property and equipment, net	1.0	145.3	91.6	—	237.9

Other Long-term Assets:
Investment in subsidiaries and long-term receivable from (to) subsidiaries	2,019.2	(122.1)	(59.5)	(1,837.6)	—
Goodwill	—	1,492.8	36.1	—	1,528.9
Intangible assets, less accumulated amortization	0.3	134.1	22.2	—	156.6
Other assets	35.5	2.4	2.1	—	40.0

Total other long-term assets	2,055.0	1,507.2	0.9	(1,837.6)	1,725.5

Total assets	$2,082.4	$2,161.2	$300.8	$(1,837.6)	$2,706.8

LIABILITIES AND STOCKHOLDER’S INVESTMENT:
Current Liabilities:
Notes payable and other short-term obligations	$35.0	$—	$29.0	$—	$64.0
Current maturities of long-term debt	9.5	17.0	5.9	—	32.4
Accounts payable	3.3	107.1	82.3	—	192.7
Accrued expenses and taxes, net	32.3	161.2	53.6	—	247.1

Total current liabilities	80.1	285.3	170.8	—	536.2

Other Liabilities:
Deferred income taxes	(5.9)	28.5	13.6	—	36.2
Long-term payable to affiliate	43.2	—	—	—	43.2
Other long-term liabilities	41.1	72.0	10.4	—	123.5

	78.4	100.5	24.0	—	202.9

Notes, Mortgage Notes and Obligations Payable, Less Current Maturities	1,305.2	28.3	15.5	—	1,349.0

Stockholder’s investment	618.7	1,747.1	90.5	(1,837.6)	618.7

Total liabilities and stockholder’s investment	$2,082.4	$2,161.2	$300.8	$(1,837.6)	$2,706.8

NORTEK, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
JUNE 28, 2008 AND JUNE 30, 2007

Unaudited Condensed Consolidating Statement of Operations
For the Second Quarter Ended June 28, 2008

		Guarantor	Non-Guarantor		Nortek
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(Dollar amounts in millions)

Net Sales	$—	$533.9	$151.8	$(38.6)	$647.1

Costs and expenses:
Costs of products sold	—	387.7	124.2	(38.6)	473.3
Selling, general and administrative expenses, net	6.5	88.9	23.1	—	118.5
Amortization of intangible assets	0.2	7.0	1.2	—	8.4

	6.7	483.6	148.5	(38.6)	600.2

Operating (loss) earnings	(6.7)	50.3	3.3	—	46.9
Interest expense	(29.9)	(0.7)	(0.7)	—	(31.3)
Loss from debt retirement	(9.9)	—	—	—	(9.9)
Investment income	—	0.1	0.1	—	0.2

(Loss) income before charges and allocations to subsidiaries and equity in subsidiaries’ earnings (loss) before provision (benefit) for income taxes	(46.5)	49.7	2.7	—	5.9
Charges and allocations to subsidiaries and equity in subsidiaries’ earnings (loss) before provision (benefit) for income taxes	52.4	(15.3)	0.6	(37.7)	—

Earnings (loss) before provision (benefit) for income taxes	5.9	34.4	3.3	(37.7)	5.9
Provision (benefit) for income taxes	2.2	13.7	0.6	(14.3)	2.2

Net earnings (loss)	$3.7	$20.7	$2.7	$(23.4)	$3.7

NORTEK, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
JUNE 28, 2008 AND JUNE 30, 2007

Unaudited Condensed Consolidating Statement of Operations
For the Second Quarter Ended June 30, 2007

		Guarantor	Non-Guarantor		Nortek
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(Dollar amounts in millions)

Net Sales	$—	$531.4	$159.2	$(46.3)	$644.3

Costs and expenses:
Costs of products sold	—	371.4	127.0	(46.3)	452.1
Selling, general and administrative expenses, net	7.1	90.7	23.3	—	121.1
Amortization of intangible assets	0.1	5.7	0.6	—	6.4

	7.2	467.8	150.9	(46.3)	579.6

Operating (loss) earnings	(7.2)	63.6	8.3	—	64.7
Interest expense	(29.3)	(1.0)	(0.5)	—	(30.8)
Investment income	0.1	0.1	0.3	—	0.5

(Loss) income before charges and allocations to subsidiaries and equity in subsidiaries’ earnings (loss) before provision (benefit) for income taxes	(36.4)	62.7	8.1	—	34.4
Charges and allocations to subsidiaries and equity in subsidiaries’ earnings (loss) before provision (benefit) for income taxes	70.8	(16.1)	0.8	(55.5)	—

Earnings (loss) before provision (benefit) for income taxes	34.4	46.6	8.9	(55.5)	34.4
Provision (benefit) for income taxes	15.7	17.4	4.3	(21.7)	15.7

Net earnings (loss)	$18.7	$29.2	$4.6	$(33.8)	$18.7

NORTEK, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
JUNE 28, 2008 AND JUNE 30, 2007

Unaudited Condensed Consolidating Statement of Operations
For the First Six Months Ended June 28, 2008

		Guarantor	Non-Guarantor		Nortek
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(Dollar amounts in millions)

Net Sales	$—	$965.4	$289.1	$(67.2)	$1,187.3

Costs and expenses:
Costs of products sold	—	695.1	237.0	(67.2)	864.9
Selling, general and administrative expenses, net	14.0	177.8	45.2	—	237.0
Amortization of intangible assets	0.3	12.8	2.0	—	15.1

	14.3	885.7	284.2	(67.2)	1,117.0

Operating (loss) earnings	(14.3)	79.7	4.9	—	70.3
Interest expense	(55.8)	(1.4)	(1.5)	—	(58.7)
Loss from debt retirement	(9.9)	—	—	—	(9.9)
Investment income	0.1	0.1	0.2	—	0.4

(Loss) income before charges and allocations to subsidiaries and equity in subsidiaries’ earnings (loss) before provision (benefit) for income taxes	(79.9)	78.4	3.6	—	2.1
Charges and allocations to subsidiaries and equity in subsidiaries’ earnings (loss) before provision (benefit) for income taxes	82.0	(26.4)	1.2	(56.8)	—

Earnings (loss) before provision (benefit) for income taxes	2.1	52.0	4.8	(56.8)	2.1
Provision (benefit) for income taxes	2.5	20.9	1.9	(22.8)	2.5

Net (loss) earnings	$(0.4)	$31.1	$2.9	$(34.0)	$(0.4)

NORTEK, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
JUNE 28, 2008 AND JUNE 30, 2007

Unaudited Condensed Consolidating Statement of Operations
For the First Six Months Ended June 30, 2007

		Guarantor	Non-Guarantor		Nortek
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(Dollar amounts in millions)

Net Sales	$—	$975.3	$304.1	$(82.6)	$1,196.8

Costs and expenses:
Costs of products sold	—	677.4	241.9	(82.6)	836.7
Selling, general and administrative expenses, net	13.7	180.7	43.7	—	238.1
Amortization of intangible assets	0.2	11.0	1.2	—	12.4

	13.9	869.1	286.8	(82.6)	1,087.2

Operating (loss) earnings	(13.9)	106.2	17.3	—	109.6
Interest expense	(57.5)	(1.6)	(0.9)	—	(60.0)
Investment income	0.3	0.1	0.5	—	0.9

(Loss) income before charges and allocations to subsidiaries and equity in subsidiaries’ earnings (loss) before provision (benefit) for income taxes	(71.1)	104.7	16.9	—	50.5
Charges and allocations to subsidiaries and equity in subsidiaries’ earnings (loss) before provision (benefit) for income taxes	121.6	(28.2)	1.2	(94.6)	—

Earnings (loss) before provision (benefit) for income taxes	50.5	76.5	18.1	(94.6)	50.5
Provision (benefit) for income taxes	22.6	28.5	8.0	(36.5)	22.6

Net earnings (loss)	$27.9	$48.0	$10.1	$(58.1)	$27.9

NORTEK, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
JUNE 28, 2008 AND JUNE 30, 2007

Unaudited Condensed Consolidating Cash Flow Statement
For the First Six Months Ended June 28, 2008

		Guarantor	Non-Guarantor	Nortek
	Parent	Subsidiaries	Subsidiaries	Consolidated
	(Dollar amounts in millions)

Cash Flows from operating activities:
Net cash provided by operating activities	$14.3	$13.7	$16.6	$44.6
Cash Flows from investing activities:
Capital expenditures	—	(9.7)	(6.2)	(15.9)
Net cash paid for businesses acquired	—	(32.7)	—	(32.7)
Proceeds from the sale of property and equipment	—	6.2	—	6.2
Other, net	(0.8)	(0.9)	(0.2)	(1.9)

Net cash used in investing activities	(0.8)	(37.1)	(6.4)	(44.3)

Cash Flows from financing activities:
Increase in borrowings	125.0	—	8.0	133.0
Payment of borrowings	(46.8)	(11.0)	(8.9)	(66.7)
Net proceeds from the sale of the 10% Senior Secured Notes due 2013	742.2	—	—	742.2
Redemption of the company’s senior secured credit facility	(755.5)	—	—	(755.5)
Fees paid in connection with new debt facilities	(31.7)	—	—	(31.7)
Equity investment by THL-Nortek Investors, LLC	4.2	—	—	4.2
Long-term intercompany advance	(32.7)	32.7	—	—
Other, net	(0.1)	—	—	(0.1)

Net cash provided by (used in) financing activities	4.6	21.7	(0.9)	25.4

Net change in unrestricted cash and cash equivalents	18.1	(1.7)	9.3	25.7
Unrestricted cash and cash equivalents at the beginning of the period	20.5	8.9	24.0	53.4

Unrestricted cash and cash equivalents at the end of the period	$38.6	$7.2	$33.3	$79.1

NORTEK, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
JUNE 28, 2008 AND JUNE 30, 2007

Unaudited Condensed Consolidating Cash Flow Statement
For the First Six Months Ended June 30, 2007

		Guarantor	Non-Guarantor	Nortek
	Parent	Subsidiaries	Subsidiaries	Consolidated
	(Dollar amounts in millions)

Cash Flows from operating activities:
Net cash provided by operating activities	$12.9	$16.8	$16.4	$46.1
Cash Flows from investing activities:
Capital expenditures	—	(9.6)	(4.5)	(14.1)
Net cash paid for businesses acquired	—	(76.3)	—	(76.3)
Payment in connection with NTK Holdings senior unsecured loan facility rollover	(4.5)	—	—	(4.5)
Proceeds from the sale of property and equipment	—	0.1	—	0.1
Change in restricted cash and marketable securities	—	1.2	—	1.2
Intercompany dividend received from (paid by) subsidiaries	15.0	—	(15.0)	—
Other, net	—	(0.5)	(0.1)	(0.6)

Net cash provided by (used in) investing activities	10.5	(85.1)	(19.6)	(94.2)

Cash Flows from financing activities:
Increase in borrowings	84.0	—	5.0	89.0
Payment of borrowings	(14.4)	(3.3)	(5.3)	(23.0)
Long-term intercompany advance	(76.3)	76.3	—	—

Net cash (used in) provided by financing activities	(6.7)	73.0	(0.3)	66.0

Net change in unrestricted cash and cash equivalents	16.7	4.7	(3.5)	17.9
Unrestricted cash and cash equivalents at the beginning of the period	11.5	5.1	40.8	57.4

Unrestricted cash and cash equivalents at the end of the period	$28.2	$9.8	$37.3	$75.3

Nortek, Inc.

Offer to Exchange

$750,000,000 Principal Amount of our 10% Senior Secured Notes due 2013, which have been registered under the Securities Act, for any and all of our outstanding 10% Senior Secured Notes due 2013.

PROSPECTUS

Until the date that is 90 days from this prospectus, all dealers that effect transactions in these securities, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.